As filed with the Securities and Exchange Commission on April 3, 2008
Registration No. 333-149259
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2

Form S-4/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2835	04-3565120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron Zwanziger
Chairman, Chief Executive Officer and President
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott F. Duggan, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Matria Healthcare, Inc. 1850 Parkway Place, Suite 1200 Marietta, Georgia 30067 Attn: Roberta L. McCaw General Counsel (770) 767-4500	James L. Smith III David W. Ghegan Troutman Sanders LLP 600 Peachtree Street, N.E. Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Inverness may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED APRIL 3, 2008

Dear Matria Stockholder:

You are cordially invited to attend a special meeting of Matria Healthcare, Inc. stockholders to be held on May 8, 2008 at 1850 Parkway Place, Suite 600A, Marietta, Georgia 30067. Only Matria stockholders who hold shares of Matria common stock at the close of business on April 2, 2008, the record date for the special meeting, are entitled to vote at the special meeting. At the special meeting, Matria stockholders will be asked to adopt the Agreement and Plan of Merger dated January 27, 2008 by and among Matria, Inverness Medical Innovations, Inc., Milano MH Acquisition Corp., a wholly owned subsidiary of Inverness, and Milano MH Acquisition LLC, a wholly owned subsidiary of Inverness, and approve the merger of Milano MH Acquisition Corp. with and into Matria such that Matria will become a wholly owned subsidiary of Inverness. If the merger is completed, each outstanding share of Matria common stock, other than those shares for which appraisal rights are properly exercised, will be converted into the right to receive $6.50 in cash and a portion of a share of Inverness convertible preferred stock having a stated value of $32.50.

Matria stockholders will also be asked to give management the discretionary authority to adjourn the meeting to a later date, if necessary, in order to solicit additional proxies in favor of the approval of the merger and adoption of the merger agreement.

Inverness has applied to have the Inverness convertible preferred stock listed on the American Stock Exchange. If approval of this application is granted, the convertible preferred stock will be listed on the American Stock Exchange at the time of such approval. Inverness common stock is listed on the American Stock Exchange under the trading symbol “IMA.” On April 2, 2008, the closing sale price of Inverness common stock was $31.83.

Matria’s board of directors has reviewed and considered the terms and conditions of the merger agreement. Based on its review, Matria’s board of directors has determined that the merger is advisable, fair to and in the best interests of Matria and its stockholders and has approved the merger agreement and recommends that you vote for the approval of the merger and adoption of the merger agreement and for the adjournment proposal.

Your vote is very important. Matria cannot complete the merger unless the merger is approved and the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the shares of Matria common stock outstanding on the record date. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker how to vote your shares or vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger and adoption of the merger agreement.

The accompanying proxy statement/prospectus contains detailed information about the merger agreement, the proposed merger and the adjournment proposal and provides specific information concerning the special meeting. Please review this document carefully. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 27.

Sincerely,

/s/  Parker H. Petit
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Inverness securities to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2008 and is first being mailed to Matria stockholders on or about          , 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2008

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Matria Healthcare, Inc. (“Matria”), will be held on Thursday, May 8, 2008, at 10:00 a.m. local time at 1850 Parkway Place, Suite 600A, Marietta, Georgia 30067, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (referred to as the merger agreement), dated as of January 27, 2008, by and among Matria, Inverness Medical Innovations, Inc., Milano MH Acquisition Corp., a wholly owned subsidiary of Inverness, and Milano MH Acquisition LLC, a wholly owned subsidiary of Inverness, and approve the merger of Milano MH Acquisition Corp. with and into Matria, as a result of which Matria will become a wholly owned subsidiary of Inverness, which we refer to as the merger proposal.

(2) To consider and vote upon a proposal to grant management the discretionary authority to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the adjournment proposal.

(3) To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The merger proposal and the adjournment proposal are more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.

Only holders of record of Matria common stock at the close of business on April 2, 2008 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A majority of the shares of Matria common stock outstanding on the record date must be voted in favor of the merger proposal in order for the merger to be completed. Therefore, your vote is very important regardless of the number of shares you own. Your failure to vote your shares is the same as voting against the merger proposal.

Each stockholder, even those who plan to attend the special meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the special meeting or any adjournment or postponement thereof may revoke his or her proxy and vote personally on each matter brought before the meeting.

The board of directors of Matria recommends that you vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal.

I look forward to welcoming you at the meeting.

/s/ Roberta L. McCaw
Roberta L. McCaw
Secretary

Marietta, Georgia
April 3, 2008

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

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Page

Transfer Restrictions	107
Termination	108
SECURITY OWNERSHIP OF MATRIA’S DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	109
INFORMATION REGARDING INVERNESS’ DIRECTORS AND EXECUTIVE OFFICERS	111
CERTAIN INFORMATION PERTAINING TO COMPENSATION OF INVERNESS DIRECTORS AND EXECUTIVE OFFICERS	115
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	125
DESCRIPTION OF INVERNESS SERIES B PREFERRED STOCK	126
General	126
Ranking	126
Dividends	127
Method of Payment of Dividends	128
Liquidation Preference	129
Voting Rights	130
Conversion Rights	130
Forced Conversion	131
Optional Settlement of Conversion	133
Fractional Shares	134
Conversion Rate Adjustment	134
Recapitalizations, Reclassifications and Changes in Inverness Common Stock	136
Additional Conversion Right Upon a Fundamental Change	136
Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change	137
Consolidation, Merger and Sale of Assets	139
SEC Reports	139
Notices	139
Share Approval Matters; Reserved Common Stock; Miscellaneous	140
Book-Entry, Delivery and Form	141
Certificated Series B Preferred Stock	143
COMPARISON OF STOCKHOLDER RIGHTS	144
PROPOSAL TWO — ADJOURNMENT OF THE SPECIAL MEETING	152
APPRAISAL RIGHTS	153
FUTURE MATRIA STOCKHOLDER PROPOSALS	156
LEGAL MATTERS	156
EXPERTS	156
WHERE YOU CAN FIND MORE INFORMATION	157
Annex A — The Merger Agreement	A-1
Annex B — Form of Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock of Inverness Medical Innovations, Inc.	B-1
Annex C — The Voting Agreement	C-1
Annex D — Fairness Opinion of SunTrust Robinson Humphrey	D-1
Annex E — Section 262 of the Delaware General Corporation Law	E-1
Ex-3.1 Amended and Restated Certificate of Incorporation of Inverness
Ex-3.2 Amended and Restated By-laws of Inverness
Ex-3.5 Second Certificate of Correction
Ex-5.1 Opinion of Jay Mcnamara, Esq. Senior Counsel, Corporate
Ex-8.1 Opinion of Goodwin Procter LLP relating to tax matters
Ex-8.2 Opinion of Troutman Sanders LLP
Ex-23.1 Consent of BDO Seidman, LLP
Ex-23.2 Consent of KPMG LLP
Ex-23.3 Consent of PricewaterhouseCoopers LLP
Ex-23.4 Consent of Ernst & Young LLP
Ex-23.5 Consent of Colby & Company, PLC
Ex-99.3 Consent of SunTrust Robinson Humphrey
Ex-99.4 Form of Proxy of Matria

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Inverness and Matria from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

Inverness will provide you with copies of such documents relating to Inverness (excluding all exhibits unless Inverness has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
Attention: Investor Relations

Matria will provide you with copies of such documents relating to Matria (excluding all exhibits unless Matria has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
(770) 767-4500
Attention: Secretary

In order for you to receive timely delivery of the documents in advance of the Matria special meeting, Inverness or Matria should receive your request no later than May 1, 2008.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Matria, may have regarding the merger and the special meeting of Matria stockholders and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Inverness has agreed to acquire Matria under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 91 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Matria stockholders must approve the merger and adopt the merger agreement, and all other conditions to the merger must be satisfied or waived. Matria will hold a special meeting of its stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of the stockholders of Matria, and you should read this proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed proxy materials allow you to vote your Matria shares without attending the special meeting. For more specific information on how to vote, please see the questions and answers below.

Q:	Why are Inverness and Matria proposing this transaction?

A:	The boards of directors of Inverness and Matria believe that the transaction is in the best interests of each company and its stockholders and will provide strategic and financial benefits to the stockholders of both companies. Inverness and Matria expect to realize benefits including operating synergies and broader market opportunities from combining Inverness’ emerging disease and health management businesses with Matria’s established disease management and wellness businesses. Inverness views the acquisition of Matria as an important part of its overall health management growth strategy that will also complement its rapid diagnostics efforts. To review the parties’ reasons for the merger in greater detail, see “The Merger — Recommendation of Matria’s Board of Directors and Matria’s Reasons for the Merger” beginning on page 65 and “The Merger - Inverness’ Reasons for the Transaction” beginning on page 74 of this proxy statement/prospectus.

Q:	How does Matria’s board of directors recommend that Matria stockholders vote?

A:	The Matria board of directors recommends that Matria stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. The Matria board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Matria and its stockholders. Accordingly, the Matria board of directors has approved the merger agreement and the merger contemplated by the merger agreement. For a more complete description of the recommendation of the Matria board of directors, see “The Matria Special Meeting” beginning on page 57 of this proxy statement/prospectus and “The Merger — Recommendation of Matria’s Board of Directors and Matria’s Reasons for the Merger” beginning on page 65 of this proxy statement/prospectus.

Q:	Am I being asked to vote on anything else?

A:	Yes. The Matria board of directors is asking you to authorize Matria management to adjourn the special meeting to a date not later than June 6, 2008 if the number of shares of Matria common stock represented and voting in favor of approval of the merger and adoption of the merger agreement is insufficient

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to approve the merger and adopt the merger agreement under Delaware law. Adjourning the special meeting to a later date will give Matria additional time to solicit proxies to vote in favor of the approval of the merger and adoption of the merger agreement. The Matria board of directors recommends that you vote “FOR” the adjournment proposal.

Q:	What will happen in the proposed transaction?

A:	Pursuant to the terms of the merger agreement, Milano MH Acquisition Corp., a wholly owned subsidiary of Inverness, which we refer to as “Merger Sub,” will merge with and into Matria, and Matria will survive and continue as the interim surviving corporation. The merger will be followed, as soon as reasonably practicable, by a second merger, which we refer to as the “upstream merger.” In the upstream merger, the interim surviving corporation will merge with and into Milano MH Acquisition LLC, a wholly owned subsidiary of Inverness, which we refer to as “Merger LLC,” and Merger LLC will survive and continue to exist as a wholly owned subsidiary of Inverness. We refer to the merger and the upstream merger, together, as the “transaction.”

Q:	What consideration will Matria stockholders receive in the merger?

A:	For each share of Matria common stock they own, each Matria stockholder who does not properly exercise appraisal rights will receive a combination of (i) $6.50 in cash, and (ii) a portion of a share of newly created convertible perpetual preferred stock of Inverness, which we refer to as “Inverness Series B preferred stock,” having a stated value of $32.50 (the $400 liquidation value of a share of Inverness Series B preferred stock multiplied by 0.08125, which is the exchange ratio for the issuance of Inverness Series B preferred stock in the merger). Each Matria stockholder who does not properly exercise appraisal rights will receive cash for any fractional share of Inverness Series B preferred stock that such stockholder would be entitled to receive in the merger after aggregating all fractional shares to be received by such stockholder. However, under the merger agreement, at any time prior to the completion of the merger, Inverness may elect, in its sole discretion, to pay cash for each share of Matria common stock, in which case no Inverness Series B preferred stock will be issued in exchange for shares of Matria common stock and there will be no obligation among the parties to complete the upstream merger.

Q:	What are the terms of the Inverness Series B preferred stock?

A:	We have included a summary of the Inverness Series B preferred stock, as well as a more complete description of the Series B preferred stock, beginning on pages 9 and 126, respectively. In addition, the form of certificate of designations for the Series B preferred stock is attached as Annex B to this proxy statement/prospectus. Matria stockholders are encouraged to read these descriptions and any other documents referred to or incorporated by reference therein.

Generally, the Inverness Series B preferred stock is convertible into shares of Inverness common stock in certain limited circumstances, is senior to Inverness common stock, accumulates a dividend of 3% per annum, is not redeemable or payable and has certain limited voting rights but does not vote with the Inverness common stock. In addition, Inverness may settle any conversion by a holder of its Series B preferred stock in cash or a combination of cash and its common stock in lieu of settling entirely in shares of its common stock. Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance. Inverness will use its best efforts to obtain such stockholder approvals at its next annual meeting of stockholders as are necessary to increase the number of shares of common stock authorized and to otherwise allow for conversion of all shares of Series B preferred stock into shares of Inverness common stock.

Q:	Will the Series B Preferred Stock be listed for trading on a stock exchange?

A:	Inverness will file an application to have the shares of Inverness Series B preferred stock issued in the merger and the shares of Inverness common stock issuable upon conversion thereof approved for listing on the American Stock Exchange LLC, which we refer to as “AMEX” throughout this proxy statement/prospectus. In addition, the merger agreement provides that Matria is not obligated to consummate the merger unless UBS Securities LLC or another financial institution reasonably acceptable to Matria shall have confirmed that it is qualified and intends to serve as a market maker for the Series B preferred stock on AMEX and that such market maker shall have conducted a “road show” or similar marketing efforts with respect to the Series B preferred stock prior to the effective time of the merger. However, as described more fully in the risk factors relating to the Series B preferred stock beginning on page 31 of this proxy statement/prospectus, even if the Series B preferred stock is listed on AMEX and one or more market makers exist for the Series B preferred stock, an established trading market might not develop in the future.

Q:	When do Inverness and Matria expect the transaction to be completed?

A:	Inverness and Matria are working to complete the merger as quickly as practicable and currently expect that the merger could be completed promptly after the special meeting. However, Inverness and Matria cannot predict the exact timing of the completion of the merger because it is subject to regulatory approvals and other conditions.

Q:	What are the material United States federal income tax consequences of the transaction?

A:	If Inverness does not exercise its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, Inverness expects the merger and the upstream merger, considered together as a single integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the “Internal Revenue Code.” In that case, Matria stockholders who do not perfect their appraisal rights generally will recognize gain (but not loss) equal to the lesser of the amount of cash received in the merger and the amount of gain realized in the merger. If Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, a holder of Matria common stock who receives cash in exchange for its shares generally will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered.

Matria stockholders should read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” beginning on page 79 of this proxy statement/prospectus and should consult their own tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

Q:	What vote of Matria stockholders is required to approve the merger and adopt the merger agreement?

A:	Approval of the of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Matria common stock outstanding on the record date. Only holders of record of Matria common stock at the close of business on April 2, 2008, which we refer to as the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 22,124,076 shares of Matria common stock outstanding and entitled to vote at the special meeting.

Q:	What vote of Matria stockholders is required to approve the adjournment proposal?

A:	Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Matria common stock present, either in person or by proxy, and entitled to vote at the special meeting.

Q:	Are there any risks related to the merger or any risks related to owning Matria common stock or Inverness Series B preferred stock?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

Q:	Are any stockholders already committed to vote in favor of the merger?

A:	Yes. Pursuant to a voting agreement with Inverness, Matria’s Chief Executive Officer, Parker H. Petit, and certain other parties affiliated with Mr. Petit have agreed to vote all of the shares of Matria common stock that they directly, indirectly or beneficially own or control at the special meeting in favor of the merger proposal. These shares represented approximately 4.8% of the outstanding shares of Matria common stock as of the record date. For a more complete description of the voting agreement, see “The Voting Agreement” beginning on page 107 of this proxy statement/prospectus. The voting agreement is also attached to this proxy statement/prospectus as Annex C.

Q:	Am I entitled to appraisal rights?

A:	Under the Delaware General Corporation Law, holders of Matria common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal and receive cash for the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount a Matria stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Matria common stock intending to exercise its appraisal rights, among other things, must submit a written demand for appraisal to Matria prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. For a full description of appraisal rights, see ‘‘Appraisal Rights” beginning on page 153 of this proxy statement/prospectus.

Q:	What will happen to Matria’s outstanding options in the merger?

A:	Matria’s outstanding options will be assumed by Inverness in the merger. Each option so assumed will thereafter represent an option to purchase a number of shares of Inverness common stock equal to the number of shares of Matria common stock subject to the option immediately prior to the merger (whether or not vested) multiplied by the option exchange ratio, rounded down to the nearest whole share. The Matria options to be assumed by Inverness will have fully vested prior to the effective time of the merger in accordance with their terms and any holder may exercise his or her Matria options prior to the merger, in which case the holder will receive the merger consideration for the shares of Matria common stock so acquired. The exercise price per share for each assumed Matria option will be equal to the exercise price per share of the original Matria option divided by the option exchange ratio, rounded up to the nearest whole cent.

The “option exchange ratio” means the quotient obtained by dividing the closing price of a share of Matria common stock on the last trading day immediately prior to the effective time of the merger, as reported on The NASDAQ Global Select Market, by the average closing price of a share of Inverness common stock for the five most recent days that Inverness common stock has traded ending on the trading day immediately prior to the effective time of the merger, as reported on AMEX. For a full description of the treatment of Matria options see “The Merger Agreement — Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans” on page 92 of this proxy statement/prospectus.

Q:	How will Inverness pay for the cash portion of the merger consideration?

A:	Inverness intends to pay the cash portion of the merger consideration with cash on hand and/or borrowings under existing revolving credit facilities. For a more detailed description of the sources of cash for the payment of the cash portion of the merger consideration, see “The Merger — Financing of the Merger” beginning on page 79 of this proxy statement/prospectus.

Q:	When and where will the special meeting of Matria stockholders be held?

A:	The special meeting will be held at 1850 Parkway Place, Suite 600A, Marietta, Georgia 30067 on May 8, 2008, at 10:00 a.m. local time.

Q:	Who can attend and vote at the special meeting?

A:	All Matria stockholders of record as of the close of business on the record date are entitled to receive notice of and to vote at the special meeting.

Q:	What should I do now in order to vote on the proposals being considered at the special meeting?

A:	Matria stockholders as of the record date may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold Matria common stock in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you must complete, sign, date and return the enclosed voting instruction form to the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction form used by your broker, bank or other nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend the special meeting, you should submit your proxy card or voting instruction form as described in this proxy statement/prospectus.

Q:	Do I need to send in my Matria stock certificates now?

A:	No. You should not send in your Matria stock certificates now. Following the merger, a letter of transmittal will be sent to Matria stockholders informing them where to deliver their Matria stock certificates in order to receive the cash consideration payable in the merger, the shares of Inverness Series B preferred stock issuable in the merger and any cash in lieu of a fractional share of Inverness Series B preferred stock. You should not send in your Matria common stock certificates prior to receiving this letter of transmittal.

Q:	What will happen if I abstain from voting or fail to vote?

A:	Your abstention or failure to vote or to instruct your broker, bank or other nominee to vote if your shares are held in “street name” (referred to as a broker non-vote) will have the same effect as a vote against the proposal to approve the merger and adopt the merger agreement. Your abstention will have the same effect as a vote against the adjournment proposal. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the merger proposal and the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

• delivering a signed written notice of revocation to the Corporate Secretary of Matria;

• signing and delivering a new, valid proxy bearing a later date; or

• attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. For each and every proxy card and voting instruction form that you receive, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
(770) 767-4500
Attention: Secretary

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York, 10005
(800) 758-5880

x

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the merger contemplated by the merger agreement, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Inverness and Matria that has been filed with the Securities and Exchange Commission, referred to as the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

The Companies

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900

Inverness is a global leader in rapid point-of-care diagnostics and the development of near-patient diagnosis, monitoring and health management, that enables individuals to take charge of improving their health and quality of life. Its business is presently organized into three reportable segments: professional diagnostic products, consumer diagnostic products, and vitamins and nutritional supplements. Through its professional diagnostics segment, Inverness develops, manufactures and markets an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals, hospitals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Inverness’ consumer diagnostic segment consists primarily of manufacturing operations related to its role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or Swiss Precision, Inverness’ 50/50 joint venture with The Procter & Gamble Company, or P&G. Swiss Precision holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. Inverness also manufactures and markets a variety of vitamins and nutritional supplements under its other brands and those of private label retailers primarily in the U.S. consumer market. Inverness has grown its businesses by leveraging its strong intellectual property portfolio and making selected strategic acquisitions. Its products are sold in approximately 90 countries through its direct sales force and an extensive network of independent global distributors.

Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
(770) 767-4500

Matria Healthcare, Inc. provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics. This suite of services, which Matria calls “Health Enhancement,” is designed to reduce health-related costs and enhance the health and quality of life of the individuals Matria serves. Matria provides services to self-insured employers, private and government sponsored health plans, pharmaceutical companies and patients. Matria’s employer clients are primarily Fortune 1000 companies that self-insure the medical benefits provided to their employees, dependents and retirees. Matria’s health plan customers are regional and national health plans, as well as government-sponsored health plans, such as state Medicaid programs.

Matria’s online, interactive wellness programs address issues such as: smoking cessation, weight loss, exercise, healthier diet, stress relief, healthy aging, and productivity enhancement. These programs are designed to help employees and health plan members live healthier and longer lives while reducing their healthcare costs and increasing their productivity.

Matria’s disease and condition management programs focus on the most costly medical conditions including, without limitation, diabetes, cardiovascular diseases, respiratory disorders, depression, chronic pain, hepatitis C, cancer and high-risk pregnancies. Matria assists individuals to better manage their conditions by increasing their knowledge about their illnesses or conditions, potential complications and the importance of medication and treatment plan compliance. Depending on acuity, Matria’s specialized nurses proactively contact patients to monitor their progress and ensure that they are following the plan of care set by their physicians.

The Transaction

(see page 91)

Inverness and Matria agreed to the acquisition of Matria by Inverness under the terms of the merger agreement that is described in this proxy statement/prospectus. The parties to the merger agreement are Matria, Inverness and two newly formed wholly owned subsidiaries of Inverness created for the purpose of the transaction, Merger Sub and Merger LLC. Pursuant to the merger agreement, Merger Sub will merge with and into Matria, with Matria as the interim surviving corporation, which activity we refer to as the merger. Following the effectiveness of the merger, as soon as reasonably practicable, the interim surviving corporation will be merged with and into Merger LLC, with Merger LLC surviving and continuing as a wholly owned subsidiary of Inverness, which activity we refer to as the upstream merger. Throughout this proxy statement/prospectus, we refer to the merger and the upstream merger, together, as the transaction. It is intended that the upstream merger shall, through the binding commitment of the parties to the merger agreement, be effected as soon as reasonably practicable following the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. We sometimes use the term surviving entity in this proxy statement/prospectus to refer to Merger LLC as the surviving entity following the upstream merger.

We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the transaction.

Merger Consideration

Matria stockholders will receive a combination of (i) $6.50 in cash, and (ii) a portion of a share of Inverness Series B preferred stock having a stated value of $32.50 (the $400 liquidation preference of a share of Inverness Series B preferred stock multiplied by 0.08125, which is the exchange ratio for the issuance of Inverness Series B preferred stock in the merger), for each share of Matria common stock they own, subject to the exercise of appraisal rights. As a result, Inverness expects to issue approximately   million shares of Inverness Series B preferred stock in the merger based on the number of shares of Matria common stock outstanding on the record date (and assuming the exercise of all outstanding options). The combination of cash and stock to be issued to Matria stockholders by Inverness is referred to as the merger consideration. At any time prior to the closing of the merger, Inverness may elect, in its sole discretion, to pay the merger consideration in cash. Inverness is under no obligation to pay the merger consideration in cash. In the event that Inverness elects to pay the aggregate merger consideration in cash, the holders of Matria common stock will not receive any shares of Inverness Series B preferred stock and the parties to the merger agreement will be under no obligation to consummate the upstream merger.

For a full description of the merger consideration and Inverness’ right to pay the merger consideration entirely in cash, see “The Merger Agreement — Conversion of Securities” and “The Merger Agreement — Inverness’ Right to Pay the Merger Consideration Entirely in Cash” beginning on page 92 of this proxy statement/prospectus.

Treatment of Matria Stock Options

Each outstanding option to purchase Matria common stock will be assumed by Inverness and will be converted at the effective time of the merger into an option to acquire Inverness common stock. Each option so assumed will thereafter represent an option to purchase a number of shares of Inverness common stock equal to the number of shares of Matria common stock subject to the option immediately prior to the merger, multiplied by the option exchange ratio, rounded down to the nearest whole share. All Matria options will have fully vested prior to the effective time of the merger in accordance with their terms and any holder may exercise his or her Matria options prior to the merger, in which case the holder will receive the merger consideration for the shares of Matria common stock so acquired. The exercise price per share for each assumed Matria option will be equal to the exercise price per share of the original Matria option divided by the option exchange ratio, rounded up to the nearest whole cent.

The “option exchange ratio” means the quotient obtained by dividing the closing price of a share of Matria common stock on the last trading day immediately prior to the merger effective time, as reported on The NASDAQ Global Select Market, by the average closing price of a share of Inverness common stock for the five most recent days that Inverness common stock has traded ending on the trading day immediately prior to the merger effective time, as reported on AMEX.

For a full description of the treatment of Matria stock options, see “The Merger Agreement — Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans” beginning on page 92 of this proxy statement/prospectus and “The Merger — Interests of Executive Officers and Directors of Matria in the Merger” beginning on page 75 of this proxy statement/prospectus.

Fractional Shares

Inverness will not issue fractional shares of Inverness Series B preferred stock in the merger. As a result, Matria stockholders will receive cash for any fractional share of Inverness Series B preferred stock that they would otherwise be entitled to receive in the merger.

For a full description of the treatment of fractional shares, see “The Merger Agreement — Fractional Shares” beginning on page 93 of this proxy statement/prospectus.

Risk Factors

(see page 27)

In evaluating the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

Matria Stockholders’ Meeting; Vote Required

(see page 57)

The special meeting of Matria stockholders will be held on May 8, 2008 at 10:00 a.m., local time, at 1850 Parkway Place, Suite 600A, Marietta, Georgia 30067. At the special meeting, Matria stockholders will be asked to approve the merger and adopt the merger agreement and to grant discretionary authority to Matria management to vote your shares to adjourn the special meeting to a date not later than June 6, 2008 to solicit additional proxies if there are not sufficient votes for approval of the merger and adoption of the merger agreement.

Only holders of record of Matria common stock at the close of business on April 2, 2008, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 22,124,076 shares of Matria’s common stock outstanding and entitled to vote at the special meeting.

Approval of the merger and adoption of the merger agreement require the affirmative vote of the holders of a majority of the shares of Matria common stock outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Matria common stock present, either in person or by proxy, and entitled to vote at the special meeting.

Recommendation of Matria’s Board of Directors

(see page 57)

Matria’s board of directors has determined that the merger is advisable, and fair to and in the best interests of, Matria and its stockholders, and recommends that you vote “FOR” approval of the of the merger and adoption of the merger agreement and “FOR” the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger and adopt the merger agreement.

In considering the recommendation of the Matria board of directors with respect to the merger, Matria stockholders should be aware that certain executive officers and directors of Matria have interests in the merger that may be different from, or in addition to, the interests of Matria stockholders generally. These interests include:

•	severance and change of control benefits that will be owed to certain executive officers of Matria if they are terminated or leave for good reason after the transaction;

•	the vesting of options and shares of restricted stock held by certain directors and executive officers of Matria by their terms prior to the effective time of the merger;

•	Matria’s supplemental executive retirement plans, in which certain executive officers are participants, that fully vest upon completion of the merger; and

•	the continued indemnification and directors’ and officers’ insurance coverage of current Matria directors and officers following the merger.

The Matria board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Opinion of Matria’s Financial Advisor

(see page 67 and Annex D)

Matria’s financial advisor, SunTrust Robinson Humphrey, Inc., which is referred to as SunTrust Robinson Humphrey throughout this proxy statement/prospectus, delivered an opinion to the Matria board of directors that, as of the date of the fairness opinion and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the stockholders of Matria pursuant to the merger agreement is fair, from a financial point of view, to the holders of Matria’s outstanding common stock.

The full text of the written opinion of SunTrust Robinson Humphrey, dated January 27, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement/prospectus as Annex D. SunTrust Robinson Humphrey, provided its opinion for the information and assistance of the Matria board of directors in connection with its consideration of the transaction. The SunTrust Robinson Humphrey opinion is not a recommendation as to how any holder of Matria common stock should vote at any meeting to be held in connection with, or take any action with respect to, the merger. We encourage you to read the opinion, which is attached as Annex D, and the Section “The Merger — Opinion of Matria’s Financial Advisor” beginning on page 67 carefully and in their entirety.

Ownership of Inverness Following the Merger

Based on the number of shares of Matria common stock outstanding as of the record date, Inverness expects to issue approximately 1.97 million shares of Inverness Series B preferred stock in the merger (assuming the exercise of all outstanding options to purchase Matria common stock) and after completion of the merger, former Matria stockholders are expected to own 100% of the then-outstanding shares of Inverness Series B preferred stock. If Inverness elects, in its sole discretion, to pay the merger consideration in the form of $39.00 cash per share of Matria common stock, Matria’s stockholders will receive no shares of Inverness Series B preferred stock in connection with the merger.

Share Ownership of Matria Directors and Executive Officers

(see page 75)

As of the record date, the directors and executive officers of Matria and their affiliates beneficially owned and were entitled to vote 1,218,668 shares of Matria common stock, which represents approximately 5.5% of the Matria common stock outstanding on that date. Concurrently with the execution and delivery of the merger agreement, on January 27, 2008, Inverness entered into a voting agreement with Matria’s Chief Executive Officer, Parker H. Petit, and certain other parties affiliated with Mr. Petit with respect to approximately 4.8% of the Matria common stock outstanding on the record date. For more information regarding the voting agreement, see “The Voting Agreement” beginning on page 107 of this proxy statement/prospectus. The form of voting agreement is attached to this proxy statement/prospectus as Annex C.

Matria’s stock option plans provide for the acceleration in full of all unvested options in connection with, but prior to the consummation of, a change of control of Matria. These plans also provide that holders may exercise the accelerated options before the change of control. Since the merger constitutes a change of control, all unvested options held by the executive officers and directors of Matria will be become fully vested, and the executive officers and directors of Matria may exercise such options immediately prior to the consummation of the merger. In the event that the executive officers and/or directors elect to exercise such options immediately prior to the consummation of the merger, then the executive officers and/or directors would be entitled to receive the merger consideration for the shares of Matria common stock so acquired. For more information regarding the acceleration of such options, see “The Merger — Interests of Executive Officers and Directors of Matria in the Merger” beginning on page 75 of this proxy statement/prospectus.

Listing of Inverness Series B Preferred Stock and Common Stock and Delisting and Deregistration of Matria Common Stock

(see page 90)

Inverness will file an application to have the shares of Inverness Series B preferred stock issued in the merger and the shares of Inverness common stock issuable upon conversion thereof and pursuant to exercise of Matria stock options assumed by Inverness approved for listing on AMEX; however, Inverness cannot assure you that such shares will be approved for listing. If the merger is completed, Matria common stock will no longer be listed on The NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Matria will no longer file periodic reports with the SEC.

Conditions to Completion of the Merger

(see page 102)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•	the approval of the merger and adoption of the merger agreement by Matria stockholders;

•	the effectiveness of a registration statement on Form S-4 and there being no pending or threatened stop order relating thereto;

•	the absence of any law or order that makes the consummation of the merger illegal;

•	the termination or expiration of all necessary waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act;

•	the absence of any instituted or pending action or proceeding by any governmental entity seeking (a) to interfere with the ownership or operation by Inverness of the business of Matria or Inverness or any of their subsidiaries, (b) to compel Inverness to dispose of or hold separate any portion of the business or assets of Matria or Inverness or any of their subsidiaries, (c) to impose limitations on the ability of Inverness to exercise full rights of ownership of the shares of Matria common stock, or (d) to require divestiture by Inverness or any of its subsidiaries of any shares of Matria common stock;

•	the continued accuracy, in all material respects, of the representations and warranties of the parties regarding their capital structures and the due authorization of the merger agreement and, in the case of Matria, representations and warranties regarding its board approval, absence of certain changes, and brokers;

•	the continued accuracy of all other representations and warranties of the parties, except to the extent that breaches of such representations and warranties would not result in a material adverse effect on the party making the representation or warranty;

•	the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement and required to be performed or complied with at or before the closing;

•	the delivery of tax opinions of legal counsel to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, unless Inverness exercises its right to pay the merger consideration entirely in cash;

•	the absence of material adverse effects with respect to either party since January 27, 2008;

•	the authorization for listing on AMEX of the shares of Inverness Series B preferred stock to be issued in the merger and the shares of Inverness common stock issuable upon conversion thereof; and

•	UBS Securities LLC or another financial institution reasonably acceptable to Matria shall have confirmed that it is qualified and intends to serve as a market maker for the Series B preferred stock on AMEX and such market maker shall have conducted a “road show” or similar marketing efforts with respect to the Series B preferred stock prior to the effective time of the merger.

Each of Inverness, Merger Sub, Merger LLC and Matria may waive the conditions to the performance of its respective obligations under the merger agreement (other than the approval by Matria stockholders) and complete the merger even though one or more of these conditions has not been met. Neither Inverness nor Matria can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Matters

(see page 89)

The merger is subject to antitrust laws. Inverness and Matria made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice, referred to as the Antitrust Division, and the United States Federal Trade Commission, which we refer to as the FTC throughout this Proxy Statement/Prospectus, on February 20, 2008. The applicable waiting period under the HSR Act expired on March 21, 2008.

Matria Is Prohibited From Soliciting Other Offers

(see page 98)

The merger agreement contains detailed provisions that prohibit Matria, its subsidiaries and their respective officers, directors and representatives from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 15% interest in Matria’s total outstanding securities, a sale of assets of Matria that generate or constitute more than

10% of Matria’s net revenue, net income or assets, or a merger or other business combination. The merger agreement does not, however, prohibit Matria’s board of directors from considering and recommending to Matria’s stockholders an unsolicited acquisition proposal from a third party if specified conditions are met.

Termination of the Merger Agreement and Termination Fee

(see pages 104 and 105)

Under circumstances specified in the merger agreement, either Inverness or Matria may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include if:

•	Inverness and Matria mutually agree to terminate the merger agreement;

•	the merger is not consummated by July 31, 2008, unless the sole reason for the failure to consummate the merger is that the waiting period (or an extension thereof) under the HSR Act has not expired, in which case the date will be extended to October 31, 2008;

•	a final, non-appealable order is issued or granted by a governmental entity in the United States or any foreign jurisdiction that enjoins or otherwise prohibits the merger from proceeding; or

•	the Matria stockholders do not approve the merger and adopt the merger agreement at the special meeting.

Inverness may also terminate the merger agreement if certain triggering events identified in the merger agreement occur. These triggering events generally relate to the obligations of Matria’s board of directors to maintain its recommendation of the approval of the merger and adoption of the merger agreement and the obligations of Matria regarding the solicitation or acceptance of competing proposals.

Under circumstances specified in the merger agreement, Matria may terminate the merger agreement to enter into a definitive agreement for a superior proposal, but only if it has complied with its obligations regarding the solicitation of competing proposals and has paid Inverness the termination fee described below.

Matria has agreed to pay Inverness $27.0 million as a termination fee if:

•	the merger agreement is terminated following the occurrence of any of the triggering events identified in the merger agreement;

•	either party terminates the merger agreement because the merger is not consummated by July 31, 2008, unless the sole reason for the failure to consummate the merger is that the waiting period (or an extension thereof) under the HSR Act has not expired, in which case the date will be extended to October 31, 2008, or because the Matria stockholders do not approve the merger and adopt the merger agreement, in either case if, prior to the termination of the merger agreement, an acquisition proposal is publicly announced and, within twelve months following the termination, Matria enters into a definitive agreement providing for the acquisition of Matria; or

•	Matria terminates the merger agreement upon a change of recommendation by its board of directors in connection with a superior offer.

Either party may also terminate the merger agreement if the other party breaches any of its covenants, agreements, representations or warranties set forth in the merger agreement such that the conditions to the terminating party’s obligation to effect the merger would not be satisfied at the time of termination and the breach is not cured, or curable, within 30 days after the terminating party delivers written notice of the breach to the other party.

Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger

(see page 79)

If Inverness does not exercise its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, Inverness expects the merger and the upstream merger, considered together as a single integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. In that case, Matria stockholders who do not perfect their appraisal rights generally will recognize gain (but not loss) equal to the lesser of the amount of cash received in the merger and the amount of gain realized in the merger. If Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, a holder of Matria common stock who receives cash in exchange for its shares generally will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered.

Matria stockholders should read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” beginning on page 79 of this proxy statement/prospectus and should consult their own tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

Accounting Treatment

(see page 90)

In accordance with accounting principles generally accepted in the United States, which we refer to as “GAAP,” Inverness will account for the merger using the purchase method of accounting for business combinations.

Comparison of Rights of Inverness Stockholders and Matria Stockholders

(see page 144)

Matria stockholders, whose rights are currently governed by Matria’s certificate of incorporation, its bylaws and Delaware law, will, upon completion of the merger, become Inverness stockholders, and their rights will be governed by Inverness’ certificate of incorporation (including the certificate of designations for the Series B preferred stock), its bylaws and Delaware law.

Appraisal Rights

(see page 153)

Under the Delaware General Corporation Law, holders of Matria common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal and receive cash for the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus, and if at least one stockholder who properly exercised appraisal rights litigates an appraisal proceeding in the Court of Chancery to obtain the appraisal. This appraisal amount could be more than, the same as, or less than the amount a Matria stockholder would otherwise be entitled to receive under the terms of the merger agreement. Any holder of Matria common stock intending to exercise his appraisal rights, among other things, must submit a written demand for appraisal to Matria prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

SUMMARY TERMS OF THE INVERNESS SERIES B PREFERRED STOCK

The following is a brief summary of selected terms of the Inverness Series B preferred stock issuable upon the merger. For a more complete description see “Description of Inverness Series B Preferred Stock” beginning on page 126 of this proxy statement/prospectus.

Title	Series B Convertible Perpetual Preferred Stock (the “Series B preferred stock”).

Liquidation preference	$400 per share, plus accumulated but unpaid dividends.

Dividend	$12.00, or 3%, for each share of Series B preferred stock per year. Dividends will be cumulative from the date of issuance and, to the extent (a) permitted under Inverness’ credit facility, (b) assets are legally available under Delaware law to pay dividends and (c) Inverness’ board of directors or an authorized committee of its board declares a dividend payable, Inverness will pay dividends in (i) cash, (ii) shares of its common stock, (iii) if the dividend is paid on or before June 4, 2015, shares of Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) or (iv) any combination thereof at Inverness’ discretion, every quarter.

If Inverness elects to make any dividend payment, or portion thereof, in shares of its common stock, such shares shall be valued for such purpose at 97% of the average of the daily volume-weighted average price per share of its common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend.

If Inverness elects to make any dividend payment, or portion thereof, in shares of Series B preferred stock, such shares shall be valued for such purpose at 97% of the average of the daily volume-weighted average price per share of the Series B preferred stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of such dividend.

If Inverness elects to make any dividend payment, or portion thereof, in shares of convertible preferred stock having substantially the same terms as the Series B preferred stock, such shares shall be valued for such purpose at 97% of the price per share of such convertible preferred stock determined by a nationally recognized investment banking firm (unaffiliated with Inverness) retained for this purpose to be such shares’ fair market value.

If Inverness fails to pay dividends on the shares of its Series B preferred stock for six quarterly dividend periods (whether consecutive or not), then holders of shares of Inverness Series B preferred stock will be entitled to receive, when, as and if declared by Inverness’ board of directors, out of funds legally available therefor, dividends at the rate per annum equal to 3.0% plus 1.0% until it has paid all dividends on the shares of its Series B preferred stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by 1.0% to 5.0% per annum until Inverness has again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by Inverness or any liquidation amount with respect to any such parity or junior shares (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds or shares of common stock or Series B preferred stock (if permitted) therefor have been set apart on the Series B preferred stock and any parity shares.

Dividend payment dates	The l5th calendar day (or the following business day if the 15th is not a business day) of each January, April, July, and October, commencing following the first full calendar quarter after the issuance date.

Ranking	Inverness Series B preferred stock will rank:

• senior to all of the shares of its common stock and to all of its other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of its Series B preferred stock;

• on a parity with all of its other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of its Series B preferred stock; and

• junior to all shares of its capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of its Series B preferred stock.

The issuance of any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B preferred stock is subject to the requirements set forth below under “Voting Rights.”

Redemption	Shares of Inverness Series B preferred stock will not be redeemable by Inverness.

Put rights	Holders will not have a right to require Inverness to repurchase shares of the Series B preferred stock, which we refer to as a “put right.”

Conversion at election of holder	Each share of Series B preferred stock will be convertible, at the option of the holder, into 5.7703 shares of Inverness common stock (the “conversion rate”) (which is equivalent to an initial conversion price of approximately $69.32 per share, as calculated by dividing the $400 per share liquidation preference by the 5.7703 conversion rate), plus cash in lieu of fractional shares, in the following circumstances and, until the Authorized Share Increase described below is obtained, Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance:

• During any calendar quarter beginning with the second calendar quarter after the issuance date of the Series B preferred stock, if the closing sale price of Inverness common stock on AMEX for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of common stock in effect on the last trading day of the immediately preceding calendar quarter. For example, if the conversion price per share of Inverness common stock in effect on the last trading of the immediately preceding calendar quarter was $69.32, the Series B preferred stock would not be convertible unless the Inverness common stock closing sale price exceeded $90.11 for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter.

• During the 5 consecutive business days immediately after any 5 consecutive trading day period (such 5 consecutive trading day period, the “preferred measurement period”) in which the average trading price per share of Series B preferred stock was equal to or less than 97% of the average conversion value of the Series B preferred stock during the preferred measurement period.

• Upon the occurrence of a fundamental change, as described below under “Additional conversion right upon a fundamental change.”

• If Inverness is party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which its common stock would be converted into or exchanged for, or would constitute, solely the right to receive, cash, securities or other property.

At Inverness’ option, the settlement of a conversion may also be made in cash or a combination of cash and shares as described below under “Optional Settlement of Conversions.”

Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any.

The conversion rate will be subject to adjustments as described below under “Anti-dilution adjustments.”

Forced Conversion	Inverness may, at its option and, until the Authorized Share Increase described below is obtained, subject to a sufficient number of shares of Inverness common stock being available for issuance upon conversion, cause the Series B preferred stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion rate under the circumstances described below. Inverness may exercise its right to force conversion on or prior to the third anniversary of the issuance date if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of Inverness common stock on AMEX exceeds 150% of the then prevailing conversion price of the Series B preferred stock. Inverness may exercise its right to force conversion after the third anniversary of the issuance date if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of Inverness common stock on AMEX exceeds 130% of the then prevailing conversion price of the Series B preferred stock.

At Inverness’ option, the settlement of an automatic conversion may alternatively be made in cash or a combination of cash and shares as described below under “Optional Settlement of Conversion.”

If Inverness exercises its right to force conversion on or prior to the third anniversary of the issuance date, Inverness will also pay to each holder of Series B preferred stock the following payments: (1) a payment equal to the aggregate amount of any unpaid dividends such holder was entitled to with respect to any dividend periods terminating on or prior to the date of such forced conversion and (2) a redemption premium equal to the amount of dividends such holder would have received after the date of such forced conversion through the three-year anniversary of the issuance date of the Series B preferred stock, which is referred to as the “Series B Issue Date,” if such holder’s shares had not otherwise been converted. At Inverness’ option, these payments may be made in the form of cash, shares of Inverness common stock, or a combination of cash and shares of Inverness common stock; provided that any payment or partial payment made in the form of Inverness common stock will be valued at 97% of the daily volume-weighted average price of Inverness common stock on the trading day immediately preceding the date of the forced conversion.

Optional Settlement of Conversion	Upon a conversion of shares of Series B preferred stock, Inverness may, at its option and in its sole discretion, satisfy the entire conversion obligation in cash, or through a combination of cash and common stock, to the extent permitted under its credit facility and under Delaware law and, until the Authorized Share Increase described below is obtained, subject to a sufficient number of shares of Inverness common stock being available for issuance upon conversion.

Cash Settlement. If Inverness elects to satisfy the entire conversion obligation in cash, then it will deliver to each holder of Series B preferred stock, for each of the 20 trading days in the applicable conversion measurement period, a cash settlement amount equal to the daily conversion value per share of Series B preferred stock, as described below.

Combined Settlement. If Inverness elects to satisfy a portion of the conversion obligation in cash (expressed either as a dollar amount or as a percentage of the daily conversion value) and a portion of the conversion obligation in shares of common stock, then Inverness will deliver for each share of Series B preferred stock, for each of the 20 trading days in the applicable conversion measurement period, (1) such partial cash settlement amount divided by 20 (or, if expressed as a percentage of the conversion obligation, such partial cash settlement amount calculated as a percentage of the daily conversion value), plus (2) a number of shares equal to (a) the daily conversion value minus such daily partial cash settlement amount divided by (b) the daily volume-weighted average price of Inverness common stock on that trading day.

As used above, the term “conversion measurement period” means the 20 consecutive trading days beginning on the third trading day following the date on which the shares of Series B preferred stock are tendered for conversion.

As used above, the “daily conversion value” means, for each of the 20 trading days during the applicable conversion measurement period, one-twentieth (1/20) of the product of (1) the then applicable conversion rate and (2) the daily volume-weighted average price of a share of Inverness common stock on that trading day.

Anti-dilution adjustments	The conversion rate of the Series B preferred stock is subject to adjustment upon the occurrence of certain events (including payment of cash distributions to holders of Inverness common stock, stock splits, combinations, reclassifications, distribution of certain rights and warrants, certain distributions of non-cash property, certain tender and exchange offers and certain business combinations in which Inverness is not the surviving entity), but will not be adjusted for accumulated and unpaid dividends.

If, however, application of the above would result in a decrease in the conversion rate (other than a share split or share combination), no adjustment to the conversion rate shall be made.

Inverness share increase and issuance	Inverness will use its best efforts to obtain such stockholder approvals at its next annual meeting of stockholders as are necessary to increase the number of shares of authorized common stock and to otherwise allow for conversion of all shares of Series B preferred stock into shares of Inverness common stock (the “Authorized Share Increase”). Inverness also will seek its stockholders’ approval to permit Inverness to issue shares of its common stock in an amount equal to or in excess of 20% of Inverness’ common stock outstanding on the effective date of the merger upon conversion of, and as dividend payments on, the Series B preferred stock and upon exercise of Matria stock options assumed by Inverness (the “Share Issuance Approval”).

Additional conversion right upon a fundamental change	Upon the occurrence of a fundamental change (as described below), if the market value per share of Inverness common stock multiplied by the conversion rate then in effect is less than the liquidation preference, each holder will have the option to convert all or a portion of its Series B preferred stock into Inverness common stock, at an adjusted conversion rate equal to the lesser of (1) the liquidation preference divided by the market value per share of Inverness common stock and (2) 11.5406 shares (two times the initial conversion rate). In lieu of issuing common stock pursuant to this alternative conversion right in the event of a fundamental change, Inverness may make a cash payment to converting holders equal to the liquidation preference of such Series B preferred stock, plus accrued but unpaid dividends. Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance until the Authorized Share Increase is approved and, as applicable, the Share Issuance Approval is received.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

• the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Inverness assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

• the adoption of a plan the consummation of which would result in Inverness’ liquidation or dissolution;

• the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of Inverness voting stock;

• any share exchange, consolidation or merger of Inverness (excluding a merger solely for the purpose of changing its jurisdiction of incorporation) pursuant to which Inverness common stock will be converted into cash, securities or other property, to or with any person other than one of its subsidiaries; provided that any such transaction where the holders of more than 50% of all classes of Inverness common equity immediately prior to such transaction continue to own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

• during any period of two consecutive years, individuals who at the beginning of such period comprised Inverness’ board of directors (together with any new directors whose election by such board of directors or whose nomination for election by Inverness stockholders was approved by a vote of a majority of Inverness directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Inverness’ board of directors then in office; or

• Inverness common stock ceases to be listed on a national securities exchange including AMEX, or quoted on an over-the-counter market in the United States.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange including AMEX (or which will be so traded when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Series B preferred stock become convertible solely into such common stock. This type of transaction is referred to as an “Excluded Transaction.”

Adjustment to conversion rate upon the occurrence of a make-whole fundamental change	If a make-whole fundamental change (as described below) occurs, Inverness will increase the conversion rate applicable to the shares of Series B preferred stock that are surrendered at any time from, and including, the 30th day before the date Inverness originally announces as the anticipated effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change. Until the Authorized Share Increase is approved, Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance. The increase in the conversion rate upon a make-whole fundamental change is designed to provide some level of compensation for the lost option time value of the shares of Series B preferred stock as a result of the make-whole fundamental change. However, the increase is only an approximation of such lost value and may not adequately compensate for such loss.

A “make-whole fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

• the sale, transfer, lease conveyance or other disposition of all or substantially all of Inverness property or assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (an “asset sale make-whole fundamental change”); or

• a transaction or series of related transactions (other than an Excluded Transaction), in connection with which Inverness common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash.

In connection with the make-whole fundamental change, Inverness will increase the conversion rate by an amount equal to:

• the excess, if any, of (1) the average trading price per share of Series B preferred stock for the five consecutive trading days immediately preceding the public announcement of the make-whole fundamental change, over (2) the product of (a) the market value (as defined in “Description of the Series B Preferred Stock — Adjustment to Conversion Rate Upon Make-Whole Fundamental Change”) per share of Inverness common stock for the five consecutive trading days immediately preceding the public announcement of the make-whole fundamental change, and (b) the conversion rate then in effect; divided by

• the applicable price (as defined in “Description of the Series B Preferred Stock — Adjustment to Conversion Rate Upon Make-Whole Fundamental Change”).

If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for Inverness property and assets consists solely of cash, then the change in the conversion rate will be based on (i) the amount of cash paid for its property and assets (expressed as an amount per share of Inverness common stock outstanding on the effective date of the asset sale make-whole fundamental change) and (ii) the effective date of the make-whole fundamental change. If the make-whole fundamental change is of the type described in the second bullet-point above and the consideration paid for Inverness common stock consists solely of cash, then the change in the conversion rate will be based on (i) the cash amount paid per share of Inverness common stock in the make-whole fundamental change and (ii) the effective date of the make-whole fundamental change. In all other cases, the conversion rate will be based on the average of the closing sale prices per share of Inverness common stock on AMEX for the 5 consecutive trading days immediately preceding the effective date of the make-whole fundamental change.

A make-whole fundamental change will not be deemed to have occurred in the case of an Excluded Transaction.

Voting rights	The holders of Series B preferred stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time. If dividends payable on the Series B preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series B preferred stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of Inverness stockholders to elect two directors and the number of directors that comprise Inverness’ board of directors will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full.

In addition, for so long as any shares of Series B preferred stock remain outstanding, Inverness shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series B preferred stock:

• alter, amend or repeal any provision of, or add any provision to, its certificate of incorporation or bylaws that has an adverse change to the powers, preferences, rights, qualifications, limitations or restrictions of the Series B preferred stock; or

• authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B preferred stock.

Furthermore, for so long as any shares of Series B preferred stock remain outstanding, Inverness shall not, without first obtaining the affirmative vote or written consent of at least a majority of the then outstanding shares of Series B preferred stock, increase or decrease the total number of authorized or issued Series B preferred stock except for the payment of dividends to holders of Series B preferred stock.

Inverness’ board of directors may create, without a vote of the holders of Series B preferred stock, a class or series of preferred stock that ranks, including with respect to rights on liquidation and as to distributions (including dividends), pari passu to the Series B preferred stock.

Trading	Inverness will apply to list the Series B preferred stock and the underlying shares of common stock on AMEX, on which Inverness common stock currently trades.

Form and denomination	Inverness expects that the Series B preferred stock will be represented by one or more global securities, deposited with The Depository Trust Company, and registered in the name of Cede & Co., DTC’s nominee.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF INVERNESS

The following selected financial data of Inverness as of and for each of the five fiscal years in the period ended December 31, 2007 have been derived from Inverness’ audited historical financial statements. The data below is only a summary and should be read in conjunction with Inverness’ financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(In thousands, except per share data)

Statement of Operations Data:
Net product and services revenue	$285,430	$365,432	$406,457	$552,130	$817,561
License and royalty revenue	9,728	8,559	15,393	17,324	21,979

Net revenue	295,158	373,991	421,850	569,454	839,540
Cost of sales	167,641	226,987	269,538	340,231	445,813

Gross profit	127,517	147,004	152,312	229,223	393,727
Operating expenses:
Research and development	24,367	31,954	30,992	48,706	69,547
Purchase of in-process research and development	—	—	—	4,960	173,825
Sales and marketing	52,504	57,957	72,103	94,445	165,328
General and administrative	35,812	52,707	59,990	71,243	158,438
Loss on dispositions, net	—	—	—	3,498	—

Operating income (loss)	14,834	4,386	(10,773)	6,371	(173,411)
Interest expense and other expenses, net	(3,270)	(18,707)	(1,617)	(17,822)	(74,251)

(Loss) income from continuing operations before provision for income taxes	11,564	(14,321)	(12,390)	(11,451)	(247,662)
Provision (benefit) for income taxes	2,911	2,275	6,819	5,727	(1,799)
Equity earnings of unconsolidated entities, net of tax	—	—	—	336	4,372

(Loss) income from continuing operations	$8,653	$(16,596)	$(19,209)	$(16,842)	$(241,491)

(Loss) income from continuing operations available to common stockholders — basic and diluted(1)	$7,695	$(17,345)	$(19,209)	$(16,842)	$(241,491)

(Loss) income per common share(1):
Basic(1)	$0.49	$(0.87)	$(0.79)	$(0.49)	$(4.69)

Diluted(1)	$0.44	$(0.87)	$(0.79)	$(0.49)	$(4.69)

	December 31,
	2003	2004	2005	2006	2007
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$24,622	$16,756	$34,270	$71,104	$414,732
Working capital	$44,693	$62,615	$84,523	$133,313	$674,066
Total assets	$540,529	$568,269	$791,166	$1,085,771	$4,883,201
Total debt	$176,181	$191,224	$262,504	$202,976	$1,387,849
Redeemable convertible preferred stock	$6,185	$—	$—	$—	$—
Total stockholders’ equity	$265,173	$271,416	$397,308	$714,138	$2,589,929

(1)	Basic and diluted (loss) income from continuing operations available to common stockholders and basic and diluted (loss) income per common share are computed as described in Notes 2(n) and 14 of Inverness’ consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial data that reflects the proposed acquisition of Matria by Inverness. This information also reflects the following significant acquisitions and dispositions that Inverness has completed since December 31, 2006:

•	Inverness’ issuance of 13.6 million shares of common stock in November 2007 for net proceeds of $806.9 million;

•	Inverness’ acquisition of Cholestech in September 2007;

•	Inverness’ acquisition of Biosite in June 2007, including the related financing transactions;

•	the formation of Inverness’ 50/50 joint venture with P&G in May 2007 for the development, manufacturing, marketing and sale of certain consumer diagnostic products, pursuant to which Inverness contributed its consumer diagnostics net assets to the joint venture and received a cash payment of $325 million; and

•	Inverness’ acquisition of Instant Technologies in March 2007.

This information is derived from and should be read in conjunction with the “Selected Unaudited Pro Forma Condensed Combined Financial Data” and the historical financial statements and notes thereto of Inverness and Matria that are incorporated by reference in this proxy statement/prospectus. This information does not reflect the pro forma effect of other acquisitions that Inverness has completed since December 31, 2006, none of which is significant enough to require the presentation of pro forma financial information. All acquisitions are reflected using the purchase method of accounting, and the actual operating results are included in Inverness’ historical financial results only from their respective dates of acquisition.

The unaudited pro forma condensed combined statements of operations data assume that the pending acquisition of Matria, the acquisitions of Cholestech, Biosite and Instant and the consummation of the 50/50 joint venture with P&G occurred on January 1, 2007. The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of Matria occurred on December 31, 2007. The historical Inverness balance sheet as of December 31, 2007 reflects the acquisitions of Cholestech, Biosite and Instant and the formation of the 50/50 joint venture with P&G.

The pro forma data in the table assume that the merger is accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined company’s results of operations for the periods presented. As of the date of this document, Inverness has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Matria assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified all the adjustments necessary to conform Matria’s data to Inverness’ accounting policies. However, Inverness has made certain adjustments to the historical book values of the assets and liabilities of Matria as of December 31, 2007 to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial data. The fair value adjustments included in the unaudited pro forma condensed combined financial data represent management’s estimates of these adjustments based upon currently available information. The preliminary purchase price allocations assigned value to certain identifiable intangible assets, including, among other things, customer relationships, core technology and trademarks. Actual results may differ from this unaudited pro forma combined data once Inverness has determined the final purchase price for Matria and has completed the detailed valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Matria. Accordingly, the final purchase price allocations, which will or may be determined subsequent to the closing of the merger, and their effects on results of operations, may differ materially from the unaudited pro forma combined amounts included in this section.

The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the merger or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

Year Ended
December 31, 2007
(In thousands, except
per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Net product and services revenues	$1,337,499
Research and license revenues	24,697

Net revenues	1,362,196
Cost of sales	667,484

Gross profit	694,712
Operating expenses:
Research and development	93,286
Purchase of in-process research and development	4,960
Sales and marketing	295,493
General and administrative	235,153

Operating income	65,820
Interest and other income (expense), net	(121,496)

Loss before income taxes	(55,676)
Income tax provision	532

Net loss	$(56,208)
Preferred dividends	21,489

Net loss available to common stockholders	$(77,697)

Net loss per common share:
Basic and diluted	$(1.14)
Weighted average shares — basic and diluted	68,335

As of
December 31, 2007
(In thousands)

Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$152,717
Working capital	$273,887
Total assets	$5,747,368
Total long-term liabilities, excluding current portion	$2,046,880
Total stockholders’ equity	$3,355,094

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF MATRIA

The following selected financial data of Matria Healthcare, Inc. as of and for each of the five fiscal years in the period ended December 31, 2007 have been derived from Matria’s audited historical financial statements. The data below is only a summary and should be read in conjunction with Matria’s financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

	Years Ended December 31,
	2003	2004	2005	2006	2007
	(In thousands, except per share data)

Statement of Operations Data:
Revenues	$123,196	$145,087	$179,231	$336,139	$352,235
Cost of revenues	57,302	64,938	72,972	109,924	107,513
Selling and administrative expenses	64,297	79,309	94,291	159,021	174,622
Provision for doubtful accounts	3,382	2,412	3,493	4,093	5,252
Amortization of intangible assets	—	—	365	7,144	7,144

Total costs and operating expenses	124,981	146,659	171,121	280,182	294,531

Operating earnings (loss) from continuing operations	(1,785)	(1,572)	8,110	55,957	57,704
Interest income	222	498	829	1,548	1,601
Interest expense	(13,730)	(10,127)	(2,418)	(27,591)	(23,933)
Other income, net	1,350	681	226	1,329	227
Loss on retirement of 11% Senior Notes	—	(22,886)	—	—	—

Earnings (loss) from continuing operations before income taxes	(13,943)	(33,406)	6,747	31,243	35,599
Income tax benefit (expense)	5,438	13,329	(2,733)	(12,768)	(14,534)

Earnings (loss) from continuing operations	$(8,505)	$(20,077)	$4,014	$18,475	$21,065

Net earnings (loss) per common share:
Basic	$(0.56)	$(1.29)	$0.21	$0.88	$0.99

Diluted	$(0.56)	$(1.29)	$0.20	$0.85	$0.96

Shares used to compute net earnings (loss) per common share::
Basic	15,198	15,520	18,795	21,025	21,361

Diluted	15,198	15,520	19,874	21,665	21,865

	December 31,
	2002	2003	2004	2005	2006	2007
	(In thousands)

Cash and cash equivalents	$3,942	$7,736	$35,317	$22,758	$19,839	$19,501
Working capital	$153,826	$62,161	$159,297	$141,594	$(11,903)	$10,222
Total assets	$291,407	$333,482	$307,392	$323,207	$711,373	$686,238
Total long-term liabilities	$122,826	$126,816	$91,068	$7,887	$283,977	$252,964
Accumulated deficit	$(197,362)	$(190,057)	$(162,989)	$(149,026)	$(97,149)	$(76,389)
Total stockholders’ equity	$113,780	$123,547	$159,660	$251,938	$318,976	$351,240

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents for Inverness common stock and Matria common stock certain historical, pro forma, pro forma combined and pro forma combined equivalent per share financial information. The pro forma financial information for Inverness reflects the following significant acquisitions and dispositions that Inverness has completed since December 31, 2006:

•	Inverness’ issuance of 13.6 million shares of common stock in November 2007 for net proceeds of $806.9 million;

•	Inverness’ acquisition of Cholestech in September 2007;

•	Inverness’ acquisition of Biosite in June 2007, including the related financing transactions;

•	the formation of Inverness’ 50/50 joint venture with P&G in May 2007 for the development, manufacturing, marketing and sale of certain consumer diagnostic products, pursuant to which Inverness contributed its consumer diagnostics net assets to the joint venture and received a cash payment of $325.0 million; and

•	Inverness’ acquisition of Instant Technologies in March 2007.

For more pro forma financial information regarding these transactions, including certain estimates and assumptions made by Inverness with respect to that information, see “Summary Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 20. The pro forma financial information for Inverness does not reflect the pro forma effect of other acquisitions that Inverness has completed since December 31, 2006, none of which is significant enough to require the presentation of pro forma financial information. All acquisitions are reflected using the purchase method of accounting, and the actual operating results are included in Inverness’ historical financial results only from their respective dates of acquisitions.

For purposes of preparing the following pro forma per share data, the historical financial information for both Inverness and Matria is based on the year ended December 31, 2007.

The pro forma, pro forma combined and pro forma combined equivalent income and dividend per share data assume that the pending acquisition of Matria and the other transactions described above occurred on January 1, 2007. The pro forma, pro forma combined and pro forma combined equivalent net book value per share data assume that the pending acquisition of Matria occurred on December 31, 2007. The pro forma combined equivalent data are calculated by multiplying the pro forma combined data by an amount equal to the pro forma equivalent price per share of $39.00 divided by $53.32, the average Inverness common stock closing stock price for the five trading days prior to January 27, 2008.

The pro forma, pro forma combined and pro forma combined equivalent data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the merger or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

Year Ended/As of
December 31, 2007

Inverness historical data:
Net loss per basic share	$(4.69)
Net loss per diluted share	$(4.69)
Cash dividends per share	—
Book value per share	$33.73
Inverness pro forma data(1):
Net loss per basic share	$(1.62)
Net loss per diluted share	$(1.62)
Cash dividends per share	—
Book value per share	$33.73
Matria historical data:
Net income per basic share	$0.99
Net income per diluted share	$0.96
Cash dividends per share	—
Book value per share	$15.94
Pro forma combined data(2):
Net loss per basic share	$(1.14)
Net loss per diluted share	$(1.14)
Cash dividends per share	—
Book value per share	$34.37
Pro forma combined equivalent data:
Net loss per basic share	$(0.83)
Net loss per diluted share	$(0.83)
Cash dividends per share	—
Book value per share	$25.14

(1)	Reflects the pro forma effects of the acquisitions of Cholestech, Biosite and Instant Technologies and the formation of the 50/50 joint venture with P&G.

(2)	Reflects the pro forma effects of both the transactions described in note (1) and the proposed acquisition of Matria.

COMPARATIVE PER SHARE MARKET PRICE DATA

Inverness common stock trades on AMEX under the symbol “IMA.” Matria common stock trades on The NASDAQ Global Select Market under the symbol “MATR.”

The following table sets forth the closing prices for Inverness common stock and Matria common stock as reported on AMEX and The NASDAQ Global Select Market, respectively, on January 25, 2008, the last trading day before Inverness and Matria announced the merger, and April 2, 2008, the last trading day before the date of this proxy statement/prospectus.

	Inverness	Matria	Matria
	Common Stock	Common Stock	Pro Forma Equivalent

January 25, 2008	$52.23	$30.69	N/A	(1)
April 2, 2008	$31.83	$22.86	N/A	(1)

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Matria stockholders in determining whether to approve the merger and adopt the merger agreement. Matria stockholders are urged to obtain current market quotations for Inverness and Matria common stock and to review carefully the other information, including information regarding the Series B preferred stock, contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to approve the merger and adopt the merger agreement. See “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

(1)	Inverness Series B preferred stock is a new series of preferred stock and such shares are not listed on a national securities exchange. Accordingly, there is no pro forma equivalent market price per share information. In the event the merger is consummated, each share of Matria common stock will be converted into the right to receive (a) $6.50 (the cash portion of the merger consideration for each share of Matria common stock in the merger) plus (b) a portion of a share of Series B preferred stock with a stated value of $32.50 (the $400 liquidation preference of a share of Inverness Series B preferred stock multiplied by 0.08125, which is the exchange ratio for the issuance of Inverness Series B preferred stock in the merger).

RATIO OF EARNINGS TO FIXED CHARGES

Inverness’ consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Year Ended December 31,
	2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges(1)	—	(2)	0.6	x(2)	0.5	x(2)	0.4	x(2)	2.0	x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(2)	Due to the loss from operations for the years ended December 31, 2007, 2006, 2005 and 2004 there were insufficient earnings of $244.5 million, $11.8 million, $12.4 million and $14.3 million, respectively, to cover fixed charges.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 56 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for approval of the of the merger and adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Inverness and Matria because these risks will also affect the combined company.

Risk Factors Relating to the Transaction

The integration of the operations of Inverness and Matria may be difficult and may lead to adverse effects.

The success of the merger will depend, in part, on the ability of Inverness to realize the anticipated synergies, cost savings and growth opportunities from integrating Matria’s business with Inverness’ businesses. Inverness’ success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Matria. The integration of previously independent businesses is a complex, costly and time-consuming process. The difficulties of combining the operations of the businesses include, among others:

•	consolidating informatics and research and development operations, where appropriate;

•	integrating Matria’s business into Inverness’ financial reporting system;

•	coordinating sales, distribution and marketing functions;

•	preserving the important licensing, research and development, supply, distribution, marketing, customer and other relationships of Matria;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Inverness and Matria may not accomplish this integration smoothly or successfully. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent Inverness from realizing the full benefits anticipated to result from the merger and adversely affect other Inverness businesses.

In addition, there can be no assurance that the entity surviving the transaction will be able to retain its senior management and other employees. The failure to retain employees could result in higher operating expenses and disrupt the management of the surviving entity and could have a material adverse effect on the surviving entity’s financial condition, results of operations and cash flow.

The value of Inverness common stock has declined since the merger agreement was entered into and may continue to decline, which has decreased, and may continue to decrease the value of the merger consideration to be received by Matria stockholders in the merger.

The value of Inverness common stock has declined since the execution of the Merger Agreement, and the value of Inverness common stock might continue to decline prior to the completion of the merger or at any time thereafter. Inverness Series B preferred stock is convertible into Inverness common stock under certain limited circumstances. As a result, the value of the Series B preferred stock is affected by, among other things, fluctuations in the price of Inverness common stock. The exchange ratio will not be adjusted as a result of any change in the price of Inverness common stock or Matria common stock. Therefore, the value of the merger consideration to be received by Matria stockholders will depend to a certain extent on the market price of Inverness common stock at the time the merger becomes effective. Matria does not have the right to terminate the merger agreement or resolicit the vote of its stockholders based solely on changes in the value of Inverness common stock or Series B preferred stock. Accordingly, if the price of Inverness common stock declines prior to the completion of the merger, the value of the Series B preferred stock to be received by Matria stockholders in the merger will decrease as compared to the value on the date the merger was announced. As of the date hereof, the price of Inverness common stock has declined approximately 39% relative to the price on the date of the merger agreement. See “The Merger Agreement — Conversion of Securities” beginning on page 91 of this proxy statement/prospectus.

In addition, because the merger will be completed after the special meeting, Matria stockholders will not know the exact value of the Inverness common stock or Series B preferred stock that will be issued in the merger when they vote on the merger proposal. As a result, a decline in the market price of Inverness common stock after the special meeting will reduce to a certain extent the value of the merger consideration that Matria stockholders will receive.

Inverness’ and/or Matria’s current credit ratings may be downgraded as a result of the announcement of the entry into the merger agreement.

On January 29, 2008, the credit ratings agency, Moody’s Investors Services, placed the long-term debt ratings of Inverness and Matria on review for a possible downgrade as a result of the announcement by Inverness and Matria of entering into the merger agreement. The credit ratings assigned to Inverness’ and Matria’s indebtedness affect both of their abilities to obtain new financing and the cost of financing and credit. If Inverness’ and/or Matria’s credit ratings were to be downgraded, their borrowing costs may increase, they may become subject to more stringent covenants and their access to unsecured debt markets could be limited.

In the event Inverness exercises its right to pay the merger consideration entirely in cash, you will not receive shares of Series B preferred stock and will not retain the opportunity to continue to share in the combined company’s operations and activities in the future. In addition, if Inverness exercises its right to pay the merger consideration entirely in cash, the upstream merger will not be required and the merger will not be tax-deferred but will be fully taxable to you.

At any time prior to the closing of the merger, Inverness may elect, in its sole discretion, to pay the merger consideration in cash, although Inverness is under no obligation to so pay the merger consideration in cash and there can be no assurance that Inverness will make such an election. In the event that Inverness elects to pay the aggregate merger consideration in cash, the holders of Matria common stock will not receive any shares of Inverness Series B preferred stock and will not retain the opportunity to share in the combined company’s operations and activities in the future. Inverness has the right to elect to pay the merger consideration entirely in cash through the closing of the merger. Accordingly, you will not necessarily know whether Inverness will pay the merger consideration in a combination of cash and Series B preferred stock or entirely in cash at the time you review this proxy statement/prospectus and complete your proxy materials. Moreover, Matria will not necessarily know whether Inverness intends to pay entirely in cash at the time of the special meeting of stockholders at which the merger and merger agreement will be considered. In the event Inverness elects to pay the merger consideration entirely in cash, it will need to arrange the financing to pay such amount.

In the event Inverness elects to pay the merger consideration entirely in cash, the upstream merger will not be required and the merger will no longer be tax-deferred but will be fully taxable to you, although you will receive the full amount of your share of such merger consideration in cash.

Inverness and Matria may be unable to obtain the regulatory approvals required to complete the merger.

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Under the HSR Act, Inverness and Matria are required to make pre-merger notification filings and await the expiration of the statutory waiting period. Inverness and Matria submitted the filings required by the HSR Act on February 20, 2008. The applicable waiting period under the HSR Act expired on March 21, 2008. Inverness and Matria do not believe that the merger is subject to review by any other governmental authorities under the antitrust laws of the other jurisdictions where Inverness and Matria conduct business.

While Inverness and Matria expect to obtain required regulatory clearances, consents and approvals, Inverness and Matria cannot be certain that any required approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining any required clearances, consents and approvals might delay and may possibly prevent the completion of the merger.

In addition, even after completion of the merger, the Antitrust Division, the FTC, or other United States or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as they deem necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Inverness and Matria cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Inverness and Matria will prevail. For a full description of the regulatory clearances, consents and approvals required for the merger, see “The Merger — Regulatory Matters” beginning on page 89 of this proxy statement/prospectus.

Inverness and Matria are required to receive approval from certain state regulatory bodies in order for Matria or certain of its subsidiaries to undergo the change in control that will occur in the event the proposed merger is completed. In the event approval is not received prior to the closing of the merger or is conditional, Inverness may be required to hold the business that is subject to the applicable state license for which approval was not received apart from the remainder of Matria’s businesses until the approval is received or the conditions are satisfied which may limit Inverness’ ability to fully realize the benefits of the proposed acquisition of Matria.

Matria and certain of its subsidiaries hold licenses issued by state regulatory bodies that are required in order to conduct some of Matria’s health care related business activities in these states. Inverness and Matria are required to provide notice to and, in some cases receive approval of, the issuing regulatory body in order for Matria or the subsidiary that holds the license to undergo the change in control that will occur if the proposed merger is completed. In the event a state regulatory body does not approve the direct or indirect change in control of Matria or the applicable subsidiary prior to the anticipated closing date or such approval is conditioned, Inverness may be required to hold separate the business that is subject to the state license for which approval of the change in control is either delayed or granted with conditions. In the event Inverness is required to hold the business apart from the remainder of Matria’s business while it pursues this approval, Inverness may not fully realize the benefits of the proposed acquisition of Matria, including realizing additional potential revenues from combining the products and services offered by Inverness’ other health management businesses with Matria or realizing additional potential cost savings from combining Inverness’ other health management businesses with Matria, until such approval is granted.

The merger agreement limits Matria’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Matria to sell its business to a party other than Inverness. These provisions include the general prohibition on Matria soliciting any acquisition proposal or offer for a competing transaction, the requirement that Matria pay a termination fee of $27 million if the merger agreement is terminated in specified circumstances and the requirement that Matria submit the approval of the merger and the adoption of the merger agreement to a vote of Matria’s stockholders even if the Matria board of directors changes its recommendation, unless, prior to the stockholder vote, Matria enters into a definitive agreement for a competing acquisition that its board of directors determines to be superior, terminates the merger agreement and pays the termination fee. Moreover, approximately 4.8% of the outstanding shares of Matria common stock as of the record date are subject to a voting agreement pursuant to which Matria’s Chief Executive Officer, Parker H. Petit and certain entities affiliated with Mr. Petit, may be required to vote against certain competing transactions. See “The Merger Agreement — Termination” beginning on page 104 of this proxy statement/prospectus, “The Merger Agreement — Termination Fee” beginning on page 105 of this proxy statement/prospectus, “The Merger Agreement — Obligation of Matria’s Board of Directors with Respect to Its Recommendation and Holding of a Stockholders’ Meeting” beginning on page 98 of this proxy statement/prospectus and “The Voting Agreement” beginning on page 107 of this proxy statement/prospectus.

These provisions might discourage a third party that may have an interest in acquiring all of or a significant part of Matria from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share market price than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Matria than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse effect on Matria’s financial condition.

Certain directors and executive officers of Matria have interests in the merger that may be different from, or in addition to, the interests of Matria stockholders.

When considering the Matria board of directors’ recommendation that Matria stockholders vote in favor of the proposal to approve the merger and adopt the merger agreement, Matria stockholders should be aware that some directors and executive officers of Matria have interests in the merger that may be different from, or in addition to, the interests of Matria stockholders. These interests include agreements that provide for payments under certain circumstances following a change of control, including the acceleration of the vesting of stock options and restricted stock, and the right to continued indemnification and insurance coverage by Inverness for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to recommend a vote in favor of approval of the merger and adoption of the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Matria stockholders. For a full description of the interests of directors and executive officers of Matria in the merger, see “The Merger — Interests of Executive Officers and Directors of Matria in the Merger” beginning on page 75 of this proxy statement/prospectus.

Inverness expects to record a significant amount of goodwill and other intangible assets in connection with the merger, which may result in significant future charges against earnings if the goodwill and other intangible assets become impaired.

In connection with the accounting for the merger, Inverness expects to record a significant amount of goodwill and other intangible assets. Under SFAS No. 142, Inverness must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect Inverness’ results of operations in future periods.

Inverness faces different market risks from those faced by Matria, and these risks may cause the value of the shares of Inverness common stock and Inverness Series B preferred stock issued to you to decline.

In the merger you will receive shares of Inverness Series B preferred stock, which are convertible under certain limited circumstances into Inverness common stock. The business, strategy and financial condition of Inverness are different from those of Matria. Inverness’ results of operations, as well as the price of Inverness common stock and Inverness Series B preferred stock, will be affected by factors that may be different from those affecting Matria’s results of operations and its common stock price. For a description of the businesses of Inverness and Matria and certain risks relating to their businesses, see the sections of this proxy statement/prospectus entitled “Summary — The Companies” on page 1 of this proxy statement/prospectus, “Risk Factors — Risks Relating to Inverness” on page 37 of this proxy statement/prospectus and “Risk Factors — Risks Relating to Matria.” on page 53 of this proxy statement/prospectus. For a more detailed description of the businesses of Inverness and Matria, see Inverness’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Matria’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, each of which is incorporated by reference in this proxy statement/prospectus.

Failure to complete the merger could negatively impact Matria’s stock price and future business and operations.

If the merger is not completed for any reason, Matria may be subject to a number of material risks, including the following:

•	Matria may incur and be required to pay significant merger-related expenses, such as legal and accounting fees, without realizing the expected benefits of the merger;

•	Matria may be required to pay Inverness a termination fee of $27.0 million; and

•	the price of Matria common stock may decline to the extent that the current market price of Matria common stock reflects an assumption that the merger will be completed.

In addition, Matria’s customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Matria’s customers could have a material adverse effect on Matria’s business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Matria employees may experience uncertainty about their future role with Inverness until Inverness’ strategies with regard to Matria are announced and/or executed. This uncertainty may adversely affect Matria’s ability to attract and retain key management, marketing, technical, manufacturing, administrative, sales and other personnel.

You may recognize gain (or additional gain) or loss if the Series B preferred stock is “nonqualified preferred stock.”

If the Series B preferred stock constitutes “nonqualified preferred stock” within the meaning of Section 351(g) of the Internal Revenue Code, then Matria stockholders would generally recognize capital gain or loss measured by the difference, if any, between the fair market value of the Series B preferred stock and cash received and the shareholder’s tax basis in the Matria common stock exchanged. See “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” on page 79 of this proxy statement/prospectus.

Risks Relating to Inverness Series B Preferred Stock

The market price of Inverness Series B preferred stock could be significantly affected by several factors, including the market price of Inverness common stock, which can be volatile.

We expect that the market price of Inverness Series B preferred stock will be significantly affected by the market price of Inverness common stock. This may result in greater volatility in the market price of the Series B preferred stock than would be expected for nonconvertible preferred stock. Inverness common stock has been listed on AMEX since November 23, 2001. Inverness is currently followed by only a few market analysts and a portion of the investment community. Limited trading of Inverness common stock may therefore make it more difficult for you to sell your shares.

In addition, Inverness’ common stock share price may be volatile due to fluctuations in its operating results, as well as factors beyond Inverness’ control. It is possible that in some future periods the results of Inverness’ operations will be below the expectations of the public market. If this occurs, the market price of Inverness common stock could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of Inverness common stock for reasons unrelated to its operating performance.

The market price of Inverness common stock and the Series B preferred stock will continue to fluctuate in response to a number of factors, including the following, many of which are beyond Inverness’ control:

•	quarterly and annual operating results, including failure to meet the performance estimates of securities analysts;

•	changes in financial estimates of revenues and operating results or buy/sell recommendations by securities analysts;

•	the timing of announcements by Inverness or its competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof;

•	changes in general conditions in the economy, the financial markets or the health care industry;

•	government regulation in the health care industry;

•	changes in other areas such as tax laws;

•	sales of substantial amounts of Inverness common stock or the perception that such sales could occur;

•	additional acquisitions by Inverness;

•	a downgrade in Inverness’ credit rating;

•	changes in investor perception of Inverness’ industry, businesses or prospects;

•	the loss of key employees, officers or directors; or

•	other developments affecting Inverness or its competitors.

In addition, the stock markets in general, including AMEX, recently have experienced price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of Inverness Series B preferred stock and Inverness common stock.

The average trading price of Inverness common stock must increase substantially from the current trading price before holders of Inverness Series B preferred stock will be entitled to convert their shares of Series B preferred stock into shares of Inverness common stock.

Inverness Series B preferred stock is convertible into shares of Inverness common stock only if certain conditions are satisfied. One of the conditions for conversion is a trading price condition which requires that the closing sale price of Inverness common stock for 20 days within a 30 day period must exceed 130% of the conversion price in effect on the last trading day of the preceding calendar quarter. For example, if the conversion price per share of Inverness common stock in effect on the last trading day of the immediately preceding calendar quarter was $69.32, the Series B preferred stock would not be convertible unless the Inverness common stock closing sale price exceeded $90.11 for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter. The closing price of Inverness common stock on AMEX on April 2, 2008, was $31.83 per share.

Inverness currently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any dividends on Inverness common stock in the foreseeable future. In addition, Inverness’ existing credit facilities currently prohibit the payment of cash dividends. As a result, any increase in the trading price of Inverness common stock will depend entirely upon any future appreciation. There is no guarantee that shares of Inverness common stock will appreciate in value or even maintain the value at which the shares were purchased and therefore your ability to convert the Series B preferred stock may be limited.

Recipients of Series B preferred stock who convert their shares into Inverness common stock will incur immediate dilution.

Persons receiving Inverness Series B preferred stock who convert their shares into Inverness common stock will incur immediate and substantial dilution because the per share conversion price of the Series B preferred stock after the merger will be higher than the net tangible book value per share of the outstanding

Inverness common stock. In addition, you will also experience dilution when Inverness issues additional shares of common stock, including, but not limited to:

•	issuances of common stock by Inverness as consideration for future acquisitions;

•	issuances of common stock by Inverness upon the conversion of Inverness’ convertible notes;

•	issuances of common stock by Inverness as a result of the exercise of Inverness stock options or under other employee or director compensation plans, including under plans assumed by Inverness in connection with acquisitions of other companies, such as will occur in the event the proposed acquisition of Matria is completed; and

•	issuances of common stock by Inverness in connection with future public offerings.

Holders of Inverness Series B preferred stock will have no rights as a common stockholder until they acquire Inverness common stock.

Until you acquire shares of Inverness common stock upon conversion, you will have no rights with respect to Inverness common stock, including voting rights (except as required by applicable state law and as described under “Description of Inverness Series B Preferred Stock — Voting Rights”). Upon conversion, you will be entitled to exercise the rights of a holder of Inverness common stock only as to matters for which the record date occurs after the date on which such shares are converted. For example, in the event that an amendment is proposed to Inverness’ certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date on which shares are converted, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of Inverness common stock.

Inverness Series B preferred stock does not have an established trading market, which may negatively impact its market value and your ability to transfer or sell your shares, and the Series B preferred stock has no stated maturity date.

The Inverness Series B preferred stock will be a newly issued security with no established trading market. Because the Series B preferred stock does not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Inverness will apply to have the Series B preferred stock listed on AMEX at such time as the issuance of Series B preferred stock meets the applicable listing standards of AMEX. UBS Securities LLC has indicated that it intends to act as a market maker for the Series B preferred stock. However, an active trading market for the Series B preferred stock may not develop or, even if it develops, may not last, in which case the trading price of the Series B preferred stock could be adversely affected.

In addition, the parties are unable to accurately predict the price at which the Inverness Series B preferred stock will trade on the secondary market, but expect that such price will be affected significantly by the price of Inverness common stock. Therefore, the value of the Series B preferred stock may be significantly less than the liquidation preference (i.e. $400 per share of Series B preferred stock) or the stated value of Series B preferred stock to be received per share of Matria common stock in the merger (i.e. $32.50 stated value per share of Matria common stock representing the $400 per share liquidation preference multiplied by the exchange ratio of 0.08125).

Delaware law may restrict Inverness from paying dividends on its Series B preferred stock.

Although holders of Series B preferred stock are entitled to receive dividends equal to 3% per annum per share of Series B preferred stock, quarterly dividends will be paid only if declared by Inverness’ board of directors or an authorized committee of its board of directors. The board of directors or an authorized committee of the board of directors is not obligated or required to declare quarterly dividends even if Inverness has funds available for such purposes.

In addition, Delaware law provides that Inverness may pay dividends on the Series B preferred stock only to the extent that assets are legally available to pay such dividends. “Legally available assets” are defined as the amount of surplus. Inverness’ surplus is the amount by which its total assets exceed the sum of:

•	its total liabilities, including its contingent liabilities, and

•	the amount of its capital.

If there is no surplus, legally available assets mean, in the case of a dividend, the amount of Inverness’ net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year.

Inverness may be limited in its ability to pay cash dividends in the future.

Inverness’ current credit facilities require Inverness to obtain the consent of its lenders under such credit facilities in order to pay cash dividends on shares of its capital stock, including its Series B preferred stock. Although Inverness intends to pursue the consent of its lenders under its existing credit facilities for the payment of cash dividends on shares of its Series B preferred stock, there can be no assurances that Inverness will be able to obtain such consent. Accordingly, Inverness may be forced to pay dividends on its Series B preferred stock in shares of its common stock or its Series B preferred stock even if Inverness were to prefer at that time to pay such dividends in cash. Distributions with respect to the Inverness Series B preferred stock (whether paid in cash, common stock, preferred stock, or any combination thereof) will be taxable under Internal Revenue Code Section 301 as dividend income when paid to the extent of the current or accumulated earnings and profits of Inverness, as determined for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” on page 79 of this proxy statement/prospectus.

The ability of Inverness to deliver shares of its common stock to satisfy its obligations upon conversion of Series B preferred stock into common stock will be limited until Inverness receives the approval of its stockholders for an increase in its authorized common stock.

The Series B preferred stock is convertible into shares of Inverness common stock in certain limited circumstances. Should the holders of Series B preferred stock or Inverness elect to convert the Series B preferred shares in these circumstances, the issuance of such common stock by Inverness to satisfy its conversion obligations will be subject to there being a sufficient number of authorized and unissued shares of common stock to allow for such issuance. Presently, Inverness does not have sufficient shares of its common stock available to permit full conversion of the Series B preferred shares into shares of its common stock. As such, Inverness may not be able to fully convert the Series B preferred stock into shares of common stock until it has received all of the necessary stockholder approvals to increase the number of shares of authorized common stock to an amount that would allow for such common stock to be issued. Accordingly, the ability of Inverness to deliver shares of its common stock to satisfy its obligations upon conversion of the Series B preferred stock will be limited until Inverness receives the necessary approval of its stockholders to increase the number of shares of its authorized common stock.

In the event of an adjustment to the Series B preferred stock’s conversion rate in connection with a fundamental change, Inverness may be unable to issue all of the shares of common stock issuable following such conversion rate increase to satisfy its obligations upon conversion unless Inverness has previously received, or in connection with such fundamental change receives, the approval of its stockholders to issue shares of its common stock issuable for that portion of the conversion rate in excess of an amount permitted by the AMEX rules.

The Series B preferred stock is subject to adjustment in the event of a fundamental change up to a maximum of 11.5406. AMEX rules require that any issuance of common stock equal to or in excess of 20% of Inverness’ outstanding common stock in connection with an acquisition requires the approval of Inverness’ stockholders. In the event Inverness were to undergo a fundamental change and the conversion rate increased to a rate that would cause the common stock issuable in the merger (including upon conversion of the, and as payment of dividends on, Series B preferred stock and upon exercise of Matria stock options assumed by Inverness in the merger) to exceed 20% of Inverness’ issued and outstanding common stock as of the effective time of the merger, Inverness may not be able to deliver all of the shares of Inverness common stock to satisfy its obligations upon conversion of the Series B preferred stock following such conversion rate adjustment unless Inverness has previously received the approval of its stockholders to issue shares of Inverness common stock or sufficient shares of common stock remain from the original listing on AMEX of shares of Inverness common stock issuable in the merger as a result of earlier settlement of conversions in cash or a combination of cash and shares of Inverness common stock.

The additional shares of Inverness common stock payable on its Series B preferred stock in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your shares of Inverness Series B preferred stock as a result of such fundamental change.

If a make-whole fundamental change occurs, Inverness will, in certain circumstances, increase the conversion rate on its Series B preferred stock converted in connection with the make-whole fundamental change by a number of additional shares of its common stock. The number of additional shares of Inverness common stock will be determined based on the date on which the make-whole fundamental change becomes effective and the applicable price described in this proxy statement/prospectus under “Description of Inverness Series B Preferred Stock — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.” While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your shares of Inverness Series B preferred stock as a result of the make-whole fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss.

You may have to pay taxes with respect to distributions on Inverness common stock that you do not receive.

The conversion rate of the Series B preferred stock is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by Inverness that modify its capital structure. See “Description of Inverness Series B Preferred Stock — Conversion Rate Adjustment” on page 134 of this proxy statement/prospectus. If the conversion rate is adjusted as a result of a distribution that is taxable to Inverness common stock holders, such as a cash dividend, you would be treated as receiving a distribution and may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If the conversion rate is increased at Inverness’ discretion or in certain other circumstances (including as a result of certain fundamental changes), such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. The amount that you would have to include in income will generally be equal to the value of the additional shares that you would receive on conversion as a result of the adjustment to the conversion rate. See “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger — Adjustment of Conversion Rate and Section 305 of the Internal Revenue Code” on page 87 of this proxy statement/prospectus.

Inverness may not have sufficient earnings and profits in order for distributions on the Series B preferred stock to be treated as dividends.

The distributions payable by Inverness on its Series B preferred stock may exceed its current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the distributions that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B preferred stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable to certain other holders. See “The Merger —

Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” on page 79 of this proxy statement/prospectus.

A conversion of your Series B preferred stock could be taxable in whole or in part.

A conversion of your Series B preferred stock (whether at your option or at Inverness’ option) could be taxable in whole or in part. The specific tax consequences of a conversion will vary depending on whether Inverness settles its conversion obligation in stock, cash, or a combination of the two and whether there is any payment in respect of previously accrued but unpaid dividends or any payment of a premium determined with respect to the dividends not previously accrued but that a holder would have received through the third anniversary of the issuance date of the Series B preferred stock. See “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” on page 79 of this proxy statement/prospectus.

If the Series B preferred stock is “Section 306 stock,” gain recognized on some dispositions would be treated as ordinary income or dividend income, as opposed to capital gain.

The Series B preferred stock could, under certain circumstances, be treated as “Section 306 stock” in the hands of a holder. A holder of Series B preferred stock that is Section 306 stock in his hands would be treated as recognizing ordinary income or dividend income (instead of capital gain) on certain dispositions of the Series B preferred stock, and losses on such dispositions would be disallowed. See “The Merger — Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger” on page 79 of this proxy statement/prospectus.

Inverness’ issuance of additional series of preferred stock could adversely affect holders of Inverness common stock.

After giving effect to issuance of the Series B preferred stock in the merger, Inverness’ board of directors is authorized to issue additional series or shares of preferred stock without any action on the part of Inverness stockholders, so long as such series or shares do not have liquidation or distribution rights senior to that of the existing preferred stock. Accordingly, Inverness may issue after the consummation of the merger additional shares of preferred stock that are on parity or are junior to its Series B preferred stock. Inverness’ board of directors also has the power, without stockholder approval, to set the terms of any such series or shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over Inverness common stock with respect to dividends or if Inverness liquidates, dissolves or winds up its business and other terms. If Inverness issues preferred stock in the future that has preference over Inverness common stock with respect to the payment of dividends or upon Inverness liquidation, dissolution or winding up, or if Inverness issues preferred stock with voting rights that dilute the voting power of Inverness common stock, the rights of holders of Inverness common stock or the market price of Inverness common stock could be adversely affected.

Inverness Series B preferred stock will rank junior to its indebtedness in the event of a bankruptcy, liquidation or winding up of Inverness’ assets.

In the event of bankruptcy, liquidation or winding up, Inverness’ assets will be available to pay obligations on its Series B preferred stock only after all of its indebtedness has been paid. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying Inverness’ indebtedness, to pay amounts due on any or all of its Series B preferred stock then outstanding.

Risks Relating to Inverness

Inverness’ business has substantial indebtedness, which could, among other things, make it more difficult for Inverness to satisfy its debt obligations, require Inverness to use a large portion of its cash flow from operations to repay and service its debt or otherwise create liquidity problems, limit its flexibility to adjust to market conditions, place it at a competitive disadvantage and expose it to interest rate fluctuations.

Inverness currently has, and will likely continue to have, a substantial amount of indebtedness. As of December 31, 2007, in addition to other indebtedness, Inverness had approximately $970.5 million in aggregate principal amount of indebtedness outstanding under its senior secured credit facilities, or the senior secured facility, $250.0 million in aggregate principal amount of indebtedness outstanding under a junior secured credit facility, or the junior secured facility (collectively with the senior secured facility, the secured credit facilities), and $150.0 million in indebtedness under its outstanding 3% senior subordinated convertible notes, or the senior subordinated convertible notes. The term loan under the senior secured facility bears interest at a rate per annum of LIBOR plus 2.00%, while the revolving line of credit under the senior secured facility, which provides up to $150.0 million of borrowing availability, is expected to bear interest at a rate per annum of LIBOR plus between 1.75% and 2.25%, depending on Inverness’ consolidated leverage ratio. The junior secured facility bears interest at a rate per annum of LIBOR plus 4.25%. Inverness’ ability to incur additional indebtedness is subject to restrictions under Inverness’ secured credit facilities and the senior subordinated convertible notes.

Inverness’ substantial indebtedness could affect its future operations in important ways. For example, it could:

•	make it more difficult to satisfy Inverness’ obligations under the senior subordinated convertible notes, its secured credit facilities and its other debt-related instruments;

•	require Inverness to use a large portion of its cash flow from operations to pay principal and interest on its indebtedness, which would reduce the amount of cash available to finance its operations and service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities, including acquisitions, research and development projects or product design enhancements;

•	limit Inverness’ flexibility to adjust to market conditions, leaving it vulnerable in a downturn in general economic conditions or in its business and less able to plan for, or react to, changes in its business and the industries in which it operates;

•	impair Inverness’ ability to obtain additional financing;

•	place Inverness at a competitive disadvantage compared to its competitors that have less debt; and

•	expose Inverness to fluctuations in the interest rate environment with respect to its indebtedness that bears interest at variable rates.

Inverness expects to obtain the money to pay its expenses and to pay the principal and interest on the senior subordinated convertible notes, its secured credit facilities and its other debt from cash flow from its operations and from additional loans under its secured credit facilities, subject to continued covenant compliance, and potentially from other debt or equity offerings. Inverness’ ability to meet its expenses thus depends on its future performance, which will be affected by financial, business, economic and other factors. Inverness will not be able to control many of these factors, such as economic conditions in the markets in which it operates and pressure from competitors. Inverness cannot be certain that its cash flow will be sufficient to allow it to pay principal and interest on its debt and meet its other obligations. If Inverness’ cash flow and capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance its debt, including the notes, seek additional equity capital or borrow more money. Inverness cannot guarantee that it will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the credit agreements governing

Inverness’ secured credit facilities and the indenture governing the senior subordinated convertible notes, may restrict Inverness from adopting any of these alternatives.

Inverness has entered into agreements governing its indebtedness that subject it to various restrictions that may limit its ability to pursue business opportunities.

The agreements governing Inverness’ indebtedness, including the credit agreements governing its secured credit facilities and the indenture governing the senior subordinated convertible notes, subject Inverness to various restrictions on its ability to engage in certain activities, including, among other things, its ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or repurchase or redeem its stock;

•	acquire other businesses;

•	make investments;

•	make loans to or extend credit for the benefit of third parties or its subsidiaries;

•	enter into transactions with affiliates;

•	raise additional capital;

•	make capital or finance lease expenditures;

•	dispose of or encumber assets; and

•	consolidate, merge or sell all or substantially all of its assets.

These restrictions may limit Inverness’ ability to pursue business opportunities or strategies that it would otherwise consider to be in its best interests.

Inverness’ secured credit facilities contain certain financial covenants that it may not satisfy which, if not satisfied, could result in the acceleration of the amounts due under these facilities and the limitation of its ability to borrow additional funds in the future.

The agreements governing Inverness’ secured credit facilities subject it to various financial and other covenants with which it must comply on an ongoing or periodic basis. These include covenants pertaining to capital expenditures, interest coverage ratios, leverage ratios and minimum cash requirements. If Inverness violates any of these covenants, it may suffer a material adverse effect. Most notably, Inverness’ outstanding debt under its secured credit facilities could become immediately due and payable, its lenders could proceed against any collateral securing such indebtedness, and its ability to borrow additional funds in the future may be limited.

A default under any of the agreements governing Inverness’ indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing Inverness’ indebtedness, including the credit agreements governing its secured credit facilities and the indenture governing the senior subordinated convertible notes, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of its repayment obligations under other agreements. If a cross-default were to occur, Inverness may not be able to pay its debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of Inverness’ indebtedness is in default for any reason, its business, financial condition and results of operations could be materially and adversely affected.

Inverness may not be able to satisfy its debt obligations upon a fundamental change or change of control, which could limit its opportunity to enter into a fundamental change or change of control transaction.

Upon the occurrence of a “fundamental change,” as defined in the indenture governing the senior subordinated convertible notes, each holder of Inverness’ senior subordinated convertible notes will have the right to require Inverness to purchase the notes at a price equal to 100% of the principal amount, together with any accrued and unpaid interest. A fundamental change includes, among other things, the acquisition of more than 50% of the Inverness common stock by any person or group, the sale of all or substantially all of the assets of Inverness or a recapitalization or similar transaction involving Inverness. Inverness’ failure to purchase, or give notice of purchase of, the senior subordinated convertible notes would be a default under the indenture, which would in turn be a default under its secured credit facilities. In addition, the occurrence of a “change of control,” as defined in the credit agreements governing Inverness’ secured credit facilities, will constitute an event of default under the secured credit facilities. A default under Inverness’ secured credit facilities would result in an event of default under its senior subordinated convertible notes and, if the lenders accelerate the debt under Inverness’ secured credit facilities and/or under the indenture governing the senior subordinated convertible notes, this may result in the acceleration of Inverness’ other indebtedness outstanding at the time. As a result, if Inverness does not have enough cash to repay all of its indebtedness or to repurchase all of the senior subordinated convertible notes, Inverness may be limited in the fundamental change or change of control transactions that it may pursue.

Inverness’ acquisitions may not be profitable, and the integration of these businesses may be costly and difficult and may cause disruption to its business.

Since commencing activities in November 2001, Inverness has acquired and attempted to integrate, or is in the process of integrating, into its operations Unipath Limited and its associated companies and assets, or the Unipath business, IVC Industries, Inc. (now doing business as Inverness Medical Nutritionals Group, or IMN); the Wampole Division of MedPointe Inc., or Wampole; Ostex International, Inc., or Ostex; Applied Biotech, Inc., or ABI; the rapid diagnostics business that Inverness acquired from Abbott Laboratories, or the Abbott rapid diagnostics business; Ischemia, Inc., or Ischemia; Binax, Inc., or Binax; the Determine/DainaScreen business that Inverness acquired from Abbott Laboratories in 2005, or the Determine business; Thermo BioStar Inc., BioStar; the rapid diagnostics business that Inverness acquired from ACON Laboratories, Inc., or the Innovacon business; Instant Technologies, Inc., or Instant; Biosite Incorporated, or Biosite; Cholestech Corporation, or Cholestech; Hemosense, Inc., or Hemosense; Alere Medical, Inc., or Alere; Redwood Toxicology Laboratories Inc., or Redwood; ParadigmHealth, Inc., or Paradigm Health, Panbio Ltd., or Panbio and BBI Holdings PLC, or BBI. Inverness has also made a number of smaller acquisitions. The ultimate success of all of these acquisitions, and the proposed acquisition of Matria, depends, in part, on Inverness’ ability to realize the anticipated synergies, cost savings and growth opportunities from integrating these businesses or assets into Inverness’ existing businesses. However, the successful integration of independent businesses or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include among others:

•	consolidating manufacturing and research and development operations, where appropriate;

•	integrating newly acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions and strategies, including the integration of Inverness’ current health management products and services with those of Matria;

•	establishing or expanding manufacturing, sales, distribution and marketing functions in order to accommodate newly acquired businesses or product lines or rationalizing these functions to take advantage of synergies;

•	preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Inverness may not accomplish the integration of its acquisitions smoothly or successfully. The diversion of the attention of Inverness management from current operations to integration efforts and any difficulties encountered in combining operations could prevent Inverness from realizing the full benefits anticipated to result from these acquisitions and adversely affect its other businesses. Additionally, the costs associated with the integration of Inverness’ acquisitions can be substantial. To the extent that Inverness incurs integration costs that are not anticipated when it finances its acquisitions, these unexpected costs could adversely impact its liquidity or force it to borrow additional funds. Ultimately, the value of any business or asset that Inverness has acquired may not be greater than or equal to the purchase price of that business or asset.

If Inverness chooses to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt its business and, depending on how Inverness finances these acquisitions or investments, could result in the use of significant amounts of cash.

Inverness’ success depends in part on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time Inverness may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of Inverness’ ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in transitioning key customer, distributor and supplier relationships;

•	risks associated with entering markets in which Inverness has no or limited prior experience; and

•	unanticipated costs.

In addition, any future acquisitions or investments may result in:

•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Inverness’ joint venture transaction with P&G may not realize all of its intended benefits.

On May 17, 2007, Inverness completed its 50/50 joint venture transaction with P&G, creating Swiss Precision and transferring to Swiss Precision substantially all of the assets of Inverness’ consumer diagnostics business, other than its manufacturing and core intellectual property assets, in exchange for $325.0 million in cash. In connection with the establishment of the Swiss Precision joint venture, Inverness may experience:

•	difficulties in integrating the respective corporate cultures and business objectives of Inverness and P&G into the new joint venture;

•	difficulties or delays in transitioning clinical studies;

•	diversion of Inverness management’s time and attention from other business concerns;

•	higher than anticipated costs of integration at the joint venture;

•	difficulties in retaining key employees who are necessary to manage the joint venture; or

•	difficulties in working with an entity based in Switzerland and thus remote or inconvenient to Inverness’ Waltham, Massachusetts headquarters.

For any of these reasons or as a result of other factors, Inverness may not realize the anticipated benefits of the joint venture, and cash flow or profits derived from Inverness’ ownership interest in Swiss Precision may be less than the cash flow or profits that could have been derived had Inverness retained the transferred assets and continued to operate the consumer diagnostics business itself. P&G retains an option to require Inverness to purchase P&G’s interest in Swiss Precision at fair market value during the 60-day period beginning on the fourth anniversary of the closing. Moreover, certain subsidiaries of P&G have the right, at any time upon certain material breaches by Inverness or its subsidiaries of their obligations under the joint venture documents, to acquire all of Inverness’ interest in the joint venture at fair market value less damages.

If goodwill and/or other intangible assets that Inverness has recorded in connection with its acquisitions of other businesses become impaired, Inverness could have to take significant charges against earnings.

In connection with the accounting for certain of its acquisitions, including the proposed acquisition of Matria, Inverness has recorded, or will record, a significant amount of goodwill and other intangible assets. Under current accounting guidelines, Inverness must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect Inverness’ reported results of operations in future periods.

Inverness may experience manufacturing problems or delays, which could result in decreased revenues or increased costs.

Many of Inverness’ manufacturing processes are complex and require specialized and expensive equipment. Replacement parts for its specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. In addition, Inverness’ private label consumer diagnostic products business, and its private label and bulk nutritional supplements business in particular, rely on operational efficiency to mass produce products at low margins per unit. Inverness also relies on numerous third parties to supply production materials and in some cases there may not be alternative sources immediately available.

In addition, during 2006 Inverness closed two manufacturing facilities, and Inverness is shifting the production of products from these facilities to China. Inverness has shifted the production of other products to its manufacturing facilities in China. Moving the production of products is difficult and involves significant risk. Problems establishing relationships with local materials suppliers; acquiring or adapting the new facility and its equipment to the production of new products; hiring, training and retaining personnel and establishing and maintaining compliance with governmental regulations and industry standards can cause delays and inefficiencies which could have a material negative impact on Inverness’ financial performance. Inverness also currently relies on a number of significant third-party manufacturers to produce certain of its professional diagnostic products. Any event which negatively impacts Inverness’ manufacturing facilities, its manufacturing systems or equipment, or its contract manufacturers or suppliers, including, among others, wars, terrorist activities, natural disasters and outbreaks of infectious disease, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Inverness’ revenues from the affected products would decline or Inverness could incur losses until such time as it is able to restore its production processes or put in place alternative contract manufacturers or suppliers. Even though Inverness carries business interruption insurance policies, Inverness may suffer losses as a result of business interruptions that exceed the coverage available under its insurance policies.

Inverness may experience difficulties that may delay or prevent its development, introduction or marketing of new or enhanced products.

Inverness intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process. Inverness may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent its development, introduction or marketing of new products or enhancements. Inverness cannot be certain that:

•	any of the products under development will prove to be effective in clinical trials;

•	it will be able to obtain, in a timely manner or at all, regulatory approval to market any of its products that are in development or contemplated;

•	the products it develops can be manufactured at acceptable cost and with appropriate quality; or

•	these products, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond the control of Inverness, could delay new product launches. In addition, Inverness cannot assure you that the market will accept these products. Accordingly, there is no assurance that Inverness’ overall revenues will increase if and when new products are launched.

If the results of clinical studies required to gain regulatory approval to sell Inverness’ products are not available when expected or do not demonstrate the anticipated utility of those potential products, Inverness may not be able to sell future products and its sales could be adversely affected.

Before Inverness can sell its products, it must conduct clinical studies intended to demonstrate that its potential products perform as expected. The results of these clinical studies are used as the basis to obtain regulatory approval from government authorities such as the FDA. Clinical studies are experiments conducted using potential products and human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, Inverness may spend as much as several years completing certain studies.

If Inverness fails to adequately manage its clinical studies, its clinical studies and corresponding regulatory approvals may be delayed or it may fail to gain approval for its potential product candidates altogether. Even if Inverness successfully manages its clinical studies, it may not obtain favorable results and may not be able to obtain regulatory approval. If Inverness is unable to market and sell its new products or is unable to obtain approvals in the timeframe needed to execute its product strategies, its business and results of operations would be materially and adversely affected.

If Inverness is unable to obtain required clearances or approvals for the commercialization of its products in the United States, it may not be able to sell future products and its sales could be adversely affected.

Inverness’ future performance depends on, among other matters, its estimates as to when and at what cost it will receive regulatory approval for new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict.

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976. The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions. Inverness has made modifications to some of its products since receipt of initial 510(k) clearance or PMA approval. With respect to several of these modifications, Inverness filed new 510(k)s describing the modifications and received FDA 510(k) clearance. Inverness has made other modifications to some of its products that it believes do not require the submission of new 510(k)s or PMA. The FDA may not agree with any of Inverness’ determinations not to submit a new 510(k) or PMA for any of these modifications made to Inverness’ products. If the FDA requires Inverness to submit a new 510(k) or PMA for any device modification, Inverness may be prohibited from marketing the modified products until the new submission is cleared by the FDA.

Inverness is also subject to applicable regulatory approval requirements of the foreign countries in which it sells products, which are costly and may prevent or delay Inverness from marketing its products in those countries.

In addition to regulatory requirements in the United States, Inverness is subject to the regulatory approval requirements for each foreign country to which it exports its products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although Inverness’ products are currently eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, Inverness’ products require approval by Health Canada prior to commercialization along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause Inverness to incur additional costs or lengthen review times of its products. Inverness may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause Inverness to incur additional costs or prevent it from marketing its products in foreign countries, which may have a material adverse effect on Inverness’ business, financial condition and results of operations.

Failure to comply with ongoing regulation applicable to Inverness’ businesses may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.

Inverness’ businesses are extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of Inverness’ operations, including manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. For example, Inverness’ manufacturing facilities and those of its suppliers and distributors are, or can be, subject to periodic regulatory inspections. The FDA and foreign regulatory agencies may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any product approvals that could restrict the commercial applications of those products. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Inverness is also subject to routine inspection by the FDA and certain state agencies for compliance with Quality System Requirement and Medical Device Reporting requirements in the United States and other applicable regulations worldwide, including but not limited to ISO regulations.

Inverness’ health management business is subject to unique licensing or permit requirements. For example, Inverness may be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs, and some states have established Certificate of Need programs regulating the expansion of healthcare operations. In addition, Inverness is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Inverness may incur significant costs to comply with these laws and regulations. If Inverness fails to comply with applicable regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against their distribution, disgorgement of money, operating restrictions and criminal prosecution.

Regulatory agencies may also impose new or enhanced standards that would increase Inverness’ costs as well as the risks associated with non-compliance. For example, Inverness anticipates that the FDA may soon finalize and implement “good manufacturing practice,” or GMP, regulations for nutritional supplements. GMP regulations would require supplements to be prepared, packaged and held in compliance with certain rules, and might require quality control provisions similar to those in the GMP regulations for drugs. While Inverness’ manufacturing facilities for nutritional supplements have been subjected to, and passed, third-party inspections against anticipated GMP standards, the ongoing compliance required in the event that GMP regulations are adopted would involve additional costs and would present new risks associated with any failure to comply with the regulations in the future.

If Inverness delivers products with defects, its credibility may be harmed, market acceptance of its products may decrease and it may be exposed to liability in excess of its product liability insurance coverage.

The manufacturing and marketing of consumer and professional diagnostic products involve an inherent risk of product liability claims. In addition, Inverness’ product development and production are extremely complex and could expose its products to defects. Any defects could harm its credibility and decrease market acceptance of its products. In addition, Inverness’ marketing of monitoring services and vitamins and nutritional supplements may cause it to be subjected to various product liability claims, including, among others, claims that inaccurate monitoring results lead to injury or death or that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of its insurance coverage or may be excluded from coverage under the terms of the policy. In the event that Inverness is held liable for a claim for which it is not indemnified, or for damages exceeding the limits of its insurance coverage, that claim could materially damage its business and financial condition.

The effect of market saturation may negatively affect the sales of Inverness’ products, including its Biosite Triage BNP Tests.

Sales growth in Inverness’ recently acquired Biosite business has been driven in recent years by growth in the sales volumes of the Biosite Triage BNP Tests. The meter-based Triage BNP Test, launched domestically in January 2001, was the first blood test available to aid in the detection of heart failure and benefited from a first to market position until the entry of direct competition in June 2003.

As the acute care and initial diagnosis market segment for natriuretic testing in the U.S. hospital setting becomes saturated, Inverness expects the growth rates of sales unit volume for its Biosite Triage BNP Tests in 2008 and future periods to be lower than the growth rates experienced by Biosite over the past several years. Unless Inverness is able to successfully introduce new products into the market and achieve market acceptance of those products in a timely manner, the effect of market saturation on its existing products may negatively impact product sales, gross margins and financial results. In addition, as the market for BNP testing matures and more competitive products become available, the average sales price for the Biosite Triage BNP Tests is likely to decline, which will adversely impact Inverness’ product sales, gross margins and its overall financial results.

The health management business is a relatively new component of the overall healthcare industry.

The health management services provided by Inverness’ subsidiaries, namely Alere, Paradigm Health and Quality Assured Services, Inc., are relatively new components of the overall healthcare industry. Accordingly, Inverness’ health management customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of Inverness’ health management business depends on a number of factors. These factors include:

•	Inverness’ ability to differentiate its health management services from those of its competitors;

•	The extent and timing of the acceptance of its services as a replacement for, or supplement to, traditional managed care offerings;

•	The effectiveness of Inverness’ sales and marketing efforts;

•	Inverness’ ability to sell and implement new and additional services beneficial to health plans and employers;

•	Inverness’ ability to achieve, measure and effectively communicate cost savings for health plans and employers through the use of its services; and

•	Inverness’ ability to retain health plan and employee accounts as competition increases.

Since the health management business is continually evolving, Inverness may not be able to anticipate and adapt to the developing market. Moreover, Inverness cannot predict with certainty the future growth rate or the ultimate size of the market.

Inverness’ health management business may be adversely affected by cost reduction pressures among health care providers.

Healthcare providers continue to face cost reduction pressures that may cause them to curtail their use of or reimbursement for health management services, to negotiate reduced fees or other concessions or to delay payment. These financial pressures could have an adverse impact on Inverness’ business.

Although Inverness publicly disclosed that it was exploring the potential of forming a 50/50 joint venture for its health management business with unaffiliated financial investors, such a joint venture may or may not be completed.

Inverness publicly disclosed on January 28, 2008 that it was exploring the potential of forming a 50/50 joint venture for its health management business with unaffiliated financial investors. Inverness’ health management business includes Alere and Paradigm Health and will include Matria if Inverness’ proposed acquisition of Matria is completed. Although Inverness publicly disclosed that it was exploring the potential of forming a 50/50 joint venture for its health management business, such a joint venture may or may not be completed. Factors that could impact whether a joint venture is completed include identifying suitable joint venture partners, agreeing on terms, including pricing, of the joint venture, seeking and obtaining third party approvals and consents and external factors including the condition of the health care management industry and the capital markets. The formation and funding of the joint venture that Inverness has publicly announced it is exploring is not a condition to Inverness’ proposed acquisition of Matria.

A portion of Inverness’ health management fees are contingent upon performance.

Some of Inverness’ existing health management agreements contain savings or other guarantees, which provide that Inverness’ revenues, or a portion of them, are contingent upon projected cost savings or other quality performance measures related its health management programs. There is no guarantee that Inverness will accurately forecast cost savings and clinical outcome improvements under its health management agreements or meet the performance criteria necessary to recognize potential revenues under the agreements.

Additionally, untimely, incomplete or inaccurate data from its customers, or flawed analysis of such data, could have a material adverse impact on its ability to recognize revenues.

If Inverness’ costs of providing health management services increase, it may not be able to pass these cost increases on to its customers.

Many of Inverness’ health management services are provided pursuant to long term contracts that it may not be able to re-negotiate. If Inverness’ costs increase, it may not be able to increase its prices, which would adversely affect results of operations. Accordingly, any increase in Inverness’ costs could reduce its overall profit margin.

Inverness’ data management and information technology systems are critical to maintaining and growing its business.

Inverness’ businesses, and in particular its health management business, are dependent on the effective use of information technology and consequently, technology failure or obsolescence may negatively impact its businesses. In addition, data acquisition, data quality control and data analysis, which are a cornerstone of its health management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or Inverness’ inability to properly integrate, implement and update systems could have a material adverse impact on its business and results of operations.

Inverness’ sales of branded nutritional supplements have been trending downward since 1998 due to the maturity of the market segments they serve and the age of that product line, and Inverness may experience further declines in sales of those products.

Inverness’ aggregate sales of all of its brand name nutritional products, including, among others, Ferro-Sequels, Stresstabs, Protegra, Posture, SoyCare, ALLBEE, and Z-BEC, have declined each year since 1998 through the year 2007, except in 2002 when they increased slightly as compared to 2001. Inverness believes that these products have under-performed because they are, for the most part, aging brands with limited brand recognition that face increasing private label competition. The overall age of this product line means that Inverness is subject to future distribution loss for under-performing brands, while its opportunities for new distribution on the existing product lines are limited. As a result, Inverness does not expect significant sales growth of its existing brand name nutritional products, and it may experience further declines in overall sales of its brand name nutritional products in the future.

Inverness’ sales of specific vitamins and nutritional supplements could be negatively affected by media attention or other news developments that challenge the safety and effectiveness of those specific vitamins and nutritional supplements.

Most growth in the vitamin and nutritional supplement industry is attributed to new products that tend to generate greater attention in the marketplace than do older products. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also affect individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. Most of Inverness’ vitamin and nutritional supplements products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of Inverness’ vitamin and nutritional products are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenge the safety or effectiveness of these products could negatively affect the profitability of Inverness’ vitamin and nutritional supplements business.

Inverness could suffer monetary damages, incur substantial costs or be prevented from using technologies important to its products as a result of a number of pending legal proceedings.

Inverness is involved in various legal proceedings arising out of its businesses. Because of the nature of Inverness’ business, Inverness may be subject at any particular time to commercial disputes, consumer product claims, negligence or various other lawsuits arising in the ordinary course of its business, including employment matters, and Inverness expects that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on Inverness’ sales, operations or financial performance. In addition, Inverness aggressively defends its patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of Inverness’ patents and other rights. Inverness cannot assure you that these lawsuits or any future lawsuits relating to its businesses will not have a material adverse effect on it.

Because sales of Inverness’ private label nutritional supplements are generally made at low margins, the profitability of these products may suffer significantly as a result of relatively small increases in raw material or other manufacturing costs.

Sales of Inverness’ private label nutritional supplements, which for the years ended December 31, 2007 and 2006 provided approximately 8% and 13%, respectively, of its net product sales, generate low profit margins. Inverness relies on its ability to efficiently mass produce nutritional supplements in order to make meaningful profits from these products. Changes in raw material or other manufacturing costs can drastically cut into or eliminate the profits generated from the sale of a particular product. For the most part, Inverness does not have long-term supply contracts for its required raw materials and, as a result, its costs can increase with little notice. The private label nutritional supplements business is also highly competitive such that Inverness’ ability to raise prices as a result of increased costs is limited. Customers generally purchase private label products via purchase order, not through long-term contracts, and they often purchase these products from the lowest bidder on a product by product basis. The internet has enhanced price competition among private label manufacturers through the advent of on-line auctions, where customers will auction off the right to manufacture a particular product to the lowest bidder.

Inverness’ financial condition or results of operations may be adversely affected by international business risks.

Inverness generates a significant percentage of its net revenue from outside the United States and a significant number of its employees, including manufacturing, sales, support and research and development personnel, are located in foreign countries, including England, Scotland, Japan, China, Australia, Germany and Israel. Conducting business outside the United States subjects Inverness to numerous risks, including:

•	increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

•	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	lost revenues resulting from the imposition by foreign governments of trade protection measures;

•	higher cost of sales resulting from import or export licensing requirements;

•	lost revenues or other adverse affects as a result of economic or political instability in or affecting foreign countries in which Inverness sells its products or operates; and

•	adverse effects resulting from changes in foreign regulatory or other laws affecting the sales of Inverness products or its foreign operations.

Because Inverness’ business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and Inverness’ need to convert currencies may negatively affect its financial condition and results of operations.

Inverness’ business relies heavily on its foreign operations. Five of its manufacturing operations are conducted outside the United States, in the United Kingdom; Hangzhou and Shanghai, China; Matsudo, Japan and Yavne, Israel. Inverness has consolidated much of its cardiovascular-related research and development in Scotland and it intends to establish a significant manufacturing operation there. In addition, the Abbott rapid diagnostics business generates a majority of its sales outside the United States, and all of the revenues of the Determine business are derived outside of the United States. Because of its foreign operations and foreign sales, Inverness faces exposure to movements in foreign currency exchange rates. Its primary exposures are related to the operations of its European subsidiaries and its manufacturing facilities in China and Japan. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could affect Inverness’ actual cash flow.

Intense competition could reduce Inverness’ market share or limit its ability to increase market share, which could impair the sales of its products and harm its financial performance.

The medical products industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes both Inverness’ consumer diagnostics and professional diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Inverness’ competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions.

Inverness’ future success depends upon maintaining a competitive position in the development of products and technologies in its areas of focus. Inverness’ competitors may:

•	develop technologies and products that are more effective than Inverness products or that render Inverness technologies or products obsolete or noncompetitive;

•	obtain patent protection or other intellectual property rights that would prevent Inverness from developing potential products; or

•	obtain regulatory approval for the commercialization of their products more rapidly or effectively than Inverness does.

Also, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for Inverness’ diagnostics businesses in certain foreign jurisdictions. In addition, many of Inverness’ existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets, groceries and health food stores. As most of these companies are privately held, Inverness is unable to obtain the information necessary to assess precisely the size and success of these competitors. However, Inverness believes that a number of its competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than Inverness and have greater financial resources.

The rights Inverness relies upon to protect the intellectual property underlying its products may not be adequate, which could enable third parties to use its technology and would reduce its ability to compete in the market.

Inverness’ success will depend in part on its ability to develop or acquire commercially valuable patent rights and to protect its intellectual property. Inverness’ patent position is generally uncertain and involves complex legal and factual questions. The degree of present and future protection for Inverness’ proprietary rights is uncertain.

The risks and uncertainties that Inverness faces with respect to its patents and other proprietary rights include the following:

•	the pending patent applications it has filed or to which it has exclusive rights may not result in issued patents or may take longer than it expects to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	it may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to it or its customers may not provide a competitive advantage;

•	other parties may challenge patents or patent applications licensed or issued to it or its customers;

•	patents issued to other companies may harm its ability to do business; and

•	other companies may design around technologies it has patented, licensed or developed.

In addition to patents, Inverness relies on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying its products. If these measures do not protect Inverness’ rights, third parties could use Inverness’ technology and Inverness’ ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of Inverness products may breach their agreements with Inverness regarding its intellectual property, and it may not have adequate remedies for the breach. Inverness also may not be able to effectively protect its intellectual property rights in some foreign countries. For a variety of reasons, Inverness may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of its patents. Inverness’ trade secrets may also become known through other means not currently foreseen by it. Despite Inverness’ efforts to protect its intellectual property, its competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to Inverness technology and products without infringing on any of Inverness’ intellectual property rights or design around its proprietary technologies.

Claims by others that Inverness’ products infringe on their proprietary rights could adversely affect Inverness’ ability to sell its products and could increase its costs.

Substantial litigation over intellectual property rights exists in both the consumer and professional diagnostic industries. Inverness expects that its products in these industries could be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents which Inverness’ products or technology may infringe. Any of these third parties might make a claim of infringement against Inverness. Any litigation could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which Inverness is accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays or require Inverness to develop non-infringing technology, make substantial payments to third parties, or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against Inverness and Inverness could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, Inverness’ revenue may decrease and it could be exposed to legal actions by its customers.

Inverness has initiated, and may need to further initiate, lawsuits to protect or enforce its patents and other intellectual property rights, which could be expensive and, if Inverness loses, could cause it to lose some of its intellectual property rights, which would reduce its ability to compete in the market.

Inverness relies on patents to protect a portion of its intellectual property and its competitive position. In order to protect or enforce its patent rights, Inverness may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce Inverness’ patents;

•	protect Inverness’ trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Currently, Inverness has initiated a number of lawsuits against competitors whom it believes to be selling products that infringe its proprietary rights. These current lawsuits and any other lawsuits that Inverness initiates could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts Inverness patents at risk of being invalidated or interpreted narrowly and Inverness patent applications at risk of not issuing. Additionally, Inverness may provoke third parties to assert claims against it.

Patent law relating to the scope of claims in the technology fields in which Inverness operates is still evolving and, consequently, patent positions in its industry are generally uncertain. Inverness may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, Inverness’ stock price could decline.

In December 2005, Inverness learned that the SEC had issued a formal order of investigation in connection with the previously disclosed revenue recognition matter at one of its diagnostic divisions. Inverness cannot predict what the outcome of this investigation will be.

In December 2005, Inverness learned that the SEC had issued a formal order of investigation in connection with the previously disclosed revenue recognition matter at one of its diagnostic divisions, and Inverness subsequently received a subpoena for documents. Inverness believes that it has fully responded to the subpoena and has continued to fully cooperate with the SEC’s investigation. Inverness cannot predict what the outcome of its investigation will be.

In March 2006, the FTC opened a preliminary, non-public investigation into Inverness’ acquisition of the Innovacon business to determine whether this acquisition may be anticompetitive. Inverness cannot predict what the outcome of this investigation will be.

In March 2006, the FTC opened a preliminary, non-public investigation into Inverness’ then-pending acquisition of the Innovacon business it acquired from ACON Laboratories to determine whether this acquisition may be anticompetitive, and Inverness subsequently received a Civil Investigative Demand and a subpoena requesting documents. Inverness believes that it has fully responded to the Civil Investigative Demand, and it is continuing to produce documents in connection with the subpoena and to otherwise cooperate with the FTC’s investigation. Inverness cannot predict whether the FTC will seek additional information or what the outcome of this investigation will be. The FTC generally has the power to commence administrative or federal court proceedings seeking injunctive relief or divestiture of assets. In the event that an order were to be issued requiring divestiture of significant assets or imposing other injunctive relief, Inverness’ business, financial condition and results of operations could be materially adversely affected.

Non-competition obligations and other restrictions will limit Inverness’ ability to take full advantage of its management team, the technology it owns or licenses and its research and development capabilities.

Members of the Inverness management team have had significant experience in the diabetes field. In addition, technology Inverness owns or licenses may have potential applications to this field and its research and development capabilities could be applied to this field. However, in conjunction with Inverness’ split-off from Inverness Medical Technology, Inc., or IMT, Inverness agreed not to compete with IMT and Johnson & Johnson in the field of diabetes through 2011. In addition, Inverness’ license agreement with IMT prevents it from using any of the licensed technology in the field of diabetes. As a result of these restrictions, Inverness is limited in its ability to pursue opportunities in the field of diabetes at this time.

Inverness’ operating results may fluctuate due to various factors and as a result period-to-period comparisons of its results of operations will not necessarily be meaningful.

Factors relating to Inverness’ business make its future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

•	the timing of new product announcements and introductions by Inverness and its competitors;

•	market acceptance of new or enhanced versions of Inverness’ products;

•	the extent to which Inverness’ current and future products rely on rights belonging to third parties;

•	changes in manufacturing costs or other expenses;

•	competitive pricing pressures;

•	changes in healthcare reimbursement policies and amounts;

•	regulatory changes;

•	the gain or loss of significant distribution outlets or customers;

•	increased research and development expenses;

•	length of sales cycle and implementation process for new health management customers;

•	the timing of any future acquisitions;

•	general economic conditions; or

•	general stock market conditions or other economic or external factors.

Because Inverness’ operating results may fluctuate from quarter to quarter, it may be difficult for Inverness or its investors to predict future performance by viewing historical operating results.

Period-to-period comparisons of Inverness’ operating results may not be meaningful due to its acquisitions.

Inverness has engaged in a number of acquisitions in recent years, which makes it difficult to analyze Inverness’ results and to compare them from period to period. Significant acquisitions include Inverness’ acquisitions of IVC Industries, Inc. in March 2002, Wampole in September 2002, Ostex in June 2003, ABI in

August 2003, the Abbott rapid diagnostics product lines in September 2003, Binax and Ischemia in March 2005, the Determine business in June 2005, BioStar in September 2005, the Innovacon business in March 2006, Instant in March 2007, Biosite in June 2007 and Cholestech in September 2007. Period-to-period comparisons of Inverness’ results of operations may not be meaningful due to these acquisitions and are not indications of Inverness’ future performance. Any future acquisitions, including the pending acquisition of Matria, will also make Inverness’ results difficult to compare from period to period in the future.

Future sales of Inverness common stock issuable upon conversion of its senior subordinated convertible notes may adversely affect the market price of Inverness common stock.

Inverness’ $150.0 million principal amount of senior subordinated convertible notes are initially convertible into Inverness common stock at a conversion price of approximately $52.30 per share, or approximately 2,868,120 shares. Sales of a substantial number of shares of Inverness common stock in the public market could depress the market price of Inverness common stock and impair Inverness’ ability to raise capital through the sale of additional equity securities. Inverness cannot predict the effect that future sales of its common stock or other equity-related securities would have on the market price of Inverness common stock. The price of Inverness common stock could be affected by possible sales of Inverness common stock by holders of its senior subordinated convertible notes and by hedging or arbitrage trading activity that may develop involving Inverness common stock.

The conversion rate of Inverness’ senior subordinated convertible notes may be adjusted based upon the daily volume weighted average price per share of Inverness common stock for the thirty consecutive trading days ending on May 9, 2008, and any such adjustment will be dilutive to the holders of Inverness common stock and could have an adverse effect on the price of Inverness common stock.

The conversion rate applicable to Inverness’ senior subordinated convertible notes will be increased if the daily volume weighted average price per share of Inverness common stock for the thirty consecutive trading days ending on May 9, 2008 is less than $40.23 (adjusted for any stock splits, stock dividends, recapitalizations or other similar events). In that event, the conversion rate will be adjusted to be the greater of 130% of such average or $40.23 (in each case adjusted for any stock splits, stock dividends, recapitalizations or other similar events), but no such adjustment will decrease the then-applicable conversion rate. Any such adjustment will result in additional shares of Inverness common stock becoming issuable upon conversion of Inverness’ senior subordinated convertible notes and therefore will be dilutive to holders of Inverness common stock.

Anti-takeover provisions in Inverness’ organizational documents and Delaware law may limit the ability of its stockholders to control its policies and effect a change of control of Inverness and may prevent attempts by Inverness’ stockholders to replace or remove its current management, which may not be in your best interests.

There are provisions in Inverness’ certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire it, even if some of Inverness’ stockholders might consider the proposal to be in their best interests, and may prevent attempts by Inverness’ stockholders to replace or remove its current management. These provisions include the following:

•	Inverness’ certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of Inverness’ board of directors in control for a longer period of time than stockholders may desire;

•	Inverness’ certificate of incorporation authorizes its board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control;

•	Inverness’ certificate of incorporation prohibits its stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•	Inverness’ certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors; and

•	Inverness’ bylaws require advance written notice of stockholder proposals and director nominations.

Additionally, Inverness is subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of Inverness stock. Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.

Risks Relating to Matria

The health enhancement business is an evolving component of the overall healthcare industry.

Health enhancement and wellness services are relatively new components of the overall healthcare industry. Accordingly, some of Matria’s potential customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of Matria’s business plan relative to its disease and condition management and wellness services depends on a number of factors. These factors include:

•	Matria’s ability to differentiate its products and service offerings from those of its competitors;

•	The extent and timing of the acceptance of Matria’s services as a replacement for, or supplement to, traditional managed care offerings;

•	The effectiveness of Matria’s sales and marketing efforts;

•	Matria’s ability to implement new and additional services beneficial to health plans and employers;

•	Matria’s ability to effect and sufficiently communicate cost savings for health plans and employers through the use of its programs; and

•	Matria’s ability to improve patient compliance with the complex drug therapies offered by its pharmaceutical customers.

Since the disease and condition management and wellness businesses are continually evolving, Matria may not be able to anticipate and adapt to the developing market. Moreover, Matria cannot predict with certainty the future growth rate or the ultimate size of the market.

Matria is highly dependent on payments from its customers, which may implement cost reduction measures that adversely affect its business and operations.

Healthcare payors continue to face cost reduction pressures that may cause them to curtail their use of or reimbursement for health enhancement services, to negotiate reduced fees or other concessions or to delay payment. These financial pressures could have an adverse impact on Matria’s business.

Government regulations may adversely affect Matria’s business.

Matria is subject to extensive and frequently changing federal, state and local regulations. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and third-party payors. There can be no assurance that Matria is or has been in compliance with all applicable existing laws and regulations or that Matria will be able to comply with new laws or regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on Matria’s business.

A portion of Matria’s disease management fees are contingent upon performance.

Some of Matria’s existing disease management agreements contain savings or other guarantees, which typically provide that Matria will repay all or some of its fees if the payor’s cost savings as a result of its disease and condition management and wellness programs do not meet expectations or if other quality performance measures are not met. There is no guarantee that Matria will accurately forecast cost savings and clinical outcome improvements under its disease and condition management and wellness agreements necessary to avoid repayment of fees under the agreements. Additionally, untimely, incomplete or inaccurate data from Matria’s customers or their vendors, or flawed analysis of such data, could have a material adverse impact on Matria’s ability to recognize revenues.

Matria’s operating results have fluctuated in the past and could fluctuate in the future.

Matria’s operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. These factors include, but are not limited to:

•	the loss or addition of customers and referral sources;

•	investments required to support growth and expansion;

•	changes in the mix of Matria’s products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	length of sales cycle and implementation process for new disease management customers;

•	increases in costs of revenues and operating expenses;

•	recognition of deferred revenues;

•	incurrence of performance penalties;

•	increased or more effective competition; and

•	regulatory changes.

In addition, revenues from Matria’s high-risk pregnancy management services are historically lower during the first and fourth calendar quarters than during the second and third calendar quarters. The seasonal variability of demand for these services significantly affects, and Matria believes will continue to affect, its quarterly operating results.

If Matria’s costs of providing products or services increase, it may not be able to pass these cost increases on to its customers.

In many of Matria’s markets, due to competitive pressures, it has very little control over the price at which it sells its products and services. If Matria’s costs increase, it may not be able to increase its prices, which would adversely affect results of operations. Accordingly, any increase in Matria’s costs could reduce its overall profit margin.

Matria may face costly litigation that could force it to pay damages and harm its reputation.

Like other participants in the healthcare market, Matria is subject to lawsuits alleging negligence or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of

Matria’s management. Although Matria currently maintains liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by insurance. In addition, these insurance policies must be renewed annually. Although Matria has been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on Matria’s business.

Matria’s data management and information technology systems are critical to maintaining and growing its business.

Matria’s health enhancement services are dependent on the effective use of information technology. Although Matria believes that its systems provide it with a competitive advantage, it is exposed to technology failure or obsolescence. In addition, data acquisition, data quality control and data analysis, which are a cornerstone of Matria’s disease management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or Matria’s inability to properly integrate, implement and update systems could have a material adverse impact on its business and results of operations.

The competition for staff may cause Matria to restrict growth in certain areas or to realize increased labor costs in existing areas.

Matria’s operations are dependent on the services provided by qualified management and staff, including nurses and other healthcare professionals, for which Matria competes with other health care providers. In addition, Matria’s opportunities for growth are limited by its ability to attract and retain such personnel. In certain markets, there is a shortage of nurses and other medical providers, thereby increasing competition and requiring Matria to improve working conditions, including wages and benefits, for such personnel. Matria’s potential inability to maintain and grow an appropriate workforce may inhibit its expansion and could have a material adverse effect on its business.

Matria derives a significant portion of its revenues from health plan customers.

Although no customer accounts for more than 10% of Matria’s revenues, the recent expansion of Matria’s large health plan customer base in its disease and condition management business has created greater revenue concentration. Consolidation in the health plan industry may cause Matria to lose business if one of its health plan customers is acquired by another health plan that has its own health enhancement solution or if one of its existing health plan customers internally develops or acquires a health enhancement solution. Loss of one or more of these customers or their inability or refusal to pay for Matria’s services, whatever the reason, could materially and adversely affect Matria’s results of operations, cash flows and financial condition. Additionally, a reduction in the number of covered lives enrolled with Matria’s health plan customers or a reduction in the scope of their programs could adversely affect Matria’s results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus, and they may also be made a part of this proxy statement/prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent present expectations of Inverness and Matria management regarding future events and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in “Risk Factors,” beginning on page 27 of this proxy statement/prospectus, as well as those set forth in the other SEC filings incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this proxy statement/prospectus or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus. Inverness and Matria do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Inverness or Matria, or to any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE MATRIA SPECIAL MEETING

Date, Time and Place

The special meeting of Matria stockholders will be held on May 8, 2008 at 10:00 a.m., local time, at 1850 Parkway Place, Suite 600A, Marietta, Georgia 30067.

Purpose of the Meeting; Other Matters

At the special meeting, Matria stockholders will be asked to consider and vote upon a proposal to approve the merger and adopt the merger agreement. Upon completion of the merger, each outstanding share of Matria common stock will be converted into the right to receive $6.50 in cash and 0.08125 shares of Inverness Series B preferred stock. A copy of the Agreement and Plan of Merger dated January 27, 2008 by and among Matria Healthcare, Inc., Inverness Medical Innovations, Inc., Milano MH Acquisition Corp. and Milano MH Acquisition LLC is attached to this proxy statement/prospectus as Annex A. In addition, Matria stockholders will be asked to consider and vote upon a proposal to grant Matria management the discretionary authority to adjourn the special meeting to a date not later than June 6, 2008 in order to enable the Matria board of directors to solicit additional proxies in favor of the approval of the merger and adoption of the merger agreement.

Matria stockholders may also be asked to consider and vote upon such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting. Matria is not aware of any business to be acted upon at the special meeting other than the proposals set forth in this proxy statement/prospectus. If, however, other matters incident to the conduct of the special meeting are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. If you vote “AGAINST” the merger proposal, the proxies are not authorized to vote for any adjournments, postponements, continuations or reschedulings of the meeting, including for the purpose of soliciting additional proxies, unless you so indicate by marking the appropriate box on the proxy card.

Matria’s Board of Directors’ Recommendation

Matria’s board of directors has reviewed and considered the terms and conditions of the merger agreement. Based on its review, Matria’s board of directors has determined that the merger is advisable, fair to and in the best interests of Matria and its stockholders and recommends that you vote “FOR” the approval of the merger and the adoption of the merger agreement and “FOR” the proposal to grant discretionary authority to Matria management to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger and adopt the merger agreement.

In considering such recommendation, Matria stockholders should be aware that some Matria directors and officers have interests in the merger that are different from, or in addition to, those of Matria stockholders generally. See the section entitled “The Merger — Interests of Executive Officers and Directors of Matria in the Merger” beginning on page 75 of this proxy statement/prospectus.

Record Date, Outstanding Shares and Voting Rights

Only holders of record of Matria’s common stock at the close of business on April 2, 2008, the record date, are entitled to notice of and to vote at the special meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the record date on each matter properly submitted for the vote of stockholders at the special meeting. As of the record date, there were 22,124,076 shares of Matria’s common stock outstanding and entitled to vote at the special meeting.

Quorum and Vote Required

The presence of the holders of a majority of the outstanding shares of Matria common stock entitled to vote generally at the special meeting is necessary to constitute a quorum at the special meeting. Stockholders are counted as present at the special meeting if they are present in person or have voted by properly submitting a proxy card. Matria intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The proposal to approve the merger and adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Matria common stock outstanding on the record date. Because the required vote of Matria stockholders to approve the merger and adopt the merger agreement is based upon the number of shares of Matria common stock outstanding on the record date, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the approval of the merger and adoption of the merger agreement. The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Matria common stock present, either in person or by proxy, and entitled to vote at the special meeting. Abstentions from voting on the adjournment proposal will have the same effect as a vote against the adjournment proposal. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal.

Voting by Matria’s Chairman and Chief Executive Officer

As of the record date, Matria’s Chairman and Chief Executive Officer, Parker H. Petit, beneficially owned and was entitled to vote 1,066,264 shares of Matria common stock, which represents approximately 4.8% of the Matria common stock outstanding on that date. Concurrently with the execution and delivery of the merger agreement, on January 27, 2008, Inverness entered into a voting agreement with Mr. Petit and certain other entities affiliated with Mr. Petit, pursuant to which the parties agreed to vote for the approval of the merger and adoption of the merger agreement. For more information regarding the voting agreement, see “The Voting Agreement” on page 107 of this proxy statement/prospectus and the voting agreement, which is attached to this proxy statement/prospectus as Annex C.

Voting by Proxies

Voting by proxy card

All shares entitled to vote and represented by properly executed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by Matria’s board of directors. If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Matria does not currently anticipate that any other matters will be raised at the special meeting.

Voting by attending the special meeting

A stockholder may also vote his or her shares in person at the special meeting. If a stockholder attends the special meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the special meeting.

Voting shares held in “street name”

If you hold Matria common stock in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you must complete, sign, date and return the enclosed voting instruction form to the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction form used by your broker, bank or other nominee to see if you may submit voting instructions using the Internet or telephone.

If your shares are held in “street name” and you wish to vote at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Revocability of Proxies

If a stockholder has voted by returning a proxy card, such stockholder may change his or her vote at or before the special meeting. A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by (1) delivering to Matria’s Corporate Secretary, at or before the taking of the vote at the special meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the previously submitted proxy relating to the same shares, or (2) attending the special meeting and voting in person (although attendance at the special meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by Matria’s Corporate Secretary prior to the taking of the vote at the special meeting. Such written notice of revocation or subsequent proxy should be hand-delivered to Matria’s Corporate Secretary or sent to Matria’s Corporate Secretary at 1850 Parkway Place, Suite 1200, Marietta, Georgia 30067.

Solicitation of Proxies; Expenses

Matria is soliciting proxies for the special meeting from Matria stockholders. Matria generally will bear all expenses in connection with the solicitation of proxies, except that Matria and Inverness have agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part, and the printing and mailing of this proxy statement/prospectus and related proxy materials. Matria may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Matria’s directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile. Matria has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee for its services of approximately $10,000 and expense reimbursement.

Stockholders should not send stock certificates with their proxies.  A letter of transmittal with instructions for the surrender of Matria common stock certificates will be mailed to Matria stockholders shortly after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Matria’s Corporate Secretary at (770) 767-4500.

PROPOSAL ONE — THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While Inverness and Matria believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Inverness and Matria encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

From time to time, Matria’s management and the board of directors have evaluated different strategies for enhancing stockholder value.

In the second and third quarters of 2007, a number of investment banking firms contacted Matria’s management regarding potential strategic alternatives Matria could consider in order to maximize stockholder value. In addition, in the fourth quarter of 2006 and the first three quarters of 2007, Matria’s management and board of directors had been contacted by financial sponsors regarding a potential acquisition of Matria. These contacts were unsolicited and Matria did not share any non-public information with any of those investment banking firms or financial sponsors. None of those contacts resulted in any specific proposal. In the third quarter of 2007, to ensure Matria had access to the best available information, management consulted with several other investment banking firms relative to possible strategic alternatives.

A special meeting of the board was convened on September 27, 2007. Among the items on the agenda was consideration of whether a more formal exploration of potential strategic alternatives to enhance stockholder value was in the best interests of Matria and its stockholders. Representatives of The Maren Group, an investment banking firm, the principals of which were individuals who had represented Matria in several prior transactions, were invited to join the meeting to discuss their preliminary analysis of the various presentations that had been made by investment banking firms to Matria regarding strategic alternatives. The Maren Group reviewed the possibility of pursuing strategic alternatives including the continuation of Matria’s strategic plan and business transformation efforts, a recapitalization and a potential sale of Matria, and discussed the merits and challenges associated with each potential alternative. With respect to a potential sale of Matria, The Maren Group discussed, and the board of directors considered, several potential processes and their respective benefits and risks, including a targeted competitive process. The Maren Group also reviewed with the board a number of parties Matria might consider including in a targeted competitive process and the expected levels of interest. Potentially interested parties were identified by The Maren Group primarily on the basis of their expected financial resources and level of interest in a transaction with Matria, including previous expressions of interest to Matria. Initially, the board excluded direct competitors from consideration because of concerns that they might be able to use the information that Matria was “for sale” to Matria’s competitive disadvantage and their competitive advantage. At that time, Matria was in contract discussions with several large health plans, and management felt that disclosure of a potential sale would have negative consequences.

Representatives of Troutman Sanders LLP, Matria’s outside corporate counsel, were also present at the September 27, 2007, meeting and reviewed the fiduciary duties of directors in the context of considering strategic alternatives relating to Matria. After further discussion between members of Matria’s board of directors and management, the board of directors determined to explore a potential sale of Matria as discussed at the meeting through a targeted competitive process. Representatives of The Maren Group were then excused from the board meeting, and the board engaged in a discussion of the merits of engaging The Maren Group to act as a financial advisor to Matria in connection with the exploration of a possible sale of Matria. Taking into consideration The Maren Group’s principals’ experience with Matria and its mergers and acquisitions activity in the disease management industry, the board authorized Matria management to engage The Maren Group for the initial stages of a targeted competitive process. The board acknowledged, however, that they likely would need to engage a second investment banking firm to advise a special committee of the board of directors (should one be required) and to render an opinion as to the fairness from a financial point of view of the consideration to be received by Matria’s stockholders in any transaction. Accordingly, the board authorized management to negotiate the retention of The Maren Group to assist the board of directors in exploring potential strategic alternatives and contacting certain identified parties. Matria and The Maren Group executed an engagement letter on October 3, 2007.

From late September to November 2007, acting on behalf of Matria, The Maren Group contacted 12 potential strategic parties and two potential financial sponsors to assess their interest in a potential acquisition of Matria. In addition, Parker H. Petit, Matria’s Chairman and Chief Executive Officer, contacted one potential strategic party with which Matria already had a strategic relationship. Each entity contacted was informed that Matria was focused on ensuring discretion and confidentiality and quickly ascertaining if there was a genuine interest in acquiring Matria. At the time the initial list of companies to be contacted by The Maren Group was developed, Inverness had not yet made significant investments in the health services area, and was not, therefore, included on the list. However, on or about November 5, 2007, a representative of Covington & Associates, one of Inverness’ financial advisors, called Mr. Petit to arrange a meeting to discuss Inverness’ interest in acquiring Matria. On November 12, 2007, Ron Geraty, the Chief Executive Officer of Alere Medical, a subsidiary of Inverness, Michael Bresson, Inverness’ Vice President of Mergers and Acquisitions, and Chris Covington, a principal of Covington & Associates, met with Mr. Petit in Atlanta, Georgia to discuss preliminarily Inverness’ interest in acquiring Matria. Thereafter, Matria executed a confidentiality agreement with Inverness on November 14, 2007. Matria also executed confidentiality agreements during late September, October and early November 2007 with two other strategic parties, which we refer to as Strategic Buyer A and Strategic Buyer B, and two financial sponsors, which we refer to as Financial Sponsor X and Financial Sponsor Y. Each of the five parties that executed confidentiality agreements were invited to attend a management presentation and to conduct preliminary due diligence on Matria.

On October 17, 2007, Matria’s management made its first management presentation to one of the interested parties. On October 24, 2007, the board of directors met and received an update from The Maren Group regarding Matria’s exploration of its strategic alternatives. Between October 24 and November 29, 2007, Matria’s management made presentations to the remaining four potential acquirers, including a management presentation to Inverness representatives on November 20, 2007. On October 29, 2007, Matria opened its virtual data room, which contained various documents intended to allow for preliminary due diligence, and was made available to each of the potential acquirers shortly after they participated in a management presentation. Inverness received access to the virtual data room on November 26, 2007.

On December 5, 2007, The Maren Group delivered a bid process letter to each of the five interested parties, including Inverness, requesting submission of a written proposal to acquire Matria not later than December 17, 2007. In response to the receipt of Matria’s bid process letter, Inverness requested a copy of a proposed merger agreement and Matria sent a draft of a proposed merger agreement to Inverness on December 12, 2007.

On December 12, 2007, Ron Zwanziger, the Chairman and Chief Executive Officer of Inverness, Mr. Geraty and Mr. Covington met in Atlanta with Matria’s senior management and a representative of The Maren Group to provide information about Inverness and a potential transaction between Inverness and Matria. On December 17, 2007, Mr. Zwanziger and Mr. Geraty called Mr. Petit to advise him that Inverness was not prepared to submit a bid at that time, but suggested that Inverness was still very much interested in acquiring Matria and may be interested in proceeding with further exploration of a possible transaction at the end of January.

On or about December 14, 2007, a representative of Financial Sponsor X called Mr. Petit to advise him that they were not prepared to present a bid by the requested date, but expressed a possible interest in continuing discussions later in January. On December 17, 2007, Strategic Buyer A, Strategic Buyer B and Financial Sponsor Y each submitted preliminary, non-binding indications of interest to acquire Matria in a merger for cash consideration ranging from $26.50 to $31.00 per share. Shortly thereafter, Strategic Buyer A and Financial Sponsor Y each increased their proposed prices to be more competitive, which increased the top end of the range of proposed consideration to $33.00 per share.

At its regularly scheduled meeting on December 19, 2007, the board reviewed the preliminary indications of interest that had been received. Matria’s management and legal and financial advisors also attended the meeting and assisted in the board’s review of these proposals. The board instructed management to allow all parties to continue their diligence efforts on a non-exclusive basis, with a view to finalizing their due diligence, including a review of proposed definitive documentation, and submitting final offers not later than January 10, 2008. The board also asked The Maren Group to prepare an analysis of the intrinsic “value” of Matria for presentation at the next meeting. A subset of the independent members of the board was authorized to consider investment banking firms to provide an opinion as to the fairness from a financial point of view of the consideration to be received by Matria’s stockholders in any transaction and also to serve as advisors to a special committee of the board of directors should it appear that a transaction with a financial sponsor was likely in light of the fact that many financial sponsors require management participation.

On December 20, 2007, Strategic Buyer B, whose proposed purchase price range was $26.50 to $31.00 per share, advised Matria that it was not prepared to move forward on the proposed time schedule, but could potentially be prepared to submit a bid in the February time frame. On December 20, 2007, management delivered a draft of a proposed merger agreement to Strategic Buyer A and Financial Sponsor Y. During the rest of December 2007, and early January 2008, both bidders continued to conduct due diligence and negotiated with respect to the draft of the proposed merger agreement. During that period, Matria and Strategic Buyer A, substantially finalized negotiation of definitive documentation. Negotiations with Financial Sponsor Y lagged substantially behind, in part because Financial Sponsor Y had indicated that they would require agreements with management relative to future employment and roll-over of management equity, matters that had yet to be discussed with any members of the management team.

On January 4, 2008, the board of directors met again to receive an update as to the status of negotiations. The Maren Group reviewed the activity to date and presented their analysis of the intrinsic value of Matria. The preliminary indications of interest that had been received were within the range of the valuation presented. Also at this meeting, the subset of the independent members of the board that had been authorized to consider additional investment banking firms to act as an additional advisor to the board presented their preliminary recommendations as to firms they would like to interview. The board authorized this subset of board members to proceed with the selection and engagement of one of the two recommended firms to provide an opinion as to the fairness from a financial point of view of the consideration to be received by Matria’s stockholders in any transaction. On January 7, 2008, the subset of board members interviewed the two recommended investment banking firms and decided to engage SunTrust Robinson Humphrey as the Board’s independent financial advisor and to render, if requested, a fairness opinion. On January 10, 2008, the board of directors and SunTrust Robinson Humphrey entered into an engagement letter which provided that SunTrust Robinson Humphrey would receive a fixed fee upon the earlier of the signing of a definitive agreement or the delivery of its fairness opinion.

On January 3, 2008, Mr. Geraty from Inverness contacted Mr. Petit, and a representative of Covington & Associates contacted a representative of The Maren Group, to ask if Inverness could re-enter the process. On or about January 6, 2008, a representative of The Maren Group advised Mr. Geraty that, in order to do so, Inverness must first submit a written proposal, as they had been requested to do by December 17, 2007. On January 9, 2008, Inverness submitted a non-binding, preliminary proposal to acquire Matria for $33.00 per share, payable in Inverness common stock. Inverness’ proposal was subject to various conditions including completion of due diligence, potential commitments on the part of key employees to remain with Matria following the proposed transaction, approval of its board of directors, notice to or the consent of various third parties, approval of its stockholders to increase its authorized common stock and customary regulatory approvals. On January 9, 2008, Strategic Buyer A communicated they would need more time to consider the transaction. Following discussions between representatives of Covington & Associates and The Maren Group as to Inverness’ preliminary proposal, on January 10, 2008, Inverness increased its proposed price to $36.00 per share, payable in Inverness common stock.

On January 11, 2008, the board of directors again met to review the status of the process. At the meeting, the board was presented with a letter from Financial Sponsor Y outlining and reiterating its initial proposal and the remaining diligence items. The board also reviewed the Inverness proposal and a letter from Strategic Buyer A indicating that it proposed to convene a board meeting early in the week of January 20, 2008, to more fully consider the proposed acquisition. In light of Financial Sponsor Y’s further diligence requirements, the late reentry of Inverness into the process and the additional time requested by Strategic Buyer A, the board determined to hold a subsequent meeting on January 21, 2008, at which time it was expected that the board would be in a better position to assess the final participants in the process and make a final decision shortly thereafter. The board instructed The Maren Group to communicate to each of the bidders that the board was seeking improved terms. The board also formed a special committee of the board of directors to negotiate with Financial Sponsor Y, should it appear that they would be the successful bidder, given its requirement that management roll over equity and participate in the acquisition transaction.

Due to the late stage of negotiations with the various parties and the likelihood that a proposed transaction would be announced imminently, the board was advised by its external corporate counsel that Matria should postpone its proposed 2008 earnings guidance, which had been scheduled to be released on January 17, 2008. Also on January 11, 2008, The Maren Group advised Inverness that certain aspects of its proposal were of concern to Matria’s board. Of particular concern were the requirement of obtaining approval of the Inverness stockholders to authorize additional shares of Inverness common stock sufficient for the transaction, the potential requirement of obtaining consent from third parties, including Inverness’ lenders, and the exposure to the risk of a decline in Inverness’ stock price. In the board’s view, these factors represented significant contingencies and concerns.

On Sunday night, January 13, 2008, Mr. Petit received an unsolicited call from the President and CEO of Strategic Buyer C, another of Matria’s competitors, who expressed an interest in submitting a proposal to acquire Matria. Mr. Petit arranged to have lunch with the caller on Tuesday, January 15, 2008.

On January 15, 2008, Matria issued a press release announcing that it was engaged in advanced stages of negotiations related to the pursuit of strategic initiatives, including a possible sale of the company.

Also on January 15, 2008, Inverness submitted a revised offer to acquire Matria for a price of $36.00 a share, payable 50% in Inverness common stock and 50% in cash. The revised proposal removed the need for the approval of the Inverness stockholders, since Inverness would have sufficient authorized shares to complete the transaction. On the evening of January 15, 2008, Strategic Buyer C submitted a letter setting forth a preliminary non-binding, indication of interest in acquiring Matria for cash consideration of $34.00 per share. The letter indicated that the proposal had the support of Strategic Buyer C’s board and senior management and that its familiarity with Matria’s business would enable it to proceed on an expedited basis.

On January 15, 2008, Mr. Petit informed Financial Sponsor Y that based on its price, the extensive additional due diligence it required, which went well beyond the information provided to the other parties in the process, and the significant additional hurdles to a transaction with it, such as equity roll-over agreements with management, Matria had elected not to continue to include it in the process at that price. Financial Sponsor Y indicated that it remained interested in a transaction and was prepared to step in again if a transaction with a strategic party at a higher price was not completed.

Due to the amount of competitively sensitive information that had been added to the virtual data room since Inverness had previously withdrawn from the process and the addition of Strategic Buyer C in the bidding process, Matria found that it was necessary to review the data room and take the appropriate steps to ensure that all competitively sensitive information was redacted and that access to certain unredacted information was denied to parties that were competitors of Matria, including Inverness. On January 16, 2008, Matria executed a confidentiality agreement with Strategic Buyer C and granted access to the virtual data room to Strategic Buyer C. Matria also regranted access to the data room to Inverness. Also on that date, Inverness submitted its own draft of a proposed merger agreement to Matria for its review and consideration. Inverness and Strategic Buyer C conducted diligence on an accelerated basis throughout the next several days. On or about January 18, 2008, Matria and The Maren Group communicated to Inverness, Strategic Buyer A and Strategic Buyer C that best and final offers should be submitted by 5:00 p.m. on January 21, 2008. On January 19, 2008, Matria’s counsel delivered comments to Inverness regarding the proposed merger agreement Inverness had submitted, including comments to conform the representations and warranties of Matria in the merger agreement to the representations and warranties that had been substantially negotiated with Strategic Buyer A. Matria’s counsel also delivered a draft merger agreement to Strategic Buyer C. The draft agreement submitted was substantially similar to the agreement that had been negotiated with Strategic Buyer A.

On January 21, 2008, Mr. Petit received a letter from the President and CEO of Strategic Buyer C indicating that it would require more time to make a proposal in the best interest of its company and would not be submitting a bid. Mr. Petit responded with a letter inviting Strategic Buyer C to submit a bid outlining any additional diligence requirements it had.

On January 21, 2008, the board held a meeting to review final bids. The board received a letter from Strategic Buyer A, confirming the range of its original proposal, and stating that since its board would not meet until January 23, 2008, it was not in a position to formally increase its proposed purchase price further at that time. Inverness, working with UBS, one of Inverness’ financial advisors, submitted a revised proposal to acquire Matria for $36.00 a share, with $30.00 payable in the form of a convertible note and $6.00 payable in cash. The proposed transaction retained the conditions set forth in Inverness’ original proposal of January 9, 2008 except for the need to obtain the approval of Inverness’ stockholders for an increase in Inverness’ authorized common stock. The proposed transaction would also be fully taxable to the Matria stockholders. Following conversations between representatives of Covington & Associates and The Maren Group, a representative of Covington & Associates contacted a representative of The Maren Group during Matria’s board meeting and verbally increased Inverness’ offer on its behalf to $39 per share, payable $32.50 in convertible notes and $6.50 in cash. After discussion, the board determined to hold an additional meeting on Wednesday, January 23, 2008. The board believed that the additional time would allow Inverness to receive the approval of its board and to address certain of Matria’s board’s concerns with the Inverness proposal, to allow Strategic Buyer A to consider improving and finalize its cash proposal and to allow Strategic Buyer C to conduct further due diligence and reconsider its position. This additional time also would facilitate Matria’s further due diligence on Inverness.

On January 22, 2008, The Maren Group communicated to Strategic Buyer A that it would need to refine and finalize its proposal in the form of a final written offer and, likely, improve its proposed price in order to remain competitive. Additionally, Mr. Petit sent a letter to Strategic Buyer C, who continued to conduct due diligence, advising it of the new schedule and allowing it to submit a bid, subject to further confirmatory due diligence set forth in any bid letter it may submit. The Maren Group also advised Inverness that Matria’s board was concerned about the conditions that remained in Inverness’ offer, including the condition of obtaining its lenders’ consent, and the taxable aspect of the Inverness offer. On that same day, in order to structure a deal that contained fewer conditions and offered more favorable tax treatment for the transaction, Inverness, working with UBS, proposed to substitute a convertible preferred stock in lieu of the convertible notes proposed in its earlier offer. Inverness indicated then that it believed the issuance of convertible preferred stock would eliminate the requirement to obtain the consent of its lenders and allow the parties to achieve a tax-deferred transaction.

Later in the day on January 22, 2008, Strategic Buyer A indicated that it would not be submitting a final offer and had cancelled its board meeting that had been scheduled for the purpose of further considering the transaction.

Over the next 24 hours, Inverness and Matria continued to negotiate the terms of the merger agreement and the terms of the convertible preferred stock to be issued in the proposed transaction. At the same time, Matria’s management, financial advisors and external corporate counsel continued to conduct further due diligence on Inverness.

On the evening of January 23, 2008, Matria’s board met to consider the alternatives relative to a sale of Matria. The board discussed the risks of delaying the process further, including the potential negative impact on potential awards of business so long as the identity of the acquiror was unknown. Moreover, the board had concerns about the ability of Strategic Buyer C to finance a superior proposal, the increased regulatory risk that a transaction with Strategic Buyer C would pose and the potential negative reaction of certain customers to a potential transaction with Strategic Buyer C, the consequences of which could be severe if the transaction did not close. Also, Strategic Buyer A’s cancellation of its board meeting and failure to deliver a final, definitive offer, cast considerable doubt on Strategic Buyer A’s continued interest in an acquisition of Matria at the high end of its price range.

Next, representatives of The Maren Group reviewed with the board the details of the Inverness offer. Representatives of SunTrust Robinson Humphrey then reviewed with the board certain financial analyses and delivered a written opinion that, subject to the factors and assumptions set forth in its written opinion, the consideration to be received in the transaction proposed by Inverness was fair to Matria’s stockholders from a financial point of view. Troutman Sanders presented a detailed review of the terms of the proposed merger agreement. Representatives of UBS joined the meeting by teleconference to answer questions about the convertible preferred stock to be issued in the proposed merger and their commitment to act as a market maker for the convertible preferred stock. The board reviewed the strategic value of the proposed combined company, the risk and merits related to the consummation of a business combination with Inverness, the risk and benefits associated with the combination of cash and convertible preferred stock consideration, including exposure to a decline in Inverness’ stock price, the potential reaction from customers and employees and the various advantages and disadvantages to Matria and its stockholders of the proposed transaction. After consideration of the foregoing and further discussion of the strategic rationale of the merger and the regulatory issues associated with the transaction, the board unanimously approved the merger agreement with Inverness, subject to the resolution of specified open issues and confirmation of tax-deferred treatment of the transaction.

Over the next three days, the parties negotiated final terms of the merger agreement and the convertible preferred stock. Inverness agreed to remove additional conditions to its obligations under the merger agreement and the terms of the preferred stock were discussed and revised further in light of Matria’s desire to achieve a tax-deferred transaction for its stockholders.

At a meeting held on January 27, 2008, Matria’s board met to consider the transaction, including the revised terms of the convertible preferred stock. Troutman Sanders presented a detailed review of the revised terms of the merger agreement and the convertible preferred stock and SunTrust Robinson Humphrey reconfirmed its opinion as of that date that the consideration to be received by Matria’s stockholders in the proposed merger was fair from a financial point of view. The full text of the written opinion of SunTrust Robinson Humphrey, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinion, is attached as Annex D to this proxy statement/prospectus. Following additional discussion and deliberation, Matria’s board of directors unanimously approved the merger and the other transactions contemplated by the merger agreement, authorized the officers of Matria to enter into the merger agreement, and resolved to recommend that Matria’s stockholders vote to adopt the merger agreement.

The merger agreement was executed by Inverness Medical Innovations, Inc., two of its subsidiaries, and Matria Healthcare, Inc. on the evening of January 27, 2008, and before the market opened on January 28, 2008, the parties issued a joint press release announcing the transaction.

Recommendation of Matria’s Board of Directors and Matria’s Reasons for the Merger

The Matria board of directors recommends that Matria stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. Matria’s board of directors determined that the proposed merger is advisable, fair to, and in the best interests of Matria and its stockholders and approved the merger agreement. Matria’s board of directors consulted with senior management, its legal counsel and its financial advisors in reaching its decision to approve the merger. Matria’s board of directors also took into account a number of factors in its deliberations concerning the merger, including, but not limited to, the following:

•	Matria’s current business, prospects, financial condition, results of operations and strategy, including industry consolidation which may have limited Matria’s future opportunities;

•	current market conditions and Matria’s historical trading price, along with the board of directors’ belief that Matria was undervalued in the market and the fact that accurately predicting revenues would continue to become more difficult as Matria pursued future initiatives;

•	Inverness’ proposal affords Matria’s stockholders with an opportunity to exchange their common stock for Inverness convertible preferred stock and cash at a price that represents a substantial premium over the closing price of Matria common stock immediately prior to the public announcement of Matria’s intention to pursue strategic alternatives;

•	the liquidity that the cash component of the merger consideration would provide to Matria stockholders;

•	Inverness’ 5-year compounded annual growth rate of 27% in its stock price and outstanding revenue growth;

•	by combining Matria with Inverness, Matria’s stockholders would participate in the benefits of synergies expected to be derived from the merger. Given the complementary nature of the technology and products of Matria and Inverness, the combined company is expected to be able to serve the health management market more effectively and efficiently. For example, following the merger:

•	the combined company is expected to be able to leverage Matria’s expertise in disease management and wellness and its technology and informatics assets to significantly improve the health management of patients, and will complement the Paradigm Health and Alere businesses acquired by Inverness;

•	the combined company will have greater capacity to broaden the outreach of outstanding disease management, productivity enhancement, maternity management and informatics products and services and will present an expanded footprint of products and services to physicians and consumers;

•	the combined company is expected to generate significant cost synergies, including from sales and marketing efforts and through the elimination of the costs of operating Matria as an independent company; and

•	the combined company may be able to compete more effectively than Matria alone due to greater marketing resources and financial strength, which may present improved opportunities for marketing the products of the combined company.

•	financial analysis and other information with respect to the companies presented by The Maren Group to the Matria board of directors, along with SunTrust Robinson Humphrey’s opinion that, as of the date of its opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the merger consideration is fair from a financial point of view to Matria’s stockholders;

•	the terms of the merger and the merger agreement are fair to Matria’s stockholders in light of the following considerations:

•	the belief of the Matria directors that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for completing the merger are high;

•	the ability of Matria’s board of directors to change its recommendation in order to comply with the Matria directors’ fiduciary duties or to terminate the merger agreement to enter into an agreement for an unsolicited superior proposal subject to a reasonable termination fee;

•	the analyses of Matria’s management, financial advisors and legal counsel, including information relating to the due diligence review that was conducted regarding Inverness’ business;

•	Matria’s board of directors’ view that the combination of the businesses of Matria and Inverness would result in an organization with greater financial, technical and other resources than Matria could provide as a stand-alone entity;

•	the fact that the transaction would allow Matria’s stockholders to receive cash, along with an interest in Inverness, and thereby provide the stockholders with both liquidity and an opportunity to participate in the potential success of Matria, as well as that of Inverness;

•	the expected tax treatment for Matria’s stockholders of the exchange of Matria common stock for Inverness convertible preferred stock;

•	the process undertaken on behalf of Matria to solicit indications of interest in a possible transaction with Matria and Matria’s board of directors’ view, based on this process, as to the potential for other third parties to enter into strategic relationships with or to acquire Matria; and

•	Matria’s board of directors’ assessment of Matria’s strategic alternatives and its view that merging with Inverness at the proposed merger consideration presented a more attractive opportunity than staying independent.

The Matria board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the integration of the two companies’ management and cultures might not be accomplished quickly or smoothly;

•	the loss of control over the future operations of Matria following the merger;

•	the potential loss of key Matria and Inverness employees critical to the ongoing success of Matria’s and Inverness’ businesses and to the successful integration of the two companies;

•	the risk that the merger may not be completed in a timely manner, or at all;

•	to the extent that the Matria stockholders receive cash consideration, they will not participate in future growth potential of the combined company;

•	the fact that the preferred stock portion of the merger consideration may decline in value prior to the consummation of the merger;

•	the possible effects of the provisions in the merger agreement regarding termination fees;

•	the potential adverse effect of the public announcement of the transaction on Matria’s customers, suppliers and distributors and other key relationships, its ability to attract and retain key management, marketing and technical personnel, and its overall competitive position;

•	the possible adverse impact arising from senior management devoting significant time and effort to completing the transaction and integrating the two businesses;

•	the fact that Matria would be forgoing other potential opportunities by entering into the merger agreement; and

•	the other risks described above under “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

This discussion of information and factors considered by the Matria board of directors is not intended to be exhaustive but is intended to summarize those factors considered by the Matria board of directors that it viewed as material. In view of the wide variety of factors considered by the Matria board of directors, the Matria board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, Matria’s board of directors concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Matria’s stockholders than other strategic alternatives or continuing as a stand-alone entity. After taking into account all of the factors set forth above, the Matria board of directors agreed that the proposed merger is advisable and fair to, and in the best interests of, Matria’s stockholders, and approved the merger agreement.

Opinion of Matria’s Financial Advisor

Matria retained SunTrust Robinson Humphrey as financial advisor on January 10, 2008. In connection with that engagement, the Matria board of directors requested that SunTrust Robinson Humphrey evaluate the fairness, from a financial point of view, to the holders of Matria’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the January 27, 2008 meeting of the Matria board of directors, SunTrust Robinson Humphrey gave its opinion (updating and confirming the opinion that SunTrust Robinson Humphrey had delivered on January 23, 2008) that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the stockholders of Matria pursuant to the merger agreement is fair, from a financial point of view, to the holders of Matria’s outstanding common stock.

The full text of the written opinion of SunTrust Robinson Humphrey, dated January 27, 2008, which sets forth the assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex D to this proxy statement/prospectus. The summary of the opinion of SunTrust Robinson Humphrey set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Holders of Matria common stock are urged to read this opinion in its entirety. SunTrust Robinson Humphrey’s opinion, which is addressed to the Matria board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of Matria common stock in connection with the proposed merger. SunTrust Robinson Humphrey’s opinion does not constitute a recommendation to any holder of Matria common stock as to how such stockholder should vote at the special meeting of Matria stockholders and does not address any other aspect of the proposed merger or any related transaction. SunTrust Robinson Humphrey does not express any opinion as to the likely trading range of Inverness preferred stock or common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Inverness at that time.

In connection with rendering its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of Matria as of and for the years ended December 31, 2003, 2004, 2005 and 2006 and the unaudited financial statements for the nine month period ended September 30, 2007;

•	reviewed Matria’s annual report filed on Form 10-K for the fiscal year ended December 31, 2006 and the quarterly report filed on Form 10-Q for the quarter ended September 30, 2007;

•	reviewed Inverness’ annual report filed on Form 10-K for the year ended December 31, 2006 and the quarterly report filed on Form 10-Q for the quarter ended September 30, 2007;

•	reviewed other Matria and Inverness financial and operating information requested from and/or provided by Matria and Inverness, respectively;

•	reviewed certain other publicly available information on Matria and Inverness;

•	discussed with members of the senior management of Matria and Inverness certain information relating to the aforementioned; and

•	considered such other quantitative and qualitative factors that SunTrust Robinson Humphrey deemed to be relevant to its analysis.

In connection with its review, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to SunTrust Robinson Humphrey by Matria, Inverness or any other party, and did not undertake any duty or responsibility to verify independently any such information. SunTrust Robinson Humphrey has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Matria. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with SunTrust Robinson Humphrey, SunTrust Robinson Humphrey assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise SunTrust Robinson Humphrey promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Based upon the terms specified in the merger agreement, SunTrust Robinson Humphrey assumed that the transaction will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

In rendering its opinion, SunTrust Robinson Humphrey assumed that the transaction would be consummated on the terms described in the merger agreement as provided to SunTrust Robinson Humphrey by Matria. Furthermore, SunTrust Robinson Humphrey assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. SunTrust Robinson Humphrey also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Matria is a party, as contemplated by the merger, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Matria. SunTrust Robinson Humphrey based its financial analysis on merger consideration with a value of $39.00 per share of Matria common stock through a combination of (i) $6.50 in cash, and (ii) a portion of a share of newly created convertible preferred stock of Inverness, having a stated value of $32.50 (the $400 liquidation value of a share of Inverness Series B preferred stock multiplied by 0.08125, which is the exchange ratio for the issuance of Inverness Series B preferred stock in the merger). SunTrust Robinson Humphrey expressed no opinion as to the underlying business decision to effect the transaction, the structure or the tax consequences of the merger agreement, or the availability or advisability of any alternatives to the transaction. In the capacity of rendering the opinion, SunTrust Robinson Humphrey reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms. SunTrust Robinson Humphrey expressed no opinion as to the future performance or long-term viability of Matria, Inverness or the price at which securities of Inverness including the Series B preferred stock issued in connection with the merger will trade in the market after the transaction.

In conducting its investigation and analyses and in arriving at its opinion, SunTrust Robinson Humphrey took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) the current and projected financial position and results of operations of Matria; (ii) the historical market prices and trading activity of the common stock of Matria; (iii) historical and projected revenues, operating earnings, net income and capitalization of Matria and certain other publicly held companies in businesses SunTrust Robinson Humphrey believes to be comparable to Matria; (iv) financial and operating information concerning selected business combinations which SunTrust Robinson Humphrey deemed to be comparable in whole or in part; (v) historical acquisition premiums paid relative to the market stock prices of selected companies; (vi) the discounted present value of the projected future cash flows of Matria; and (vii) the general condition of the securities markets.

The following summarizes the material financial analyses presented by SunTrust Robinson Humphrey to the Matria board of directors at its meeting January 27, 2008, which material was considered by SunTrust Robinson Humphrey in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Matria, Inverness or the contemplated merger.

Trading Analysis.  SunTrust Robinson Humphrey analyzed historical closing prices of Matria and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price per	Implied
	Share	Premium

Merger Consideration Value	$39.00	—
Matria Closing Stock Price 1 Day Prior to Announcement of Pursuit of Strategic Alternatives (1/14/08)	$24.47	59.4%
Matria Closing Stock Price on January 25, 2008	$30.69	27.1%
52-Week High Matria Stock Price (6/1/07)	$32.49	20.0%
30 Day Trading Average at January 25, 2008	$24.72	57.7%
60 Day Trading Average at January 25, 2008	$23.98	62.6%
90 Day Trading Average at January 25, 2008	$24.72	57.7%
180 Day Trading Average at January 25, 2008	$26.64	46.4%

Selected Public Companies Analysis.  SunTrust Robinson Humphrey analyzed the relative valuation multiples of 15 publicly-traded companies in disease management, benefits management, healthcare information services and other businesses SunTrust Robinson Humphrey believes to be comparable to Matria, including:

• Disease Management / Patient-Centric Care — Healthways, Inc. — I-trax, Inc. — WebMD Health Corp.	• Healthcare Information Services — Allscripts Healthcare Solutions, Inc. — Cerner Corporation — Eclipsys Corporation — McKesson Corporation

• Benefits Management / PBMs
— Allion Healthcare, Inc.
— BioScrip, Inc.
— Express Scripts, Inc.
— Healthextras, Inc.
— Medco Health Solutions, Inc.
— National Medical Health Card Systems, Inc.
— Omnicare, Inc.
— SXC Health Solutions Corp.

SunTrust Robinson Humphrey calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to earnings before interest, taxes, depreciation or amortization, or EBITDA; (ii) enterprise value (market value plus debt, less cash) compared to revenue; and (iii) equity value per share compared to earnings per share, using the actual results of the most recently ended fiscal quarter for each company, respectively, and Wall Street consensus estimates for the selected companies and Matria for the calendar year ending December 31, 2008. The estimates published by Wall Street research analysts were not prepared in connection with the transaction or at SunTrust Robinson Humphrey’s request and may or may not prove to be accurate. SunTrust Robinson Humphrey reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Matria implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	CY 2008 Estimates
	Enterprise Value		Enterprise Value		Equity Value per
Valuation Multiples	to EBITDA		to Revenue		Share to EPS

Mean	12.2	x	1.4	x	23.8	x
Median	12.2	x	0.9	x	23.0	x
Minimum	4.6	x	0.2	x	10.4	x
Maximum	22.8	x	4.7	x	46.2	x

Merger Consideration	12.8	x	3.1	x	31.2	x

Selected Transaction Analysis.  SunTrust Robinson Humphrey analyzed publicly available information relating to selected acquisitions of disease management, benefits management and healthcare information services companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

•	British United Provident Association, Ltd. acquisition of Health Dialog Services Corporation

•	Inverness Medical Innovations, Inc. acquisition of ParadigmHealth, Inc.

•	UnitedHealth Group Incorporated acquisition of Fiserv Health, Inc.

•	Inverness Medical Innovations, Inc. acquisition of Alere Medical, Inc.

•	Medco Health Solutions, Inc. acquisition of PolyMedica Corporation

•	Healthways, Inc. acquisition of AXIA Health Management, LLC

•	Magellan Health Services, Inc. acquisition of ICORE Healthcare, LLC

•	Matria Healthcare, Inc. acquisition of CorSolutions Medical, Inc.

•	Express Scripts, Inc. acquisition of Priority Healthcare Corporation

•	Aetna Inc. acquisition of ActiveHealth Management

•	SHPS Holdings, Inc. acquisition of Landacorp, Inc.

•	I—trax, Inc. acquisition of Meridian Occupational Healthcare Associates, Inc. (dba CHD Meridian Healthcare)

•	Healthways, Inc. acquisition of StatusOne Health Systems

•	Philips Holding USA Inc. acquisition of Visicu, Inc.

•	Vista Equity Partners acquisition of Sunquest Information Systems Inc. from Misys Healthcare Systems, Inc.

•	Battery Ventures acquisition of Quovadx, Inc.

•	Onex Healthcare Holdings, Inc. acquisition of Eastman Kodak Company Health Group

•	WebMD Health Corp. acquisition of Subimo, LLC

•	DST Systems, Inc. acquisition of Amysis Synertech, Inc.

•	WebMD Health Corp. acquisition of Summex Corporation

•	Allscripts Healthcare Solutions, Inc. acquisition of A4 Health Systems, Inc.

•	Merge Technologies Incorporated acquisition of Cedara Software Corp.

SunTrust Robinson Humphrey examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBITDA, in each case for twelve months ended prior to announcement of the transaction, where such information was publicly available. SunTrust Robinson Humphrey reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to the corresponding valuation multiples for Matria implied by the merger consideration. The results of the selected transactions analysis are summarized below:

	Enterprise Value to Trailing Twelve Months
Valuation Multiples	Revenue		EBITDA

Mean*	3.2	x	17.2	x
Median	3.5	x	17.3	x
Minimum	0.7	x	11.1	x
Maximum	8.0	x	328.6	x

Merger Consideration	3.3	x	14.5	x

*	Outliers excluded from mean calculation

Transaction Premium Analysis.  SunTrust Robinson Humphrey analyzed the stock price premiums paid in 73 healthcare related merger and acquisition transactions announced since January 1998 with target company enterprise values between $500.0 million and $1,500.0 million. SunTrust Robinson Humphrey measured each transaction price per share relative to: (i) each target’s closing price per share on the trading day prior to announcement of the transaction; and (ii) the target’s closing price per share on the trading day 30 trading days prior to the announcement of the transaction. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1 Day Prior	30 Days Prior

Mean	36.9%	47.8%
Median	28.0%	38.3%
Minimum	(2.0%)	(16.9%)
Maximum	220.0%	161.4%

Merger Consideration	27.1%	82.7%

Discounted Cash Flow Analysis.  SunTrust Robinson Humphrey analyzed the discounted present value of Matria’s projected free cash flows for the years ending December 31, 2008 through 2011 on a standalone basis utilizing three methods. SunTrust Robinson Humphrey used the unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

Two of the discounted cash flow analyses were based on projections of the financial performance of Matria that represented the best available estimates and judgment of management. The third discounted cash flow analysis was based on the projections of Wall Street research analysts where extended projections were available. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at SunTrust Robinson Humphrey’s request and may or may not prove to be accurate. Consistent with the periods included in the financial projections, SunTrust Robinson Humphrey used calendar year 2011 as the final year for the analysis and applied multiples, ranging from 6.0x to 10.0x, to calendar year 2011 EBITDA in order to derive a range of terminal values for Matria in 2011.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 10.0% to 15.0% in the first and third analyses, which reflected the weighted average after—tax cost of debt and equity capital associated with executing Matria’s business plan. In the second analysis, the projected unleveraged free cash flows and terminal values were discounted using rates ranging from 12.0% to 17.0%, which reflected the weighted after-tax cost of debt and equity capital associated with executing Matria’s business plan, plus an estimated adjustment for execution risk in achieving management projections. The resulting range of present values was adjusted by Matria’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Matria share. SunTrust Robinson Humphrey reviewed the range of share prices derived in the discounted cash flow analyses and compared them to the price per share for Matria implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

	Equity Value per Share
	Matria Management	Matria Projections with	Wall Street
	Projections	Execution Risk Premium	Projections

Mean	$52.34	$48.23	$22.63
Minimum	$33.88	$31.10	$13.26
Maximum	$70.80	$65.35	$31.99

Merger Consideration	$39.00	$39.00	$39.00

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. SunTrust Robinson Humphrey believes that its analysis must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, SunTrust Robinson Humphrey considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be SunTrust Robinson Humphrey’s view of the actual value of Matria.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Matria. The analyses performed by SunTrust Robinson Humphrey are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Matria board of directors and were prepared solely as part of SunTrust Robinson Humphrey’s analysis of fairness, from a financial point of view, to the holders of Matria common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by SunTrust Robinson Humphrey, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The opinion of SunTrust Robinson Humphrey was one of many factors taken into consideration by the Matria board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Matria board of directors’ or Matria management’s opinion with respect to the value of Matria. Matria placed no limits on the scope of the analysis performed, or opinion expressed, by SunTrust Robinson Humphrey.

SunTrust Robinson Humphrey’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 27, 2008, and any material change in such circumstances and conditions may affect SunTrust Robinson Humphrey’s opinion, but SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm that opinion.

SunTrust Robinson Humphrey is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. For services rendered in connection with the delivery of its opinion, Matria paid SunTrust Robinson Humphrey a fee of $750,000 upon delivery of its opinion. Matria also agreed to reimburse SunTrust Robinson Humphrey for its expenses incurred in connection with its services, including fees and expenses of its counsel, and will indemnify SunTrust Robinson Humphrey against certain liabilities arising out of its engagement. In the ordinary course of business, SunTrust Robinson Humphrey may trade in the securities of Matria and Inverness for its own account and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities. SunTrust Robinson Humphrey has also performed various investment banking services for Matria in the past and has received customary fees for such services.

Inverness’ Reasons for the Transaction

In reaching its decision to approve the transaction, including the merger and the upstream merger, Inverness’ board of directors determined that the transaction, including the merger and the upstream merger, is in the best interests of Inverness and its stockholders. The decision by Inverness’ board of directors was reached after consulting with Inverness’ management and its financial and legal advisors, and after consideration of various factors, including:

•	Inverness management’s view of the financial performance of Inverness and Matria before and after giving effect to the merger;

•	Inverness’ familiarity with Matria’s services and the expected market for those services;

•	the developmental status of Inverness’ own health enhancement and wellness programs, and the estimated costs expected to be incurred in connection with the continued development of such patient-centered services;

•	the potential benefits of combining Inverness’ existing health management businesses, including Alere and Paradigm Health, with Matria’s historical business;

•	the potential benefits of owning and operating both rapid diagnostic businesses and health management businesses;

•	the belief that health management services are growing at an increased rate relative to some of Inverness’ existing businesses as a result of the development and acceptance of the services provided by the health management services industry;

•	the type and amount of consideration to be paid in the transaction, including the proposal to pay a premium over the then-current market price of Matria common stock;

•	the terms of the convertible preferred stock to be offered by Inverness and the relationship of the convertible preferred stock to Inverness common stock;

•	the terms of the merger agreement;

•	then-current financial market conditions and historical market prices, volatility and trading information for the Inverness common stock and Matria common stock; and

•	the results of the due diligence investigation conducted by Inverness’ management, accountants and legal counsel.

The decision of the Inverness board of directors to approve the merger was based on the potential benefits of the merger that the Inverness board of directors believed would contribute to the success of Inverness’ business and corresponding benefits to Inverness, including:

•	the complementary nature of the business of Matria to the business of Inverness’ recently acquired subsidiaries, Alere and Paradigm Health;

•	the opportunity to acquire and commercialize certain integrated comprehensive health enhancement and disease management programs of Matria; and

•	the opportunity for the combined company to achieve cost savings through the combination of complementary information technology systems and other operational synergies.

In considering the merger, the Inverness board of directors also identified and considered a number of potentially negative factors, including the following:

•	the risk that the value of the Matria business could decline after the execution of the merger agreement, particularly in light of the fact that the exchange ratio would not be adjusted to reflect declines in the market price of the Matria common stock;

•	the risk that the potential benefits of the merger would not be realized fully as a result of challenges the companies might face in integrating their technology, personnel and operations, as well as general industry-wide or economic conditions or other factors;

•	the risk that after the merger Inverness could lose important current customers of Inverness, including the businesses conducted by Alere and Paradigm Health, or Matria;

•	the risk that, if the merger is not consummated, Inverness’ management would have devoted substantial time and resources to the combination at the expense of attending to and growing Inverness’ business or other business opportunities;

•	the uncertainty associated with operating a disease management company and whether any benefits would be achieved from having both disease management businesses and rapid diagnostic businesses within the same company;

•	the potential financial and credit market reaction to Inverness making further investments in service rather than product businesses;

•	the differing multiples that the market may apply to service businesses, such as Matria, and rapid diagnostic businesses;

•	the risks associated with the additional demands that the acquisition of Matria would place on management, particularly in light of the already substantial additional demands placed on management by the recent acquisitions of Alere and Paradigm Health, and the additional challenges that management would face in integrating the operations of Inverness, Matria, Alere and Paradigm Health, if the Matria acquisition were to be consummated; and

•	the potential adverse impact of the resale of additional shares of Inverness capital stock into the stock market after the closing, which could have the effect of putting downward pressure on the trading price of Inverness common stock.

The foregoing discussion of the information and factors considered by the Inverness board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Inverness board. In view of the variety of factors considered in connection with its evaluation of the merger, the Inverness board of directors did not quantify or otherwise assign relative weights to the factors considered in reaching its conclusions. In addition, individual members of the Inverness board of directors may have given different weights to different factors. However, on an overall basis, the Inverness board of directors concluded that the factors favoring the merger outweigh the countervailing factors.

For the strategic reasons set forth above, after consultation with Inverness’ senior management and its advisors and in consideration of the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, the Inverness board of directors determined that the merger was in the best interests of Inverness and its stockholders.

Interests of Executive Officers and Directors of Matria in the Merger

In considering the recommendation of the Matria board of directors with respect to the merger, Matria stockholders should be aware that certain executive officers and directors of Matria have interests in the merger that may be different from, or in addition to, the interests of Matria stockholders generally. The Matria board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and recommending that Matria stockholders vote to approve the merger and adopt the merger agreement. These interests are summarized below.

Matria Shares of Common Stock; Stock Options and Restricted Stock

Officers and directors of Matria who own Matria common stock will receive the merger consideration on the same terms as all of the other stockholders of Matria. As of April 2, 2008, the members of the Matria board of directors and the executive officers of Matria (including Richard M. Hassett, M.D., Matria’s former

President and Chief Operating Officer), together with their affiliated entities, owned 1,218,668 outstanding shares of Matria common stock, or approximately 5.5% of the shares of Matria common stock outstanding, and accordingly are eligible to receive approximately $7,921,342 in cash and 99,016 shares of Inverness Series B preferred stock in the transaction for these shares.

As of April 2, 2008, the executive officers (including Richard M. Hassett, M.D., Matria’s former President and Chief Operating Officer) of Matria also hold 220,493 shares of restricted stock, of which 220,493 shares are unvested. In accordance with the merger agreement, any shares of restricted stock outstanding immediately prior to the merger that had not vested by their terms or otherwise shall vest and become free of such restrictions and at the effective time of the merger each such share shall be considered an outstanding share of Matria common stock for all purposes of the merger agreement, including the right to receive the merger consideration. Accordingly, such executive officers are eligible to receive approximately $1,433,205 in cash and 17,915 shares of Inverness Series B preferred stock in the aggregate for their shares of Matria restricted stock in the transaction.

In addition, as of April 2, 2008 the board members and executive officers of Matria (including Richard M. Hassett, M.D., Matria’s former President and Chief Operating Officer) hold options to acquire 1,472,837 shares of Matria common stock, with exercise prices ranging from $5.84 to $40.33 per share. The stock option plans under which these options were granted provide for the acceleration in full of any unvested options in connection with, but prior to consummation of, a change in control of Matria. The merger would constitute a change of control for purposes of these stock option plans. The stock option plans under which these options were granted also provide that the holder may exercise the accelerated options before the change in control. In the event that the board members and/or executive officers elect to exercise such options prior to the consummation of the merger, then the board members and/or executive officers would be eligible to receive the merger consideration.

As of April 2, 2008, the board members and executive officers of Matria (including Richard M. Hassett, M.D., Matria’s former President and Chief Operating Officer) currently hold unvested stock options to acquire 301,263 shares of Matria common stock. Assuming for these purposes only, if the merger became effective on May 8, 2008, the vesting of these stock options will be accelerated and the aggregate in-the-money value of such accelerated stock options (assuming a value of $39.00 per share of Matria common stock, which represents the right to receive $6.50 in cash and a portion of a share of Inverness Series B preferred stock having a stated value of $32.50) would be approximately $3,307,791. As of April 2, 2008, the board members and executive officers of Matria (including Dr. Hassett) hold vested stock options to acquire 1,171,574 shares of Matria common stock, and the aggregate in-the-money value of such vested stock options (assuming a value of $39.00 per share of Matria common stock, which represents the right to receive $6.50 in cash and a portion of a share of Inverness Series B preferred stock having a stated value of $32.50) as of April 2, 2008 is approximately $24,027,146. Any stock options to acquire shares of Matria common stock remaining outstanding immediately prior to the merger will be assumed by Inverness and be converted into options to acquire shares of Inverness common stock. For more information about these options and shares of restricted stock, please read the sections of this proxy statement/prospectus entitled “The Merger Agreement — Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans” beginning on page 92 of this proxy statement/prospectus and “The Merger Agreement — Treatment of Matria Restricted Stock” beginning on page 93 of this proxy statement/prospectus.

Change of Control Severance and Post-Employment Benefits

Matria has entered into change-in-control severance agreements with each of the following executive officers: Parker H. Petit; Thomas D. Underwood; Yvonne V. Scoggins; Roberta L. McCaw; Thornton A. Kuntz, Jr.; and Jeffrey L. Hinton. The agreements provide for compensation to the executive in the event the executive’s employment with Matria is terminated within three years following the consummation of a “change-in-control” for reasons other than the executive’s death, disability, retirement, “Cause” (as defined in the respective agreements), or if the executive terminates employment other than for “Good Reason” (as defined in the respective agreements). The merger will constitute a change-in-control under these agreements. The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary, targeted base bonus and car allowance as of the date of the change-in-control. The multiple applicable to Mr. Petit and Ms. Scoggins is three. The multiple applicable to Ms. McCaw, Mr. Kuntz, Mr. Underwood and Mr. Hinton is two. In addition, following termination of employment, the executives are entitled to receive for a period of three years in the case of Mr. Petit and Ms. Scoggins and two years in the case of Ms. McCaw, Mr. Kuntz, Mr. Underwood and Mr. Hinton, life and health insurance coverage, and certain other fringe benefits equivalent to those in effect at the date of termination and will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280G of the Internal Revenue Code. The agreements require the executive to comply with certain covenants that preclude the executive from competing with Matria or soliciting customers or employees of Matria for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. In addition, Matria maintains a Supplemental Executive Retirement Plan, which we refer to throughout this proxy statement/prospectus as the “SERP,” for Ms. McCaw and Mr. Kuntz. The SERP provides for enhanced benefits in the event of a change in control, including crediting Ms. McCaw with three years of additional service under the SERP and eliminating, for both Ms. McCaw and Mr. Kuntz, the requirement of attaining age 55 to achieve 100% vesting. As a result, both Ms. McCaw and Mr. Kuntz will be 100% vested in their SERP benefit upon the change in control. Under the terms of the SERP, Ms. McCaw and Mr. Kuntz are also entitled to receive tax mitigation payments in an amount of approximately 44% of the amount initially contributed by Matria to the SERP.

On February 26, 2008, Matria entered into a Severance, Release and Restrictive Covenant Agreement with Richard M. Hassett, MD, Matria’s former President and Chief Operating Officer and director. The compensation payable to Dr. Hassett under the Severance Agreement includes a cash payment, payable in 26 bi-weekly installments. In addition, Dr. Hassett is entitled to receive life and health insurance coverage for one year (in addition to 18 months of coverage under COBRA) and certain other fringe benefits equivalent to those in effect at the date of termination and is entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280(g) of the Code. Dr. Hassett’s agreement also provides that in the event that a “change in control” of Matria occurs on or before November 30, 2008, Dr. Hassett will be entitled to receive an additional cash payment, payable in 26 bi-weekly installments, and an extension of life and health insurance coverage and other fringe benefits for an additional period of one year.

Estimated Current Value of Change of Control Benefits

Based on a hypothetical termination date of March 31, 2008, the value of the post-employment payments due to Matria’s executive officers (or, in the case of Dr. Hassett, former executive officers) in the event of a change of control have been set forth on the following table.

				Value of
Name and	Cash			Accelerated
Principal Position	Severance(1)	Bonus	Benefits	Equity Awards(2)	Tax Gross-Ups		Retirement Plans		Total

Parker H. Petit	$1,732,500	$1,212,750	$236,976	$4,370,272	$2,298,799		—		$9,851,297
Chairman of the Board and Chief Executive Officer
Jeffrey L. Hinton	$572,000	$257,400	$92,506	$647,576	$520,563		—		$2,090,045
Senior Vice President and Chief Financial Officer
Thomas D. Underwood	$823,000	$493,800	$79,560	$1,950,000	$1,190,659		—		$4,537,019
President and Chief Operating Officer
Roberta L. McCaw	$542,100	$216,840	$78,214	$782,312	$235,846	(3)	$454,039	(4)	$2,309,351
Senior Vice President, General Counsel and Secretary
Yvonne V. Scoggins	$813,150	$325,260	$134,253	$848,616	—		—		$2,121,279
Senior Vice President Business Analysis
Thornton A. Kuntz, Jr.	$478,400	$191,360	$85,234	$718,486	$306,687	(3)	$460,407	(4)	$2,240,574
Senior Vice President and Chief Administrative Officer
Richard M. Hassett M.D.(5)	$822,900	$493,740	$97,360	$2,509,866	$1,193,257		—		$5,117,123
Former President and Chief Operating Officer

(1)	Calculated based on the executive officer’s base salary as of February 1, 2008.

(2)	Calculated by assuming that the shares of common stock underlying such options have an assumed value equal to $39.00 per share of Matria common stock. However, given the recent volatility in the trading prices of Matria’s and Inverness’ common stock, it is possible that the actual value of the common stock underlying such options may be less than $39.00 per share.

(3)	This figure represents tax mitigation payments under the SERP.

(4)	This figure represents Ms. McCaw’s three years of additional service under the SERP and since for both Ms. McCaw and Mr. Kuntz, the requirement of attaining age 55 to achieve 100% vesting will be eliminated both Ms. McCaw and Mr. Kuntz will be 100% vested in their SERP benefit upon the change in control. Under the terms of the SERP, Ms. McCaw and Mr. Kuntz are also entitled to receive tax mitigation payments in an amount of approximately 44% of the amount initially contributed by Matria to the SERP. The value of such additional tax mitigation payments is not reflected in the amounts set forth above in the column entitled “Retirement Plans,” but is reflected in the column above entitled “Tax Gross-Ups.”

(5)	Dr. Hassett served as Matria’s President and Chief Operating Officer until January 29, 2008. The amounts set forth in this table include the amounts Dr. Hassett is already entitled to under his Severance, Release and Restrictive Covenant Agreement.

Indemnification; Directors’ and Officers’ Insurance

Inverness has agreed that, for a period of six years after the merger, the indemnification obligations in Matria’s certificate of incorporation and bylaws and any Matria indemnification agreements will survive. Inverness will cause the certificate of incorporation and bylaws of Matria after the merger to reflect provisions at least as favorable as the indemnification and exculpation provisions in Matria’s current certificate of incorporation and bylaws and, for a period of six years after the merger, Inverness will not amend, repeal or otherwise modify the certificate of incorporation or bylaws in any manner that would adversely affect the indemnification rights of any individual who on or before the merger was protected under indemnification provisions in any of these Matria documents.

On January 23, 2008, Matria entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that Matria will indemnify these directors and executive officers for losses resulting from certain events relating to the fact that such person was a director or executive officer of Matria.

In addition, for a period of six years after the merger, Inverness will cause Matria’s existing policy of directors’ and officers’ liability insurance to be maintained, subject to certain limitations.

Management Arrangements

As of the date of this proxy statement/prospectus, Inverness has not entered into any employment arrangements with Matria’s senior management in connection with the merger and, except with respect to Dr. Hassett, as noted above, has not agreed to amend or modify any existing employment arrangements. Inverness is currently assessing its staffing requirements with respect to the ongoing business operations of the surviving entity. As a result, it is possible that the surviving entity might offer an employment opportunity to one or more of Matria’s senior management upon or after the completion of the transaction. However, no determination has been made regarding which, if any, of Matria’s senior management may be offered employment or the terms of any such employment opportunity, including compensation.

Financing of the Merger

The merger is not conditioned on any financing arrangements. Inverness expects to use a combination of cash on hand and/or borrowings under existing revolving credit facilities to finance the cash portion of the merger consideration and to pay for its related expenses in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger and the Upstream Merger

The following is a summary of the material United States federal income tax consequences of the merger and the upstream merger applicable to a holder of shares of Matria common stock that receives in the merger either cash or a combination of Inverness Series B preferred stock and cash, which will depend on whether Inverness exercises its right to pay the aggregate merger consideration solely in cash, pursuant to the terms of the merger agreement. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, which we refer to throughout this proxy statement/prospectus as the “IRS,” all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is not a complete description of the United States federal income tax consequences of the merger and the upstream merger. The United States federal income tax laws are complex, and the tax consequences of the merger and the upstream merger can vary depending on each stockholder’s individual circumstances or tax status. This discussion is limited to holders of Matria common stock that hold their shares of Matria common stock and will hold their shares of Inverness Series B preferred stock as capital assets for United States federal income tax purposes (generally, assets held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a particular holder of Matria common stock or to holders of Matria common stock that are subject to special treatment under United States federal income tax laws, such as expatriates, entities treated as partnerships, S corporations or other flow-through entities for United States federal income tax purposes, dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who acquired their shares of Matria common stock pursuant to the exercise of options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation, persons subject to the alternative minimum tax provisions of the Internal Revenue Code, persons whose functional currency is not the United States dollar, persons deemed to sell their Matria common stock under the constructive sale provisions of the Internal Revenue Code and persons who acquired Matria common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction. In addition, this summary does not address the tax consequences of the merger and the upstream merger to holders of options or warrants to acquire Matria common stock. Furthermore, this discussion does not address the tax consequences of the merger and the upstream merger under any state, local or foreign tax laws. Inverness has not requested, and does not plan to request, any rulings from the IRS concerning the merger and the upstream merger and the statements in this registration statement are not binding on the IRS or any court. Thus, Inverness can provide no assurance that the tax considerations described in this discussion will not be challenged by the IRS, or, if challenged, would be sustained by a court.

This discussion is also limited to holders of Matria common stock or Inverness Series B preferred stock who are United States persons. For purposes of this discussion, the term “United States person” means:

•	an individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

EACH HOLDER OF MATRIA COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE UPSTREAM MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, IN LIGHT OF THE PARTICULAR CIRCUMSTANCES OF SUCH HOLDER.

Tax Opinions

Unless Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, Inverness’ obligation to complete the merger is conditioned upon its receipt at the closing of the merger of a tax opinion from Goodwin Procter LLP that it is more likely than not that the merger and the upstream merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that each of Inverness and Matria will be a party to the reorganization; provided that if Goodwin Procter LLP fails to render such opinion, the condition to Inverness’ obligation to complete the merger nonetheless will be deemed satisfied if Troutman Sanders LLP renders such opinion to Inverness. Similarly, unless Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, Matria’s obligation to complete the merger is conditioned upon its receipt at the closing of the merger of a tax opinion from Troutman Sanders LLP that it is more likely than not that the merger and the upstream merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that each of Inverness and Matria will be a party to the reorganization; provided that if Troutman Sanders LLP fails to render such opinion, the condition to Matria’s obligation to complete the merger nonetheless will be deemed satisfied if Goodwin Procter LLP renders such opinion to Matria. However, in the event that Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, no tax opinion will be required from either counsel, the upstream merger will not be required and the merger will not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In connection with the filing with the Securities and Exchange Commission of the registration statement of which this document is a part, Goodwin Procter LLP and Troutman Sanders LLP have provided to their respective clients forms of the opinions described in the preceding paragraph. If rendered, the tax opinions will be based on assumptions stated in the opinions and on factual representations and covenants made in letters that will be provided by Inverness, Matria, Merger Sub and Merger LLC to Goodwin Procter LLP and Troutman Sanders LLP, the accuracy of which is critical to the conclusions stated in the tax opinions. These tax opinions will not be binding on the IRS or any court and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion regarding the United States federal income tax treatment of the merger. The determination by tax counsel as to whether the merger and the upstream merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the merger. Except as otherwise noted, the following discussion assumes that the merger and the upstream merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

Primary Consequences if Merger Consideration Consists of Inverness Series B Preferred Stock and Cash

Assuming that Inverness does not exercise its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, and subject to the discussion in “Additional Considerations if Merger Consideration Consists of Inverness Series B Preferred Stock and Cash” below, the following material United States federal income tax consequences will result from the qualification of the merger and the upstream merger, considered together as a single integrated transaction, as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code:

•	No gain or loss will be recognized by Inverness, Matria or Merger Sub as a result of the merger and the upstream merger.

•	For holders of Matria common stock who exchange their shares of Matria common stock for a combination of Inverness Series B preferred stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of (i) the excess, if any, of the sum of the cash and the fair market value of the Inverness Series B preferred stock the holder received in the merger, over the tax basis in the shares of Matria common stock surrendered by the holder in the merger, or (ii) the amount of cash received. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes under the Hypothetical Redemption Analysis discussed below, in which case such gain will be treated as ordinary dividend income to the extent of such stockholder’s ratable share of the accumulated earnings and profits of Matria. Any capital gain recognized will be long-term capital gain if the shares of the Matria common stock have been owned by the holder for more than one year as of the effective date of the merger. For a holder who acquired different blocks of Matria common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger.

•	Cash received in the merger by a holder of Matria common stock in lieu of a fractional share of Inverness Series B preferred stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Matria common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

•	A holder’s aggregate tax basis in the Inverness Series B preferred stock received in the merger, including any fractional share interests deemed received by the holder under the treatment described above, will equal its aggregate tax basis in the Matria common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). If a holder of Matria common stock acquired any of the holder’s shares at different prices or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of Inverness Series B preferred stock received in the merger. Holders of Matria common stock that hold more than one block (that is, shares acquired at the same cost in a single transaction) of Matria common stock should consult their own tax advisors regarding the proper allocation under the Treasury Regulations of their tax basis among shares of Inverness Series B preferred stock received. Any disallowed loss realized upon receipt of merger consideration would be essentially reflected in the adjusted tax basis of the shares of Inverness Series B preferred stock received in the merger.

•	The holding period of the Inverness Series B preferred stock received by a holder of Matria common stock in connection with the merger (including any fractional share deemed received and redeemed as described above) generally will include the holding period of the Matria common stock surrendered in connection with the merger. A holder who had differing holding periods with respect to Matria common stock should consult its own tax advisor regarding the particular holding periods of the Inverness Series B preferred stock received in the merger.

•	Significant holders of Matria common stock will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s adjusted tax basis in the holder’s Matria common stock and other information regarding the reorganization. Holders of Matria common stock should consult their own tax advisors with respect to the applicability of this and any other tax reporting requirements to their particular circumstances.

Additional Considerations if Merger Consideration Consists of Inverness Series B Preferred Stock and Cash

Character of Gain Under Hypothetical Redemption Analysis: Capital Gain or Dividend Income

For a holder of Matria common stock, the characterization of any gain recognized on the receipt of cash pursuant to the merger (other than cash in lieu of fractional shares) as capital gain or as ordinary dividend income will depend on whether or not the receipt of such cash has the effect of a distribution of a dividend under Sections 302 and 356(a)(2) of the Internal Revenue Code, which we refer to throughout this proxy statement/prospectus as the “Hypothetical Redemption Analysis.” Under the Hypothetical Redemption Analysis, a holder of Matria common stock will be treated as if the portion of the shares of Matria common stock exchanged for cash in the merger had been instead exchanged for additional shares of Inverness Series B preferred stock, which we refer to throughout this proxy statement/prospectus as the “Hypothetical Shares,” followed immediately by a redemption of the Hypothetical Shares by Inverness for cash. Under the principles of Section 302 of the Internal Revenue Code, a holder of Matria common stock will recognize capital gain rather than ordinary dividend income with respect to the cash received if the hypothetical redemption is (i) in complete redemption of all of the stock of Inverness owned by such stockholder, which we refer to throughout this proxy statement/prospectus as the “Complete Termination Of Interest Test,” (ii) “not essentially equivalent to a dividend” with respect to such stockholder, which we refer to throughout this proxy statement/prospectus as the “Not Essentially Equivalent To A Dividend Test” or (iii) “substantially disproportionate” with respect to such stockholder. However, if the exchange of Matria common stock for Inverness Series B preferred stock and cash has the effect of the distribution of a dividend, then a Matria stockholder’s recognized gain will be treated as a dividend to the extent of such holder’s ratable share of Matria’s accumulated earnings and profits. In applying the foregoing Section 302 tests, the constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing the stockholder’s ownership interest in Inverness both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a stockholder is deemed to own shares of Inverness stock that are actually owned (and in some cases constructively owned) by certain related individuals and entities, and also is deemed to own shares of Inverness stock that may be acquired by such stockholder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the Section 302 tests are applied after taking into account any related transactions undertaken by a stockholder pursuant to a single, integrated plan. Thus, dispositions or acquisitions by a holder of shares of Inverness stock before or after the merger which are part of such holder’s plan with respect to his or her ownership level of Inverness stock following the merger may be taken into account in applying the principles of Section 302 to such stockholder.

In the case of the merger, the Not Essentially Equivalent To A Dividend Test could potentially apply to the Hypothetical Redemption Analysis. In order for the receipt of cash pursuant to the merger to meet the Not Essentially Equivalent To A Dividend Test with respect to any particular holder of Matria common stock, it must result in a “meaningful reduction” in such stockholder’s percentage ownership of the stock of Inverness. This determination requires that a stockholder compare his or her percentage ownership in Inverness (including stock owned constructively and hypothetically) before the hypothetical redemption with his or her percentage ownership in Inverness (including stock owned constructively) after the hypothetical redemption. In this regard, the IRS has indicated in published rulings that any reduction in the percentage interest of a public company stockholder whose relative stock interest is minimal (an interest of less than 1% of the outstanding Inverness stock should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a meaningful reduction in such stockholder’s interest. Because of the complexity of the rules regarding the character of gain recognized with respect to the cash received in the merger, each holder of Matria common stock should contact his own tax advisor.

For individuals, both dividends and long-term capital gains currently are generally subject to federal income tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one year or less will be subject to federal income tax at ordinary income tax rates of up to 35%. Dividends and capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. However, with respect to dividends, corporations may also be able to claim a dividends received deduction. There are limitations on the deductibility of capital losses.

Whether the Preferred Stock is Nonqualified Preferred Stock

If the merger consideration consists of preferred stock and cash and the preferred stock is found to be “nonqualified preferred stock” under Section 351(g) of the Internal Revenue Code, then Inverness expects that it is more likely than not that the merger and the upstream merger, considered together as a single integrated transaction, generally would qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. However, holders of Matria common stock generally would recognize capital gain or loss measured by the difference, if any, between the fair market value of the Inverness Series B preferred stock and cash received and the shareholder’s tax basis in the Matria common stock exchanged. The tax basis of the Inverness Series B preferred stock would be equal to its fair market value, and a holder’s holding period in the Inverness Series B preferred stock would begin on the day after the exchange.

Although the issue is not free from doubt due to the lack of guidance from the IRS and the courts interpreting the rules with respect to “nonqualified preferred stock” under Section 351(g) of the Internal Revenue Code, Inverness believes that it is more likely than not that the Inverness Series B preferred stock will not constitute “nonqualified preferred stock.” Nonqualified preferred stock generally is defined under Section 351(g) of the Internal Revenue Code and the applicable Treasury Regulations as “preferred stock” for which (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock; (2) the issuer (or a related person) is required to redeem or purchase such stock; (3) the issuer (or a related person) has the right to redeem or purchase the stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised; or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Items (1), (2), and (3) in the preceding sentence only apply if the right or obligation referred to therein may be exercised within the twenty-year period beginning on the issue date of such stock and such right or obligation is not subject to a contingency which, as of the issue date, makes remote the likelihood of the redemption or purchase. For these purposes, “preferred stock” means stock that is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock is not treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

Although the Inverness Series B preferred stock may constitute “preferred stock” for purposes of Section 351(g) of the Internal Revenue Code, Inverness believes that it is more likely than not that none of the four tests described above will be met because:

•	Test (1): There are no put rights for the Inverness Series B preferred stock generally and upon conversion of the Inverness Series B preferred stock the holders are only entitled to receive stock, even though at Inverness’ option (and not the holder’s) Inverness may settle the conversion obligation partly or wholly in cash.

•	Test (2): There is no requirement that Inverness or a related person redeem or purchase the Inverness Series B preferred stock.

•	Test (3): Inverness does not have an unrestricted right to redeem or purchase the Inverness Series B preferred stock and Inverness does not believe that, as of the date of the issuance of the Inverness Series B preferred stock, it is more likely than not that if Inverness obtained such a right through a “forced conversion” that it would exercise such right by electing to settle the conversion in cash rather than through the issuance of Inverness common stock. Inverness would have the right, at its sole election, to settle a conversion in cash rather than through the issuance of stock, and any decision to settle in cash rather than stock would depend upon a number of considerations that would be evaluated at the time of such settlement, including but not limited to any limitations under Inverness’ credit agreements on the use of cash, financial accounting considerations with respect to such matters as earnings per share, Inverness’ available cash, Inverness’ ability to borrow money and the terms upon which it could borrow money, and Inverness’ management’s assessment of the market price of Inverness common stock at the time.

•	Test (4): The dividend rate on the Inverness Series B preferred stock will not vary in the manner described.

In making the determinations described above, the probabilities with respect to obtaining the stockholder approvals necessary to increase the number of shares of authorized Inverness common stock have been taken into account. However, there can be no assurance that the IRS will not take the position that the Inverness Series B preferred stock is nonqualified preferred stock for federal income tax purposes.

Dispositions of the Inverness Series B Preferred Stock and Section 306 of the Internal Revenue Code

A holder of Inverness Series B preferred stock generally will recognize capital gain or loss on a sale or exchange of its Inverness Series B preferred stock equal to the difference between the amount realized upon the sale or exchange and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. For individuals, long-term capital gains generally are subject to federal income tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one year or less will be subject to tax at ordinary federal income tax rates of up to 35%. However, absent further legislation, the maximum 15% rate on long-term capital gains and the maximum 35% rate on ordinary income will cease to apply for taxable years beginning after December 31, 2010. For corporate taxpayers, capital gains will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

The Inverness Series B preferred stock could, under certain circumstances, be treated as Section 306 stock and could be subject to special rules on the sale, exchange, redemption or other disposition thereof. While the opinions by tax counsel will not address whether the Inverness Series B preferred stock constitutes “Section 306 stock,” Inverness believes that such a characterization is unlikely.

Generally, Section 306 of the Internal Revenue Code is designed to prevent the “bailout” of ordinary corporate earnings at capital gains rates, without dilution in the shareholder’s right to participate in the equity growth in the corporation. Under Section 306(a) of the Internal Revenue Code, subject to certain exceptions, when a shareholder disposes of Section 306 stock in a disposition other than a redemption, the amount realized is treated as ordinary income (or, with respect to holders who are individuals, dividend income) to the extent of such stock’s ratable share of the amount which would have been a dividend at the time of distribution if (in lieu of Section 306 stock) the corporation had distributed money in an amount equal to the fair market value of the stock at the time of distribution, and the excess is treated as a return of basis and then as capital gain. No loss may be recognized. Similarly, if a shareholder’s Section 306 stock is redeemed, the amount realized is treated as a distribution of property to which Section 301 of the Internal Revenue Code applies, treating the cash distribution as a dividend to the extent of Inverness’ current and accumulated earnings and profits for the year of redemption, with the excess consisting of a tax-free return of capital to the extent of the holder’s tax basis in the Section 306 stock and then as capital gain. In addition, if the Inverness Series B preferred stock is Section 306 stock, then cash paid in lieu of fractional shares will also be treated as a distribution in redemption to which Section 301 of the Internal Revenue Code applies unless the IRS is convinced that the distribution in cash was not in pursuance of a plan having as one of its principal purposes the avoidance of income tax.

“Section 306 stock” includes certain stock received wholly or partly tax-free in tax-deferred reorganizations within the meaning of Section 368(a) of the Internal Revenue Code if such stock is not common stock and either the stock was received in exchange for Section 306 stock or the effect of the transaction was substantially the same as the receipt of a stock dividend, determined with application of the ownership attribution rules of Section 318(a) of the Internal Revenue Code. In the case of the merger, Treasury Regulation Section 1.306-3(d) states that ordinarily Section 306 stock includes stock that is not common stock and that is received in a reorganization within the meaning of Section 368(a) of the Internal Revenue Code if cash received in lieu of such stock would have been treated as a dividend under Section 356(a)(2) of the Internal Revenue Code. However, even if stock constitutes Section 306 stock, Section 306(b)(4) of the Internal Revenue Code generally provides that stock shall not be subject to Section 306(a) if it is established to the satisfaction of the IRS that a distribution, and the disposition or redemption, was not in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax.

Inverness believes that the “cash in lieu of stock” test in Treasury Regulation Section 1.306-3(d) should require a similar analysis as the Hypothetical Redemption Analysis discussed above with respect to the character of the gain recognized in connection with the receipt of cash in the merger. The Matria stockholders should be treated as having their Inverness Series B preferred stock that they received in the merger redeemed by Inverness in a hypothetical redemption, and the question would be whether, on a shareholder by shareholder basis, such hypothetical cash payment would be a dividend equivalent redemption to each former holder of Matria common stock. If one of the tests enumerated in Section 302(b) of the Internal Revenue Code were satisfied as to a former holder of Matria common stock, then the distribution of Inverness Series B preferred stock would not be Section 306 stock in the hands of such holder. In this case, the two tests that could potentially apply to the hypothetical redemption would be the Not Essentially Equivalent To A Dividend Test and the Complete Termination Of Interest Test.

In the case of a holder of Matria common stock who would not own or acquire Inverness stock after the merger, either directly or through the application of Section 318(a) of the Internal Revenue Code, the hypothetical redemption would meet the Complete Termination Of Interest Test and the Inverness Series B preferred stock should not constitute Section 306 stock. In addition, the IRS has taken the position for advanced tax ruling purposes that preferred stock that is convertible into common stock which is received in a reorganization by exchanging shareholders will not be Section 306 stock if the recipients receive no common stock in the reorganization, the recipients own (in the aggregate) less than 1% of the issuer’s common stock after the reorganization and the convertible preferred stock is widely held or it is represented that there will not be any conversion of the convertible preferred stock pursuant to a concerted plan which will result in both preferred and common stock being held by an exchanging shareholder. Although Inverness and Matria have each represented that it is not aware of any holder or group of holders of Matria common stock that would own, in the aggregate, 1% or more of Inverness common stock after the merger, it is uncertain whether the 1% criterion would be satisfied in the present case. Finally, the Inverness Series B preferred stock will not be Section 306 stock if, at the time of the merger, Matria does not have any accumulated earnings and profits for federal income tax purposes. Matria has not undertaken a study with respect to the determination of its accumulated earnings and profits for federal income tax purposes as of the closing of the merger. Matria’s audited historical financial statements indicate that as of December 31, 2007, Matria had a deficit in excess of $76.0 million in its retained earnings for financial accounting purposes. A deficit in retained earnings for financial accounting purposes may be indicative of a deficit in accumulated earnings and profits for tax purposes. However, the two terms are not coextensive and there are differences in the way that retained earnings and earnings and profits are calculated. As a result, no assurance can be given that Matria will not in fact have any accumulated earnings and profits as of the closing of the merger.

Even if the Inverness Series B preferred stock were Section 306 stock with respect to a holder of Matria common stock, as stated above, under Section 306(b)(4) of the Internal Revenue Code the provisions of Section 306(a) would not apply to the Inverness Series B preferred stock if it were established to the satisfaction of the IRS that the distribution of the Inverness Series B preferred stock and any disposition or redemption of it was not in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax. The IRS had previously taken the position for advanced tax ruling purposes that a distribution and disposition or redemption of preferred stock generally was not pursuant to a plan of tax avoidance if the stock of the issuing corporation was widely held, the preferred stock by its terms was not redeemable for five years from the date of issuance, and it was represented that there would be no redemption of the preferred stock, by tender or otherwise, within the five-year period. However, the IRS has withdrawn its advance tax ruling guidelines and it is presently unclear how the IRS would apply Section 306(b)(4) of the Internal Revenue Code in the case of preferred stock issued by one public company to the shareholders of another public company in a reorganization.

Because the issue of whether the Inverness Series B preferred stock constitutes Section 306 stock, and, if so, whether its disposition or redemption would be subject to the provisions of Section 306(a) depends on each stockholder’s particular facts, how the rules in Section 306 should be applied in the context of this specific transaction and whether Matria will have any accumulated earnings and profits at the closing of the merger, each holder of Matria common stock should consult his, her or its tax advisors concerning the application of the rules in Section 306 to the receipt and disposition of the Inverness Series B preferred stock.

General Taxation of Dividends on Inverness Series B Preferred Stock

Distributions with respect to the Inverness Series B preferred stock (whether paid in cash, common stock, preferred stock, or any combination thereof) will be taxable under Section 301 of the Internal Revenue Code as dividend income when paid to the extent of the current or accumulated earnings and profits of Inverness, as determined for United States federal income tax purposes. To the extent that the amount of a distribution with respect to the Inverness Series B preferred stock exceeds the current and accumulated earnings and profits of Inverness, such distribution would be treated first as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in such shares and thereafter as capital gain.

For individuals, qualified dividend income and long-term capital gains currently are generally subject to federal income tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one year or less will be subject to tax at ordinary federal income tax rates of up to 35%. However, absent further legislation, the maximum 15% rate on qualified dividend income and long-term capital gains and the maximum 35% rate on ordinary income will cease to apply for taxable years beginning after December 31, 2010.

For corporate taxpayers, dividends and capital gains will be subject to tax at the ordinary income tax rates applicable to corporations, but corporate taxpayers may also be able to claim a dividends received deduction. Generally, a distribution to a corporate shareholder that is treated as a dividend for federal income tax purposes may qualify for the 70% dividends received deduction if the corporate shareholder owns less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A corporate shareholder holding 20% or more of the distributing corporation may be eligible for an 80% dividends received deduction. No assurance can be given that Inverness will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions to be eligible for a dividends received deduction. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax. The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. Prospective corporate holders of Inverness Series B preferred stock should consult their tax advisors regarding the extent to which they could make use of a dividends received deduction.

“Extraordinary Dividends”

In certain circumstances, holders may receive a dividend on their Inverness Series B preferred stock that constitutes an “extraordinary dividend” (as defined in Section 1059 of the Internal Revenue Code). Generally, an “extraordinary dividend” is a dividend that (i) equals or exceeds 5% of the holder’s adjusted basis in stock that is preferred as to dividends or equals or exceeds 10% of the holder’s adjusted basis in other stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder’s adjusted basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). Under certain circumstances, if the holder so elects, the fair market value of the stock as of the day before the ex-dividend date may be substituted for the holder’s basis in applying these tests. A holder who is an individual who receives an “extraordinary dividend” would be required to treat any losses on the sale of the Inverness Series B preferred stock as long-term capital losses to the extent of dividends received by it that are qualified dividend income. A holder that is a corporation will be required to reduce its tax basis (but not below zero) in its Inverness Series B preferred stock by the nontaxed portion of any “extraordinary dividend” (generally, the portion of an extraordinary dividend for which a dividends received deduction is allowed) if the stock was not held for more than two years before such dividend is declared, announced or agreed. In addition, certain dividend distributions may be treated as extraordinary dividends without regard to a corporate shareholder’s holding period (such as in the case of preferred stock where the issue price of such stock exceeded, at issuance, its liquidation or stated redemption price). In the event that the non-taxed portion of an extraordinary dividend exceeds the corporate holder’s tax basis in its Inverness Series B preferred stock, such excess is treated as gain from the sale or exchange of the stock for the taxable year in which the extraordinary dividend is received.

Prospective holders of Inverness Series B preferred stock should consult their tax advisors regarding the potential applicability of the extraordinary dividend rules in light of their particular circumstances.

Adjustment of Conversion Rate and Section 305 of the Internal Revenue Code

The conversion rate of the Inverness Series B preferred stock is subject to adjustment under certain circumstances, including upon payment of cash distributions to holders of Inverness common stock, stock splits, combinations, reclassifications and other events. Treasury Regulations promulgated under Section 305 of the Internal Revenue Code would treat a holder of the Inverness Series B preferred stock as having received a constructive distribution includable in such holder’s income in the manner described in “General Taxation of Dividends on Inverness Series B Preferred Stock,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a holder in Inverness’ earnings and profits. In addition, a failure to make an adjustment to the conversion rate of the Inverness Series B preferred stock could potentially give rise to constructive distributions to holders of Inverness common stock. Thus, under certain circumstances, holders of Inverness Series B preferred stock may recognize income upon a constructive distribution even though they may not receive any distributions of cash or other property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of Inverness Series B preferred stock, however, generally will not be considered to result in a constructive distribution.

Tax Treatment Upon Conversion

Upon a conversion of shares of Inverness Series B preferred stock, Inverness has the option to satisfy its entire conversion obligation in cash, or, in some cases, through a combination of cash and Inverness common stock, subject to certain restrictions. The tax consequences for a holder of Inverness Series B preferred stock upon conversion should be as follows:

•	If Inverness satisfies its entire conversion obligation in cash, the conversion will be taxable as a distribution under Section 302 of the Internal Revenue Code and will be treated as a payment in exchange for the Inverness Series B preferred stock provided that one of the tests in Section 302(b) of the Internal Revenue Code is met. Otherwise, the cash payment will be taxable as a distribution subject to Section 301 of the Internal Revenue Code, treating the cash distribution as a dividend to the extent of Inverness’ current and accumulated earnings and profits, with the excess consisting of a tax-free return of capital to the extent of the holder’s tax basis in the Inverness Series B preferred stock and then as capital gain.

•	If the conversion obligation is satisfied entirely or in part with Inverness common stock, then a holder of Inverness Series B preferred stock generally will not recognize gain or loss in respect of the receipt of Inverness common stock. With respect to a payment of cash (including any cash premium determined with respect to the dividends not previously accrued but that a holder would have received through the third anniversary of the issuance date of the Inverness Series B preferred stock), gain (but not loss) may be recognized, and such gain will be equal to the lesser of (i) the excess, if any, of the sum of the cash and the fair market value of the Inverness common stock the holder received in the conversion, over the tax basis in the shares of Inverness Series B preferred stock surrendered by the holder in the conversion, or (ii) the amount of cash received. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes under a hypothetical redemption analysis similar to the analysis discussed above, in which case such gain will be treated as ordinary dividend income to the extent of such stockholder’s ratable share of the accumulated earnings and profits of Inverness. Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. The adjusted tax basis of the Inverness common stock received on conversion, including any fractional share interests deemed received by the holder under the treatment described above but excluding any stock received with respect to previously accrued but unpaid dividends, will equal its aggregate tax basis in the Inverness Series B preferred stock converted, increased by the amount of taxable gain or dividend income, if any, recognized in the conversion (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest and from payments with respect to previously accrued but unpaid dividends), and decreased by the amount of cash, if any, received in the conversion (excluding any cash received in lieu of a fractional share interest and from payments with respect to previously accrued but unpaid dividends). The holding period of such Inverness common stock received on conversion generally will include the holding period of the converted Inverness Series B preferred stock prior to conversion.

A holder of Inverness Series B preferred stock will recognize dividend income upon a conversion to the extent that it receives cash or stock in respect of previously accrued but unpaid dividends on such Inverness Series B preferred stock. Any such Inverness stock received would have a basis equal to its fair market value on the date of receipt and the holding period for such Inverness stock would commence on the day after the date of receipt.

Prospective holders of Inverness Series B preferred stock should be aware that the tax treatment indicated above of any premium paid in cash or stock upon conversion whose amount is determined with respect to the dividends not previously accrued but that a holder would have received through the third anniversary of the issuance date of the Inverness Series B preferred stock is not certain and may be challenged by the IRS on grounds that the amount of such premium represents a taxable dividend to the extent of Inverness’ earnings and profits in the taxable year of conversion. Under this characterization, the holder would be taxable on the cash or shares of common stock received constituting such premium even if such holder realized a loss on its conversion of Inverness Series B preferred stock. Prospective holders of Inverness Series B preferred stock should consult their own tax advisors regarding the treatment of such a premium.

Merger Consideration Consists of Cash Only

If Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, no tax opinions will be required from tax counsel, the upstream merger will not be required and the merger will not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In that case, the receipt of cash in exchange for Matria common stock in the merger will be a taxable transaction for United States federal income tax purposes. Generally, a holder of

Matria common stock who receives cash in exchange for its shares in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss will be long-term capital gain or loss if the holding period for the shares exceeded one year. Long-term capital gains of individuals currently are generally taxable at a maximum federal income tax rate of 15%. Capital gains of corporate taxpayers generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Dissenting Stockholders and Appraisal Rights

The cash received by a dissenting holder of Matria common stock in exchange for its Matria common stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The tax consequences of cash received, whether treated as a dividend or as received in exchange for stock, may vary depending upon the individual circumstances of the shareholder. Each holder of Matria common stock who contemplates exercising statutory dissenters’ rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding and Information Reporting

A holder of Matria common stock may be subject to backup withholding at a rate of 28% on the consideration received in connection with the merger, unless such holder certifies its exemption from backup withholding or provides a correct taxpayer identification number and certain other certifications, and otherwise complies with applicable requirements of the backup withholding rules. A holder of Matria common stock that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. MATRIA STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

Regulatory Matters

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Inverness and Matria do not believe that the merger is subject to review by any other governmental authorities under the antitrust laws of the other jurisdictions where Inverness and Matria conduct business. Under the HSR Act, Inverness and Matria are required to make pre-merger notification filings and await the expiration of statutory waiting periods before completing the merger. The completion of the merger is conditioned upon the expiration or termination of the HSR Act waiting period. It is also a condition to the obligations of Inverness to complete the merger that there shall not be instituted or pending any action or proceeding by any governmental entity, including under the HSR Act, seeking to:

•	restrain, prohibit or otherwise interfere with Inverness’ ownership or operation of any portion of the business of Matria or Inverness or to compel Inverness to dispose of or hold separate any portion of the business or assets of Matria or Inverness;

•	impose or confirm limitations on Inverness’ ability effectively to exercise full rights of ownership of shares of common stock of Matria or the surviving corporation; or

•	require Inverness to divest itself of any such shares.

Inverness and Matria submitted the filings required by the HSR Act on February 20, 2008 and the applicable waiting periods expired on March 21, 2008.

Additionally, even after completion of the merger, the Antitrust Division, the FTC or any other United States or foreign governmental authority could challenge or seek to block the merger under the antitrust laws as it deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger before or after it is completed. Inverness and Matria cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Inverness and Matria will prevail.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Inverness will account for the merger using the purchase method of accounting for business combinations. Inverness will allocate the purchase price to the net tangible and intangible assets acquired based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

Matria Board of Directors Following the Merger

Upon the consummation of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the interim surviving corporation, until their respective successors are duly elected or appointed and qualified. Upon consummation of the merger, the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the interim surviving corporation, until their respective successors are duly appointed. Following the upstream merger, the directors and officers of the interim surviving corporation shall be the directors and officers of Merger LLC, the surviving entity in the upstream merger.

Listing of Inverness Series B Preferred Stock and Common Stock

Application will be made to have the shares of Inverness Series B preferred stock issued in the merger and the shares of Inverness common stock issuable upon conversion of the shares of Inverness Series B preferred stock be approved for listing on AMEX, where Inverness common stock currently is traded under the symbol “IMA.” It is a condition to the obligation of Matria to complete the merger that the shares of Inverness Series B preferred stock to be issued in the merger and the shares of Inverness common stock issuable upon conversion of the shares of Inverness Series B preferred stock be approved for listing on AMEX, subject to official notice of issuance. In addition, UBS has indicated that it intends to act as a market maker in the Series B preferred stock.

Delisting and Deregistration of Matria Common Stock after the Merger

If the merger is completed, Matria common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and Matria will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The Transaction

The merger agreement provides for the merger of Merger Sub, a newly formed, wholly owned subsidiary of Inverness, with and into Matria. Matria will survive the merger as the interim surviving corporation and a wholly owned subsidiary of Inverness. The merger will be followed, as soon as reasonably practicable, by a merger of the interim surviving corporation with and into Merger LLC, a newly formed, wholly owned subsidiary of Inverness. Merger LLC will survive the upstream merger as the surviving entity and a wholly owned subsidiary of Inverness. We refer to the merger and the upstream merger together as the “transaction.”

Completion and Effectiveness of the Transaction

Inverness and Matria will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement — Conditions to Obligations to Complete the Merger” beginning on page 102 of this proxy statement/prospectus, are satisfied or waived, including approval of the merger and adoption of the merger agreement by the stockholders of Matria. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. At the effective time of the merger:

•	the certificate of incorporation of Merger Sub will be the certificate of incorporation of Matria, except that the name of the surviving corporation will be Matria Healthcare, Inc.;

•	the bylaws of Merger Sub will be the bylaws of Matria; and

•	the officers and directors of Merger Sub will become the officers and directors of Matria until their respective successors are duly elected or appointed and qualified.

Following the effectiveness of the merger, as soon as reasonably practicable, the interim surviving corporation shall be merged with and into Merger LLC in the upstream merger. It is intended that the upstream merger shall, through the binding commitment of the parties to the merger agreement, be effected as soon as reasonably practicable following the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement.

Conversion of Securities

Following the completion of the merger, each share of Matria common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive: (i) 0.08125 shares of the newly created Series B convertible perpetual preferred stock of Inverness, each full share of which we refer to as a share of “Series B preferred stock” and (ii) $6.50 in cash, without interest, which we refer to as the “cash portion,” upon surrender of the certificate representing such share of Matria common stock in the manner provided in the merger agreement. We refer to the Inverness Series B preferred stock and the cash portion received in exchange for each share of Matria common stock, together as the “merger consideration.” At the same time, Inverness will assume outstanding options to purchase Matria common stock. For more information regarding outstanding options, see “The Merger Agreement — Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans” beginning on page 92 of this proxy statement/prospectus.

The exchange ratio in the merger (i.e., 0.08125 shares of Inverness Series B preferred stock for each share of Matria common stock) will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Inverness Series B preferred stock or Matria common stock), reorganization, recapitalization or other like change with respect to Inverness Series B preferred stock or Matria common stock, in each case occurring on or after the date of the merger agreement and prior to the effective time of the merger.

Each share of Matria common stock held by Matria, Merger Sub, Inverness or any direct or indirect wholly owned subsidiary of Matria or Inverness immediately prior to the merger will be canceled and extinguished without any conversion thereof.

Based on the exchange ratio and the number of shares of Matria common stock outstanding as of April 2, 2008, Inverness expects to issue a total of approximately 1.97 million shares of Inverness Series B preferred stock in the merger (assuming, for this purpose, the exercise of all outstanding options to purchase Matria common stock). In the event all Matria options are not exercised prior to the effective time of the merger and based on the number of Matria options outstanding as of April 2, 2008, Inverness expects to reserve a total of approximately 1.58 million shares of Inverness common stock for issuance upon the exercise of options to purchase Matria common stock assumed by Inverness in connection with the merger. However, as more fully described below under “The Merger Agreement — Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans,” the exact number of shares of Inverness common stock to be reserved for issuance upon exercise of the assumed options will not be known until the completion of the merger.

After the merger, Inverness stockholders will continue to own their existing shares of Inverness common stock. Accordingly, Inverness stockholders will hold the same number of shares of Inverness common stock that they held immediately prior to the merger. However, because Inverness will be issuing new shares of Inverness Series B preferred stock that is convertible into Inverness common stock to Matria stockholders in the merger, each outstanding share of Inverness common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Inverness capital stock outstanding after the merger, on an as-converted basis.

Inverness’ Right to Pay the Merger Consideration Entirely in Cash

Under the merger agreement, at any time prior to the closing of the merger, Inverness may elect, in its sole discretion to pay the merger consideration as $39.00 in cash per share of Matria common stock. Inverness is under no obligation to pay the merger consideration entirely in cash and, prior to electing to do so, Inverness will be required to arrange financing sufficient to pay the aggregate merger consideration and other amounts payable in connection with the transaction. In the event that Inverness elects to pay the aggregate merger consideration in cash, the holders of Matria common stock will not receive any shares of Inverness Series B preferred stock in connection with the merger and the parties to the merger agreement will be under no obligation to consummate the upstream merger, as described below in “— Upstream Merger; Qualification as Reorganization.” In the event that Inverness elects to pay the merger consideration in all cash, the closing of the merger shall not be conditioned on the receipt of opinions from Goodwin Procter LLP and/or Troutman Sanders LLP as described below in “— Conditions to Obligations to Complete the Merger.” In the event that the upstream merger is not consummated, Matria, as the interim surviving corporation in the merger will continue to exist as a wholly owned subsidiary of Inverness.

Treatment of Matria Stock Options and Assumption of Matria Stock Option Plans

Prior to the merger effective time, all of the outstanding Matria stock options, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable by their terms. The terms of the stock option plans under which these options were granted permit the holders to exercise these options prior to the merger. When the merger is completed, Inverness will assume each remaining outstanding option to purchase shares of Matria common stock and convert it into an option to purchase that number of shares of Inverness common stock equal to the number of shares of Matria common stock subject to the original Matria option multiplied by the option exchange ratio, rounded down to the nearest whole share. The “option exchange ratio” means the quotient obtained by dividing the closing price of a share of Matria common stock on the last trading day immediately prior to the merger effective time, as reported on The NASDAQ Global Select Market by the average closing price of a share of Inverness common stock for the five (5) most recent days that Inverness common stock has traded ending on the trading day immediately prior to the merger effective time, as reported on AMEX. The exercise price per share for each assumed Matria option will be equal to the exercise price per share of the original Matria option divided by the option exchange ratio, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions that were applicable to the original Matria option. As of April 2, 2008, there were outstanding options to purchase an aggregate of approximately 2,183,032 shares of Matria common stock under Matria’s stock option plans. The Matria stock options will remain outstanding for the remainder of their respective terms even if the optionees terminate employment with Matria.

Inverness has agreed to file, no later than two business days after the merger is completed, a registration statement on Form S-8 with the SEC to register the sale of shares of Inverness common stock issuable in connection with the assumed options, and to cause the registration statement to become and remain effective for so long as any assumed options remain outstanding.

At the effective time of the merger, Inverness will assume Matria’s Long-Term Stock Incentive Plan, 2002 Stock Incentive Plan, 2001 Stock Incentive Plan, 2000 Stock Incentive Plan, 1997 Stock Incentive Plan, 1996 Stock Incentive Plan, 2005 Directors’ Non-Qualified Stock Option Plan, 2000 Directors’ Non-Qualified Stock Option Plan, and 1996 Directors’ Non-Qualified Stock Option Plan and MarketRing.com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan.

Treatment of Matria Restricted Stock

For any shares of Matria common stock outstanding immediately prior to the merger that are unvested or are subject to a repurchase option, risk of forfeiture or other restriction and such restriction will not lapse or terminate as a result of the merger immediately prior to the merger effective time such shares shall vest and become free of such restrictions and at the merger effective time each such share shall be considered an outstanding share of Matria common stock for all purposes of the merger agreement, including the right to receive the merger consideration.

Fractional Shares

Inverness will not issue any fractional shares of Series B preferred stock in connection with the merger. Instead, each holder of Matria common stock who would otherwise be entitled to receive a fraction of a share of Inverness Series B preferred stock will receive cash in an amount equal to the fraction multiplied by the liquidation preference of one share of Inverness Series B preferred stock.

Exchange Procedures

Promptly after the effective time of the merger, Computershare, Inc., as the exchange agent for the merger, will establish an exchange fund to hold the merger consideration to be paid to Matria stockholders in connection with the merger. The exchange fund will consist of shares of Inverness Series B preferred stock, the cash portion of the merger consideration and cash to be paid in lieu of fractional shares of Inverness Series B preferred stock and, if required pursuant to the merger agreement, any dividends or other distributions on Inverness Series B preferred stock with a record date occurring after the completion of the merger.

After the completion of the merger, the exchange agent will promptly mail to each record holder of Matria common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for the cash consideration and shares of Inverness Series B preferred stock. Upon proper surrender of a Matria stock certificate in accordance with the exchange agent’s instructions, the holder of such Matria stock certificate will be entitled to receive a certificate representing the number of whole shares of Inverness Series B preferred stock issuable to such holder pursuant to the merger, the cash portion of the merger consideration issuable to such holder pursuant to the merger, cash in lieu of any fractional share of Inverness Series B preferred stock issuable to such holder, and dividends or other distributions, if any, to which such holder is entitled under the terms of the merger agreement. The surrendered certificates representing Matria common stock will be canceled. After the effective time of the merger, each certificate representing shares of Matria common stock that has not been surrendered will represent only the right to receive shares of Inverness common stock issuable pursuant to the merger, the cash portion of the merger consideration and cash in lieu of any fractional share of Inverness Series B preferred stock to which the holder of any such certificate is entitled. In the event of a transfer of ownership of shares of Matria common stock that is not registered in the transfer records of Matria, a certificate representing the proper number of shares of Inverness Series B preferred stock may be issued to a transferee if the certificate representing such shares of Matria common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. After the effective time of the merger, Matria will not register any transfers of Matria common stock on its stock transfer books.

Any holder or former holder of Matria common stock may be subject to withholding under the Internal Revenue Code or under another provision of state, local or foreign tax law. To the extent such amounts are withheld, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

Holders of Matria common stock should not send in their Matria stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Matria stock certificates.

Distributions with Respect to Unexchanged Shares

After the merger is completed, holders of Matria common stock will be entitled to dividends and other distributions declared or made by Inverness after completion of the merger with respect to the number of whole shares of Inverness Series B preferred stock that they are entitled to receive upon exchange of their Matria common stock. Such holders will not be entitled to receive these dividends or distributions, however, until they surrender their Matria common stock certificates to the exchange agent in accordance with the applicable instructions.

Lost, Stolen and Destroyed Certificates

If a Matria stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Inverness, will also have to provide an indemnity bond prior to receiving any merger consideration.

Representations and Warranties

The merger agreement contains general representations and warranties made by Matria on the one hand, and Inverness, Merger Sub and Merger LLC on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. These representations are also subject to qualification by portions of Matria’s SEC reports filed since March 20, 2007. The representations and warranties of each of Matria and Inverness have been made solely for the benefit of the other party, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules to the merger agreement, are subject to the materiality standards described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Matria made a number of representations and warranties to Inverness in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business and corporate standing of Matria and its subsidiaries;

•	capital structure and the absence of preemptive rights of Matria and its subsidiaries;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement;

•	the vote of the stockholders required to complete the merger;

•	absence of any conflict or violation of the corporate charter and bylaws of Matria and its subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	SEC filings and the financial statements contained in those filings;

•	the absence of undisclosed liabilities;

•	compliance with the Sarbanes-Oxley Act of 2002 and any related rules and regulations by the SEC;

•	absence of certain changes or events since September 30, 2007;

•	taxes and tax returns;

•	title to properties;

•	intellectual property;

•	compliance with applicable law and court orders by Matria and its subsidiaries;

•	compliance with regulatory requirements;

•	litigation;

•	benefit plans, employees and employment practices;

•	environmental matters;

•	material contracts and the absence of breaches of material contracts;

•	Matria’s major customers;

•	entitlements to any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by the merger agreement;

•	insurance;

•	accuracy of the information supplied for this proxy statement/prospectus;

•	board of directors approval;

•	receipt of a fairness opinion from SunTrust Robinson Humphrey;

•	related party transactions;

•	internal accounting controls; and

•	inapplicability of any state takeover statutes.

Inverness, Merger Sub and Merger LLC made a number of representations and warranties to Matria in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capital structure and the absence of preemptive rights;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement;

•	absence of any conflict or violation of the corporate organizational documents of Inverness, Merger Sub and Merger LLC, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	SEC filings and the financial statements contained in those filings;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events since September 30, 2007;

•	compliance with applicable law by Inverness and its subsidiaries;

•	litigation;

•	accuracy of the information supplied for this proxy statement/prospectus;

•	entitlements to any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by the merger agreement;

•	internal accounting controls;

•	the absence of contracts with Matria or ownership of shares of Matria, other than pursuant to the merger agreement; and

•	the votes or consents required to complete the merger.

Matria’s Conduct of Business Before Completion of the Merger

Under the merger agreement, Matria agreed, until the completion of the merger, except under certain circumstances or as consented to in writing by Inverness (which consent will not be unreasonably withheld), to conduct its business in the usual, regular and ordinary course and to use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and keep the services of its officers and employees available.

In addition, Matria agreed that, until the completion of the merger, it will not (and will not permit its subsidiaries to) without the prior written consent of Inverness (which consent will not be unreasonably withheld):

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant or director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire capital stock;

•	grant any severance or termination pay to any officer or employee, subject to certain limited exceptions;

•	transfer, license, abandon, allow to be cancelled, amend or modify any of its intellectual property rights, other than in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or split, combine or reclassify any capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock, subject to certain limited exceptions;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any capital stock or convertible securities, apart from the issuance of common stock upon exercise of stock options or warrants or the granting of stock options pursuant to Matria’s option plans (other than to directors or officers) in the ordinary course of business consistent with past practice in connection with periodic compensation reviews, ordinary course promotions or to new hires;

•	amend its certificate of incorporation or bylaws;

•	make any acquisitions, including by merger or consolidation, enter into any material joint venture, strategic relationship or alliance or make any material loan or investment to any person, subject to certain limited exceptions;

•	sell, lease, license, encumber or otherwise dispose of any material properties or assets, other than inventory in the ordinary course of business or immaterial assets;

•	incur or guarantee indebtedness for borrowed money, subject to certain exceptions including those in the ordinary course of business;

•	make changes in employee benefits, subject to certain limited exceptions;

•	make any capital expenditures except as identified in Matria’s capital expenditures model, subject to a maximum of $7.0 million of expenditures in the aggregate;

•	make any material changes to, or waive any material rights under, certain material contracts or enter into any material contract;

•	enter into, modify, amend or cancel any material development services, licensing, distribution, purchase, sales, sales representation or other similar agreement or obligation with respect to any material intellectual property rights, subject to certain exceptions;

•	materially revalue any of its assets or, except as required by GAAP, make any change in tax or accounting methods, principles or practices;

•	discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy, including any liability for taxes, other than the payment in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities previously disclosed in Matria’s September 30, 2007 balance sheet or incurred in the ordinary course of business since the date of that balance sheet, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements;

•	make any material tax election inconsistent with past practices or agree to an extension of a statute of limitations for any assessment of tax;

•	take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of the merger, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any state takeover statute;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to obligations to complete the merger not being satisfied; or

•	agree in writing or otherwise to take any of the foregoing actions.

Obligation of Matria’s Board of Directors with Respect to Its Recommendation and Holding of a Stockholders’ Meeting

Under the terms of the merger agreement, Matria agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the registration statement that includes this proxy statement/prospectus, for the purpose of voting on approval of the merger and adoption of the merger agreement. Subject to its rights discussed in the section entitled “Termination” starting on page 104, Matria’s obligation to call, give notice of, convene and hold the stockholders’ meeting is not limited or otherwise affected by the commencement, disclosure, announcement or submission of any acquisition proposal or superior offer (each as described below beginning on page 99), or by any withdrawal, amendment or modification of the recommendation of Matria’s board of directors with respect to the merger.

Subject to its rights discussed in the next section, “No Solicitation of Other Offers,” and its right, in certain circumstances and subject to certain conditions, to withhold, withdraw, amend or modify its recommendations if such action is required to comply with its fiduciary obligations, the Matria board of directors agreed to recommend the approval of the merger and adoption of the merger agreement to its stockholders and that neither the board of directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Inverness, the recommendation of the board of directors that Matria’s stockholders vote in favor of the approval of the merger and adoption of the merger agreement.

No Solicitation of Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, Matria agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, affiliates, employees or any representatives retained by any of them (including any investment banker, attorney or other advisor), to, directly or indirectly:

•	solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information regarding, or take any other action intended or known to assist any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person regarding any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent, or other similar contract, agreement or commitment relating to any acquisition proposal.

Matria and its subsidiaries also agreed to immediately cease, and to cause their officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with third parties regarding any acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the merger and adoption of the merger agreement by the Matria stockholders, Matria may, in response to an unsolicited written bona fide acquisition proposal by a third party that the board of directors of Matria reasonably determines in good faith (after consultation with its outside financial advisors) constitutes, or is likely to lead to, a “superior offer,” (a) furnish nonpublic information to a person making such acquisition proposal and (b) enter into discussions with such person regarding such acquisition proposal, if all of the following conditions are met:

•	Neither Matria nor any representative of Matria and its subsidiaries violated the provisions in the merger agreement prohibiting solicitation of competing proposals;

•	Matria’s board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Matria board of directors to comply with its fiduciary obligations to the Matria stockholders under applicable law;

•	Before furnishing nonpublic information to, or entering into discussions with, the person making such acquisition proposal, Matria gives Inverness written notice of the identity of the person or group making such acquisition proposal and the material terms and conditions of such acquisition proposal and of Matria’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and Matria must have received from the person or group a signed confidentiality agreement containing terms at least as restrictive as the confidentiality agreement between Matria and Inverness; and

•	Matria provides (to the extent not previously provided) to Inverness a copy of any nonpublic information provided to the person making the acquisition proposal.

Additionally, Matria is obligated to advise Inverness promptly, and in any event within 36 hours of its receipt, orally and in writing of any acquisition proposal or any request for nonpublic information or other inquiry that Matria reasonably believes could lead to an acquisition proposal, the material terms and conditions of any such acquisition proposal, request or inquiry and the identity of the person making any such acquisition proposal, request or inquiry. Matria must keep Inverness informed of any material change in the status or terms of any acquisition proposal and provide Inverness with copies of all other written materials sent or provided to Matria by the person making the acquisition proposal or by Matria to that person.

An “acquisition proposal” means any inquiry, offer or proposal relating to:

•	the acquisition or purchase of more than a 15% beneficial ownership interest in the total outstanding voting securities of Matria or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Matria or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Matria or any of its subsidiaries where the stockholders of Matria immediately preceding such transaction or, in the case of a subsidiary, Matria would hold less than 85% of the equity interests in the surviving or resulting entity after such transaction;

•	any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any assets of Matria or any of its subsidiaries that generate or constitute 10% or more of the net revenue, net income or assets of Matria and its subsidiaries, taken as a whole; or

•	any liquidation, dissolution, recapitalization or other reorganization of Matria or any of its subsidiaries.

A “superior offer” means an unsolicited, bona fide, written offer made by a third party to consummate a merger or consolidation where the stockholders of Matria immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity after such transaction or the acquisition by any person or group of ownership of 50% or more of the then outstanding shares of capital stock of Matria, on terms that the Matria board of directors determines in good faith (after consultation with its outside financial advisors and after taking into account, among other things, the financial, legal and regulatory aspects of such offer, including any financing required and the availability thereof) to be more favorable to Matria stockholders than the terms of the merger including any counterproposal made by Inverness.

Notwithstanding the foregoing restrictions, the board of directors of Matria may withhold, withdraw, amend or modify its recommendation that the Matria stockholders vote in favor of the approval of the merger and adoption of the merger agreement, which we refer to as a “change of recommendation,” in certain circumstances and subject to certain conditions if Matria’s board of directors determines in good faith, after consultation with its outside counsel, that such action is required in order for Matria’s board of directors to comply with its fiduciary obligations to Matria’s stockholders under applicable law. In addition, prior to approval of the merger and adoption of the merger agreement by Matria’s stockholders, Matria’s board of directors may terminate the merger agreement and enter into a definitive agreement with respect to a superior offer if all of the following conditions are met:

•	a superior offer is made to Matria and not withdrawn;

•	Matria has provided written notice to Inverness that it has received such superior offer, specifying all of the terms and conditions of the superior offer, identifying the person or entity making the superior offer and providing copies of all documentation relating to the superior offer; and

•	Inverness has not, within 3 business days of receipt of the notice, made an offer that Matria’s board of directors reasonably determines in good faith (after consultation with its outside financial advisors) to be at least as favorable as the superior offer;

•	Matria’s board of directors determines in good faith, after consultation with its outside counsel, that, in light of such superior offer, the action is required in order for the board of directors of Matria to comply with its fiduciary obligations to Matria’s stockholders under applicable law; and

•	Matria has not violated any provisions in the merger agreement relating to the solicitation of competing proposals or the obtaining of the approval of Matria’s stockholders.

Unless the merger agreement is terminated, no acquisition proposal or change of recommendation will limit Matria’s obligation to convene the stockholders’ meeting in connection with the merger that is the subject of this proxy statement/prospectus.

Reasonable Best Efforts

Each of Inverness and Matria agreed to use its reasonable best efforts to take all actions and to assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement as promptly as practicable, including:

•	causing the conditions to the completion of the merger to be satisfied;

•	obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, making all necessary registrations, declarations and filings, and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	obtaining all necessary consents from, and providing all necessary notices to, third parties;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Nonetheless, neither Inverness nor any of its affiliates is under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate of any assets or categories of assets of Inverness or any of its affiliates or Matria or any of its subsidiaries or the holding separate of the shares of Matria common stock or imposing or seeking to impose any limitation on the ability of Inverness or any of its subsidiaries or affiliates to conduct their business or own the assets or to acquire, hold or exercise full rights of ownership of the shares of Matria common stock.

In addition, each of Inverness and Matria agreed to give prompt notice to the other of any notice or other communication from any person alleging that the consent of such person is or may be required, any notice or other communication from any governmental entity in connection with the merger, or any litigation relating to, involving or otherwise affecting Matria or Inverness or their subsidiaries that relates to the merger.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, Inverness agreed to, and shall cause Merger Sub to, honor all obligations of Matria contained in the certificate of incorporation or bylaws of Matria or any of its subsidiaries or in any indemnification agreement in effect on the date of the merger agreement between Matria or its subsidiaries and any of its current or former directors or officers. Also, for six years after completion of the merger, the certificate of incorporation and bylaws of the surviving entity after the merger will contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation or bylaws of Matria in effect on the date of the merger agreement, and these provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnified parties, except as required by law.

On January 23, 2008, Matria entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that Matria will indemnify these directors and executive officers for losses resulting from certain events relating to the fact that such person was a director or executive officer of Matria.

For six years after completion of the merger, Inverness has also agreed to maintain Matria’s existing policy of directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger on terms comparable to those in effect on the date of the merger agreement. However, Inverness will not be required to pay annual premiums in excess of 300% of Matria’s current annual premium. If the annual premiums for such insurance coverage exceed that amount, Inverness must obtain a policy with the greatest coverage available for a cost not exceeding 300% of Matria’s current annual premium. To the extent that a six-year “tail” policy to extend Matria’s existing policy is available prior to the completion of the merger, Matria may purchase such “tail” policy and such “tail” policy will satisfy Inverness’ obligation to maintain directors’ and officers’ liability insurance.

Employee Benefits; 401(k) Plan

Inverness has agreed that, following completion of the merger, it will either (a) permit employees of Matria and each of its subsidiaries who become employees of Inverness to participate in the employee benefit plans, programs or policies of Inverness on terms no less favorable than those provided to similarly situated employees of Inverness, (b) continue Matria’s employee benefit plans, programs or policies, other than the 401(k) plans and the Matria 2005 Employee Stock Purchase Plan, which we refer to throughout this proxy statement/prospectus as the “ESPP”, that are comparable to Inverness’ benefit plans, programs or policies, or (c) a combination of (a) and (b). Any employee of Matria who becomes a participant in any employee benefit plan of Inverness will be given credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under such plan for years of service with Matria (or any of its subsidiaries). Inverness has also agreed to use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any of Inverness’ group health plans, in which such employees and their eligible dependents will participate, to be waived and to provide for credit for any co-payments and deductibles prior to the completion of the merger for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after completion of the merger.

Inverness has agreed that for a period of twelve months following completion of the merger, the Matria severance policies, as in effect at the time of the execution of the merger agreement, shall apply to employees of Matria who become employees of Inverness, subject to any reasonable modifications as may be necessary to comport with any changes to benefit plans and programs applicable to such employees and giving service credit for such employees’ prior service with Matria or any of its subsidiaries.

Unless Inverness provides written notice to Matria to do otherwise, Matria has agreed to terminate any 401(k) plans prior to the completion of the merger. In addition, Matria has agreed to terminate the ESPP prior to the completion of the merger.

Upstream Merger; Qualification as Reorganization

Each of Inverness and Matria agreed that as soon as reasonably practicable following the effectiveness of the merger, the interim surviving corporation shall merge with and into Merger LLC, which we refer to as the upstream merger. From and after the effectiveness of the upstream merger, the separate corporate existence of the interim surviving corporation shall cease and Merger LLC shall continue as the surviving entity in the upstream merger existing as a wholly owned subsidiary of Inverness and all of the rights and obligations of the interim surviving corporation under the merger agreement shall be deemed the rights and obligations of the surviving entity. Each of Inverness and Matria intend that the merger and the upstream merger, considered together as a single integrated transaction for United States federal income tax purposes, shall constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. However, in the event that Inverness exercises its right to pay the aggregate merger consideration solely in cash pursuant to the terms of the merger agreement, the upstream merger will not be required and the merger will not constitute a tax-deferred reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions to Obligations to Complete the Merger

The respective obligations of Inverness, Merger Sub and Merger LLC, on the one hand, and Matria, on the other, to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger must be approved and the merger agreement must be adopted by the holders of a majority of the outstanding shares of Matria common stock;

•	the registration statement of which this proxy statement/prospectus is a part must be declared effective by the SEC, no stop order suspending the effectiveness of such registration statement is in effect, and no proceeding initiated for that purpose is pending or threatened in writing;

•	no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, including under the HSR Act, which is in effect and which has the effect of making the merger illegal or otherwise prohibiting the completion of the merger, and all waiting periods applicable to the merger under the HSR Act have terminated or expired;

•	the representations and warranties of the other party must have been true and correct as of the date of the merger agreement and must be true and correct (without giving any effect to any qualification or exception as to materiality or material adverse effect) as of the effective date of the merger as if made at and as of that time, except:

•	where any failures of such representations and warranties to be true and correct do not constitute, individually or in the aggregate, a material adverse effect on the other party, as described below; however, this exception generally does not apply to the representations and warranties of Matria regarding the following, which representations and warranties must be true and correct in all material respects:

•	outstanding capitalization, including options;

•	authorization to enter into and carry out the obligations contained in the merger agreement;

•	board of directors approval;

•	brokers and other advisors; and

•	the absence of certain changes to Matria and its subsidiaries;

•	to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct only as of that date;

•	the other party must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with before completion of the merger;

•	no material adverse effect, as described below, with respect to the other party will have occurred since January 27, 2008 and be continuing;

•	such party must have received an officer’s certificate from the other party regarding the satisfaction of certain conditions to the completion of the merger; and

•	unless Inverness exercises its right to pay the merger consideration entirely in cash, such party must have received an opinion from Goodwin Procter LLP or Troutman Sanders LLP, dated as of the effective date of the merger, to the effect that it is more likely than not that the merger and the upstream merger, considered together as a single integrated transaction, will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that each of Inverness and Matria will be a party to the reorganization.

The obligation of Matria to complete the merger is also subject to the condition that the shares of Inverness Series B preferred stock to be issued in the merger and the shares of Inverness common stock issuable upon conversion thereof, must be approved for listing on AMEX, subject to official notice of issuance. In addition, the obligation of Matria to complete the merger is also subject to the condition that UBS Securities LLC (or another financial institution reasonably acceptable to Matria) shall have confirmed to Matria that it is qualified and intends to serve as a registered trader, or market maker, for the Inverness Series B preferred stock on AMEX from and after the effective time of the merger and that such market maker shall have conducted a “road show” or similar marketing efforts with respect to the Inverness Series B preferred stock prior to the effective time of the merger, in each case, to the extent not prohibited by applicable law or the rules and regulations of any self regulatory organization.

The obligations of Inverness, Merger Sub and Merger LLC to complete the merger are also subject to the condition that there shall not be instituted or pending any action or proceeding by any governmental entity, including under the HSR Act, (a) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Inverness or any of its subsidiaries of all or any portion of the business of Matria or any of its subsidiaries or of Inverness or any of its subsidiaries or to compel Inverness or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Matria or any of its subsidiaries or of Inverness or any of its subsidiaries; (b) seeking to impose or confirm limitations on the ability of Inverness or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Matria common stock; or (c) seeking to require divestiture by Inverness or any of its subsidiaries of any such shares.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Inverness or Matria means any fact, change, event, circumstance, effect or development that has or would be reasonably likely to have a materially adverse effect on (i) the business, financial condition, assets, capitalization, liabilities, operations or results of operations of such party taken as a whole with its subsidiaries, or (ii) the ability of such party to consummate timely the transactions contemplated by the merger agreement, except to the extent that such change, event, circumstance or effect proximately results from:

•	changes in the market price or trading volume of a party’s common stock or failure by a party to meet revenue, earnings, or other financial performance predictions or forecasts, in each case, during any period for which results are released on or after the date of the merger agreement;

•	changes, circumstances or conditions generally affecting any industry in which a party or any of its subsidiaries participates, including changes in applicable law (provided that such changes do not have a materially disproportionate effect on a party and its subsidiaries, taken a whole);

•	changes generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions (provided that such changes do not have a materially disproportionate effect on a party and its subsidiaries, taken a whole);

•	changes resulting from a change in GAAP or the interpretation thereof (provided that such changes do not have a materially disproportionate effect on a party and its subsidiaries, taken a whole);

•	changes resulting from any act of war or terrorism (or any escalation thereof) (provided that such changes do not have a materially disproportionate effect on a party and its subsidiaries, taken a whole);

•	changes, facts, circumstances or conditions resulting from the announcement or existence of the merger agreement or merger including any stockholder litigation relating thereto or any termination of, reduction in or similar negative impacts on relationships, contractual or otherwise, with any customer, suppliers, distributors, creditors, partners or employees of such party and its subsidiaries;

•	in the case of Matria, actions or omissions of Matria taken at Inverness’, Merger Sub’s or Merger LLC’s request; or

•	in the case of Inverness, actions or omissions of Inverness taken at Matria’s request;

Termination

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the requisite approval of the stockholders of Matria:

•	by mutual written consent of the Inverness and Matria boards of directors;

•	by either Inverness or Matria:

•	if the merger is not consummated by July 31, 2008, for any reason, unless the sole reason for the failure to consummate the merger is that the waiting period (or an extension of the waiting period) under the HSR Act has not expired, then the date will be extended to October 31, 2008, but neither Inverness nor Matria may terminate the merger agreement on this basis if that party has breached its obligations under the merger agreement and such breach has been a principal cause of, or resulted in, the failure of the merger to be consummated on or before that date;

•	if a governmental entity in the United States or any foreign jurisdiction has issued a final and nonappealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; and

•	if the Matria stockholders do not approve the merger and adopt the merger agreement at the later of (i) a stockholders’ meeting convened for that purpose, or (ii) at any adjournment of a stockholder’s meeting called for that purpose, but Matria may not terminate the merger agreement on this basis where the failure to obtain stockholder approval was caused by the action or failure to act of Matria, and such action or failure to act constitutes a material breach of the merger agreement, or by a breach of any voting agreement by any party other than Inverness;

•	by Inverness (at any time prior to approval of the merger and adoption of the merger agreement by the Matria stockholders) if any of the following events, which we call “Triggering Events,” occurs:

•	Matria’s board of directors or any committee of the board of directors withholds, withdraws, modifies or amends in a manner adverse to Inverness its recommendation in favor of the approval of the merger and adoption of the merger agreement or failed to call and hold the Matria stockholders meeting in accordance with the merger agreement;

•	Matria fails to include in this proxy statement/prospectus the recommendation of Matria’s board of directors in favor of the approval of the merger and adoption of the merger agreement;

•	at any time following the public announcement of an acquisition proposal, Matria’s board of directors fails publicly to reaffirm its recommendation of the approval of the merger and adoption of the merger agreement within 5 business days after Inverness requests in writing that such recommendation be reaffirmed;

•	Matria’s board of directors or any committee of the board of directors approves or publicly recommends any other acquisition proposal;

•	Matria enters into any letter of intent or similar document or any agreement, contract or commitment accepting any other acquisition proposal;

•	Matria breaches any of the provisions in the merger agreement relating to the solicitation of competing offers or the obtaining of the approval of Matria’s stockholders and such breach led to or resulted in another acquisition proposal being made; or

•	a tender or exchange offer relating to securities of Matria is commenced by a person unaffiliated with Inverness, and Matria does not send to its security holders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Matria recommends rejection of such tender or exchange offer;

•	by Matria (at any time prior to approval of the merger and adoption of the merger agreement by the Matria stockholders), upon a change of recommendation in connection with a superior offer, but only if contemporaneously with the termination of the merger agreement, Matria pays Inverness the termination fee discussed below and Matria enters into a definitive agreement to effect such superior offer;

•	by Matria, upon a breach of any covenant or agreement on the part of Inverness set forth in the merger agreement, or if there is any continuing inaccuracy in the representations and warranties of Inverness set forth in the merger agreement, in either case, such that the conditions to Matria’s obligation to effect the merger would fail to be satisfied at the time of such termination and such inaccuracy or breach is not cured by Inverness within 30 days after delivery of written notice to Inverness; or

•	by Inverness, upon a breach of any covenant or agreement on the part of Matria set forth in the merger agreement, or if there is any continuing inaccuracy in the representations and warranties of Matria set forth in the merger agreement, in either case, such that the conditions to Inverness’ obligation to effect the merger would fail to be satisfied at the time of such termination and such inaccuracy or breach is not cured by Matria within 30 days after delivery of written notice to Matria.

Termination Fee

Under the terms of the merger agreement, Matria must pay Inverness a termination fee of $27.0 million in the event that:

•	the following three events have occurred:

•	the merger agreement is properly terminated by either party because the merger is not consummated by July 31, 2008, unless the sole reason for the failure to consummate the merger is that the waiting period (or an extension of the waiting period) under the HSR Act has not expired, in which case the date will be extended to October 31, 2008 or because the Matria stockholders do not approve the merger and adopt the merger agreement;

•	prior to the termination of the merger agreement, a person has publicly announced an acquisition proposal; and

•	within 12 months after termination of the merger agreement, Matria enters into a binding agreement to consummate, or consummates, a “company acquisition,” as defined below;

•	the merger agreement is terminated by Inverness because any Triggering Event has occurred; or

•	the merger agreement is terminated by Matria upon a change of recommendation in connection with a superior offer.

A “company acquisition” means:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Matria or any of its subsidiaries where the stockholders of Matria immediately preceding such transaction hold or, in the case of a subsidiary, Matria holds, less than 50% of the aggregate equity interests in the surviving, resulting or parent entity of such transaction;

•	a sale or other disposition by Matria or any of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of Matria’s consolidated business immediately prior to such sale; or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Matria or any of its subsidiaries), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Matria or any of its subsidiaries.

Miscellaneous

Amendment and Waiver

The merger agreement may be amended at any time by a writing signed on behalf of Inverness and Matria.

At any time prior to the effective date of the merger, to the extent legally allowed, any party may extend the time for performance, waive any inaccuracies in the representations and warranties or waive compliance with any of the agreements or conditions of the parties, provided that such extension or waiver is set forth in a writing signed on behalf of such party.

Expenses Generally

All fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed, but Inverness and Matria will share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing with the SEC of this proxy statement/prospectus and the registration statement.

THE VOTING AGREEMENT

In connection with the execution and delivery of the merger agreement, Inverness entered into a voting agreement with Matria’s Chief Executive Officer, Parker H. Petit and certain affiliates of Mr. Petit, which are referred to in this description collectively as the covered parties. Approximately 1,066,264 shares, or approximately 4.8% of the Matria common stock outstanding on April 2, 2008, which are referred to in this description as the covered shares, are subject to such voting agreement. Under the terms of the voting agreement, all of the shares of Matria common stock owned by the covered parties are covered shares (including shares underlying options).

The following is a summary description of the voting agreement, which is attached as Annex C to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

Under the voting agreement, the covered parties granted to Inverness an irrevocable proxy and irrevocably appointed the members of the board of directors of Inverness as his or her agents, attorneys-in-fact and proxies, with full power of substitution and resubstitution, to vote the covered shares at every annual, special or adjourned meeting of Matria stockholders, and in every written consent in lieu of any such meeting, or otherwise, as follows:

•	in favor of the approval of the merger and adoption of the merger agreement;

•	against any acquisition proposal or superior offer (each as defined in the merger agreement); and

•	against any proposal or transaction that could prevent or delay the merger.

The covered parties further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provision under the voting agreement granting the irrevocable proxy covered by the foregoing matters.

Notwithstanding the foregoing, the covered parties remain free to vote the covered shares with respect to any matter not covered by the foregoing in any manner the covered parties deem appropriate. Further, the voting agreement provides that it should not be construed to limit or restrict Mr. Petit from acting in his capacity as a member of the board of directors of Matria.

Transfer Restrictions

In addition, the covered parties agreed to restrictions on the transfer of the covered shares. For the period beginning on January 27, 2008 and continuing until the earlier of the effective time of the merger or the termination of the voting agreement in accordance with its terms, the covered parties may not transfer, or enter into any agreement with respect to a transfer of, any of the covered shares or any interest therein. In addition, the covered parties agreed not to do the following:

•	permit any covered shares to become subject to any pledge or encumbrance;

•	grant any proxy or power of attorney; or

•	enter into any voting agreement, voting trust or other voting arrangement with respect to any of the covered shares.

Notwithstanding the foregoing, the covered parties may transfer any covered shares as a bona fide gift or gifts, so long as the other party to such transfer or other arrangement executes a copy of the voting agreement with Inverness and an irrevocable proxy, in each case with respect to any and all covered shares transferred.

Termination

The voting agreement terminates upon the earlier of the effective time of the merger, the termination of the merger agreement pursuant to its terms or mutual consent of the parties. Upon termination of the voting agreement, the irrevocable proxy will terminate.

SECURITY OWNERSHIP OF MATRIA’S DIRECTORS, EXECUTIVE OFFICERS AND
PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Matria common stock owned beneficially as of April 2, 2008, by Matria’s Chief Executive Officer and the Chief Financial Officer, the three other most highly compensated executive officers for the fiscal year ended December 31, 2007, Matria’s directors, Matria’s directors and executive officers as a group, and all other persons known by Matria to beneficially own more than 5% of Matria’s common stock.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(1)	of Class(2)

Wellington Management Company, LLP(3)	1,932,114	8.7%
EARNEST Partners, LLC(4)	2,376,295	10.7%
TimesSquare Capital Management, LLC(5)	1,198,500	5.4%
UBS Global Asset Management (Americas) Inc.(6)	1,073,591	4.9%
HWP Capital Partners II, L.P.(7)	1,380,388	6.2%
T. Rowe Price Associates, Inc.(8)	2,772,282	12.5%
Parker H. Petit(9)	1,784,291	8.1%
Richard M. Hassett, M.D.(10)	199,536	—
Jeffrey L. Hinton(11)	22,225	—
Roberta L. McCaw(12)	66,968	—
Yvonne V. Scoggins(13)	65,641	—
Joseph G. Bleser(14)	17,507	—
J. Terry Dewberry(15)	12,500	—
Donald J. Lothrop(16)	11,500	—
Myldred H. Mangum(17)	6,000	—
Guy W. Millner(18)	38,875	—
Kaaren J. Street(19)	17,500	—
Thomas S. Stribling(20)	48,280	—
Wayne P. Yetter(21)	23,500	—
All executive officers and directors as a group (14 persons)(22)	2,397,242	10.8%
— Less than 1%

(1)	Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security (“voting power”) or the power to dispose or to direct the disposition of such security (“investment power”). A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person’s spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2)	Based on 22,124,076 shares of Matria common stock outstanding on April 2, 2008. With respect to each person or group in the table, assumes that such person or group has exercised all options, warrants and other rights to purchase Matria common stock which he or she beneficially owns and which are exercisable within 60 days and that no other person has exercised any such rights.

(3)	The number of shares owned is based on information contained in a report on Schedule 13G/A (Amendment No. 10) filed with the SEC on February 14, 2008. The address of Wellington Management Company, LLP (“WMC”) is 75 State Street, Boston, Massachusetts 02109. According to its Schedule 13G, WMC, in its capacity as investment adviser, may be deemed to beneficially own 1,932,114 shares of Matria common stock, which shares are held of record by clients of WMC. WMC reports that it has no power to vote or direct the vote of such shares and shared power to dispose or direct the disposition of such shares, while its clients have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, such shares.

(4)	The number of shares owned is based on information contained in a report on Schedule 13G/A (Amendment No. 5) filed with the SEC on January 31, 2008. The address of EARNEST Partners, LLC (“EARNEST”) is 75 14th Street, Suite 2300, Atlanta, Georgia 30309. According to its Schedule 13G/A,

EARNEST, in its capacity as investment advisor, may be deemed to beneficially own 2,376,295 shares of Matria common stock.

(5)	The number of shares is based on information contained in a report on Schedule 13G filed with the SEC on February 9, 2007. The address of TimesSquare Capital Management, LLC (“TimesSquare”) is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. According to its Schedule 13G, TimesSquare, in its capacity as investment advisor, may be deemed to beneficially own 1,198,500 shares of Matria common stock.

(6)	The number of shares is based on information contained in a report on Schedule 13G/A (Amendment No. 1) filed with the SEC on February 20, 2007. The address of UBS Global Asset Management (Americas) Inc. (“UBS”) is One North Wacker, Chicago, Illinois 60606. According to its Schedule 13G Amendment No. 1, UBS, in its capacity as investment advisor, may be deemed to beneficially own 1,073,591 shares of Matria common stock.

(7)	The number of shares is based on information contained in a report on Schedule 13G filed with the SEC on August 3, 2007. The address of HWP Capital Partners II, L.P. is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201. According to its Schedule 13G, HWP Capital Partners II, L.P., in its capacity as investment advisor, may be deemed to beneficially own 1,380,388 shares of Matria common stock.

(8)	The number of shares is based on information contained in a report on Schedule 13G/A (Amendment No. 1) filed with the SEC on February 13, 2008. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. According to its Schedule 13G/A (Amendment No. 1) T. Rowe Price Associates, Inc., in its capacity as investment advisor, may be deemed to beneficially own 2,772,282 shares of Matria common stock, 1,317,756 shares of which are held by T. Rowe Price New Horizons Fund, Inc.

(9)	Represents 814,417 shares owned by Mr. Petit, 77,545 shares of restricted stock, 73,832 shares held by Petit Investments Limited Partnership, 90,000 shares held by Cox Road Partners LLLP, 3,750 shares held by Petit Grantor Trust, 6,720 shares owned by his spouse, and 718,027 shares which are subject to purchase upon exercise of options exercisable within 60 days. Mr. Petit’s address is 1850 Parkway Place, Marietta, Georgia 30067.

(10)	Represents 7,872 shares owned by Dr. Hassett, 38,667 shares of restricted stock, and 152,997 shares which are subject to purchase upon exercise of options exercisable within 60 days. Dr. Hassett resigned as President and Chief Operating Officer effective January 29, 2008.

(11)	Represents 4,890 shares owned by Mr. Hinton, 15,668 shares of restricted stock, and 1,667 shares subject to purchase upon exercise of options.

(12)	Represents 17,087 shares owned by Ms. McCaw, 13,334 shares of restricted stock, and 36,547 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(13)	Represents 666 shares owned by Ms. Scoggins, 13,334 shares of restricted stock, and 51,641 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(14)	Represents 7 shares owned by Mr. Bleser and 17,500 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(15)	Represents 1,000 shares owned by Mr. Dewberry and 11,500 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(16)	Represents shares which are subject to purchase upon exercise of options exercisable within 60 days.

(17)	Represents shares which are subject to purchase upon exercise of options exercisable within 60 days.

(18)	Represents 11,250 shares owned by Mr. Millner and 27,625 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(19)	Represents shares which are subject to purchase upon exercise of options exercisable within 60 days.

(20)	Represents 1,905 shares owned by Mr. Stribling and 46,375 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(21)	Represents shares which are subject to purchase upon exercise of options exercisable within 60 days.

(22)	Includes 1,178,574 shares which are subject to purchase upon exercise of options exercisable within 60 days.

INFORMATION REGARDING INVERNESS’ DIRECTORS AND
EXECUTIVE OFFICERS

The following biographical descriptions set forth certain information with respect to Inverness’ directors and executive officers who are not directors.

Name	Age	Position

Ron Zwanziger	54	Chairman of the Inverness’ Board of Directors, Chief Executive Officer and President
David Scott, Ph.D.	51	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	52	Director, Vice President, Research and Development and Vice President, Cardiology
Hilde Eylenbosch, M.D.	44	CEO, SPD Swiss Precision Diagnostics and President, Consumer Diagnostics
David Toohey	51	President, Europe/Middle East
John Yonkin	48	President, Inverness Medical America, and President, Nutritionals
Geoffrey Jenkins	56	Vice President, Worldwide Operations
John Bridgen, Ph.D.	61	Vice President, Strategic Business Development
David Teitel	44	Chief Financial Officer
Jon Russell	43	Vice President, Finance
Michael K. Bresson	50	Vice President, Mergers & Acquisitions
Paul T. Hempel	59	Senior Vice President, Leadership Development & Special Counsel and Secretary
Ellen Chiniara	49	General Counsel and Assistant Secretary
Ron Geraty	61	Chief Executive Officer, Alere Medical, Inc.
Emanuel Hart	58	Chief Executive Officer and President, Orgenics Ltd. (Israel)
David Walton	54	Vice President, Asia Pacific
Carol R. Goldberg	77	Director
Robert P. Khederian	56	Director
John F. Levy	61	Director
John A. Quelch	56	Director
Peter Townsend	73	Director

Class I Directors — Term Expiring 2008

John A. Quelch joined Inverness’ Board of Directors on March 10, 2003. Since June, 2001, Mr. Quelch has been a professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Mr. Quelch also serves as a director of WPP Group plc, one of the world’s largest communications groups, Gentiva Health Services, Inc. and Pepsi Bottling Group and as Chairman of the Massachusetts Port Authority. He is a member of Inverness’ Board of Directors Nominating and Corporate Governance Committee.

John F. Levy has served on Inverness’ Board of Directors since May 30, 2001. Mr. Levy served as director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of Inverness’ Board of Directors’ Audit Committee and is a member of the Nominating and Corporate Governance Committee.

Jerry McAleer, Ph.D. joined Inverness’ Board of Directors on March 10, 2003. Dr. McAleer has also served as Inverness’ Vice President, Research and Development since its inception in May 2001 and has served as its Vice President, Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of Inverness’ predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company.

Class II Directors — Term Expiring 2009

Carol R. Goldberg has served on Inverness’ Board of Directors since May 30, 2001. Ms. Goldberg served as a director of Inverness’ predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Inverness’ Board of Directors’ Compensation Committee.

Ron Zwanziger has served as Inverness’ Chairman, Chief Executive Officer and President since its inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of Inverness’ predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001 when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company.

Class III Directors — Term Expiring 2010

Robert P. Khederian has served on Inverness’ Board of Directors since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian is also the Chairman of the Board of Directors of Cambridge Heart, Inc. Mr. Khederian is a member of Inverness’ Board of Directors’ Audit Committee and Compensation Committee.

David Scott, Ph.D. has served on Inverness’ Board of Directors since July 31, 2001 and is its Chief Scientific Officer. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of Inverness’ predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, serving most recently as Managing Director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

Peter Townsend has served on Inverness’ Board of Directors since May 30, 2001. Mr. Townsend served as a director of Inverness’ predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as Chief Executive Officer and a director of Enviromed plc, a medical products company subsequently purchased by BBI Holdings PLC, which Inverness now owns. Mr. Townsend is a member of the Inverness’ Board of Directors’ Audit Committee.

Executive Officers Who Are Not Directors

Hilde Eylenbosch, M.D. has been serving as CEO of SPD Swiss Precision Diagnostics GmbH, Inverness’ 50/50 joint venture with Proctor & Gamble, since its inception on May 18, 2007. Dr. Eylenbosch also continues to serve as Inverness’ President, Consumer Diagnostics, a position she has held since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International

Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for Inverness’ predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

David Toohey was appointed Inverness’ President, Europe/Middle East in January 2008. Prior to that, he served as President, Professional Diagnostics from December 2005, as Vice President, Professional Diagnostics from October 2002, as Vice President, European Operations from February 2002, and as Vice President, New Products from November 2001. He also served as Managing Director of Inverness’ Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by Inverness’ predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest manufacturing facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

John Yonkin was appointed Inverness’ President, Inverness Medical North America in January 2008. Prior to that, he served as President, U.S. Point of Care from June 2006. Mr. Yonkin also continues to serve as President, Nutritionals, a role he has had since June 2006. Prior to that, he served as Inverness’ Vice President, Nutritionals from April 2005 to June 2006 and Vice President, U.S. Sales and Marketing from November 2001 to April 2005. Mr. Yonkin served as Vice President of U.S. Sales of Inverness’ predecessor company, Inverness Medical Technology, from October 1998 through January 2000 and as its General Manager from January 2000 through November 2001, when that company was acquired by Johnson & Johnson. He also served as Manager of Product Development for Inverness Medical Technology from October 1997 until October 1998. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in genetic testing services for hospitals, physicians and managed healthcare companies.

Geoffrey Jenkins has served as Inverness’ Vice President, Worldwide Operations since September 2005. He has over twenty-five years of operational experience in professional and consumer healthcare companies. In October 2000, he co-founded UV-Solutions, LLC, a product development company specializing in flash-based, germicidal, ultra-violet sterilization technology. Prior to UV-Solutions, Mr. Jenkins joined MDI Instruments, Inc. as Chief Operating Officer in June 1997 and was appointed President in January 1999. MDI Instruments developed and marketed both consumer and professional diagnostic devices for the early detection of ear infections. The company was acquired by Beckton Dickinson in 1999. From 1984 through May 1997, Mr. Jenkins served as Vice President of Operations for MediSense, Inc., an international developer, manufacturer and marketer of professional and consumer diagnostics. He was responsible for MediSense’s domestic and international operations related to blood glucose monitors.

John Bridgen, Ph.D. joined Inverness in September 2002 upon its acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. He currently serves as Inverness’ Vice President, Strategic Business Development. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

David Teitel has served as Inverness’ Chief Financial Officer since December 2006. Mr. Teitel has over 20 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen. From 2001 to 2003, Mr. Teitel was Chief Financial Officer for Curaspan, Inc., a start-up software and service provider to healthcare providers. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell has served as Inverness’ Vice President, Finance since December 2006. In this role, Mr. Russell oversees financial systems management and integration and shares responsibility for external communications with the Chief Executive Officer. Previously, Mr. Russell was Chief Financial Officer of Wampole Laboratories, LLC. He has over 17 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Michael K. Bresson rejoined Inverness as Vice President, Mergers & Acquisitions, in January 2007 after serving as President of LifeTrac Systems Incorporated from February 2006 to December 2006. Previously, Mr. Bresson served as Inverness’ Vice President, Business Development from May 2005 to February 2006. From 1998 until January 2005, he was employed at Apogent Technologies Inc. (now part of Thermo Fisher Scientific Inc.), last serving as Apogent’s Executive Vice President — Administration, General Counsel and Secretary. Prior to joining Apogent in 1998, Mr. Bresson was a partner at the law firm of Quarles & Brady LLP.

Paul T. Hempel served as Inverness’ General Counsel and Secretary since its inception on May 11, 2001. In April 2006, Mr. Hempel became Senior Vice President in charge of leadership development, while retaining his role as Secretary and oversight of legal affairs. Mr. Hempel served as General Counsel and Assistant Secretary of Inverness’ predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Ellen Chiniara serves as General Counsel and Assistant Secretary and is responsible for managing legal matters for Inverness. Ms. Chiniara joined Inverness in October 2006 as General Counsel of the Professional Diagnostics strategic business unit and became General Counsel of Inverness in May 2007. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company. Prior to 1994, Ms. Chiniara was a corporate attorney in Boston with Hale and Dorr (now Wilmer Cutler Pickering Hale and Dorr LLP).

Ron Geraty, M.D. serves as CEO of Alere Medical, Inc., Inverness’ health management subsidiary. Dr. Geraty joined Inverness when Alere was purchased in November 2007. Prior to Inverness’ purchase of Alere, Dr. Geraty had served on the board and as CEO of Alere since late 2001. Prior to Alere, Dr. Geraty was CEO of American Imaging Management, a radiology benefits management company, from 1999 to 2000. In 1989 Dr. Geraty founded Assured Health, Inc. (an Employee Assistance Company) which was sold to American Biodyne, Inc. where he was a board member and executive through several company transitions until the company was sold to a competitor in 1998. Dr. Geraty was a Fellow at the Harvard School of Medicine School of Public Policy in 1998. In 1984, Dr. Geraty founded Monarch Health Corporation, which was sold to Parkside Medical Corporation in 1986 where he served as an executive.

Emanuel Hart has served as CEO and President of Orgenics Ltd. (Israel), one of Inverness’ subsidiaries, from July 1997 through 2007. Orgenics Ltd contains manufacturing, Research and Development and marketing business units. In August 2007, Mr. Hart was appointed VP for International Business responsible for the Latin America and Caribbean, Africa, Russia, ex-Soviet Union countries and Israel territories for all of Inverness’ products. Prior to joining Inverness, Mr. Hart served in the Israel Defense Forces for 29 years.

David Walton serves as Inverness’ Vice President, Asia Pacific. Mr. Walton joined Inverness in December 2001 when it acquired the Unipath business from Unilever, where he was previously International Director for the Consumer and Professional Diagnostic business units. Prior to this, Mr. Walton held various Senior Global Sales and Marketing roles in the Diagnostics Division of Eli Lilly based at Hybritech in San Diego and Liege Belgium, Biorad U.K. and Corning Medical U.K.

CERTAIN INFORMATION PERTAINING TO
COMPENSATION OF
INVERNESS DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the disclosure regarding the compensation payable to, and matters related to, Inverness’ directors and executive officers for the fiscal year ended December 31, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the compensation paid to Inverness’ chief executive officer, or Inverness’ CEO, Inverness’ chief financial officer, or Inverness’ CFO, and Inverness’ three most highly-compensated executive officers other than Inverness’ CEO and CFO. These officers are collectively referred to as the named executive officers. For the purpose of this discussion Inverness’ “key executives” are Ron Zwanziger, CEO; David Scott, Ph.D., Chief Scientific Officer and Jerry McAleer, Ph.D., Vice President, Research and Development and Vice President, Cardiology.

Philosophy and Objectives

The objective of Inverness’ executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to Inverness’ goals of continued growth, innovation, increasing profitability and ultimately maximizing shareholder value. Specifically, Inverness seeks to attract and reward executives who display certain fundamental leadership characteristics for hiring and promotion that it has identified as consistent with its goals and culture. Inverness provides these executives with what it believes to be a competitive total compensation package consisting primarily of base salary, long-term equity incentive compensation and a broad-based benefits program. Inverness’ compensation program is designed to reward each executive’s individual performance by considering generally their past and potential contribution to Inverness’ achievement of key strategic goals such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. Inverness’ executive compensation program aims to provide a compensation package which is competitive in Inverness’ market sector and, more important, relevant to the individual executive.

Inverness’ policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long term value for Inverness and its stockholders. Accordingly, (i) Inverness provides cash compensation in the form of base salary to meet competitive cash compensation norms and reward good performance on an annual basis and (ii) Inverness provides non-cash compensation, primarily in the form of stock-based awards, to reward superior performance against long-term strategic goals. Inverness currently does not provide a formal short-term incentive plan, as its strategic philosophy is to focus on the long-term goals discussed above.

Executive Compensation Process

The compensation of Inverness’ named executive officers, as well as its other executive officers, is reviewed by its Compensation Committee, which we refer to throughout this proxy statement/prospectus as the Compensation Committee, at least annually for consistency with the objectives described above. Inverness’ management, including its CEO, participates in this review by making its own recommendations as to the compensation of its executive officers to the Compensation Committee. The Compensation Committee considers the recommendations of management in assessing executive compensation but also relies on other data and resources and may utilize the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation, the Compensation Committee and Inverness’ management also consider the practices of comparable companies of similar size, geographic location and market focus. Inverness’ management and the Compensation Committee utilize the Radford Global Life Sciences Survey, a subscription service that provides comprehensive baseline compensation data on positions at the executive, management and professional levels, including salary, total cash compensation, options and equity compensation, and occasionally collect and analyze publicly available compensation data and other subscription compensation survey data. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of Inverness’ business and objectives that may be unique to it, it generally believes that gathering this compensation information is an important part of its compensation-related decision making process.

During 2007, the Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, to assist the committee in assessing executive compensation. Specifically, Pearl Meyer & Partners was engaged to assess the competitiveness of Inverness’ proposed 2007 executive compensation program utilizing a peer group of companies supplemented by two confidential survey sources within the bio-technology industry. The peer group used by Pearl Meyer & Partners in evaluating proposed 2007 executive compensation consisted of ten publicly traded companies in similar industry space and with similar revenues, specifically the following companies:

•	Beckman Coulter, Inc.

•	Bio-Rad Laboratories, Inc.

•	Biosite, Inc.

•	Cytyc Corporation

•	Digene Corporation

•	Gen-Probe, Inc.

•	Hologic, Inc.

•	Meridien Bioscience, Inc.

•	Polymedica Corporation

•	Ventana Medical System, Inc.

In connection with this engagement, Pearl Meyer & Partners provided summary observations and considerations for Inverness’ executive compensation, as well as a competitive assessment of Inverness’ executive compensation based on base salary, actual total cash compensation, long-term incentives and actual total direct compensation. The Compensation Committee considered this analysis, or the 2007 Pearl Meyer & Partners Report, in its assessment of each element of 2007 executive compensation, as well as overall compensation, and in April 2007 the base salary of several officers was adjusted.

Pearl Meyer & Partners was subsequently engaged by the Compensation Committee to identify market practices with respect to benefits and perquisites and alternatives to short-term incentive plans. The Compensation Committee has considered the results of this analysis but did not approve or recommend any changes to Inverness’ policies or practices with respect to benefits and perquisites or short-term incentives.

In determining each component of an executive’s compensation, numerous factors are considered, including:

•	The individual’s particular background and circumstances, including prior relevant work experience;

•	The demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with Inverness and the compensation paid to similar persons determined through benchmark studies;

•	The individual’s performance and contribution to Inverness’ achievement of its goals and objectives; and

•	Comparison to other executives within Inverness.

In considering the 2007 compensation paid to Inverness’ three key executives, as identified above, the Compensation Committee also considered in particular the compensation packages awarded to the key executives during 2001 in anticipation of Inverness’ split-off from Inverness Medical Technology, or the 2001 compensation packages. The 2001 compensation packages, which were approved by the stockholders of Inverness Medical Technology (who became Inverness’ stockholders at the time of the split-off), were comprehensive, multi-year packages providing for compensation through 2006. The 2001 compensation packages consisted of stock-based awards, fixed cash bonuses and a performance-based bonus plan. In particular, as discussed in more detail below, in determining the specific elements of the compensation to be paid to the key executives in 2007, the Compensation Committee considered the fact that the fixed cash bonuses ceased in 2006 and the performance-based awards lapsed at the end of 2005.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Generally, annual base salary for a particular individual is established based on the factors discussed above and is intended to be near the average of the range of annual cash compensation (base salary plus cash bonus) for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including past and present grants of stock-based awards, may also be considered. However, because Inverness does not currently have an annual cash bonus plan, as most companies within its peer group do, base salaries for its executives are generally designed to be moderately above the average of the range of base salaries for executives in similar positions with similar responsibilities at comparable companies. The Compensation Committee believes that a competitive base salary is necessary to attract and retain a management team with the request skills to lead Inverness. Prior to 2006, the base salaries of the key executives had not been adjusted since 2001 because the Compensation Committee determined that their salaries remained fair and equitable when considering all elements of the 2001 compensation packages. During 2006, the Compensation Committee considered the fact that the performance-based awards under the 2001 compensation plan lapsed at the end of 2005 and the annual cash bonuses under the 2001 cash compensation plan would cease after 2006. As a result, the Compensation Committee recommended that the salaries of Mr. Zwanziger, Dr. Scott and Dr. McAleer be increased to $750,000, $600,000, and $500,000, respectively. Inverness’ Board of Directors (in the absence of the key executives who are also directors) approved these new salaries effective July 1, 2006. Based on their analysis of Inverness’ salary objectives, the various factors discussed above, and the 2007 Pearl Meyer & Partners Report, and considering the total compensation of the key executives, the Compensation Committee determined that no adjustment to the salary or cash compensation of the key executives was necessary during 2007. With respect to Inverness’ other named executive officers, the salary of David Teitel, which was increased to $215,000 in December 2006 upon his promotion to Chief Financial Officer, was further increased to $250,000 in April 2007, and the salary of David Toohey was increased to $459,722 in April 2007. As with the key executives, the Compensation Committee considered the same factors and objectives and the 2007 Pearl Meyer & Partners Report.

Bonuses.  As discussed above, during 2006, the Compensation Committee increased the annual salary of the key executives but decided not to renew or replace the annual cash bonuses which were a part of the 2001 compensation packages. None of Inverness’ named executive officers received cash bonuses during 2007. While the Compensation Committee reserves the right to grant cash or non-cash bonuses as a performance incentive or reward, it currently has no plans to grant bonuses to the named executive officers during 2008. Cash bonuses are generally not a regular or important element of Inverness’ executive compensation strategy and it focuses instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards.  Inverness believes long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, or the 2001 Option Plan, was established to provide certain of Inverness’ employees, including its executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with its long-term success. The Compensation Committee believes that the use of stock options and other stock-based awards offers the best approach to achieving Inverness’ long-term compensation goals. While the 2001 Option Plan allows the Compensation Committee to grant a number of different types of stock-based awards, other than one restricted stock grant made to Mr. Zwanziger in 2001 as part of the 2001 compensation package, Inverness has relied exclusively on stock options to provide equity incentive compensation. Stock options granted to Inverness’ executive officers have an exercise price equal to the fair market value of Inverness common stock on the grant date, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Stock option grants to Inverness’ executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Proposals to grant stock options to Inverness’ executive officers are made by its CEO to the Compensation Committee. With respect to proposals for grants made to Inverness’ executive officers, the Compensation Committee reviews competitive compensation survey data and, if applicable, consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considers the Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant. Generally, stock option grants for a particular individual are based on the factors discussed above and are intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including salary, may also be considered.

Generally, stock option grants to executive officers have been made in conjunction with meetings of the Board of Directors. During 2007, Inverness adopted a stock option granting policy that includes the following elements:

•	Options to purchase shares of Inverness common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December, we refer to each such date as the “Grant Date” throughout this proxy statement/prospectus.

•	For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of Inverness common stock (on an annual basis); provided, however, that total number of shares of Inverness common stock underlying such options grants shall not exceed 150,000 per calendar year.

•	The Compensation Committee must approve all other stock option grants. Grants by the Compensation Committee must be approved only at a meeting of the Compensation Committee and not by written consent.

•	Grants of options approved for existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

•	Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

Inverness has not adopted stock ownership guidelines.

During 2007, Inverness’ Compensation Committee considered the fact that the performance-based awards under the 2001 compensation packages lapsed at the end of 2005 and approved grants of stock options to purchase 300,000, 150,000 and 125,000 shares of Inverness common stock to Ron Zwanziger, David Scott and Jerry McAleer, respectively. While not required under the terms of the 2001 Option Plan, the Compensation Committee decided to submit these grants to stockholders at last year’s annual meeting, and such grants were approved by the stockholders. In addition, during 2007, David Teitel was granted an option to purchase 20,000 shares of Inverness common stock and David Toohey was granted options to purchase 55,000 shares of Inverness common stock. These grants were made consistent with Inverness’ objectives for stock based awards discussed above.

Other Compensation.  Inverness’ named executive officers do not have employment agreements. The named executive officers are not eligible to participate in, and do not have any accrued benefits under, any company-sponsored defined benefit pension plan. They are eligible to, and in some case do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans vary depending on the jurisdiction of employment of the executive. In addition, consistent with Inverness’ compensation philosophy, it intends to continue to maintain its current benefits and perquisites for its executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. Inverness believes these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of Inverness’ executives are eligible to participate in its other employee benefit plans, including, medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code, limits the deductibility on Inverness’ tax return of compensation of over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by Inverness’ stockholders. Inverness periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of Inverness’ executive compensation to comply with the exemptions available under Section 162(m). However, Inverness reserves the right to use its judgment to authorize compensation payments that do not comply with these exemptions when it believes that such payments are appropriate and in the best interest of the Inverness’ stockholders, after taking into consideration changing business conditions or the officer’s performance.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information regarding the compensation of Inverness’ Chief Executive Officer, Inverness’ Chief Financial Officer and Inverness’ three other most highly compensated executive officers for the fiscal year 2007. Such officers are collectively referred to as the “named executive officers.”

Summary Compensation Table.  The following table sets forth information regarding the named executive officers’ compensation for fiscal years 2007 and 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)	($)	($)(3)	($)

Ron Zwanziger Chairman, Chief Executive Officer and President	2007	$750,000	—	—	$940,090	—	—	$990	$1,691,080
	2006	$550,000	$550,000	—	—	—	—	$990	$1,100,990
David Teitel(4) Chief Financial Officer	2007	$241,250	—	—	$209,276	—	—	$7,601	$458,127
	2006	$192,885	$5,000	—	$63,322	—	—	$6,327	$267,534
David Scott, Ph.D.(5) Chief Scientific Officer	2007	$648,626	—	—	$470,045	—	—	—	$1,118,671
	2006	$431,177	$125,000	—	—	—	—	—	$556,117
David Toohey(6) President, Europe/Middle East	2007	$481,469	—	—	$135,153	—	—	$72,220	$688,842
	2006	$426,924	—	—	$68,310	—	—	$63,824	$559,058
Jerry McAleer, Ph. D.(5) Vice President, Research & Development and Vice President, Cardiology	2007	$540,521	—	—	$391,704	—	—	—	$932,225
	2006	$364,111	$120,000	—	—	—	—	—	$484,111

(1)	Except with respect to David Teitel, the 2006 amounts in this column reflect bonuses paid as part of the shareholder-approved 2001 compensation packages described in the “Compensation Discussion and Analysis” section beginning on page 115 of this proxy statement/prospectus. The 2001 compensation packages, which were awarded in anticipation of Inverness’ spin off from Inverness Medical Technology, provided in part for fixed cash bonuses to be paid through 2006, the final year of the 2001 compensation packages.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to such fiscal year. Assumptions used in the calculation of these amounts are included in Note 16 in the notes to Inverness’ audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Inverness’ Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(3)	The amounts in this column include for 2007: (a) matching contributions made by Inverness to its defined contribution plans in the amount of $6,750 and $72,220 on behalf of Mr. Teitel and Mr. Toohey, respectively, and (b) life insurance premiums paid by Inverness in the amount of $990 and $851 on behalf of Mr. Zwanziger and Mr. Teitel, respectively. The amounts in this column include for 2006: (a) matching contributions made by Inverness to its defined contribution plans in the amount of $5,654 and $63,824 on behalf of Mr. Teitel and Mr. Toohey, respectively, and (b) life insurance premiums paid by Inverness in the amount of $990 and $673 on behalf of Mr. Zwanziger and Mr. Teitel, respectively.

(4)	Mr. Teitel was appointed as Chief Financial Officer on December 8, 2006.

(5)	Salary and other compensation paid in British pounds and converted to U.S. dollars using the average exchange rate for the year reported. Salary represents $600,000 and $500,000 for Dr. Scott and Dr. McAleer respectively, as approved by the Compensation Committee and converted into British pounds at then prevailing exchange rates.

(6)	Salary and other compensation paid in Euros and converted to U.S. dollars using the average exchange rate for the year reported. Salary represents $459,722, as approved by the Compensation Committee and converted into Euros at then prevailing exchange rates.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to options granted to the named executive officers in fiscal year 2007.

Grants of Plan-Based Awards

			Estimated Future Payouts						All Other	All Other		Grant
			Under			Estimated Future Payouts			Stock	Option		Date
			Non-Equity			Under Equity			Awards:	Awards:	Exercise	Fair
			Incentive Plan Awards			Incentive Plan Awards			Number of	Number of	or	Value
		Compensation							Shares of	Securities	Base Price	of Stock
	Effective	Committee							Stock or	Underlying	of Option	and
	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)(5)	($ / Sh)(3)	Awards(4)

Ron Zwanziger	5/17/07	2/13/07	—	—	—	—	—	—	—	300,000	$39.72	$6,024,000.00

David Teitel	8/31/07	7/26/07								20,000	$48.14	$477,408.00

David Scott, Ph.D.	5/17/07	2/13/07	—	—	—	—	—	—	—	150,000	$39.72	$3,012,000.00

David Toohey	2/28/07	2/13/07	—	—	—	—	—	—	—	15,000	$42.26	$319,141.50

	12/31/07	12/6/07								40,000	$56.18	$1,056,528.00

Jerry McAleer, Ph.D.	5/17/07	2/13/07	—	—	—	—	—	—	—	125,000	$39.72	$2,510,000.00

(1)	In accordance with Inverness’ stock option granting policy, grants of options approved by the Compensation Committee for existing employees shall be effective as of the next Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). The option grants to Mr. Zwanziger, Dr. McAleer and Dr. Scott were submitted to, and approved by, Inverness’ stockholders at the 2007 annual meeting held on May 17, 2007.

(2)	All stock option awards were made under Inverness’ 2001 Stock Option and Incentive Plan.

(3)	The exercise price of the stock option awards is equal to the closing price of Inverness common stock on the effective grant date as reported by AMEX.

(4)	The amounts in this column reflect the Grant Date fair value of each option award computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 16 of the notes to Inverness’ audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Inverness’ Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(5)	The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options held by the named executive officers at the end of fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)(1)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

Ron Zwanziger	30,000	—	—	$14.92	2-12-2011	—	—	—	—
	65,000	—	—	$17.15	12-20-2011
	5,065	—	—	$15.55	8-23-2012
	7,576	—	—	$21.78	12-31-2013
		300,000	—	$39.72	5-17-2017
David Teitel	10,000		—	$21.38	12-11-2013	—	—	—	—
	7,500	2,500	—	$24.25	12-17-2014
	1,250	3,750	—	$34.40	10-4-2016
	5,000	15,000	—	$38.10	12-15-2016
		20,000		$48.14	8-31-2017
David Scott, Ph.D.	14,000	—	—	$1.71	10-13-2008	—	—	—	—
	50,000	—	—	$2.44	8-16-2009
	24,000	—	—	$14.92	2-12-2011
	199,691	—	—	$15.47	11-30-2011
	2,284	—	—	$15.60	9-3-2012
	5,252	—	—	$21.78	12-31-2013
		150,000		$39.72	5-17-2017
David Toohey	75,000	—	—	$15.47	11-30-2011	—	—	—	—
	151	—	—	$15.55	8-23-2012
	18,750	6,250	—	$24.25	12-17-2014
		15,000		$42.26	2-28-2017
		40,000		$56.18	12-31-2017
Jerry McAleer, Ph. D	14,000	—	—	$1.71	10-13-2008
	40,000	—	—	$2.44	8-16-2009	—	—	—	—
	16,000	—	—	$14.92	2-12-2011
	189,706	—	—	$15.47	11-30-2011
	129,413	—	—	$16.76	12-3-2011
	1,805	—	—	$15.60	9-3-2012
	4,656	—	—	$21.78	12-31-2013
		125,000		$39.72	5-17-2017

(1)	Unless otherwise noted, options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Ron Zwanziger	—	—	—	—
David Teitel	—	—	—	—
David Scott, Ph.D.	—	—	—	—
David Toohey	13,480	$656,771	—	—
Jerry McAleer, Ph.D.	—	—	—	—

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of Inverness common stock on the dates of exercise.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.  The following table sets forth certain information with respect to a named executive officer’s participation in a nonqualified defined contribution plan in fiscal year 2007.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)(1)	($)	($)	($)

David Toohey(2)	$72,220	$72,220	$62,795	—	$1,080,302

(1)	This amount is also reported in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	Amounts reported were converted from Euros to U.S. dollars using the average exchange rate for the year reported.

Mr. Toohey, who is employed through an Irish subsidiary, participates in a defined contribution plan which is not a “qualified” plan under applicable United States tax laws. This defined contribution plan, which is also available to the other employee of this subsidiary, is approved by the Irish Revenue Commissioners under the 1997 Taxes Consolidation Act. Employee contributions under the Irish plan up to age-determined maximums (based on a percentage of gross salary ranging from 15% to 40%, depending on age), along with a company match for Mr. Toohey of up to 15% of gross salary, are made free of tax in Ireland up to certain limits. Under the Irish plan, contributions are made to a fund managed by Irish Life. At retirement, participants can elect to take benefits in the form of: (a) a tax free cash amount of up to 1.5 times annual earnings; (b) purchase of an annuity; or (c) in certain circumstances and subject to limitation, transfer their account value to another approved retirement fund.

Except for the Irish plan described above, Inverness’ named executive officers do not participate in any other non-qualified defined contribution or other deferred compensation plans.

Pension Benefits

Inverness’ named executive officers do not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans such as Inverness’ 401(k) savings plan.

Potential Payments Upon Termination or Change-in-Control

Inverness’ named executive officers are employees-at-will and as such do not have employment contracts with Inverness. Other than provisions in Inverness’ 2001 Stock Option and Incentive Plan that provide for all stock options to automatically become fully exercisable and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plan, there are no contracts, agreements, plans or arrangements that provide for payments to Inverness’ named executive officers at, following, or in connection with any termination of employment, change in control of Inverness or a change in a named executive officer’s responsibilities.

Compensation of Directors

The following table sets forth information regarding the compensation of Inverness’ directors during fiscal year 2007.

					Change
					in Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	($)	($)	($)

Carol R. Goldberg	—	—	$129,588	—	—	—	$129,588
Robert P. Khederian	—	—	$145,518	—	—	—	$145,518
John F. Levy	—	—	$146,094	—	—	—	$146,094
John A. Quelch	—	—	$141,933	—	—	—	$141,933
Peter Townsend	—	—	$129,588	—	—	—	$129,588
Alfred M. Zeien(3)	—	—	$104,006	—	—	—	$104,006

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of Inverness and accordingly receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of Inverness are shown in the Summary Compensation Table above.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) from awards granted in 2007 and 2005, as no options were granted in 2004 or 2006. Assumptions used in the calculation of these amounts are included in Note 16 of the notes to Inverness’ audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Inverness’ Annual Report on Form 10-K filed with the SEC on February 29, 2008. The grant date fair value of the options granted during 2007 was as follows for each of the directors: Carol R. Goldberg: $461,997; Robert P. Khederian: $748,213; John F. Levy: $758,553; John A. Quelch: $683,799; Peter Townsend: $461,997; and Alfred M. Zeien: $0. As of December 31, 2007, each director had the following number of options outstanding: Carol R. Goldberg: 66,353; Robert P. Khederian: 76,484; John F. Levy: 82,034; John A. Quelch: 74,204; Peter Townsend: 24,686 and Alfred M. Zeien: 41,667.

(3)	Mr. Zeien resigned from Inverness’ Board of Directors on September 27, 2007.

Inverness has historically compensated four non-employee directors solely through options grants, consistent with its overall compensation philosophy of focusing on long-term performance and aligning the interests of its directors with the interests of its stockholders. These option grants vest over a three-year period in order to compensate for three years of service. Employee directors do not receive compensation for their services as directors.

During 2007, the Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, to assist the committee in assessing non-employee director compensation. Specifically, Pearl Meyer & Partners was engaged to assess the competitiveness of Inverness’ non-employee directors’ compensation utilizing the same peer group of publicly traded companies used in assessing executive compensation, as described in more detail under the section of this proxy statement/prospectus entitled “Compensation Discussion and Analysis.” In connection with this engagement, Pearl Meyer & Partners provided observations and considerations for Inverness’ non-employee director compensation, as well as a competitive assessment of such compensation based on the cash and equity components of non-employee director compensation utilized by members of Inverness’ peer group. The Compensation Committee considered this analysis, as well as recommendations from management, in concluding that Inverness’ non-employee directors’ annual compensation, whether or not a cash component was included, should be based on the total annual compensation (combined cash and equity) reflected in the 75th percentile of the peer group data. Accordingly, effective October 31, 2007, the Compensation Committee granted, subject to the one-time cash election described below, a number of options to the non-employee directors, using a Black-Scholes valuation model, designed to compensate the directors on an annual basis within the 75th percentile of the peer group data. Consistent with past practice, such options vest over a three-year period and compensate the directors for three years of service (2008 through 2010). In this case, however, the non-employee directors were given the option to elect to receive a portion of such compensation in the form of cash (and forego a portion of the option grant of equal value). If a director exercised this option, he or she would receive annual cash payments during 2008, 2009 and 2010 based on the total annual cash compensation paid in the 75th percentile of the peer group data provided by Pearl Meyer & Partners and would receive a reduced option grant designed to compensate the director for three years of service based on the total equity compensation (rather than combined cash and equity) paid in the 75th percentile of same peer group data. Two directors, Carol R. Goldberg and Peter Townsend, opted to exercise this right. Accordingly, Ms. Goldberg and Mr. Townsend received cash payments of $85,500 and $92,750, respectively, in January 2008, and will receive the same payments in January 2009 and 2010 contingent upon continued service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Inverness’ Audit Committee Charter requires that members of Inverness’ Audit Committee, all of whom are independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis.

Transaction with Piet Moerman

On June 20, 2006, through Inverness’ subsidiary Inverness Medical Benelux Bvba, Inverness acquired from Mr. Piet Moerman, all of the shares of capital stock of Innovative Medical Devices (“IMD”), a Belgian private company with limited liability, for 25,000 shares of Inverness common stock, valued at $722,000. In connection with the acquisition, Mr. Moerman entered into a Management Agreement with IMD to serve as its manager for two (2) years at an annual salary of EUR 175,000 (excluding VAT). The purpose of the acquisition was to secure access to the research and development capabilities of IMD and Mr. Moerman, a scientist employed by Inverness’ predecessor, Inverness Medical Technology, as well as to acquire intellectual property owned by IMD.

Mr. Moerman, who was the manager of IMD as well as its sole owner, is married to Hilde Eylenbosch, CEO, SPD Swiss Precision Diagnostics and Inverness’ President, Consumer Diagnostics.

DESCRIPTION OF INVERNESS SERIES B PREFERRED STOCK

The following summary describes the material provisions of the Inverness Series B preferred stock and the certificate of designations. The provisions of the certificate of designations are complicated and not easily summarized. A copy of the form of Series B preferred stock share certificate is available upon request from Inverness at the address set forth under “Where You Can Find More Information.” The following summary of the terms of Series B preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations. This summary may not contain all of the information about the Inverness Series B preferred stock that is important to you. The form of certificate of designations is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the terms of the Inverness Series B preferred stock.

General

Under Inverness’ certificate of incorporation, its board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. Inverness has 2,333,333 shares of authorized preferred stock which are undesignated. Inverness has 2,666,667 shares of preferred stock which are designated as Series A Convertible Preferred Stock, none of which are currently outstanding. Inverness currently expects to eliminate the Series A Convertible Preferred Stock which will cause the 2,666,667 shares previously authorized in this series to be undesignated and available for future designation. At the consummation of the merger, Inverness expects to issue approximately 1.97 million shares of Series B preferred stock (assuming the exercise of all outstanding options to purchase Matria common stock). Inverness has designated approximately 1.97 million shares as Series B preferred stock for issuance upon consummation of the merger and, prior to filing the certificate of designations, may designate additional shares of Series B preferred stock in the certificate of designations to permit Inverness to pay dividends on the Series B preferred stock in shares of Series B preferred stock as described below under “— Method of Payment of Dividends.”

When issued, the Series B preferred stock and any common stock issued upon the conversion of the Series B preferred stock will be validly issued, fully paid and nonassessable. The holders of the Series B preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of Inverness of any class. Inverness expects their transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Series B preferred stock and common stock will be Computershare Shareholder Services, Inc. The Series B preferred stock is subject to forced conversion, as described below in “— Forced Conversion,” but is not redeemable by Inverness nor putable by a holder of Series B preferred stock.

Ranking

The Series B preferred stock, with respect to dividend rights or rights upon Inverness’ liquidation, winding-up or dissolution, ranks:

•	senior to all classes of Inverness common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series B preferred stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B preferred stock as to dividend rights or rights upon Inverness’ liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B preferred stock as to dividend rights or rights upon Inverness’ liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B preferred stock as to dividend rights or rights upon Inverness’ liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”).

While any shares of Series B preferred stock are outstanding, Inverness may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of a majority of the outstanding shares of Series B preferred stock. Without the consent of any holder of Series B preferred stock, however, Inverness may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “— Voting Rights” below.

Dividends

Holders of shares of Series B preferred stock will be entitled to receive, when, as and if declared by Inverness’ board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 3% per share on the liquidation preference thereof of $400 per share of Series B preferred stock (equivalent to $12.00 per annum per share). Dividends on the Series B preferred stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year or, if any such day is not a business day, the next business day, commencing following the first full calendar quarter after the Issue Date (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Series B preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on Inverness’ stock register for the Series B preferred stock on the immediately preceding January 1, April 1, July 1 and October 1 (each, a “Record Date”). Accumulations of dividends on shares of Series B preferred stock do not bear interest. Dividends payable on the Series B preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

If and whenever Inverness fails to fully pay dividends on the Series B preferred stock for six full quarterly periods, whether or not consecutive, then the dividend rate per annum shall increase by 1% to 4% per annum until Inverness has paid all dividends on the Series B preferred stock for all dividend periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full. Following such payment of unpaid dividends, the dividend rate will revert to 3% per annum. In the event of any further failure to pay dividends on the Series B preferred stock on any future Dividend Payment Date, the dividend rate per annum shall increase to 5% per annum until Inverness has again paid all dividends on the Series B preferred stock for all dividend periods up to and including the Dividend Payment Date. Following such payment of unpaid dividends, the dividend rate will again revert to 3% per annum.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of cash or number of shares of common stock or, if applicable, Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock), have been set apart for the payment of such dividend upon all outstanding shares of Series B preferred stock.

Inverness is only obligated to pay a dividend on Inverness’ Series B preferred stock if its board of directors or an authorized committee of its board of directors declares the dividend payable and it has assets that legally can be used to pay the dividend.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by Inverness or on its behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sufficient sum of cash or number of shares of common stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock), have been set apart for the payment of such dividend upon all outstanding Series B preferred stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

If full dividends have not been paid on the Series B preferred stock and any Parity Stock, dividends may be declared and paid on the Series B preferred stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series B preferred stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series B preferred stock and such Parity Stock bear to each other. Holders of shares of the Series B preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Inverness’ ability to declare and pay cash dividends and make other distributions with respect to its capital stock, including the Series B preferred stock, is limited by the terms of its outstanding indebtedness. In addition, Inverness’ ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors — Inverness may be limited in its ability to pay cash dividends in the future.”

Method of Payment of Dividends

Subject to certain restrictions, Inverness may generally pay any dividend on the Series B preferred stock:

•	in cash;

•	by delivery of shares of its common stock;

•	if the Dividend Payment Date is on or before June 4, 2015, by delivery of shares of Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock); or

•	through any combination of cash, common stock and, if the Dividend Payment Date is on or before June 4, 2015, Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock).

If Inverness elects to make any such payment, or any portion thereof, in shares of its common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the average of the Volume-Weighted Average Price (as defined below) per share of its common stock for each of the five consecutive Trading Days (as defined below under “— Forced Conversion”) ending on the second Trading Day immediately prior to the Record Date for such dividend. If Inverness elects to make any dividend payment, or portion thereof, in shares of Series B preferred stock, such shares shall be valued for such purpose at 97% of the average of the daily Volume-Weighted Average Price per share of the Series B preferred stock for each of the five consecutive Trading Days ending on the second Trading Day immediately prior to the Record Date of such dividend. If Inverness elects to make any dividend payment, or portion thereof, in shares of convertible preferred stock having substantially the same terms as the Series B preferred stock, such shares shall be valued at 97% of such shares’ fair market value, as determined by a nationally recognized investment banking firm (unaffiliated with Inverness) retained for this purpose. If Inverness elects to make any dividend payment, or portion thereof, in shares of Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) (the “Dividended Stock”), then (1) the aggregate liquidation preference of the Dividended Stock delivered per share of Series B preferred stock must be equal to or greater than the dollar amount of such dividend due per share of Series B preferred stock; (2) the annual dividend rate of the Dividended Stock (expressed as a percentage of the liquidation preference of the Dividended Stock) must be equal to or greater than the annual dividend rate of the Series B preferred stock (expressed as a percentage of the liquidation preference of the Series B preferred stock); and (3) the number of shares of Inverness common stock into which the Dividended Stock is convertible (expressed as a number of shares per $400 in liquidation preference) must be equal to or greater than the number of shares of

Inverness common stock into which the Series B preferred stock is convertible (expressed as a number of shares per $400 in liquidation preference). Inverness may not pay dividends in shares of common stock or, if permitted, Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) unless (i) an effective registration statement exists at the time of delivery of such shares, or (ii) an exemption from registration is available for the shares delivered as a dividend and such shares are freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is an affiliate of Inverness.

The term “Volume-Weighted Average Price” per share of Inverness common stock or Series B preferred stock, as the case may be, on a Trading Day is the volume-weighted average price per share on AMEX (or such other national securities exchange or automated quotation system on which the common stock or Series B preferred stock, as the case may be, is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Inverness) retained for this purpose) from 9:30 a.m. to 4:30 p.m., New York City time, on that Trading Day, as displayed by Bloomberg or such other comparable service determined in good faith by the company that has replaced Bloomberg.

Inverness will make each dividend payment on the Series B preferred stock in cash, except to the extent it elects to make all or any portion of such payment in shares of its common stock or shares of Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock). Inverness will give the holders of the Series B preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of capital stock at least 10 Trading Days prior to the Record Date for such dividend.

No fractional shares of common stock or Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) will be delivered to the holders of the Series B preferred stock, but Inverness will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock or Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock), as the case may be. Any portion of any such payment that is declared and not paid through the delivery of shares of common stock or Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) will be paid in cash.

Notwithstanding the above, Inverness may not elect to pay any portion of a dividend on the Series B preferred stock by delivery of common stock or Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) unless there has first been authorized a sufficient number of shares of common stock and Series B preferred stock (or convertible preferred stock having substantially the same terms as the Series B preferred stock) to allow for the payment of such dividend.

Liquidation Preference

In the event of Inverness’ voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B preferred stock will be entitled to receive and to be paid out of Inverness’ assets available for distribution to Inverness’ stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $400 per share of the Series B preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

If, upon Inverness’ voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series B preferred stock and all Parity Stock are not paid in full, the holders of the Series B preferred stock and the Parity Stock will share equally and ratably in any distribution of Inverness’ assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series B preferred stock will have no right or claim to any of Inverness’ remaining assets. Neither the sale of all or substantially all of Inverness’ assets or business (other than in connection with its liquidation, winding-up or dissolution), nor

Inverness’ merger or consolidation into or with any other person, will be deemed to be Inverness’ voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series B preferred stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time. If dividends on the Series B preferred stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series B preferred stock, voting as a single class with any other preferred stock or preference securities having similar voting rights, will be entitled at Inverness’ next regular or special meeting of stockholders to elect two additional directors to its board of directors. Upon the election of any additional directors, the number of directors that comprise Inverness’ board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series B preferred stock has been paid in full. Any director so elected by the Series B preferred stockholders may only be removed by the vote of the holders of record of the outstanding Series B preferred stock at a meeting of stockholders called for that purpose and any vacancy created by the removal of any such director or otherwise may be filled only by the vote of the holders of record of the outstanding Series B preferred stock. The voting rights described above are subject to re-vesting upon each and every subsequent nonpayment of dividends.

In addition, for so long as any shares of Series B preferred stock remain outstanding, the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding Series B preferred stock will be required for the authorization, designation or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for any amendment, alteration or repeal of, or addition of, any provision of Inverness’ certificate of incorporation or bylaws that has an adverse change to the powers, preferences, rights, qualifications, limitations or reservations of the Series B preferred stock, and the affirmative vote or consent of the holders of at least a majority of the outstanding Series B preferred stock will be required to increase or decrease the total number of authorized or issued shares of Series B preferred stock except for any such shares that may be issued as dividends to holders of Series B preferred stock. The certificate of designations will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Series B preferred stock, and will not be deemed to affect adversely the rights of the holders of the Series B preferred stock. Accordingly, for example, Inverness’ board of directors may create, without a vote of the holders of Series B preferred stock, a class or series of preferred stock that ranks, including with respect to rights on liquidation and as to distributions (including dividends), pari passu to the Series B preferred stock.

In all cases in which the holders of Series B preferred stock shall be entitled to vote, each share of Series B preferred stock shall be entitled to one vote.

Conversion Rights

Each share of Series B preferred stock will be convertible at the option of the holder thereof into approximately 5.7703 shares of Inverness common stock (which we refer to as the “Conversion Rate”), calculated using an initial conversion price of $69.32 per share of Inverness common stock (which we refer to as the “Conversion Price”), subject to adjustment as described below under “— Conversion Rate Adjustment,” plus cash in lieu of fractional shares if any of the following shall occur and, until the Authorized Share Increase described below under “— Share Approval Matters; Reserved Common Stock; Miscellaneous” is obtained, Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance upon conversion:

•	during any calendar quarter beginning with the second calendar quarter after the Issue Date, the Closing Sale Price (as defined below under “— Forced Conversion”) of Inverness common stock for each of 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter exceeds 130% of the Conversion Price in effect on the last Trading Day of the immediately preceding calendar quarter;

•	during the 5 consecutive business days immediately after any 5 consecutive Trading Day period in which the Average Trading Price (as defined below) per share of Series B preferred stock was equal to or less than 97% of the average Conversion Value during such 5 consecutive Trading Day period;

•	upon the occurrence of a Fundamental Change (as defined under “— Additional Conversion Right Upon a Fundamental Change”); or

•	if Inverness is party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which Inverness common stock will be converted into or exchanged for, or would constitute, cash, securities or other property.

Upon the occurrence of any event described in the third and fourth bullet points above, a holder may convert its Series B preferred stock at any time during the period that begins on, and includes, the 30th calendar day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 40th calendar day after the actual effective date of the transaction.

The term “Average Trading Price” per share of Series B preferred stock shall mean the average of the daily Volume-Weighted Average Price per share of Inverness Series B preferred stock during such 5 consecutive Trading Day period.

The term “Conversion Value” per share of Series B preferred stock on a Trading Day is the product of the Closing Sale Price per share of Inverness common stock and the conversion rate for a share of Series B preferred stock in effect on that Trading Day.

The holders of shares of Series B preferred stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or Inverness’ default in payment of the dividend due on that Dividend Payment Date. However, shares of Series B preferred stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date (excluding any dividends in arrears). A holder of shares of Series B preferred stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by Inverness on the Series B preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B preferred stock for conversion. Except as provided above with respect to a voluntary conversion, Inverness will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Upon a conversion of shares of Series B preferred stock as described above, Inverness may, at its option, satisfy the entire conversion obligation in cash, or through a combination of cash and shares of its common stock in the manner described under “— Optional Settlement of Conversion.”

Forced Conversion

Inverness may, at its option, and, until the Authorized Share Increase described below under “— Share Approval Matters; Reserved Common Stock; Miscellaneous” is obtained, subject to a sufficient number of shares of Inverness common stock being available for issuance upon conversion, cause the Series B preferred stock to be automatically converted into shares of common stock at the Conversion Rate then in effect on a

Forced Conversion Date (described below) if, on or prior to the three-year anniversary of the Issue Date, the Closing Sale Price (as defined below) of its common stock exceeds 150% of the then prevailing Conversion Price of the Series B preferred stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to Inverness’ issuance of a press release announcing the forced conversion as described below. Inverness may cause such a Forced Conversion on a Forced Conversion Date after the three-year anniversary of the Issue Date if the Closing Sale Price of its common stock exceeds 130% of the then prevailing Conversion Price of the Series B preferred stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to Inverness’ issuance of a press release announcing the forced conversion. If Inverness exercises its right to force conversion of the Series B preferred stock on or prior to the three-year anniversary of the Issue Date, Inverness will also pay to each holder of Series B preferred stock the following payments: (1) a payment equal to the aggregate amount of any unpaid dividends such holder was entitled to with respect to any dividend periods terminating on or prior to the Forced Conversion Date (as defined below) and (2) a redemption premium equal to the amount of any dividends such holder would have received after the Forced Conversion Date through the three-year anniversary of the Issue Date if such holder’s shares had not otherwise been converted. At Inverness’ option, the payments referred to in the preceding sentence may be made in the form of cash, shares of Inverness common stock, or a combination of cash and shares of Inverness common stock; provided that any payment or partial payment made in the form of Inverness common stock will be valued at 97% of the daily volume-weighted average price of Inverness common stock on the trading day immediately preceding the date of the forced conversion.

The term “Trading Day” means a day during which trading in securities generally occurs on AMEX or, if Inverness common stock is not listed on AMEX, on the principal other national or regional securities exchange on which its common stock is then listed or, if Inverness common stock is not listed on a national or regional securities exchange, on the principal other market on which its common stock is then traded.

The “Closing Sale Price” of Inverness common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Inverness common stock is traded or, if its common stock is not listed on a United States national or regional securities exchange, as reported by the principal market on which its common stock is traded. In the absence of such a quotation, the Closing Sale Price will be an amount determined by a nationally recognized investment banking firm (unaffiliated with Inverness) retained for this purpose.

To exercise the forced conversion right described above, Inverness must issue a press release prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “Forced Conversion” section are met, announcing such a forced conversion. Inverness will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B preferred stock (not more than four business days after the date of the press release) of the forced conversion announcing Inverness’ intention to convert the Series B preferred stock. The conversion date will be a date selected by Inverness (which we refer to as the “Forced Conversion Date”) and will be no more than ten days after the date on which it issues such press release. However, Inverness cannot set a Forced Conversion Date on a date that is between a Record Date and the corresponding Dividend Payment Date.

In addition to any information required by applicable law or regulation, the press release and notice of a forced conversion shall state, as appropriate:

•	the Forced Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Series B preferred stock;

•	the number of shares of Series B preferred stock to be converted;

•	that dividends on the Series B preferred stock to be converted will cease to accrue on the Forced Conversion Date; and

•	the amounts of any of the following payments: (i) a payment equal to the amount of any unpaid dividends that such holder was entitled to through the Forced Conversion Date and (ii) a redemption premium equal to the amount of any dividends that such holder would have received from the Forced Conversion Date through the three-year anniversary of the Issue Date assuming such holder’s shares were never converted.

On and after the Forced Conversion Date, dividends will cease to accrue on the Series B preferred stock called for a forced conversion and all rights of holders of such Series B preferred stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof and cash in lieu of any fractional shares; provided, however, that if the Forced Conversion Date is on or prior to the three-year anniversary of the Issue Date, Inverness will also pay to each holder of Series B preferred stock the payments described in the last bullet point above. Additionally, any dividend payment with respect to the Series B preferred stock called for a forced conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Inverness may at its option make any dividend payment required by this paragraph by delivery of shares of Inverness common stock, in which case such shares shall be valued for such purpose at 97% of the average of the Volume-Weighted Average Price per share of Inverness common stock on the Trading Day immediately preceding the Forced Conversion Date.

Inverness may not authorize, issue a press release or give notice of any forced conversion unless, prior to giving the conversion notice, all accumulated, but unpaid dividends (whether declared or not) on the Series B preferred stock for periods ended prior to the date of such conversion notice shall have been paid.

Upon a conversion of shares of Series B preferred stock as described above, Inverness may, at its option, satisfy the entire conversion obligation in cash, or through a combination of cash and shares of its common stock in the manner described below under “— Optional Settlement of Conversion.”

Optional Settlement of Conversion

Upon the conversion of shares of Series B preferred stock into Inverness common stock, whether such conversion is made at the option of a stockholder or in connection with a forced conversion (as described above under “— Forced Conversion”), Inverness may, at its option and in its sole discretion, elect to satisfy the entire conversion obligation in cash, or through a combination of cash and shares of its common stock, although Inverness is not obligated to satisfy any such conversion with cash.

If Inverness chooses to satisfy the conversion obligation solely in cash, for each share of Series B preferred stock subject to conversion Inverness will pay an amount equal to the sum of the Daily Conversion Values (as defined below) for each of the 20 Trading Days beginning on, and including, the third Trading Day following the date of such conversion. As used herein, the term “Daily Conversion Value” means, with respect to a Trading Day, one-twentieth of the product of:

•	the then applicable Conversion Rate in effect on such Trading Day, and

•	the daily Volume-Weighted Average Price of a share of Inverness common stock on that Trading Day.

If Inverness chooses to satisfy the conversion obligation through a combination of cash and shares of its common stock, with respect to each share of Series B preferred stock subject to conversion Inverness will, for each of the 20 Trading Days beginning on, and including, the third Trading Day following the date of such conversion:

•	pay an amount of cash equal to:

(1) if expressed as a total dollar amount per share of Series B preferred stock, such total dollar amount divided by twenty, or

(2) if expressed as a percentage of the Daily Conversion Value, such percentage multiplied by the Daily Conversion Value; and

•	issue that number of shares of common stock equal to:

(1) the Daily Conversion Value minus the amount obtained in the first bullet point above, divided by

(2) the Volume-Weighted Average Price of a share of Inverness common stock.

Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in common stock on Series B preferred stock. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the Closing Sale Price at the close of business on the Trading Day next preceding the date of conversion. Any fractional interest in a share of common stock resulting from payment of a stock dividend will be paid in cash based on the Closing Sale Price on the Trading Day next preceding the issuance of the common stock.

Conversion Rate Adjustment

The Conversion Rate is subject to adjustment (in accordance with formulas set forth in the certificate of designations) in certain events, including:

•	any payment of a dividend (or other distribution) to all holders of Inverness common stock that is payable in shares of common stock;

•	any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock or securities convertible into or exchangeable for shares of common stock for a period expiring within 60 days from the date of issuance at less than the Market Value (as defined below); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted until such triggering events occur;

•	any subdivision, split, combination or reclassification of the common stock;

•	any distribution by Inverness consisting exclusively of cash to all holders of Inverness common stock; in which event the Conversion Rate will be adjusted by multiplying:

(1)	the Conversion Rate by:

(2)	a fraction, the numerator of which will be the Market Value (as defined below) of a share of Inverness common stock and the denominator of which will be such Market Value of a share of Inverness common stock minus the amount per share of such dividend or distribution;

(3)	Notwithstanding the foregoing, in no event will the Conversion Rate be adjusted pursuant to this bullet point to an amount that is more than 7.5014, subject to adjustment in accordance with the first, second, third, fifth or sixth bullet point under this caption “Conversion Rate Adjustment;”

•	the completion of a tender or exchange offer made by Inverness or any of its subsidiaries for shares of its common stock to the extent that the cash and the value of any other consideration included in the payment per share of its common stock exceeds the Closing Sale Price of its common stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

•	any distribution to all holders of shares of Inverness common stock of evidences of indebtedness, shares of capital stock (other than common stock), securities, or other assets (excluding any dividend or distribution referred to in the first or third bullet points above, any rights or warrants referred to in the second bullet point above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by Inverness or any of its subsidiaries).

No adjustment of the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Rate; provided, however, that with respect to adjustments to be made to the Conversion Rate in connection with cash dividends paid by Inverness, it will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Rate, no later than October 15 of each calendar year; provided further, however, on a forced conversion or the effective date of a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. No adjustment of the Conversion Rate will be made if such adjustment will result in a Conversion Price that is less than the par value of Inverness common stock.

Inverness reserves the right to make such increases in the Conversion Rate, in addition to those required in the foregoing provisions, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If Inverness elects to make such an increase in the Conversion Rate, it will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the increase of the Conversion Rate.

The term “Market Value” means the average Closing Sale Price of a share of Inverness common stock for a five consecutive Trading Day period on AMEX (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by Inverness’ board of directors to be the fair value of the common stock) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which Inverness common stock trades, regular way, on AMEX or other principal national securities exchange or quotation system on which Inverness common stock is listed or quoted at that time, without the right to receive the issuance or distribution.

If Inverness distributes rights or warrants (other than those referred to in the second bullet point of the fourth preceding paragraph) pro rata to holders of shares of common stock, so long as any such rights or warrants have not expired or been redeemed by Inverness, the holder of any Series B preferred stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (assuming Inverness elects to satisfy its conversion obligation solely in shares of its common stock) (which we refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•	if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such Series B preferred stock was convertible (assuming Inverness elects to satisfy its conversion obligation solely in shares of its common stock) immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series B preferred stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Rate will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

If application of the adjustments described above would result in a decrease in the conversion rate (other than in the case of a share split or combination), no adjustment to the conversion rate shall be made.

Recapitalizations, Reclassifications and Changes in Inverness Common Stock

Following any reclassification, consolidation or merger of Inverness with or into another person or any merger of another person with or into Inverness (with certain exceptions), or any sale or other disposition of all or substantially all of Inverness’ assets (computed on a consolidated basis), in each case pursuant to which Inverness common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, a holder of a share of Series B preferred stock then outstanding will, upon conversion of such Series B preferred stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such Series B preferred stock was convertible immediately prior thereto (assuming Inverness elects to satisfy its conversion obligation solely in shares in common stock), after giving effect to any adjustment event (the “reference property”). However, at and after the effective time of the transaction, Inverness or the surviving entity will continue to be able to elect to settle conversions entirely or partially in cash as described above under “Optional Settlement of Conversion.” In the event of such an election following the effective time, the Daily Conversion Value will be calculated based on the fair value of the reference property. In the event holders of Inverness common stock have the opportunity to elect the form of consideration to be received in such transaction, Inverness will make adequate provision whereby the holders of the Series B preferred stock shall have a reasonable opportunity, to determine the form of consideration into which all of the Series B preferred stock, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, the Conversion Rate will be calculated based on the fair value of the reference property. This provision does not limit the rights of holders or the rights of Inverness in the event of a Fundamental Change (as defined below under “— Additional Conversion Right Upon a Fundamental Change”). The determination (i) will be made by holders representing a plurality of shares of Series B preferred stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of common stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (a) the deadline for elections to be made by holders of Inverness common stock, and (b) two Trading Days prior to the anticipated effective date of such transaction.

Additional Conversion Right Upon a Fundamental Change

Upon the occurrence of a Fundamental Change (as defined below), if the Market Value at such time multiplied by the applicable Conversion Rate is less than the liquidation preference of a share of Series B preferred stock, holders of Series B preferred stock shall have the option to convert all of their outstanding shares of Series B preferred stock into shares of common stock at an adjusted Conversion Rate equal to the lesser of (1) the liquidation preference divided by the Market Value as of the effective date of the fundamental change and (2) 11.5406 (subject to adjustment for stock dividends, splits and combinations and similar transactions). This option shall be exercisable during a period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date (as defined below), and the Series B preferred stock shall be deemed to be convertible during such period to the extent the Series B preferred stock is not otherwise convertible as provided under “— Conversion Rights” above. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Fundamental Change, Inverness may, make a cash payment to converting holders equal to the liquidation preference of such Series B preferred stock, plus accrued but unpaid dividends. Inverness’ ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Inverness common stock being available for issuance until the Authorized Share Increase and, as applicable, the Share Issuance Approval.

Inverness must give notice of each Fundamental Change to all record holders on a date that is within 10 Trading Days after the effective date of the Fundamental Change (which we refer to as the “Fundamental Change Notice Date”). The notice will specify, among other things, the date by which each holder’s fundamental change conversion right must be exercised and the number of shares and the amount of the cash, securities and other consideration receivable by the holder per share upon conversion.

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Inverness’ assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

•	the adoption of a plan the consummation of which would result in Inverness’ liquidation or dissolution;

•	the consummation of any share exchange, consolidation or merger of Inverness (other than such a transaction solely for the purpose of changing its jurisdiction of incorporation) pursuant to which Inverness common stock will be converted into cash, securities or other property, to or with any person other than one of Inverness’ subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of Inverness’ common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of Inverness’ common equity of the continuing or surviving corporation immediately after the event shall not be a Fundamental Change;

•	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of Inverness’ voting stock;

•	during any period of two consecutive years, individuals who at the beginning of such period comprised Inverness’ board of directors (together with any new directors whose election by such board of directors or whose nomination for election by Inverness’ stockholders was approved by a vote of a majority of Inverness’ directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Inverness’ board of directors then in office; or

•	Inverness common stock ceases to be listed on AMEX or another national securities exchange or quoted on an over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on AMEX or another national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Series B preferred stock become convertible solely into such common stock.

The phrase “all or substantially all” of Inverness’ assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of Inverness’ assets.

In the event a holder exercises its right to convert its Series B preferred stock in connection with the above described additional conversion right upon the occurrence of a Fundamental Change, the holder will not have any rights to the adjustment to the Conversion Rate upon a Make-Whole Fundamental Change described below.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

Events Constituting a Make-Whole Fundamental Change

If there occurs a Make-Whole Fundamental Change (as described below) then Inverness will increase the Conversion Rate (as described below under “— The Increase in Conversion Rate in the Event of a Make-Whole Fundamental Change”) applicable to shares of Series B preferred stock that are surrendered for conversion at any time from, and including, the 30th day before the date Inverness originally announces as the anticipated effective date of the Make-Whole Fundamental Change to, and including, the 40th calendar day after the effective date of the Make-Whole Fundamental Change. We refer to this period as the “make-whole conversion period.”

A “Make-Whole Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•	a sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Inverness’ property or assets to any “person” or “group” (as those terms are used in Sections 13(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (we refer to such a transaction as an “Asset Sale Make-Whole Fundamental Change”); or

•	any transaction or series of related transactions in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease or assets or otherwise) Inverness common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such a transaction as a “Common Stock Make-Whole Fundamental Change”);

However, a Make-Whole Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on AMEX (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Series B preferred stock become convertible solely into such common stock.

Inverness will mail to holders, at their addresses appearing in the security register, notice of, and it will publicly announce, through a reputable national newswire service, and publish on its website, the anticipated effective date of any proposed Make-Whole Fundamental Change. Inverness must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the Make-Whole Fundamental Change.

The Increase in the Conversion Rate in the Event of a Make-Whole Fundamental Change

In connection with the Make-Whole Fundamental Change, Inverness will increase the Conversion Rate (but until the Authorized Share Increase is obtained, Inverness’ ability to issue shares of its common stock to satisfy its obligations upon conversion shall be subject to a sufficient number of shares being available for issuance upon conversion) by an amount equal to:

•	the excess, if any, of (1) the Average Trading Price per share of Series B preferred stock for the five consecutive Trading Days immediately preceding the public announcement of the Make-Whole Fundamental Change, over (2) the product of (a) the Market Value per share of Inverness common stock for the five consecutive Trading Days immediately preceding the public announcement of the Make-Whole Fundamental Change, and (b) the Conversion Rate then in effect; divided by

•	the Applicable Price (as defined below).

If the Make-Whole Fundamental Change is a Common Stock Make-Whole Fundamental Change and the consideration for Inverness common stock in the Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” will be the cash amount paid per share of Inverness common stock in the Make-Whole Fundamental Change. If the Make-Whole Fundamental Change is an Asset Sale Make-Whole Fundamental Change and the consideration paid for Inverness’ property and assets consists solely of cash, then the “Applicable Price” will be the cash amount paid for Inverness’ property and assets, expressed as an amount per share of Inverness common stock outstanding on the effective date of the asset sale Make-Whole Fundamental Change. In all other cases, the “Applicable Price” will be the average of the Closing Sale Prices per share of Inverness common stock for the five consecutive Trading Days immediately preceding the public announcement of the Make-Whole Fundamental Change. Inverness’ board of directors will make appropriate adjustment, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex date of the event occurs, at any time during those five consecutive Trading Days.

However, Inverness will not increase the Conversion Rate as described above to the extent the increase will cause the Conversion Rate to exceed 7.5014 (subject to adjustment for stock dividends, splits and combinations and similar transactions).

In the event a holder exercises its right to convert in connection with a Make-Whole Fundamental Change described above, the holder will not have any right to exercise its additional right to convert described above under “ — Additional Conversion Right Upon Fundamental Change.”

Inverness’ obligation to increase the Conversion Rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

If application of the adjustments described above would result in a decrease in the conversion rate (other than in the case of a share split or combination), no adjustment to the conversion rate shall be made.

Consolidation, Merger and Sale of Assets

The certificate of designations provides that Inverness may, without the consent of the holders of any of the outstanding Series B preferred stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of Inverness’ assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, Inverness; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Series B preferred stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, the Series B preferred stock had immediately prior to such transaction; and (c) certain procedural conditions are met.

Under any consolidation by Inverness with, or merger by Inverness into, any other person or any conveyance, transfer or lease of all or substantially all Inverness’ assets as described in the preceding paragraph, the successor resulting from such consolidation or into which Inverness is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and (except in the case of a lease) be substituted for, and may exercise every right and power of, Inverness under the shares of Series B preferred stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B preferred stock.

SEC Reports

Whether or not Inverness is required to file reports with the SEC, if any shares of Series B preferred stock are outstanding, Inverness will file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act. Inverness will supply each holder of Series B preferred stock, upon request, without cost to such holder, copies of such reports or other information.

Notices

When Inverness is required to give notice to holders of its Series B preferred stock by issuing a press release, rather than directly to holders, Inverness will do so in a public medium that is customary for such press release. In such cases, however, publication of a press release through the Dow Jones News Service will be considered sufficient to comply with such notice obligation.

When Inverness is required to give notice to holders of its Series B preferred stock within a specified number of Trading Days prior to a specified event, it will identify such Trading Days in good faith based on the definition of Trading Days set forth above. Any notice issued in reliance on such identification will satisfy Inverness’ obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Share Approval Matters; Reserved Common Stock; Miscellaneous

Inverness does not presently have a sufficient number of shares of common stock authorized and available for issuance to permit all shares of Series B preferred stock to be converted into shares of Inverness common stock. Inverness will use its best efforts to obtain approval of its stockholders at its next annual meeting to increase its authorized shares of common stock to allow for conversion of all shares of Series B preferred stock into shares of its common stock (the “Authorized Share Increase”). Further, as described above, the Series B preferred stock conversion rate may be subject to adjustment in the event of a Fundamental Change. The rules of AMEX require that stockholder approval is required prior to listing shares of common stock issuable in connection with an acquisition to the extent such issuance may equal or exceed 20% of the listed company’s issued and outstanding shares of common stock as of the date the acquisition is completed. In the event the conversion rate is increased as a result of a Fundamental Change to an amount that would cause the common stock issuable in the merger (including upon conversion of, and as dividend payments on, the Series B preferred stock and upon exercise of Matria stock options assumed in the merger) to equal or exceed 20% of Inverness’ issued and outstanding common stock as of the effective time of the merger, Inverness may not be able to deliver all of the shares of Inverness common stock issuable upon conversion of the Series B preferred stock in order to satisfy its obligations upon conversion without obtaining Inverness stockholder approval of such issuance of shares of Inverness common stock. Inverness will use its best efforts to obtain the approval of its stockholders at its next annual meeting to issue shares of its common stock in connection with the acquisition of Matria in an amount equal to or in excess of 20% of its outstanding common stock, including any such issuance of shares of its common stock upon a conversion rate increase arising from a Fundamental Change (“Share Issuance Approval”).

In the event Inverness does not receive the Share Issuance Approval prior to a Fundamental Change that will result in a conversion rate increase to an amount that would cause the common stock issuable in the merger to equal or exceed 20% of Inverness’ issued and outstanding common stock as of the effective time of the Matria merger, Inverness shall use its best efforts to obtain such Share Issuance Approval in connection with such Fundamental Change. Moreover, in the event Inverness does not obtain the Share Issuance Approval, Inverness may not issue shares of its common stock under the Series B preferred stock in an amount that, when combined with shares issued or issuable upon exercise of Matria stock options assumed by Inverness in the merger, is equal to or exceeds 20% of Inverness’ outstanding common stock at the effective time of the Matria merger. See “Risk Factor —  The ability of Inverness to deliver shares of its common stock to satisfy its obligations upon conversion of Series B preferred stock into common stock will be limited until Inverness receives the approval of its stockholders for an increase in its authorized common stock” and “— In the event of an adjustment to the Series B preferred stock’s conversion rate in connection with a fundamental change, Inverness may be unable to issue all of the shares of common stock issuable following such conversion rate increase unless Inverness has previously received, or in connection with such fundamental change receives, the approval of its stockholders to issue shares of its common stock issuable for that portion of the conversion rate in excess of an amount permitted by the AMEX rules.”

Subject to receipt of the foregoing stockholder approvals, Inverness will at all times reserve and keep available out of its authorized and unissued common stock, solely for issuance upon the conversion of the Series B preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of the Series B preferred stock then outstanding. The Series B preferred stock converted into Inverness common stock or otherwise reacquired by Inverness shall resume the status of authorized and unissued shares of its preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Book-Entry, Delivery and Form

Inverness will initially issue the Series B preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, Depositary Trust Company (the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee or such other name as may be requested by an authorized representative of the Depositary.) Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of Series B preferred stock that are issued as described below under “— Certificated Series B Preferred Stock” will be issued in definitive form. Upon the transfer of Series B preferred stock in definitive form, such Series B preferred stock will, unless the global securities have previously been exchanged for Series B preferred stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of Series B preferred stock being transferred.

The Depositary has advised us as follows: The Depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of Direct Participants of the Depositary and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (each which are also subsidiaries of The Depository Trust & Clearing Corporation), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with the Direct Participants, the “Participants”). The Depositary has Standard & Poor’s highest rating: AAA. The rules of the Depositary applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com and www.dtc.org.

Inverness expects that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the Series B preferred stock represented by such global securities to the accounts of participants. Purchases of global securities under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the global securities on the Depositary’s records. The ownership interest of each actual purchaser of each global security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-

entry system for the global securities is discontinued. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depositary. The deposit of global securities with the Depositary and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the global securities; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such global securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series B preferred stock evidenced by the global certificates for all purposes of such Series B preferred stock and the certificate of designations. Except as set forth below as Beneficial Owner, you will not be entitled to have the Series B preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Series B preferred stock in definitive form and will not be considered to be the owner or holder of any Series B preferred stock under the global securities. Inverness understands that under existing industry practice, in the event a Beneficial Owner desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the Participants to take such action, and that the Participants will authorize Beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of Beneficial Owners owning through them. Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the global securities unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to Inverness as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the global securities are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on Series B preferred stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

Redemption proceeds, distributions, and dividend payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from Inverness or transfer agent on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of the Depositary nor its nominee, transfer agent, or Inverness, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of Inverness or transfer agent, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Inverness will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series B preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and Direct Participants or Indirect Participants or the relationship between such Direct Participants or Indirect Participants and the Beneficial Owners owning through such Direct Participants or Indirect Participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among Direct Participants or Indirect Participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Inverness nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The Depositary may discontinue providing its services as securities depository with respect to the global securities at any time by giving reasonable notice to Inverness or transfer agent. Under such circumstances, in the event that a successor securities depository is not obtained, global security certificates are required to be printed and delivered.

Inverness may decide to discontinue use of the system of book-entry-only transfers through the Depositary (or a successor securities depository). In that event, global security certificates will be printed and delivered to the Depositary.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that Inverness believes to be reliable, but Inverness takes no responsibility for the accuracy thereof.

Certificated Series B Preferred Stock

Subject to certain conditions, the Series B preferred stock represented by the global securities is exchangeable for certificated Series B preferred stock in definitive form of like tenor as such Series B preferred stock if (1) the Depositary notifies Inverness that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) Inverness in its discretion at any time determines not to have all of the Series B preferred stock represented by the global securities. Any Series B preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Series B preferred stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

COMPARISON OF STOCKHOLDER RIGHTS

General

Inverness and Matria are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of Inverness common stockholders and Matria common stockholders arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, Matria common stockholders will receive shares of Inverness convertible preferred stock (convertible under certain limited circumstances into Inverness common stock) in exchange for their shares of Matria common stock, subject to the exercise of appraisal rights. As a result, upon completion of the merger, the rights of Matria stockholders who become Inverness stockholders in the merger will be governed by Delaware law, the Inverness certificate of incorporation and bylaws and the certificate of designations for the convertible preferred stock.

Certain Differences Between the Rights of Stockholders of Inverness and Stockholders of Matria

The following is a summary of material differences between the current rights of Inverness stockholders and the current rights of Matria stockholders. Although we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Inverness stockholders and Matria stockholders, and it is qualified in its entirety by reference to the Delaware General Corporation Law and the various documents of Inverness and Matria to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the Delaware General Corporation Law and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Inverness stockholder and the rights of a Matria stockholder. Inverness and Matria have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

Matria Common	Inverness Preferred	Inverness Common
Stockholders	Stockholders	Stockholders

Authorized Capital Stock	100,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of April 2, 2008, 22,124,076 shares of common stock and no shares of preferred stock were issued and outstanding.	As of the effective time of the merger, Inverness expects to issue approximately shares of Series B preferred stock and such shares will be issued and outstanding.	105,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share, 2,666,667 shares of series A convertible preferred stock, par value $0.001 per share, and 2,333,333 shares of undesignated preferred stock, par value $0.001 per share.

As of April 2, 2008, 77,475,854 shares of common stock and no shares of preferred stock were issued and outstanding.

Matria Common	Inverness Preferred	Inverness Common
Stockholders	Stockholders	Stockholders

Dividends	Under Section 170 of the Delaware General Corporation Law, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either:

•   out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the Delaware General Corporation Law; or

• if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Matria bylaws state that dividends may be declared by the board of directors and may be paid in cash, property or shares of capital stock.	The Inverness certificate of designations states that dividends on the Series B preferred stock will accumulate from the issuance date at the rate of $12.00 per share, representing 3% of the stated liquidation preference of $400. Dividends will be payable in cash, shares of Inverness common stock, shares of Series B preferred stock or an equivalent preferred stock (through June 4, 2015) or a combination thereof when, as and if declared by Inverness’ board of directors out of funds legally available therefor.	The Inverness certificate of incorporation states that dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds legally available for the payment of dividends when and as declared by the board of directors or an authorized committee thereof.

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Number of Directors	The Matria certificate of incorporation and bylaws provide that the number of directors is fixed or altered exclusively by resolution adopted by the board of directors. The board of directors is currently fixed at ten members.	The Inverness certificate of designations states that if dividends payable on the Series B preferred stock are not paid for six or more quarterly periods, whether or not consecutive, the holders of the Series B preferred stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights (including the existing preferred stock), will be entitled at the next regular or special meeting of Inverness’ stockholders to elect two directors and the number of directors that comprise Inverness’ board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series B preferred stock has been paid in full.	The Inverness certificate of incorporation and bylaws provide that the number of directors is fixed by the board of directors in its sole discretion. The board of directors currently is fixed at ten members.

Removal of Directors	Matria’s certificate of incorporation and bylaws do not limit the ability of the stockholders to remove a director. Matria’s board of directors is divided into three classes which each hold office for a term of three years. Under Delaware General Corporation Law, a director on a staggered board may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors.	Any director elected by the Series B preferred stockholders may only be removed by the vote of the holders of record of the outstanding Series B preferred stock at a meeting of stockholders called for that purpose and any vacancy created by the removal of any such director may be filled only by the vote of the holders of record of the outstanding Series B preferred stock.	The Inverness certificate of incorporation provides that, subject to the rights, if any, of any series of preferred stock to elect or remove any director whom the holders of preferred stock have a right to elect, any director may be removed from office only for cause and upon the affirmative vote of holders of at least 75% of the shares entitled to vote at an election of directors.

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Special Meetings of Stockholders	The Matria bylaws state that the board of directors, or a committee of the board that has been designated by the board and has the power and authority, as provided in a resolution of the board or in Matria’s bylaws, to call such meetings, may call a special meeting of the stockholders. Special meetings of the stockholders may also be called by the president or secretary at the request in writing of a majority of the board, or at the request in writing of stockholders owning 75% of Matria’s capital stock.	The Inverness certificate of designations does not permit holders of Series B preferred stock to call a special meeting of stockholders.	The Inverness certificate of incorporation states that, subject to the rights of holders of preferred stock, if any, only the board of directors, acting pursuant to a resolution approved by the majority of the board of directors then in office, may call a special meeting of the stockholders.

Notice Requirements for Stockholder Proposals, including Director Nominations	Nominees for the board of directors may be made, and any other business to be considered at an annual meeting may be brought, by any stockholder present, either in person or by proxy, and entitled to vote at such meeting by delivering timely notice to the Secretary of Matria. Notice is generally considered timely if delivered not later than the close of business on the 120th day prior to the first anniversary of the date on which Matria first sent its proxy statement to stockholders in connection with the preceding year’s annual meeting.	The Inverness certificate of designations does not permit stockholder proposals or director nominations by the holders of Series B preferred stock.	Nominees for the board of directors may be made, and any other business to be considered at an annual meeting may be brought, by any stockholder present, either in person or by proxy, and entitled to vote at such meeting by delivering timely notice to the Secretary of Inverness. Notice is generally considered timely if delivered not later than the close of business on 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Limitation of Personal Liability of Directors	No director is personally liable to Matria or its stockholders for monetary damages arising from a breach of fiduciary duty except for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct, for a knowing violation of the law, for improper dividends or distributions with respect to, or repurchases or redemptions of, Matria capital stock, or for self-dealing.	No director is personally liable to Inverness or its stockholders for monetary damages arising from a breach of fiduciary duty except for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct, for a knowing violation of the law, for improper dividends or distributions with respect to, or repurchases or redemptions of, Inverness capital stock, or for self-dealing.	No director is personally liable to Inverness or its stockholders for monetary damages arising from a breach of fiduciary duty except for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct, for a knowing violation of the law, for improper dividends or distributions with respect to, or repurchases or redemptions of, Inverness capital stock, or for self-dealing.

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Indemnification
The Matria certificate of incorporation and bylaws provide that Matria shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify its directors and officers against liabilities, losses, and related expenses which they may incur by reason of serving or having served as directors or officers of Matria or serving or having served at the request of Matria as directors, officers, trustee, partners, employees or agents of an entity in which Matria has an interest.

The Matria bylaws provide that Matria may, by action of the board of directors, provide indemnification to employees and agents against liabilities, losses, and related expenses which they may incur by reason of serving or having served as employees or agents of Matria or having serving or having served at the request of Matria as directors, officers, trustee, partners, employees or agents of an entity in which Matria has an interest.

Under Section 145 of the Delaware General Corporation Law, in order to be eligible for indemnification, an officer, director, employee or agent of a corporation must have acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

The Inverness bylaws provide that Inverness will, to the fullest extent authorized by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of Inverness or who serves or served at the request of Inverness, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Inverness.

The Inverness bylaws provide that Inverness may, in the discretion of its board of directors, indemnify its non-officer employees and agents, against expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred in connection with any proceeding arising by reason of the fact that such person serves or has served as an employee or agent of Inverness, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Inverness.

Under Section 145 of the Delaware General Corporation Law, in order to be eligible for indemnification, an officer, director, employee or agent of a corporation must have acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

The Inverness bylaws provide that Inverness will, to the fullest extent authorized by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of Inverness or who serves or served at the request of Inverness, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Inverness.

The Inverness bylaws provide that Inverness may, in the discretion of its board of directors, indemnify its non-officer employees and agents, against expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred in connection with any proceeding arising by reason of the fact that such person serves or has served as an employee or agent of Inverness, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Inverness.

Under Section 145 of the Delaware General Corporation Law, in order to be eligible for indemnification, an officer, director, employee or agent of a corporation must have acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Amendment of Certificate of Incorporation	The Matria certificate of incorporation does not limit the ability of the stockholders to amend Matria’s certificate of incorporation. Under Delaware General Corporation Law, the affirmative vote of at least a majority of that outstanding shares of stock entitled to vote is required for amendment.	The Inverness certificate of designations will become a part of Inverness’ certificate of incorporation upon filing. Any amendment thereto may only be made in accordance with applicable law and the certificate of incorporation and, to the extent that such amendment adversely affects the rights, powers, and privileges of Series B preferred stock, only with the approval of holders of a majority of the outstanding Series B preferred stock.	The Inverness certificate of incorporation provides that Inverness reserves the right to amend or repeal any provision contained in the Inverness certificate of incorporation. Generally, the affirmative vote of holders of at least 75% of the outstanding shares of stock entitled to vote is required for amendment.

Amendment of Bylaws	The Matria bylaws may be amended or repealed, or new bylaws may be adopted by the affirmative vote of the holders of at least a majority of the outstanding common stock of Matria, or by the board of directors at any regular or special meeting. Any bylaws adopted or amended by the stockholders may be amended or repealed by the board of directors or the stockholders.	The Inverness bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors. The bylaws may be amended or repealed by the stockholders at any annual meeting, or special meeting called for such purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal (unless the board of directors has recommended that stockholders approve such amendment or repeal, in which case only a majority vote is required).

		However, to the extent that such amendment is adverse to the holders of Series B preferred stock, the amendment will require the approval of holders of a majority of outstanding shares of Series B preferred stock.	The Inverness bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors. The bylaws may be amended or repealed by the stockholders at any annual meeting, or special meeting called for such purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal (unless the board of directors has recommended that stockholders approve such amendment or repeal, in which case only a majority vote is required).

	Matria Common	Inverness Preferred	Inverness Common
	Stockholders	Stockholders	Stockholders

Action at a meeting	The Matria bylaws provide that in all matters (other than the election of directors) the vote of the holders of a majority of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting.	The certificate of designations provides that actions to be taken by the Series B preferred stock shall be decided by holders of a majority of the outstanding Series B preferred stock.	The Inverness bylaws provide that any matter (other than the election of directors) brought before a meeting of the stockholders shall be decided by a majority of the votes properly cast for and against such matter except where a larger vote is required by law, the Inverness Certificate of Incorporation or the Inverness By-Laws.

PROPOSAL TWO — ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of stockholders, the number of shares of Matria common stock present or represented and voting in favor of the approval of the merger and adoption of the merger agreement is insufficient to approve the merger and adopt the merger agreement under Delaware law, Matria management reserves the right to adjourn or postpone the special meeting in order to enable the Matria board of directors to solicit additional proxies in favor of the approval of the merger and adoption of the merger agreement. In that event, Matria may ask its stockholders to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, Matria is asking you to authorize Matria management to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than June 6, 2008, in order to enable the Matria board of directors to solicit additional proxies in favor of the approval of the merger and adoption of the merger agreement. If the meeting is adjourned, Matria could use the additional time to solicit additional proxies in favor of the approval of the merger and adoption of the merger agreement, including the solicitation of proxies from stockholders that have previously voted against the approval of the merger and adoption of the merger agreement. Among other things, even if Matria had received proxies representing a sufficient number of votes against the approval of the merger and adoption of the merger agreement to defeat the merger proposal, Matria could adjourn the special meeting without a vote on the merger proposal for up to 30 days and seek during that period to convince the holders of those shares to change their votes to votes in favor of the approval of the merger and adoption of the merger agreement.

The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Matria common stock present, either in person or by proxy, and entitled to vote at the special meeting. Abstentions from voting on the adjournment proposal will have the same effect as a vote against the adjournment proposal. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “AGAINST” approval of the merger and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

The board of directors believes that if the number of shares of Matria common stock present or represented by proxy at the special meeting and voting in favor of the approval of the merger and the adoption of the merger agreement is insufficient to approve the merger and adopt the merger agreement, it is in the best interests of the stockholders of Matria to enable the Matria, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger and adoption of the merger agreement to bring about its approval.

THE MATRIA BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE MATRIA MANAGEMENT TO VOTE IN FAVOR OF ADJOURNING THE SPECIAL MEETING, AND ANY LATER ADJOURNMENTS, TO A DATE OR DATES NOT LATER THAN JUNE 6, 2008.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, or “DGCL,” you have the right to seek appraisal of your shares of Matria common stock in connection with the merger and to receive payment in cash for the fair value of your shares of Matria common stock as determined by the Delaware Court of Chancery, or the “Chancery Court,” together with a fair rate of interest, if any, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Matria stockholders electing to exercise appraisal rights must comply with the provisions of Section 262, of the DGCL or “Section 262,” the full text of which appears in Annex E to this proxy statement/prospectus, in order to perfect their rights. Strict compliance with the Delaware statutory procedures will be required. For stockholders who have properly exercised appraisal rights to receive the fair value of their shares, at least one stockholder who has properly exercised appraisal rights must litigate an appraisal proceeding in the Chancery Court.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Matria’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Matria a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, by Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will nullify any previous written demand for appraisal.

•	If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of Matria common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Matria common stock.

All demands for appraisal should be addressed to Matria Healthcare, Inc., 1850 Parkway Place, Suite 1200, Marietta, Georgia 30067, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Matria common stock. The demand must reasonably inform Matria of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s shares.

To be effective, a demand for appraisal by a holder of Matria’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock certificate(s). Beneficial owners who are not record holders may not directly make appraisal demands to

Matria. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Matria common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the merger effective time, the surviving corporation must give written notice that the merger has become effective to each Matria stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration specified by the merger agreement for his or her shares of Matria common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in the Chancery Court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Matria common stock, the appraisal proceeding shall be conducted in accordance with the rules of the Chancery Court, including any rules specifically governing appraisal proceedings. The appraisal proceeding is a litigation proceeding. At the conclusion of the litigation, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value in cash, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of the payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the merger effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the merger effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the merger effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of Matria’s common stock held by such stockholder pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the merger effective time may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Matria stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

FUTURE MATRIA STOCKHOLDER PROPOSALS

Matria will hold a 2008 annual meeting of stockholders only if the merger is not completed. Any proposal of a stockholder of Matria that is intended to be presented by such stockholder at Matria’s 2008 annual meeting of stockholders (if it is held) must have been received by Matria no later than January 3, 2008, in order for such proposal to be considered for inclusion in Matria’s proxy statement and form of proxy relating to such meeting. If Matria’s 2008 annual meeting of stockholders is held more than 30 days before or after June 5, 2008, then any such stockholder proposal must be received within a reasonable time before Matria begins to print and mail the proxy materials.

LEGAL MATTERS

The validity of the securities Inverness is offering under this proxy statement/prospectus will be passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance of Inverness. Mr. McNamara owns an aggregate of approximately 2,762 shares of Inverness common stock, as well as options to purchase an additional 20,079 shares of Inverness common stock.

Certain United States federal income tax consequences of the merger will be passed upon by Goodwin Procter LLP and Troutman Sanders LLP.

EXPERTS

The consolidated financial statements of Inverness Medical Innovations, Inc. as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007, and Inverness management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2007, incorporated by reference in the proxy statement/prospectus constituting a part of this registration statement on Form S-4/A have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Matria Healthcare, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Cholestech Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the current report on Form 8-K of Inverness Medical Innovations, Inc., dated as of July 20, 2007, which incorporates the Cholestech Corporation Annual Report on Form 10-K for the year ended March 30, 2007, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Biosite Incorporated as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K filed with the SEC on July 2, 2007, as amended on July 20, 2007, that is referenced in the proxy statement/prospectus constituting a part of this registration statement, have been audited by Ernst & Young LLP, Biosite Incorporated’s independent registered public accounting firm, as set forth in its report incorporated herein by reference, and reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined balance sheets of Instant Technologies, Inc. and affiliates as of December 31, 2005 and 2006 and combined statements of income, general and administrative expenses, retained earnings, cash flows and supplementary information for the years ended December 31, 2005 and 2006, incorporated by reference in the proxy statement/prospectus constituting a part of this registration statement on Form S-4 have been audited by Colby & Company, PLC, Instant Technologies’ independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Inverness and Matria file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Inverness or Matria at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Inverness and Matria are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Inverness has filed a registration statement on Form S-4 to register with the SEC the Inverness Series B preferred stock to be issued to Matria stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes both a prospectus of Inverness and a proxy statement of Matria for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Inverness, Inverness capital stock and Matria. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Inverness and Matria to “incorporate by reference” information into this proxy statement/prospectus. This means that Inverness and Matria can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Inverness nor Matria incorporates the contents of its website into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Inverness and Matria have previously filed with the SEC. They contain important information about Inverness and Matria and their financial condition. The following documents, which were filed by Inverness with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Inverness’ annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008.

•	Inverness’ current report on Form 8-K dated July 20, 2007, filed with the SEC on July 20, 2007.

•	Inverness’ current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008.

•	Inverness’ current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008.

•	Inverness’ current report on Form 8-K dated January 28, 2008, filed with the SEC on January 31, 2008.

•	Inverness’ current report on Form 8-K dated February 4, 2008, filed with the SEC on February 4, 2008.

•	Inverness’ current report on Form 8-K dated February 14, 2008, filed with the SEC on February 14, 2008, as amended on March 25, 2008 and as further amended on March 27, 2008.

•	Inverness’ current report on Form 8-K dated February 20, 2008, filed with the SEC on February 20, 2008.

•	Inverness current report on Form 8-K dated February 27, 2008, filed with the SEC on March 4, 2008.

The following documents, which were filed by Matria with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Matria’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 3, 2008;

•	Matria’s current report on Form 8-K dated January 27, 2008, filed with the SEC on January 28, 2008;

•	Matria’s current report on Form 8-K dated January 23, 2008, filed with the SEC on January 29, 2008;

•	Matria’s current report on Form 8-K dated January 29, 2008, filed with the SEC on February 4, 2008.

•	Matria’s current report on Form 8-K dated February 23, 2008, filed with the SEC on February 28, 2008;

•	Matria’s current report on Form 8-K dated February 26, 2008, filed with the SEC on March 3, 2008 and

•	Matria’s current report on Form 8-K dated March 17, 2008, filed with the SEC on March 18, 2008.

In addition, Inverness and Matria incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 2.01 of any current report on Form 8-K or Item 7.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

Inverness and Matria also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A, the voting agreement attached to the merger agreement as Exhibit A and the summary of the terms of the Inverness Series B preferred stock attached to the merger agreement as Exhibit B.

Inverness has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Inverness, and Matria has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Matria.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Inverness or Matria, as the case may be, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Inverness and Matria without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Inverness stockholders and Matria stockholders may request a copy of such documents by contacting the applicable department at:

Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 Attention: Doug Guarino	Matria Healthcare, Inc. 1850 Parkway Place, Suite 1200 Marietta, Georgia 30067 Attention: Corporate Secretary

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MATRIA SPECIAL MEETING, INVERNESS OR MATRIA SHOULD RECEIVE YOUR REQUEST NO LATER THAN MAY 1, 2008.

Inverness and Matria have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Inverness common stock in the merger should create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INVERNESS MEDICAL INNOVATIONS, INC.,
MILANO MH ACQUISITION CORP.,
MILANO MH ACQUISITION LLC,
AND
MATRIA HEALTHCARE, INC.
Dated as of January 27, 2008

Page
ARTICLE 1 THE MERGER		A-5
1.1	The Merger	A-5
1.2	Effective Time; Closing	A-5
1.3	Effect of the Merger	A-6
1.4	Certificate of Incorporation; Bylaws	A-6
1.5	Directors and Officers	A-6
1.6	Effect on Capital Stock	A-6
1.7	Exchange of Certificates	A-8
1.8	No Further Ownership Rights in Company Common Stock	A-9
1.9	Restricted Stock	A-10
1.10	Appraisal Rights	A-10
1.11	Taking of Necessary Action; Further Action	A-10

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-10
2.1	Corporate Existence and Power	A-10
2.2	Corporate Authorization	A-11
2.3	Governmental Authorization	A-11
2.4	Non-Contravention	A-11
2.5	Capitalization	A-12
2.6	Subsidiaries	A-13
2.7	SEC Filings and the Sarbanes-Oxley Act	A-14
2.8	Financial Statements	A-15
2.9	Absence of Certain Changes	A-15
2.10	No Undisclosed Material Liabilities	A-15
2.11	Compliance with Applicable Laws and Court Orders	A-16
2.12	Regulatory Compliance	A-16
2.13	Insurance	A-18
2.14	Properties	A-18
2.15	Intellectual Property	A-19
2.16	Contracts	A-20
2.17	Litigation; Investigation	A-21
2.18	Brokers and Other Advisors	A-22
2.19	Opinions of Financial Advisors	A-22
2.20	Taxes	A-22
2.21	Employee Benefit Plans and Labor Matters	A-24
2.22	Environmental Matters	A-27
2.23	Antitakeover Statutes	A-27
2.24	Related Party Transactions	A-27
2.25	Information Supplied	A-27
2.26	Customers	A-28

Page
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC		A-28
3.1	Organization of Parent , Merger Sub, and Merger LLC	A-28
3.2	Parent, Merger Sub and Merger LLC Capitalization	A-28
3.3	Subsidiaries	A-29
3.4	Authority; Non-Contravention	A-30
3.5	SEC Filings; Parent Financial Statements	A-31
3.6	Absence of Certain Changes or Events	A-31
3.7	Undisclosed Liabilities	A-32
3.8	Compliance with Laws	A-32
3.9	Litigation	A-32
3.10	Disclosure	A-32
3.11	Brokers’ and Finders’ Fees	A-33
3.12	Accounting System	A-33
3.13	Ownership of Shares	A-33
3.14	Certain Agreements	A-33
3.15	Vote/Approval Required	A-33

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		A-34
4.1	Conduct of Business by the Company	A-34

ARTICLE 5 ADDITIONAL AGREEMENTS		A-36
5.1	Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings	A-36
5.2	Meeting of Company Shareholders	A-37
5.3	Confidentiality; Access to Information	A-39
5.4	No Solicitation	A-39
5.5	Public Disclosure	A-40
5.6	Reasonable Best Efforts; Notification	A-41
5.7	Third Party Consents	A-41
5.8	Stock Options	A-41
5.9	Form S-8	A-42
5.10	Indemnification and Insurance	A-42
5.11	Stock Exchange Listing	A-43
5.12	Takeover Statutes	A-43
5.13	Certain Employee Benefits	A-43
5.14	Section 16 Matters	A-44
5.15	Qualification as a Reorganization	A-44
5.16	Merger Sub Compliance	A-44
5.17	Resignations	A-44
5.18	Payoff Letters	A-44
5.19	Upstream Merger	A-44
5.20	Certificate of Designation	A-45

Page
ARTICLE 6 CONDITIONS TO THE MERGER		A-45
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-45
6.2	Additional Conditions to Obligations of the Company	A-45
6.3	Additional Conditions to the Obligations of Parent, Merger Sub and Merger LLC	A-46

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		A-47
7.1	Termination	A-47
7.2	Notice of Termination; Effect of Termination	A-48
7.3	Fees and Expenses	A-49
7.4	Amendment	A-50
7.5	Extension; Waiver	A-50

ARTICLE 8 GENERAL PROVISIONS		A-50
8.1	Non-Survival of Representations and Warranties	A-50
8.2	Notices	A-50
8.3	Interpretation; Certain Defined Terms	A-51
8.4	Counterparts	A-53
8.5	Entire Agreement; Third-Party Beneficiaries	A-53
8.6	Severability	A-53
8.7	Other Remedies; Specific Performance; Fees	A-53
8.8	Governing Law; Submission to Jurisdiction	A-54
8.9	Rules of Construction	A-54
8.10	Assignment	A-54
8.11	Waiver of Jury Trial	A-54

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 27, 2008, among Inverness Medical Innovations, Inc., a Delaware corporation (“Parent”), Milano MH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Milano MH Acquisition LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”) and Matria Healthcare, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub, Merger LLC and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger, which Merger will be followed, as soon as reasonably practicable, by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.19, be effected as soon as practicable following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and have approved and declared the advisability of this Agreement.

C. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement, the Merger, and the transactions contemplated hereby (excluding the Upstream Merger) and (iii) recommended that the Company Shareholders adopt and approve this Agreement and approve the Merger.

D. The respective Boards of Directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the Merger in accordance with the terms of this Agreement.

E. For United States federal income tax purposes, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction, shall qualify as a reorganization described in Section 368(a)(1)(A) of the Code (as defined below).

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parker H. Petit, a Company shareholder, is entering into a Voting Agreement with Parent in the form of Exhibit A (the “Voting Agreement”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger consistent with this Agreement, in a form reasonably satisfactory to the parties (the “Certificate of Merger”), with the Secretary of State of the State of

Delaware in accordance with the relevant provisions of the DGCL (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those that by their nature must be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation; Bylaws.

(a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: “The name of the corporation is Matria Healthcare, Inc.”

(b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock.

(i) Each share of common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive (A) the number of validly issued, fully paid and nonassessable shares of Parent’s Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, with the terms attached hereto as Exhibit B (the “Parent Series B Preferred Stock”), equal to the “Exchange Ratio” (as defined in Section 1.6(a)(ii)) and (B) $6.50 in cash, without interest (the “Cash Portion” and together with the shares of Parent Series B Preferred Stock in the foregoing clause the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Series B Preferred Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Notwithstanding anything herein to the contrary, at any time prior to the Closing Date, as determined by Parent in its sole discretion, Parent may elect to pay the aggregate Merger Consideration (which, for avoidance of doubt, shall include such amounts attributable to the Parent Series B Preferred Stock and the Cash Portion in the immediately preceding sentence) as $39.00 in cash, without interest, in which case all references in this Agreement to the “Cash Portion” of the Merger Consideration shall be deemed to be references to such aggregate amount of cash, without interest, and all references in this Agreement to “Parent Series B Preferred Stock” shall be deemed to be deleted, and, notwithstanding anything herein to the contrary, (i) no party to this agreement shall have any obligation to consummate the Upstream Merger and any references to the Upstream Merger in this Agreement shall be deemed to be deleted, (ii) it will not be intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Code, and (iii) the following provisions of this Agreement shall be deemed to be deleted: Section 5.15, Section 5.19, Section 6.2(e) and Section 6.3(f).

(ii) For purposes of this Agreement, the “Exchange Ratio” shall be equal to 0.08125 subject to adjustment as set forth in Section 1.6(f).

(b) Cancellation of Company-Owned and Parent-Owned Stock.  Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Stock Options.  At the Effective Time, all options (other than options granted under the Company ESPP (as defined in Section 1.6(d)) to purchase Company Common Stock then outstanding, whether under the Company’s Long-Term Stock Incentive Plan, 2002 Stock Incentive Plan, 2001 Stock Incentive Plan, 2000 Stock Incentive Plan, 1997 Stock Incentive Plan, 1996 Stock Incentive Plan, 2005 Directors’ Non-Qualified Stock Option Plan, 2000 Directors’ Non-Qualified Stock Option Plan, and 1996 Directors’ Non-Qualified Stock Option Plan and MarketRing.com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan, (collectively, the “Company Option Plans”) or pursuant to another Company compensatory plan or otherwise (each such option, whether issued pursuant to the Company Option Plans or otherwise (other than the Company ESPP), a “Company Option”), shall be assumed by Parent in accordance with Section 5.8. At the Effective Time, Parent shall assume each of the Company Option Plans, subject to adjustment as provided therein such that options granted under each such plan after the Effective Time, if any, shall be exercisable for the purchase of Parent Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

(d) Employee Stock Purchase Plan.  The Company’s 2005 Employee Stock Purchase Plan (the “Company ESPP”), shall be terminated at least ten (10) Business Days prior to the Effective Time (the “ESPP Termination Date”), and each participant in the Company ESPP on the ESPP Termination Date shall be deemed to have exercised his or her options under the Company ESPP on the ESPP Termination Date and shall acquire from the Company (i) such number of whole shares of Company Common Stock as the accumulated payroll deductions credited to his or her account as of the ESPP Termination Date will purchase at the price specified in the Company ESPP (treating the ESPP Termination Date as the Exercise Date (as defined in the Company ESPP) for all purposes of the ESPP) and (ii) cash in the amount of any remaining balance in such participant’s account; provided, however, that any participant who has given notice to the Company before the tenth (10th) Business Day prior to the ESPP Termination Date in accordance with the Company ESPP that such participant requests the distribution of the accumulated payroll deductions credited to his or her account in cash shall receive cash in the amount of the balance in such participant’s account in lieu of purchasing Company Common Stock thereunder and provided, further, that the Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing, including without limitation that the Company shall provide each participant in the ESPP with at least ten days notice prior to the ESPP Termination Date.

(e) Capital Stock of Merger Sub.  Each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

(f) Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Series B Preferred Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Series B Preferred Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.7  Exchange of Certificates.

(a) Exchange Agent.  Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Fund.  Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article 1, the Merger Consideration issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(c) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation (or any successor thereto).

(c) Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive shares of Parent Series B Preferred Stock and the Cash Portion of the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which letter shall be reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Series B Preferred Stock and the Cash Portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Series B Preferred Stock into which their shares of Company Common Stock were converted at the Effective Time (and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the Cash Portion of the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of whole shares of Parent Series B Preferred Stock into which such shares of Company Common Stock shall have been so converted (and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the right to receive the Cash Portion of the Merger Consideration. No interest will be paid or accrued on any Cash Portion of the Merger Consideration or any cash in lieu of fractional shares of Parent Series B Preferred Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Series B Preferred Stock and the appropriate amount of the Cash Portion of the Merger Consideration contemplated by Section 1.6 may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Distributions With Respect to Unexchanged Certificates.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Series B Preferred Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Series B Preferred Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to Applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Series B Preferred Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Series B Preferred Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Series B Preferred Stock, (ii) promptly, the Cash Portion of the Merger Consideration and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Series B Preferred Stock.

(e) Fractional Shares.  No fraction of a share of Parent Series B Preferred Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Series B Preferred Stock (after aggregating all fractional shares of Parent Series B Preferred Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the liquidation preference of one (1) share of Parent Series B Preferred Stock.

(f) Required Withholding.  Each of the Exchange Agent, Parent and the Surviving Corporation (or any successor thereto) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the appropriate amount of Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6 (and cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(h) No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Parent Series B Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Corporation (or any successor thereto), on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.

(j) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

1.8  No Further Ownership Rights in Company Common Stock.  All Shares of Parent Series B Preferred Stock issued in accordance with the terms hereof (and any payments in respect thereof pursuant to Section 1.7(d) and 1.7(e)) and the Cash Portion of the Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.9  Restricted Stock.  Each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Option Plan (collectively, “Company Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of immediately prior to the Effective Time and at the Effective Time each Company Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration.

1.10  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger (the “Dissenting Shares”), which shareholders comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.6.

1.11  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be authorized to take all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Merger Sub, and Merger LLC as set forth in this Article 2, subject to any exceptions stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”) or disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 20, 2007 (the “Company 10-K”) or in any subsequent quarterly reports on Form 10-Q or current reports filed (rather than furnished) on Form 8-K filed and publicly available prior to the date of this Agreement (excluding, in all cases, (i) exhibits to any such reports, (ii) any disclosures set forth in any risk factor section thereof, or in any section relating to forward-looking statements, and (iii) any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures.

2.1  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(m)) on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. The Company has not taken any action in violation of any of the provisions of the Certificate of Incorporation and Bylaws of the Company. The Company has made available to Parent true and complete copies of the minute books of the meetings of the Company’s Board of Directors and committees held since January 1, 2005.

2.2  Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and, except for the approval of the Company’s shareholders in connection with the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Common Stock (the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, the Company’s Board of Directors unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger in accordance with the DGCL; (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, in the best interests of, and advisable to, the Company and the Company’s shareholders; (iii) directed that this Agreement be submitted to the Company’s shareholders for their adoption and resolved to recommend that the shareholders vote in favor of the approval of the Merger and adoption of this Agreement; (iv) adopted resolutions taking all other actions necessary to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement; and (v) adopted resolutions electing that the Merger, to the extent of the power and authority of the Company’s Board of Directors and to the extent permitted by Applicable Law, not be subject to any anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a “Takeover Statute”) of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated hereby, including the Merger.

2.3  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any national or transnational, domestic or foreign, federal, state, provincial, municipal or local governmental authority, department, court, tribunal or judicial or arbitral body, administrative or regulatory agency, instrumentality, commission or official, including any political subdivision thereof (each a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading other than (a) the filing of the Certificate of Merger, (b) compliance with the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) the filing of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be filed with the SEC as part of the Registration Statement on Form S-4 (or any successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Series B Preferred Stock in the Merger (the “Registration Statement”) with the SEC in accordance with the Securities Act, (d) the filing of such reports, schedules or materials under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (e) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings the absence of which would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the Merger.

2.4  Non-Contravention.  Subject to Section 2.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the certificate of incorporation, by-laws or similar organizational documents of any subsidiary of the Company, (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease (as defined in Section 2.14), agreement, contract, instrument, permit, concession, franchise, contractual right or license agreement binding upon the Company or any of its subsidiaries, or result in the creation of any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, declaration, restriction, option, rights of first offer or refusal, charge, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature (each, a “Lien,” and each document, agreement or instrument forming the basis of, creating or imposing any Lien, a “Lien Instrument”) upon any of the properties or assets of the Company or any of its subsidiaries, or (c) subject to obtaining the approval of the Merger and the Company Shareholder Approval and compliance with the requirements specified in Section 2.3, conflict with or violate any law applicable to the Company or any of its subsidiaries or any of its or their respective properties or assets, except in the case of clauses (b) and (c) of this Section 2.4 for any such violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company.

2.5  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share. As of the close of business on January 4, 2008, there were outstanding 22,052,520 shares of common stock (of which 632,068 were shares of Company Restricted Stock) and 0 shares of preferred stock, and Company Options to purchase an aggregate of 2,265,999 shares of Company Common Stock (of which Company Options to purchase an aggregate of 1,573,008 shares of Company Common Stock were exercisable). There are no securities convertible into or exchangeable for capital stock or other voting securities of the Company outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan of the Company will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No subsidiary or Affiliate of the Company owns any shares of capital stock of the Company or any of the Company’s securities. For each officer of the Company subject to Section 16 of the Exchange Act, Section 2.5 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) Section 2.5(b) of the Company Disclosure Schedule sets forth: (i) as of the date hereof, a true, complete and accurate list of all Company Option Plans, indicating for each Company Option Plan, as of such date, the number of shares of Company Common Stock issued under such Company Option Plan, the number of shares of Company Common Stock subject to outstanding Company Options under such Company Option Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Option Plan and, as of the date hereof, with respect to the Company ESPP, the approximate number of shares of Company Common Stock that will be issued on the ESPP Termination Date under the Company ESPP; (ii) as of the date hereof, a true, complete and accurate list of all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Company Option Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, the exercise price and the reported date of grant, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. No Company Options have been granted since January 4, 2008. The Company has made available to the Parent complete and accurate copies of all forms of agreements evidencing Company Options and Company Restricted Stock. Each outstanding Company Option was granted at fair market value determined in accordance with the terms of the applicable Company Option Plan and Applicable Law and is not subject to Section 409A of the Code. None of the Company or any of its subsidiaries maintains an employee stock purchase plan other than the Company ESPP.

(c) Except as expressly set forth in this Section 2.5 or Section 2.5 of the Company Disclosure Schedule and for changes resulting from the exercise of employee stock options outstanding prior to the date hereof or, subject to Section 1.6(d), the issuance of shares of Company Common Stock pursuant to the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) other than Company Options disclosed in Section 2.5(b), options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) other than Company Restricted Stock disclosed in Section 2.5(a), restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, rights to receive, that are convertible into or exercisable for shares of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of shares of Company Common Stock (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to the Company or any of its subsidiaries. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its subsidiaries is a party or by which it or any of them is bound with respect to any equity security of any class of the Company. Other than the Voting Agreement, to the Company’s knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the Company Securities.

2.6  Subsidiaries.

(a) Section 2.6 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and accurate list of all of the Company’s subsidiaries and for each such subsidiary: (i) its name and form of organization; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. Each of the Company’s subsidiaries is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company’s subsidiaries is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company’s subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of the Company’s subsidiaries free and clear of Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of is subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s subsidiaries, (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of the its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of the Company, or (iii) restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, profits interests, or rights to receive, that are convertible into or exercisable for Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of capital stock or other securities or ownership interests in, any subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. There are no voting trusts, proxies or other agreements or understandings with respect to the Company Subsidiary Securities.

2.7  SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and 2006, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the Company’s shareholders held since December 31, 2006, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2006 (the documents referred to in this Section 2.7(a), collectively, the “Company SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. The Company has timely filed all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2006.

(b) As of its filing date (and as of the date of any amendment filed prior to the date hereof), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The records, systems, controls, data and information of the Company and its subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in clause (g) below.

(f) The Company and each of its subsidiaries has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(g) The Company and each of its subsidiaries has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP including that: (1) transactions are executed only in accordance with management’s authorization, (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its subsidiaries and to maintain accountability for the assets of the Company and its subsidiaries, (3) access to such assets is permitted only in accordance with management’s authorization, (4) the reporting of such assets is compared with existing assets at regular intervals and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Since September 30, 2007, there has not been any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(h) There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand since December 31, 2005. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

2.8  Financial Statements  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements (in each case, including the notes thereto) of the Company included in the Company SEC Documents was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein.

2.9  Absence of Certain Changes.  Since September 30, 2007 (the “Company Balance Sheet Date”) (a) (i) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course of business, and (ii) neither the Company nor any of its subsidiaries has taken (or omitted to take) any of the actions, which if taken (or omitted to be taken) after the date hereof, would have required the consent of Parent pursuant to Section 4.1, and (b) there has not been any Material Adverse Effect on the Company.

2.10  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be set forth on a consolidated balance sheet or notes thereto of the Company and its subsidiaries other than:

(a) liabilities or obligations reflected on or reserved against in the Company Balance Sheet or disclosed in the notes thereto; and

(b) liabilities or obligations incurred since the Company Balance Sheet Date that would not, individually or in the aggregate, be, or reasonably be expected to have a Material Adverse Effect on the Company.

2.11  Compliance with Applicable Laws and Court Orders.  The Company and each of its subsidiaries is and, since December 31, 2005, has been in compliance with, and is not in violation of or default under, and to the knowledge of the Company is not under investigation with respect to and, to the knowledge of the Company, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.12  Regulatory Compliance.

(a) The Company and each of its subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity or Third Party necessary for the Company and each of its subsidiaries to own, lease, operate and use their properties and assets and to conduct their businesses as presently owned, leased, operated, used and conducted (“Permits”), and neither the Company nor any of its subsidiaries has received written notice from any Governmental Entity or Third Party that any Permit is subject to any adverse action, including but not limited to suspension, termination, revocation or withdrawal, or to the knowledge of the Company, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its subsidiaries is in compliance with the terms of the Permits, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there were no materially false statements in or material omissions from any applications or submissions made to obtain such Permits.

(b) The Company and each of its subsidiaries have been and are in compliance with all Applicable Laws, statutes, ordinances, rules and regulations of any federal, state or local Governmental Entity with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, “HIPAA”), to the extent applicable, the Federal Food, Drug, and Cosmetic Act and its implementing rules and regulations and all rules and regulations of the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), the TRICARE program (10 U.S.C. §§ 1071, et seq.) and any other federal, state or local governmental health care program in which the Company or any of its subsidiaries participates (hereinafter referred to collectively as the “Governmental Programs”), including any manual provisions, program integrity manuals, policies, procedures and administrative guidance interpreting such Applicable Law, rules and regulations, except for failures to comply with any of the foregoing that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither (A) the Company, nor (B) any of the Company’s subsidiaries, nor (C) to the knowledge of the Company, any shareholder of the Company owning five percent (5%) or more of any class of securities, officer or director thereof, or any current or former employee of the Company, or any persons and entities providing services in connection with the Company’s or any of its subsidiary’s business: (i) has at any time been suspended or excluded or, to the knowledge of the Company, threatened to be suspended or excluded from participation in any Governmental Program; (ii) has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1395nn and 42 C.F.R. § 411.351 et seq., 31 U.S.C. §§ 3729 to 3733 (or other federal or state statutes, rules or regulations related to any false or fraudulent claims, health care fraud and abuse or anti-self referral) or the regulations promulgated pursuant to such statutes, or related state statutes or regulations, except for prohibited activities that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company and each of its subsidiaries has duly and timely filed with the proper authorities all reports and other information required by any Governmental Entity, except for such failures that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its subsidiaries has paid or caused to be paid to each such Governmental Entity all known and undisputed material refunds, overpayments, discounts or adjustments. To the knowledge of the Company, there are no material pending appeals, adjustments, challenges, audits, inquiries, litigations or notices of intent to audit with respect to prior reports or billings. Since January 1, 2005, neither the Company nor any of its subsidiaries has been audited, or otherwise examined by any Governmental Entity resulting in an undisputed liability or payment due and payable in excess of One Hundred Thousand Dollars ($100,000).

(d) The Company and each of its subsidiaries meet the conditions for participation in, and are in good standing with respect to, each Governmental Program. There is no pending, concluded or, to the knowledge of the Company, threatened: (i) investigation, audit, claim review, or other action which is likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Program provider/supplier number, participation agreement or authorization, or result in the Company’s or any of its subsidiaries’ exclusion or debarment from any Governmental Program; (ii) validation review, program integrity review or reimbursement audit with respect to any Governmental Program, other than those conducted in the ordinary course of business; (iii) voluntary disclosure by the Company or any of its subsidiaries to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary, a State Medicaid program or any other Governmental Entity of a potential overpayment matter other than refunds processed in the ordinary course of business; or (iv) health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of material deficiencies pertaining to the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective, directors, officers, employees or agents, or individuals who have provided services to the Company or any of its subsidiaries during the past six (6) years: (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Governmental Program, including but not limited to convictions relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; or (iii) has been convicted under any law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; or is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii) above.

(f) For the purposes of this Agreement, “Personal Data” means any and all data that concerns an identified and/or identifiable person and includes, but shall not be limited to, an individual’s name, address, credit card information and/or account information, email address, social security number and health information, including, without limitation, protected health information, as such term is used under HIPAA.

(i) The Company and each of its subsidiaries have complied and do comply with all (a) Applicable Laws, statutes, ordinances, rules and regulations, including applicable privacy and data protection laws of foreign countries, including, without limitation, those applicable to all transborder flows of Personal Data, except for any such noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (b) all contractual obligations and policies applicable to their respective collection, use and disclosure of Personal Data, except for such noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii) None of the Company or any of its subsidiaries is subject to any contractual requirements, privacy policies or other legal obligations that, following Closing, would prohibit the Surviving Corporation and/or the Surviving Company from receiving and using any of the Personal Data.

(iii) The Company and each of its subsidiaries have adequate security measures in place to protect all Personal Data under their control and/or in their possession and/or protect such Personal Data from unauthorized access by any parties. The Company’s and its subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data. None of the Company or its subsidiaries have suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of the Company or its subsidiaries, as applicable, except for any such breaches that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iv) The Company and each of its subsidiaries have required and do require all Third Parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such Third Parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized Third Parties except such access and/or disclosure that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.13  Insurance.  Section 2.13 of the Company Disclosure Schedule sets forth a list (including the name of the insurer, policy number, policy type, coverage amount, deductible amount, policy periods and available limits of coverage) of all insurance policies of the Company and its subsidiaries in effect as of the date hereof. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) all insurance policies of the Company and its subsidiaries are in full force and effect; (b) with respect to all insurance policies of the Company and its subsidiaries, all premiums have been paid and neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) with respect to all insurance policies of the Company and its subsidiaries, no notice of cancellation or termination has been received with respect to any such policies, other than such notices which are received in the ordinary course of business and none of the Company or its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

2.14  Properties.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its subsidiaries has good title to all the properties and assets owned by the Company and its subsidiaries or acquired after the date thereof, free and clear of all Liens except Permitted Encumbrances. “Permitted Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory Liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title, and matters disclosed on Section 2.14 of the Company Disclosure Schedule, that do not, individually or in the aggregate, materially detract from the value of any property subject to Leases (“Leased Property”) or Leases to which they relate or materially interfere with the current use or occupancy of such Leased Property or the business of the Company and its subsidiaries conducted thereon; and (d) zoning, building codes and other land use laws regulating the use or occupancy of Leased Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Property which are not violated by the current use or occupancy of such Leased Property or the operation of the business of the Company and its subsidiaries conducted thereon.

(b) Section 2.14 (b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property (collectively, “Leased Real Property”) leased, subleased or licensed by the Company or any of its subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) pursuant to which the Company or any of its subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Leased Real Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy (including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Leases” including those Leases identified as “Material Leases” set forth on Section 2.14 (b) of the Company Disclosure Schedule (“Material Leases”)). The Company has made available to the Parent true, complete and accurate copies of all Material Leases and, to the knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Leased Real Property which is subject to a Material Lease.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Lease is valid and binding on the Company and each of its subsidiaries of the Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and neither the Company nor any of its subsidiaries have received any written communication from, or given any written communication to, any other party to the Lease or any lender, alleging that the Company or any of its subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto); and (C) the Company or one of its subsidiaries named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease, free and clear of all Liens except Permitted Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.

(d) None of the Company or any of its subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

2.15  Intellectual Property.

(a) Folder number 8 of that certain virtual data room containing Company related diligence materials accessible to Parent as of the close of business on January 24, 2008 sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the business of the Company and its subsidiaries.

(b) Except as set forth on Section 2.15 of the Company Disclosure Schedule:

(i) except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and/or its subsidiaries (A) exclusively own the Company Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Company Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by the Company, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted and as it is currently contemplated to be conducted;

(ii) neither the operation of the TRAXTM system, nor the operation of the business of the Company or any of its subsidiaries, nor any activity of the Company or any of its subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any Third Party, other than the rights of any Third Party under any patent, and to the knowledge of the Company, the rights of any Third Party under any patent;

(iii) to the knowledge of the Company, the Company Intellectual Property is not being infringed or misappropriated by any Third Party;

(iv) the Company and its subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by the Company or any of its subsidiaries;

(v) the Company and its subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property and, no Third Party has alleged in writing that any of the operation of the TRAXTM system, the operation of the business of the Company or any of its subsidiaries, or any activity of the Company or any of its subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any Third Party;

(vi) no current or former employee or consultant of the Company or any of its subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment with or consultant’s engagement by, as applicable, the Company or any of its subsidiaries;

(vii) the transactions contemplated by this Agreement will not adversely affect the Company’s or its subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Company Intellectual Property; and

(viii) all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.

(c) For purposes of this Agreement,

(i) “Intellectual Property” means (i) rights in patents, inventions, copyrights in both published and unpublished works, works of authorship, software, trademarks, service marks, domain names, trade dress, trade secrets, (ii) registrations and applications to register any of the foregoing in any jurisdiction, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials, and (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its subsidiaries or used by the Company or any of its subsidiaries in the business of the Company and its subsidiaries.

2.16  Contracts.

(a) Section 2.16 of the Company Disclosure Schedule sets forth a list of all Material Contracts (including any amendments, modifications, extensions, renewals or supplements thereto) as of the date of this Agreement, and the Company has made available a true, complete and correct copy of each to Parent prior to the date hereof. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its subsidiaries is a party or by which the Company, any of the Company’s subsidiaries or any of their respective properties or assets is bound, including all amendments, modifications, extensions, renewals or supplements, that:

(i) are or would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contain covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii) are with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its subsidiaries, taken as a whole;

(iv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $500,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company’s subsidiaries and any such Contracts entered into in the ordinary course of business after the date hereof which relate to obligations which do not exceed $500,000 in the aggregate;

(v) are guaranties, indemnities, surety bonds, commitments, and other similar primary, direct or contingent financial obligations whereby the Company or its subsidiaries may be liable or obligated for a debt or obligation of another (including without limitation all guaranties with respect to Leases) in each with a value in excess of $100,000, other than obligations between or among any of the Company and any of its subsidiaries;

(vi) were entered into after September 30, 2007 or are not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice, including acquisitions and dispositions of inventory, software, and/or equipment);

(vii) which by its terms calls for aggregate payments by the Company and its subsidiaries under such Contract of more than $1 million over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, Contracts that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 90 days or less, purchase orders for the purchase of inventory and/or equipment, software licensing agreements, fulfillment Contracts, Leases and other Contracts entered into in the ordinary course of business);

(viii) are with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $500,000;

(ix) relates to Company Intellectual Property which requires payments by or to the Company or any of its subsidiaries in excess of $500,000 per annum or is material to the business of the Company and its subsidiaries, taken as a whole (other than software licensing and maintenance agreements and non-disclosure agreements entered into in the ordinary course of business);

(x) is a Material Lease; or

(xi) is a Related Party Transaction.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of each Material Contract.

2.17  Litigation; Investigation.  There is no Action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its subsidiaries, or any person for whom the Company or any of its subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Entity that, if determined or resolved adversely to the Company, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There are no judgments, orders or decrees outstanding against the Company or any of its subsidiaries which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.18  Brokers and Other Advisors.  Except for The Maren Group, LLC and SunTrust Robinson Humphrey, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided Parent with a true and complete copy of each engagement letter with The Maren Group, LLC and SunTrust Robinson Humphrey and no such agreement has been amended, modified, superseded or waived.

2.19  Opinions of Financial Advisors.  Prior to the execution of this Agreement, the Company’s Board of Directors has received the written opinion or oral opinion to be confirmed in writing of SunTrust Robinson Humphrey, financial advisors to the Company, to the effect that, as of the date of such opinion and, based on the assumptions, qualifications and limitations contained therein, the Merger Consideration, is fair from a financial point of view to holders of Company Common Stock. The Company has made available to Parent a complete and correct copy of such opinion (or if not delivered in writing to Parent prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt thereof).

2.20  Taxes.

(a) Each material Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its subsidiaries has been timely filed and each such Tax Return was true and complete in all material respects.

(b) The Company and each of its subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown as due on Tax Returns that have been filed), and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) The unpaid Taxes of the Company and its subsidiaries for the period up to the date covered by the Company Balance Sheet did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions through the Closing Date, with the accrued Taxes thereon calculated in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

(d) Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return.

(e) Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) There is no foreign, federal, state or local Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress with respect to a material Tax Return of the Company or any of its subsidiaries.

(g) Neither the Company nor any of its subsidiaries has received from any foreign, federal, state or local Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to material Taxes or (ii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or any of its subsidiaries.

(h) Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 of the Code.

(i) Neither the Company nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the United States Income Tax Regulations (“Treasury Regulations”).

(j) Neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-Sharing Agreement or any express or implied tax indemnity or tax allocation agreement or arrangement.

(k) Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. For purposes of this Section 2.20(k), “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof and for this purpose, a person or persons own a majority ownership interest in such a business entity (other than a corporation) if such person or persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(l) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company has made available through the data room as of the close of business on January 24, 2008 (as to income Tax Returns) and its corporate headquarters (as to other Tax Returns) to Parent correct and complete copies of all foreign, federal and state income and all state sales and use Tax Returns filed for the Company and each of its subsidiaries and each of the Company’s and its subsidiaries’ predecessor entities, if any, filed since December 31, 2004, and has indicated which, if any, of such Tax Returns have been audited or are currently the subject of audit. The Company has also made available to Parent correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of its subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.

(n) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(o) None of the Company or any of its subsidiaries is subject to any of the limitations in Sections 382 or 383 of the Code with respect to any net operating loss carryforward, capital loss carryover, carryover of excess foreign taxes under Section 904(c) of the Code, carryforward of a general business credit under Section 39 of the Code, or carryover of a minimum tax credit under Section 53 of the Code.

(p) For purposes of this Agreement, “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

(q) For purposes of this Agreement, “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(r) For purposes of this Agreement, “Taxing Authority” shall mean any Governmental Entity responsible for the imposition of any Tax.

(s) For purposes of this Agreement, “Tax Return” shall mean any report, return, document, declaration or other information or filing (including any attached schedules or supporting materials) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendments thereof.

(t) For purposes of this Agreement, “Tax Sharing Agreement” shall mean all existing agreements or arrangements (whether or not written) binding the Company or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.

2.21  Employee Benefit Plans and Labor Matters.

(a) Section 2.21(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, change of control, or similar agreement, Contract, plan, arrangement or policy and each other Contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of the Company or its subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which the Company or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Company Employee Plan” and collectively, the “Company Employee Plans”). A copy of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Company Employee Plan that is unwritten, has been made available to Parent together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.

(b) No Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

(c) No Company Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) or a multiple employer plan as defined in Section 413(c) of the Code. Neither the Company, any if its subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of the Company, ever maintained a Company Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.

(d) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s knowledge, there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Qualified Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. The Company has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of the Company or its subsidiaries, except as required by Applicable Law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any current or former employees of the Company or its subsidiaries. None of the Company, any if its subsidiaries, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by Applicable Law and there has been no communication to current or former employees by the Company or any of its subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f) All contributions and payments due under each Company Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Company’s financial statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan and, if applicable, the Company’s financial statements.

(g) No employee or former employee of the Company or any of its subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 2.21(g)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or could limit the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 2.21(g)(ii) of the Company Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Company is true and correct in all material respects as of October 25, 2007.

(h) No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan or (ii) involving the Company’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.

(i) There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan, (ii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of its subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of its subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of the Company, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.

(j) Neither the Company nor any of its subsidiaries is a party to or subject to or otherwise bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract or understanding with a labor union or organization nor has any labor organization or group of employees of the Company and its subsidiaries made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority seeking to compel it to bargain with any labor union or labor organization. Neither the Company nor any of its subsidiaries is the subject of any material proceeding, action, claim, grievance, audit or investigation (by or before any arbitrator or any Governmental Entity) and, to the knowledge of the Company, no such material proceeding, action, claim, grievance, audit or investigation is threatened, asserting that the Company or any of its subsidiaries has violated any wage-hour law, rule or regulation, any law, rule or regulation regarding employment discrimination, harassment, retaliation or fair employment practices, any law, rule or regulation regarding workers compensation, payroll and employment related taxes and withholdings, or unemployment insurance, or committed an unfair labor practice or seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five (5) years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout, material arbitrations or material grievances, involving the Company or any of its subsidiaries. To the knowledge of the Company, as of the date hereof, there are no campaigns being conducted to solicit cards from the Company employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.

(k) Except as to noncompliance that would not have or reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries, each of the Company and its subsidiaries is in compliance with all Applicable Laws, agreements and Employee Plans respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll and employment related taxes, social security, unemployment insurance, workers compensation, and other required withholdings from wages, salaries and other payments to Employees, employee benefits, immigration (including, without limitation, federal, state and local laws and regulations relating to the status, employment and eligibility of employment of all Employees, including without limitation the Immigration Reform Control Act and all rules and regulations of the Bureau of Citizenship and Immigration Services of the U.S. Department of Homeland Security (previously the U.S. Immigration and Naturalization Service)), occupational safety and health, and mass layoffs and plant closings (including, without limitation, the Worker Adjustment and Retraining Notification Act and all similar state and local laws). Neither the Company nor any of its subsidiaries has any employment contracts or, employee agreements, currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or, assignment of inventions), except as set forth on Sections 2.16(a)(i), 2.21(a), 2.21(g) and 2.24 of the Company Disclosure Schedule.

2.22  Environmental Matters.

(a) Except as to matters that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its subsidiaries relating to or arising out of any Environmental Law;

(ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which allege a violation of, or liability under, any Environmental Law;

(iii) The Company and its subsidiaries have conducted their business and are in compliance with all Environmental Laws;

(iv) The Company and its subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect;

(v) To the Company’s knowledge, the properties currently owned or operated by the Company and its subsidiaries (including, without limitation, soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; and

(vi) neither the Company nor and its subsidiaries has disposed of, released or transported in violation of any applicable Environmental Law any Hazardous Substance except in compliance with Applicable Law.

2.23  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of DGCL. Neither the restrictions on business combinations set forth in such Section nor any other Takeover Statute applies or purports to apply to the Merger or any other transactions contemplated by this Agreement. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby.

2.24  Related Party Transactions.  Except for indemnification, compensatory or employment-related Contracts, forms of which are filed or incorporated by reference as an exhibit to a Company SEC Document, or “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and each of which has been made available to Parent, there are no Contracts under which the Company or any of its subsidiaries has any existing or future material liabilities between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of the Company or any of its subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the Company’s outstanding capital stock or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its subsidiaries) in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

2.25  Information Supplied.  The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is filed with the

SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company’s shareholders or at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.25 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus based upon information furnished by Parent or its representatives specifically for use or incorporation by reference therein.

2.26  Customers.  Section 2.26 of the Company Disclosure Schedule contains a true and complete list of (i) the ten (10) largest customers of the Company’s Women’s and Children’s Health division based on revenues during the nine (9) months ended as of September 30, 2007 and (ii) the ten (10) largest customers of the Company’s Health Enhancement Division based on revenues during the nine (9) months ended as of September 30, 2007 (such customers in clauses (i) and (ii) being collectively referred to herein as the “Major Customers”). Except as set forth in Section 2.26 of the Company Disclosure Schedule, since September 30, 2007, (x) the Company and its subsidiaries have received no written or oral notice that any Major Customer intends to cancel or terminate its agreement with the Company or its subsidiaries and (y) the Company and its subsidiaries have received no written or oral notice that any Major Customer intends to reduce its purchases of goods or services from the Company or its subsidiaries, which reduction would result in a Material Adverse Effect on the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

Parent, Merger Sub and Merger LLC represent and warrant to the Company as set forth in this Article 3, subject to any exceptions expressly stated in the disclosure schedule delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3 and the disclosure in any section or paragraph shall qualify such sections and paragraphs, as well as other sections and paragraphs in this Article 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

3.1  Organization of Parent , Merger Sub, and Merger LLC.

(a) Each of Parent, Merger Sub and Merger LLC (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have a Material Adverse Effect on Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, the Certificate of Incorporation and Bylaws of Merger Sub and the Certificate of Formation of Merger LLC, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent, Merger Sub nor Merger LLC has taken any action in violation of any of the provisions of the Parent Charter Documents.

3.2  Parent, Merger Sub and Merger LLC Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which there were 77,082,259 shares issued and outstanding as of the close of business on January 24, 2008, 2,666,667 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Parent Series A Preferred Stock”), and 2,333,333 shares of undesignated Preferred Stock, par value $0.001 per share (“Parent Undesignated Preferred Stock” and together with the Parent Series A Preferred Stock, the “Parent Preferred Stock”), of which no shares are issued or outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

(b) As of the close of business on January 4, 2008, 10,755,397 shares of Parent Common Stock have been authorized and remain reserved for issuance, of which (i) 8,100,771 shares remain reserved for issuance pursuant to Parent’s 2001 Stock Option and Incentive Plan (the “Parent Stock Option Plan”), subject to adjustment on the terms set forth in the Parent Stock Option Plan, (ii) 2,010,303 shares remain reserved for issuance upon the exercise of outstanding stock options to purchase Parent Common Stock that were not granted under the Parent Stock Option Plan, (iii) 174,536 shares remain reserved for issuance pursuant to Parent’s 2001 Employee Stock Purchase Plan, as amended, and (iv) 469,787 shares were authorized and remain reserved for issuance upon the exercise of outstanding warrants to purchase shares of Parent Common Stock. As of the close of business on January 4, 2008, there were outstanding options to purchase 5,773,040 shares of Parent Common Stock under the Parent Stock Option Plan, and options to purchase 2,327,731 shares of Parent Common Stock remain available for grant thereunder. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise set forth in this Section 3.2, as of the date hereof there are no equity securities of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding other than such equity securities that do not, in the aggregate, represent in excess of 1% of outstanding shares of Parent Common Stock, on a fully diluted as converted basis.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(d) The Parent Series B Preferred Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it or its assets is bound. The shares of Parent Common Stock to be issued upon conversion of the Parent Series B Preferred Stock, and when issued in accordance with the terms of the Certificate of Designations with respect to the Parent Series B Preferred Stock, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it or its assets is bound.

3.3  Subsidiaries.

(a) Each of Parent’s subsidiaries is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each such subsidiary of Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Parent and their respective jurisdictions of incorporation are identified in the Form 10-K filed by Parent on March 1, 2007.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each of Parent’s subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Parent’s subsidiaries or (ii) options or other rights to acquire from Parent or any of its subsidiaries, or other obligations of Parent or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

3.4  Authority; Non-Contravention.

(a) Each of Parent, Merger Sub and Merger LLC have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger LLC, subject only to the filing of the Certificate of Merger and the Certificate of Merger to be filed in connection with the Upstream Merger, (the “Certificate of Upstream Merger”) in each case pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger LLC and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of this Agreement by Parent, Merger Sub and Merger LLC does not, and the performance of this Agreement by Parent, Merger Sub and Merger LLC will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Applicable Law applicable to Parent, Merger Sub or Merger LLC or by which Parent or Merger Sub or any of their respective material properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s, Merger Sub’s or Merger LLC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent, Merger Sub or Merger LLC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent, Merger Sub or Merger LLC is a party or by which Parent, Merger Sub or Merger LLC or any of their respective properties are bound or affected, except in the case of this clause (iii) as would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, considered as a whole.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent, Merger Sub or Merger LLC in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Certificate of Upstream Merger, (iii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreement in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iv) the filing of Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, together with the filing of any other comparable pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

3.5  SEC Filings; Parent Financial Statements.

(a) Since January 1, 2006, Parent has filed all forms, reports and documents required to be filed by Parent with the SEC and (if and to the extent such forms, reports and documents are not available on EDGAR) has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the requirements of Form 10-Q or Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations, cash flows and shareholders’ equity for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements and were or are subject to normal and recurring year-end adjustments that Parent does not expect to be material, individually or in the aggregate. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 2007 is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities reflected on the Parent Balance Sheet, (ii) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, (iii) liabilities incurred in connection with this Agreement and (iv) liabilities that would not have a Material Adverse Effect on Parent.

(c) Parent has not been notified by its independent registered public accounting firm or by the staff of the SEC that such firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by Parent under the Securities Act or any periodic or current report filed by Parent under the Exchange Act should be restated, or that Parent should modify its accounting in future periods in a manner that would be materially adverse to Parent.

(d) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent, and any related rules and regulations promulgated by the SEC. Parent’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) are effective in all material respects. Neither Parent nor, to Parent’s knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in Parent’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or Parent’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. Since September 30, 2007, there has not been any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.6  Absence of Certain Changes or Events.  Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or service providers following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

3.7  Undisclosed Liabilities.  There are no liabilities or obligations of Parent or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be set forth on a consolidated balance sheet or notes thereto of Parent and its subsidiaries other than:

(a) liabilities or obligations reflected on or reserved against in the Parent Balance Sheet or disclosed in the notes thereto; and

(b) liabilities or obligations incurred since September 30, 2007 that would not, individually or in the aggregate, be, or reasonably be expected to have a Material Adverse Effect on Parent.

3.8  Compliance with Laws.

(a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Applicable Law or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against Parent or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent and its subsidiaries as currently conducted.

(b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of Parent and of its subsidiaries as currently conducted (collectively, the “Parent Permits”), except where the failure to hold any permit, license, variance, exemption, order or approval would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

3.9  Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged in any proceeding the legal right of Parent or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.

3.10  Disclosure.  The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Proxy Statement/Prospectus shall not, as of the date the Proxy Statement/Prospectus is mailed to the shareholders of the Company, as of the time of the Company Shareholders’ Meeting, or as of the Effective Time, (a) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) omit to state any material fact necessary to correct any statement regarding Parent, Merger Sub or Merger LLC in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers, directors or shareholders shall become known by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents or incorporated by reference into any of the foregoing documents from the Company SEC Reports.

3.11  Brokers’ and Finders’ Fees.  Except for fees payable to Covington Associates, LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12  Accounting System.  Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.13  Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub, Merger LLC or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Securities and none of Parent, Merger Sub, Merger LLC or their respective Affiliates holds any rights to acquire or vote any shares of Company Securities except pursuant to this Agreement.

3.14  Certain Agreements.  There are no Contracts between Parent, Merger Sub or Merger LLC, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, neither Parent, Merger Sub nor Merger LLC, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

3.15  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or the Upstream Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger LLC is the only vote or consent of the holders of any class or series of limited liability company interests of Merger LLC necessary to approve this Agreement, the Merger or the Upstream Merger or the transactions contemplated hereby.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and its subsidiaries shall, except to the extent that Parent shall otherwise previously consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted and in compliance in all material respects with all Applicable Laws, pay its debts and Taxes in the ordinary course of business consistent with past practice, subject to good faith disputes over such debts or Taxes, and pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts consistent with past practice to (i) preserve intact its present business organization, (ii) to keep available the services of its officers and employees and (iii) continue to manage in the ordinary course of business its business relationships with third parties.

In addition, except as permitted by the terms of this Agreement and except as set forth in Section 4.1 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire capital stock;

(b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously made available or disclosed in writing to Parent, or adopt any new severance plan;

(c) Transfer or license to any person or entity or otherwise extend, abandon, allow to be canceled, amend or modify in any material respect any Company Intellectual Property (except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment), other than in the ordinary course of business consistent with past practice;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment or service relationship with any employee or service provider pursuant to option agreements or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) granting to employees or other service providers (other than directors or officers of the Company) Company Options to acquire no more than the number of shares set forth in Section 4.1(f) of the Company Disclosure Schedule under the Company Option Plans that are existing as of the date hereof in the ordinary course of business consistent with past practice in connection with periodic compensation reviews, ordinary course promotions or to new hires; provided, however, that no Company Options permitted to be granted under this clause (ii) may provide for any acceleration of any benefit, directly or indirectly, as a result of the transactions contemplated by this Agreement or any termination of employment or service thereafter or (iii) shares of Company Common Stock pursuant to the terms and conditions of the Company ESPP;

(g) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of the Company or to the charter documents of any subsidiary of the Company;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, business organization or other person or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business consistent with past practice;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, other than inventory in the ordinary course of business or immaterial assets;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business or (ii) pursuant to existing credit facilities in the ordinary course of business;

(k) Except as expressly disclosed on Section 4.1(k) to the Company Disclosure Schedule, adopt or, except as required by Applicable Laws or for amendments necessary to comply with the requirements of Section 409A of the Code, amend any Company Employee Plan, employee agreement or other employee benefit plan or equity plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance, change in control, termination or indemnification payments) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures, other than salary increases and bonuses for employees (other than executive officers and directors) in the ordinary course of business consistent with past practice;

(l) Make any capital expenditures other than capital expenditures identified in the Company’s 2008 capital expenditure model, as provided to Parent, and such capital expenditures shall not exceed $7,000,000 in the aggregate;

(m) Modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business consistent with past practice;

(n) Enter into any new agreement that, if entered into prior to the date hereof, would have been required to be listed in Section 2.16 of the Company Disclosure Schedule as a Material Contract;

(o) Enter into, modify, amend or cancel any material development services, licensing, distribution, purchase, sales, sales representation or other similar agreement or obligation with respect to any Company Intellectual Property that is material to the operation of the business of the company as currently conducted or as currently contemplated to be conducted;

(p) Materially revalue any of its assets or, except as required by GAAP, make any change in tax or accounting methods, principles or practices;

(q) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since September 30, 2007 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $500,000 shall not be deemed to be prohibited by the foregoing; provided, however, that no pending or threatened claim brought by or on behalf of the Company’s shareholders may be settled without the prior written consent of Parent;

(r) Except as required by Applicable Law, make any material Tax election inconsistent with past practices or agree to an extension of a statute of limitations for any assessment of any Tax;

(s) Take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any Takeover Statute;

(t) Take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied; or

(u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(t) above.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1  Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

(a) As promptly as practicable after the execution of this Agreement and in any event within 20 Business Days of the date hereof, the Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Proxy Statement/Prospectus in light of the date set for the Company Shareholders’ Meeting.

(b) As promptly as practicable after the execution of this Agreement and in any event within 20 Business Days of the date hereof, each of the Company and Parent will prepare and file (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) any other pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto (all such filings under clauses (i) and (ii), the “Antitrust Filings”), and (iii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Parent and Company shall seek early termination of the waiting period under the HSR Act.

(c) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus or the Merger. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

5.2  Meeting of Company Shareholders.

(a) Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”), to be held as promptly as practicable, and in any event (to the extent permissible under Applicable Law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of the Merger and adoption of this Agreement. Subject to Section 5.2(d), the Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market, LLC (“NASDAQ”) or the DGCL to obtain such approvals. The Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s shareholders in advance of a vote on the approval of the Merger and adoption of this Agreement or, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the applicable rules of NASDAQ and all other Applicable Laws. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger or by any other act or action, including any action contemplated by Sections 5.2 or 5.4. Upon termination of this Agreement in accordance with Section 7.1, the Company will have no obligation to call, give notice of, convene or hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a).

(b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement.

(c) Prior to the approval of the Merger and the adoption of this Agreement at the Company Shareholders’ Meeting and provided that the Company shall not have violated any of the restrictions set forth in this Section 5.2 or Section 5.4, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that such action is required in order for the Board of Directors of the

Company to comply with its fiduciary obligations to the Company’s shareholders under Applicable Law, nothing in this Agreement shall prevent the Board of Directors of the Company from (A) withholding, withdrawing, amending or modifying its recommendation (a “Change of Recommendation”) that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement and/or (B) terminating this Agreement pursuant to Section 7.1(f) and entering into an agreement with respect to such Superior Offer if, and only if, (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided prompt (and in any event within thirty-six (36) hours) written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer specifying all of the terms and conditions of such Superior Offer, identifying the person or entity making such Superior Offer, and providing a copy of all documentation relating to the Superior Offer, and (iii) Parent shall not, within three (3) Business Days of Parent’s receipt of the Notice of Superior Offer, have made an offer (a “Counterproposal”) that the Company’s Board of Directors reasonably determines in good faith (after consultation with its outside financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Offer. The Company shall provide Parent with prior notice of its intention to make such Change of Recommendation and/or take action with respect to such Superior Offer, as applicable (a “Notice of Change of Recommendation”), no later than (i) three (3) Business Days prior to such Change of Recommendation or other action or (ii) two (2) Business Days after any Counterproposal made by Parent pursuant to Section 5.2(c)(B)(iii) (the “Notice Period”). For the avoidance of doubt, the parties hereto acknowledge and agree that (i) if there is any revision to the financial terms or any other material term of an Acquisition Proposal which revision affects the determination of whether an Acquisition Proposal is a Superior Offer to the Merger or any Counterproposal, the Company shall extend the Notice Period as necessary to ensure that at least two (2) Business Days remain in the Notice Period and (ii) any Notice of Superior Offer shall also constitute a Notice of Change of Recommendation if Parent does not make a Counterproposal prior to the expiration of the period set forth in Section 5.2(c)(B)(iii).

For purposes of this Agreement, a “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisers and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to Section 5.2(c) (including any Counterproposal)) is more favorable to the Company shareholders than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 5.2(c) (including any Counterproposal)).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under Applicable Law; provided that the Company shall not disclose a position constituting a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(c); and provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company’s Board of Directors expressly publicly reaffirms the recommendation to approve the Merger and this Agreement (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

5.3  Confidentiality; Access to Information.

(a) The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement dated as of November 14, 2007 between the Company and Parent, as amended to date (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Parent, on the one hand, and the Company, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access during regular business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, (i) the Company may restrict the foregoing access to the extent that any Applicable Law (including Applicable Laws relating to the exchange of information and all applicable antitrust, competition and similar laws, and attorney-client and other privileges) requires the Company or its subsidiaries to restrict or prohibit such access and (ii) nothing herein shall require the Company to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of the Company existing as of the date hereof; provided, however, that the Company shall use commercially reasonable efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable.

5.4  No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended or known to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 5.4 (a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting, this Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation its outside financial advisors) constitutes, or is reasonably likely to lead to, a Superior Offer; provided, however, that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under Applicable Law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company shall have given Parent prompt (and in any event within thirty-six (36) hours) written notice of the identity of such person or group and the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company shall have received from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company shall have furnished such nonpublic information to Parent (to the extent such nonpublic information shall not have been previously furnished by the Company to Parent). The Company and its subsidiaries shall immediately cease, and cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary of the Company, the Company holds, less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of the Company or any of its subsidiaries that generate or constitute 10% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (E) any liquidation, dissolution, recapitalization or other reorganization of the Company or any of its subsidiaries.

(b) In addition to the obligations of the Company set forth in Section 5.4(a), the Company as promptly as practicable, and in any event within thirty-six (36) hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and provide copies of all written materials sent or provided to the Company by or on behalf of any person or group or provided to any such person or group by or on behalf of the Company. The Company will keep Parent promptly informed of any material change in the status of or material change in the proposed terms and conditions (including all material revisions or material proposed revisions) of any such Acquisition Proposal, request or inquiry.

(c) The Company also shall promptly (but in no event later than five (5) Business Days after the execution of this Agreement) request each Person that since January 1, 2006 has executed a confidentiality agreement in connection with its consideration of a possible business combination with or equity investment in the Company to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement; provided however, that the Company need not take the actions described in this sentence with respect to any Person if, prior to the date of this Agreement, the Company has made a request to such Person of the type described in this sentence and on or after the date of such request the Company has not furnished any additional Confidential Information to such Person.

5.5  Public Disclosure.  Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with AMEX or the NASDAQ, as the case may be. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6  Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 6 to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and providing all necessary notices to third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate shares of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt written notice to the Company of any representation or warranty made by it, Merger Sub or Merger LLC contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent, Merger Sub or Merger LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7  Third Party Consents.  As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.

5.8  Stock Options.

(a) At the Effective Time, each outstanding Company Option will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan, if any, pursuant to which the Company

Option was issued and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Option Exchange Ratio rounded up to the nearest whole cent. For purposes of this Agreement, “Option Exchange Ratio” means the quotient obtained by dividing the closing price of a share of Company Common Stock on the last trading day immediately prior to the Effective Time, as reported on the NASDAQ Global Select Market by the average closing price of a share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the American Stock Exchange LLC (“AMEX”).

(b) It is intended that Company Options assumed by Parent shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Company Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 5.8 shall be applied consistent with such intent.

5.9  Form S-8.  Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than two (2) Business Days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

5.10  Indemnification and Insurance.

(a) Indemnity.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its subsidiaries pursuant to the Company’s Certificate of Incorporation or Bylaws, and indemnification agreements of the Company and its subsidiaries in existence on the date hereof with such persons. The Certificate of Incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

(b) Insurance.  For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof (the “D&O Insurance”) for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided that if the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall cause the Surviving Corporation to substitute therefor policies containing terms and conditions which are in all material respects no less favorable in the aggregate than those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving

Corporation be required in any given year to expend in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, Parent shall cause the Surviving Corporation to maintain the maximum amount of coverage as is available for such 300% of such annual premium). To the extent that a six-year “tail” policy to extend the Company’s existing D&O Insurance is available prior to the Closing, the Company may obtain such “tail” policy and such “tail” policy shall satisfy Parent’s obligation under this Section 5.10(b).

(c) Third-Party Beneficiaries.  This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

5.11  Stock Exchange Listing.  Parent agrees to use commercially reasonably efforts to authorize for listing on AMEX the shares of Parent Series B Preferred Stock issuable in connection with the Merger, and the shares of Parent Common Stock issuable upon conversion of the shares of Parent Series B Preferred Stock and pursuant to the exercise of Company Options assumed by Parent and, effective upon official notice of issuance.

5.12  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

5.13  Certain Employee Benefits.

(a) Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (the “401(k) Plan(s)”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors.

(b) As of the Closing Date, Parent will either (i) permit employees of the Company and each of its subsidiaries who continue employment with Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs, but excluding any equity based plans) of Parent on terms no less favorable than those provided to similarly situated employees of Parent, (ii) continue comparable Company Employee Plans other than the 401 (k) Plans (except as otherwise provided pursuant to Section 5.13(a)), or (iii) a combination of clauses (i) and (ii) (it being understood that Parent shall have no obligation to continue any Company Employee Plan not comparable to plans or programs of Parent in effect on the Closing Date). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Closing Date, (A) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under such plan for years of service with the Company (or any of its subsidiaries), including predecessor employers acquired directly or indirectly by the Company prior to the Closing Date, and (B) Parent will use commercially reasonable efforts to (1) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived to the extent such limitations, waiting periods and requirements have already been met under the Company Employee Plan and (2) provide for credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. Notwithstanding anything contained herein to the contrary, for a period of twelve (12) months from and after the Closing Date, the Company severance policy, as in effect immediately prior to the date hereof and disclosed on Section 2.21(a) of the Company Disclosure Schedule shall apply to Continuing Employees, subject to any reasonable modifications to the benefit continuation provisions of such policy as may be necessary to comport with any changes to the benefit plans and programs applicable to Continuing Employees and giving service credit for such Continuing Employee’s prior service with the Company or any of its subsidiaries (or their predecessor entities).

5.14  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Laws) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Series B Preferred Stock (including derivative securities with respect to Parent Series B Preferred Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15  Qualification as a Reorganization.

(i) The parties hereto intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment, unless required to do so by Applicable Law.

(ii) None of the parties hereto is aware of any facts or circumstances that would preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, from qualifying for treatment as a reorganization for U.S. federal income tax purposes.

(iii) Each of the parties hereto agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. Each of the parties hereto shall use its reasonable best efforts to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, to qualify as “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

5.16  Merger Sub Compliance.  Parent shall cause each of Merger Sub and Merger LLC to comply with all of their respective obligations under or relating to this Agreement. Neither Merger Sub nor Merger LLC shall engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

5.17  Resignations.  The Company shall use commercially reasonable efforts to cause each director of the Company and its subsidiaries to deliver to Parent written resignations from such position as director, effective at or before the Effective Time.

5.18  Payoff Letters.  At or prior to the Effective Time, the Company and its subsidiaries shall repay or obtain payoff (or unwinding or termination) letters in form and substance reasonably satisfactory to Parent to permit with respect to all indebtedness listed on Section 5.18 of the Company Disclosure Schedule the repayment, defeasance and/or refinancing of such indebtedness as described therein, together with any other consents or approvals required in order to allow Parent to repay all such indebtedness on the Closing Date by the delivery of funds to the holders of such indebtedness.

5.19  Upstream Merger.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 259 of the DGCL. Parent and Merger LLC shall take all steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.19.

5.20  Certificate of Designation.  Parent agrees to prepare and file a Certificate of Designations with respect to the Parent Series B Preferred Stock in form and substance reasonably satisfactory to the Company and containing the terms set forth on Exhibit B hereto and other customary terms as to which the parties will negotiate in good faith.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) Registration Statement Effective; Proxy Statement.  The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), including under the HSR Act, which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or any other material transaction contemplated hereby. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

6.2  Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  Each representation and warranty of Parent, Merger Sub and Merger LLC contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, individually or in the aggregate, as does not constitute a Material Adverse Effect on Parent as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in (1) the first sentence of Section 3.2(a), (2) the first sentence of Section 3.2(b) and (3) Section 3.4(a) (all of which representations in clauses (1) through (3) shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

(b) Agreements and Covenants.  Parent, Merger Sub and Merger LLC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate.  The Company shall have received a certificate, in form and substance reasonably satisfactory to the Company, signed on behalf of Parent by an authorized officer of Parent, to the effect set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e) Tax Opinion.  The Company shall have received an opinion of Troutman Sanders LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that it is more likely than not that the Merger and the Upstream Merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that if Troutman Sanders LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Goodwin Procter LLP renders such opinion to the Company. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(f) Stock Exchange Listing.  The shares of Parent Series B Preferred Stock to be issued in the Merger and the shares of Parent Common Stock issuable upon conversion thereof, shall have been approved for listing on AMEX, subject to official notice of issuance.

(g) Market Maker.  UBS Securities LLC (or another financial institution reasonably acceptable to the Company) (the “Market Maker”) shall have confirmed to the Company that it is qualified and intends to serve as a registered trader, or market maker, for the Parent Series B Preferred Stock on AMEX from and after the Effective Time and the Market Maker shall have conducted a “road show” or similar marketing efforts with respect to the Parent Series B Preferred Stock prior to the Effective Time, in each case, to the extent not prohibited by Applicable Law or the rules and regulations of any self regulatory organization.

6.3  Additional Conditions to the Obligations of Parent, Merger Sub and Merger LLC.  The obligations of Parent, Merger Sub and Merger LLC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, individually or in the aggregate, as does not constitute a Material Adverse Effect on the Company as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.9 and 2.18 (all of which representations in shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate.  Parent shall have received a certificate, in form and substance reasonably satisfactory to Parent, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect set forth in Sections 6.3(a), 6.3 (b) and 6.3(c).

(e) No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity, including under the HSR Act, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

(f) Tax Opinion.  Parent shall have received an opinion of Goodwin Procter LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that it is more likely than not that the Merger and the Upstream Merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that if Goodwin Procter LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Troutman Sanders LLP renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by July 31, 2008 (the “Termination Date”) for any reason; provided, however, that if the Merger shall not have been consummated solely due to the waiting period under the HSR Act (or any extension thereof) not having expired or been terminated, then the Termination Date shall be extended until October 31, 2008; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the later of (i) a meeting of the Company shareholders duly convened therefor; or (ii) at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

(e) by Parent (at any time prior to the Company Shareholder Approval) if a Triggering Event (as defined below) shall have occurred;

(f) by the Company (at any time prior to the Company Shareholder Approval), upon a Change of Recommendation in connection with a Superior Proposal; provided, however, that contemporaneously with the termination of this Agreement, (i) the Company pays to Parent the Termination Fee (as defined in Section 7.3(b)) and (ii) the Company enters into a definitive agreement to effect such Superior Proposal;

(g) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(g) for thirty (30) days after delivery of written notice from the Company to Parent of such breach and intent to terminate; provided, however, Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Parent is cured during such 30-day period, or if the Company shall be in material breach of this Agreement); or

(h) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty (30) days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by the Company is cured during such 30-day period, or if Parent shall be in material breach of this Agreement).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the approval of the Merger and adoption of this Agreement or failed to call and hold the Company Shareholder Meeting in accordance with Section 5.2; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the approval of the Merger and adoption of this Agreement; (iii) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the approval of the Merger and adoption of this Agreement within five (5) Business Days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections 5.2 or 5.4 and such breach has led to or resulted in an Acquisition Proposal being made; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

7.2  Notice of Termination; Effect of Termination.  Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except as set forth in this Section 7.2, Section 7.3 and

Article 8, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees).

(b) In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(f), the Company shall promptly, but in no event later than two days (or if such day is not a Business Day, the next succeeding Business Day) after the date of such termination, pay Parent a fee equal to $27,000,000 in immediately available funds (the “Termination Fee”); provided, however, that in the case of a termination under Sections 7.1(b) or 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into a binding agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days (or if such day is not a Business Day, the next succeeding Business Day) after the consummation of such Company Acquisition or the entry by the Company into such agreement; and provided, further, that in the case of termination pursuant to Section 7.1(f), the Company shall pay the Termination Fee contemporaneously with the termination of this Agreement.

(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, the Company or Parent makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 7.3(b), the judgment debtor shall pay to the judgment creditor its reasonable costs and expenses (including reasonable attorneys’ fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b) (at the prime rate of Bank of America in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). The Parties acknowledge and agree that in the event that the Termination Fee becomes payable and is paid by Company pursuant to this Section 7.3, the right to receive such amount shall constitute such party’s sole and exclusive remedy under this Agreement other than with respect to a willful or intentional material breach of this Agreement; provided, however, that acceptance by Parent of the Termination Fee required to be paid pursuant to this Section 7.3 shall constitute Parent’s sole and exclusive remedy for any breach of this Agreement, including with respect to any breach of Section 5.4. In no event shall the Termination Fee be payable on more than one occasion or as a result of more than one event.

For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary, the Company holds, less than 50% of the aggregate equity interests in the surviving, resulting or parent entity of such transaction, (ii) a sale or other disposition by the Company or any of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the Company’s consolidated business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or any of its subsidiaries), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or any of its subsidiaries.

7.4  Amendment.  Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company; provided, however, that after approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

7.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 8

GENERAL PROVISIONS

8.1  Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of the Company, Parent, Merger Sub and Merger LLC contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their express terms survive the Effective Time shall survive the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub or Merger LLC, to:

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Facsimile: (781) 647-3939
Attention: Chairman, Chief Executive Officer and President and
General Counsel

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile: (617) 523-1231
Attention: Scott F. Duggan

(b) if to the Company, to:

Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
Facsimile: (770) 767-7769
Attention: General Counsel

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E.
Atlanta, Georgia 30308
Facsimile: 404-962-6599

Attention:	James L. Smith III David W. Ghegan

8.3   Interpretation; Certain Defined Terms.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Unless otherwise indicated to the contrary, (i) reference to an entity shall be deemed to include such entity and all direct and indirect subsidiaries of such entity, taken as a whole, and (ii) reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended. Reference to forms, reports, documents and information filed or required to be filed with the SEC shall be deemed to include forms, reports, documents and information furnished or required to be furnished to the SEC.

(b) For purposes of this Agreement, “Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party or of which such party is aware.

(c) For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with that person.

(d) For purposes of this Agreement, “Applicable Law” shall mean, with respect to any person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, ordinance, writ, regulation, order, injunction, judgment, decree, ruling, agency requirement, stipulation, determination, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to that person.

(e) For purposes of this Agreement, “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) other than a day on which banks are required or authorized to close in the City of New York.

(f) For purposes of this Agreement, “Contract” shall mean any note, bond, mortgage, franchise, indenture, contract, agreement, arrangement, lease, license, permit, Lien Instrument or other instrument or obligation.

(g) For purposes of this Agreement, “Environmental Laws” shall mean any Applicable Laws or any agreement with any Governmental Entity relating to (i) the protection, preservation, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, handling, transport, use, treatment, storage, disposal, release or threatened release of any Hazardous Substances, or (iii) pollution, noise, odor or wetlands protection.

(h) For purposes of this Agreement, “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals, tariffs, grants, easements, variances, exceptions, consents, orders, authorizations and other similar authorizations of Governmental Entity required by Environmental Laws for the operation of the business of Parent or the Company, as the case may be, or any of its respective Subsidiaries, as currently conducted or as currently contemplated to be conducted.

(i) For purposes of this Agreement, “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(j) For purposes of this Agreement, “ERISA Affiliate” of any entity shall mean any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its subsidiaries or the Parent or any of its subsidiaries, as applicable, or (D) any other entity that, together with such entity, that would be treated as a single employer under Section 414 of the Code.

(k) For purposes of this Agreement, “Hazardous Substances” shall mean (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law including, without limitation, the United States Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act and the Clean Air Act, (ii) petroleum, petroleum products and petroleum by-products, (iii) asbestos or asbestos-containing material, (iv) radioactive materials, (v) polychlorinated biphenyls or radon, and (vi) any other material, substance or waste defined or regulated as hazardous or toxic or as a contaminant or pollutant under applicable Environmental Law.

(l) For purposes of this Agreement, “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) in the case of the Company, the individuals listed on Section 8.3 of the Company Disclosure Schedule and (ii) in the case of Parent, the individuals listed on Section 8.3 of the Parent Disclosure Schedule.

(m) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any party means any fact, change, event, circumstance, effect or development that has or would be reasonably likely to have a material adverse effect on (i) the business, financial condition, assets, capitalization, liabilities, operations or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to consummate timely the transactions contemplated by this Agreement; except that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect (a) any change in the market price or trading volume of the party’s common stock or failure by the party to meet revenue, earnings, or other financial performance predictions or forecasts, in each case, during any period for which results are released on or after the date hereof (provided that this clause (a) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in the market price or trading volume of the party’s common stock or the failure to meet predictions or forecasts); (b) changes, circumstances or conditions generally affecting any industry in which such party or any of its subsidiaries participates, including changes in Applicable Law; (c) changes generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions; (d) changes resulting from a change in GAAP or the interpretation thereof; (e) changes resulting from any act of war or terrorism (or any escalation thereof); (f) changes, facts, circumstances or conditions resulting from the announcement or existence of this Agreement or the Merger including any stockholder litigation relating thereto or any termination of, reduction in or similar negative impacts on relationships, contractual or otherwise, with any customer, suppliers, distributors, creditors, partners or employees of such party and its subsidiaries (provided, however, that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the Merger); (vii) in the case of the Company, actions or omissions of Company taken at Parent’s, Merger Sub’s or Merger LLC’s request or (vii) in the case of Parent, actions or omissions of Parent taken at the Company’s request; provided further that no exception enumerated in clauses (b), (c), (d) and (e) shall apply to the extent any such change has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other comparable companies in the industry(ies) in which such party and its subsidiaries operate.

(n) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(o) For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

(p) For purposes of this Agreement, “Third Party” shall mean any person other than Parent or any of its Affiliates (in respect of the Company) or the Company or any of its Affiliates (in respect of Parent).

8.4  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Third-Party Beneficiaries.  This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Voting Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement other than (a) as specifically provided in Section 5.10 and (b) after the Effective Time, the rights of holders of shares of the Company’s capital stock to receive the merger consideration specified in Section 1.6.

8.6  Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7  Other Remedies; Specific Performance; Fees.

(a) Except as otherwise provided in Section 7.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

8.8  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Delaware State court (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such Delaware State court (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware State court (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware State court (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

8.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10  Assignment.  No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto provided, however, that the consent of the Company shall not be required for: (a) an assignment by Parent and/or Merger Sub and/or Merger LLC of any or all of its or their rights (but not obligations) hereunder to any one or more of its lenders; (b) an assignment by Parent of this Agreement and its rights and obligations hereunder to any one or more of its Affiliates, provided that Parent remains liable and responsible for fulfillment of all of its obligations hereunder by such Affiliate or Affiliates; and (c) an assignment by Parent of this Agreement and its rights and obligations hereunder in connection with the sale, however effected (whether through a merger, sale of stock, sale of all or substantially all of the assets, or a similar business combination) of all or substantially all of the stock or assets of Parent or one of its Affiliates; provided, however, that the Parent agrees in writing to assume and fulfill the obligations of Parent under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.

8.11  Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*  * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ David Teitel
Name:     David Teitel

Title:	Chief Financial Officer

MILANO MH ACQUISITION CORP.

By:	/s/ David Teitel
Name:     David Teitel

Title:	Vice President

MILANO MH ACQUISITION LLC

By:	/s/ David Teitel
Name:     David Teitel

Title:	Vice President

MATRIA HEALTHCARE, INC.

By:	/s/ Parker H. Petit
Name:     Parker H. Petit

Title:	Chairman and Chief Executive Officer

Annex B

FORM OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
INVERNESS MEDICAL INNOVATIONS, INC.

INVERNESS MEDICAL INNOVATIONS, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation,” which term includes this Certificate of Designations, Preferences and Rights) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board of Directors”) on          , 2008 adopted a resolution authorizing the creation of a series of preferred stock, $0.001 par value per share, of the Corporation designated as Series B Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”), such series to consist of           (          ) shares, and to have preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as follows:

1. Ranking.  The Series B Preferred Stock will rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Corporation: (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock. The Corporation’s ability to issue Senior Stock shall be subject to the provisions of Section 4 hereof.

2. Dividends.

(a) Each holder of shares of the outstanding Series B Preferred Stock (together, the “Holders”) shall be entitled, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of assets of the Corporation legally available therefor, to receive cumulative dividends, payable in the manner set forth in Section 2A, at the initial rate per annum of 3.0% of the liquidation preference of $400.00 per share of Series B Preferred Stock, subject to adjustment as provided in Section 17(b) hereof (such liquidation preference, as adjusted from time to time, the “Liquidation Preference”) (initially equivalent to $12.00 per annum per share) payable quarterly in arrears (such rate, as the same may be adjusted from time to time pursuant to Section 2(b), the “Dividend Rate”). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing after the first full quarter after the Series B Issue Date) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series B Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Series B Issue Date (whether or not in any dividend period or periods there shall be assets of the Corporation legally available for the payment of such dividends in whole or in part). Dividends payable for any partial dividend period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulated dividends shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

(b) If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series B Preferred Stock (such period, the “Initial Six-Quarter Period”) are not paid in full, then the Dividend Rate shall increase to 4.0% of the Liquidation Preference and continue at such rate until such date as the Corporation has paid in full all accumulated and unpaid dividends on the Series B Preferred Stock for all dividend periods terminating on or prior to such date, at which time the Dividend Rate shall return to 3.0% of the Liquidation Preference. After the Initial Six-Quarter Period, if and whenever one full quarterly dividend payable on the Series B Preferred Stock is not paid in full, the Dividend Rate shall increase to 5.0% of the Liquidation Preference and continue at such rate until the Corporation has paid in full all accumulated and unpaid dividends on the Series B Preferred Stock for all dividend periods terminating on or prior to the date on which the accumulated and unpaid dividends are paid in full, at which time the Dividend Rate shall return to 3.0% of the Liquidation Preference.

(c) No dividend will be declared or paid upon, or any sum set apart or shares of Common Stock (or, if applicable, Series B Preferred Stock or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) distributed for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of cash or number of shares of Common Stock (or, if applicable, Series B Preferred Stock or convertible preferred stock having substantially the same terms as the Series B Preferred Stock), have been set apart for the payment of such dividend, upon all outstanding shares of Series B Preferred Stock.

(d) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares in accordance with Section 10 hereof) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sufficient sum of cash or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding Series B Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

(e) If full dividends have not been paid on the Series B Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series B Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series B Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series B Preferred Stock and such other Parity Stock bear to each other.

(f) Holders shall not be entitled to any dividends on the Series B Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends calculated pursuant to this Section 2. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(g) With respect to dividends that have been declared for payment, each Holder at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on its Series B Preferred Stock, without interest, on the next succeeding Dividend Payment Date. If the Corporation fails to make the dividend payment on the next succeeding Dividend Payment Date, then the Holder will be entitled to receive the dividend payment, without interest, on its Series B Preferred Stock on the next succeeding Dividend Payment Date.

(h) Dividends in arrears on the Series B Preferred Stock in respect of a dividend period not declared for payment (“Delayed Dividends”) may be declared by the Board of Directors or a duly authorized committee thereof and paid on any date fixed by the Board of Directors or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Corporation on a record date selected by the Board of Directors or a duly authorized committee thereof, which shall (a) not precede the date the Board of Directors or an authorized committee thereof declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.

2A. Method of Payment of Dividends.

(a) Subject to restrictions set forth herein, dividends on Series B Preferred Stock may be paid, at the sole discretion of the Corporation, (i) in cash; (ii) by delivery of shares of Common Stock; (iii) if the Dividend Payment Date is prior to June 4, 2015, by delivery of shares of Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) or (iv) through any combination of cash, Common Stock and, if the Dividend Payment Date is prior to June 4, 2015, Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) distributed among the holders of Series B Preferred Stock on a pro rata basis.

(b) Shares of Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the average of the Volume-Weighted Average Price per share of Common Stock for each of the five consecutive Trading Days ending on the second Trading Day immediately prior to the Dividend Record Date for such dividend. Shares of Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the average of the Volume-Weighted Average Price per share of Series B Preferred Stock for each of the five consecutive Trading Days ending on the second Trading Day immediately prior to the Dividend Record Date for such dividend. Shares of convertible preferred stock having substantially the same terms as the Series B preferred stock shall be valued for such purpose at 97% of such shares’ fair market value, as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose. If the Corporation elects to make any dividend payment, or portion thereof, in shares of Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) (the “Dividended Stock”), then (1) the aggregate liquidation preference of the Dividended Stock delivered per share of Series B Preferred Stock must be equal to or greater than the dollar amount of such dividend due per share of Series B Preferred Stock; (2) the annual dividend rate of the Dividended Stock (expressed as a percentage of the liquidation preference of the Dividended Stock) must be equal to or greater than the annual dividend rate of the Series B Preferred Stock (expressed as a percentage of the liquidation preference of the Series B Preferred Stock); and (3) the number of shares of Common Stock into which the Dividended Stock is convertible (expressed as a number of shares per $400 in liquidation preference) must be equal to or greater than the number of shares of Common Stock into which the Series B Preferred Stock is convertible (expressed as a number of shares per $400 in liquidation preference).

(c) Dividend payments on the Series B Preferred Stock will be made in cash, except to the extent the Corporation elects to make all or any portion of such payment in Common Stock, Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) by giving notice to Holders and issuing a press release, each in accordance with Section 2A(d) and Section 15 hereof, of such election at least ten (10) Trading Days prior to the Dividend Record Date for such dividend.

(d) The notice and press release specified in Section 2A(c) will set forth the portion of such payment that will be made in cash and the portion that will be made in shares of Common Stock or Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock).

(e) No fractional shares of Common Stock or Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) will be delivered to Holders in payment or partial payment of a dividend. In lieu of delivery of a fractional share, a cash adjustment will be paid to each Holder in accordance with Section 10 hereof. Any portion of any such payment that is declared and not paid through the delivery of Common Stock or Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) will be paid in cash.

(f) Notwithstanding anything herein to the contrary, the Corporation shall not elect to pay any portion of any dividend on the Series B Preferred Stock by delivery of Common Stock or Series B

Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) unless (i) there has first been authorized a sufficient number of shares of Common Stock and Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) to allow for the payment of such dividend, and (ii) (A) a registration statement under the Securities Act is effective as of the time of delivery of such shares, or (B) an exemption from registration is available for the shares delivered as a dividend and such shares are freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is an affiliate of the Corporation.

3. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders of the Corporation, before any distribution of assets is made to holders of the Common Stock or any other Junior Stock but after any distribution on the indebtedness of the Corporation or Senior Stock, the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends (whether or not declared) thereon for the then-current dividend period to the date fixed for liquidation, winding up or dissolution and all dividend periods prior thereto.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger, conversion or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3.

(c) In the event the assets of the Corporation available for distribution to Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accumulated and unpaid dividends to which each series is entitled.

(d) After the payment to the Holders of full preferential amounts provided for in Sections 3(a), 3(b) and 3(c) hereof, the Holders as such shall have no right or claim to any of the remaining assets of the Corporation.

4. Voting.

(a) Holders shall have no voting rights, except as set forth in this Section 4 or as expressly required by applicable state law from time to time.

(b) If and whenever dividends payable on the Series B Preferred Stock are in arrears for six or more quarterly periods whether or not consecutive, notwithstanding Section 3 of Article VI of the Certificate of Incorporation, the number of directors constituting the Board of Directors will be increased by two and the holders of the Series B Preferred Stock then outstanding, voting as a single class with the holders of all series of the preferred stock of the Corporation having similar voting rights at the next regular or special meeting of the stockholders, shall have a right to elect those additional directors to the Board of Directors until all accumulated and unpaid dividends on the Series B Preferred Stock have been paid in full. Any director so elected by the Holders of Series B Preferred Stock may only be removed by the vote of the Holders of record of the then outstanding shares of Series B Preferred Stock at a meeting of the stockholders called for that purpose and any vacancy created by the removal of any such director or otherwise may be filled only by the vote of the Holders of record of the then outstanding shares of Series B Preferred Stock. At such time as all accumulated and unpaid dividends on the Series B Preferred

Stock of the Corporation are paid, the holders of the Series B Preferred Stock then outstanding will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of directors will, without further action, be reduced by two.

(c) For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the Holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock:

(i) alter, amend or repeal any provision of, or add any provision to this Certificate of Designations, the Corporation’s Certificate of Incorporation or By-laws if such action would adversely alter, change or repeal the designations, preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock; or

(ii) authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock; or authorize or issue any other equity security convertible into or exercisable for any equity security, having preference over, as to liquidation preference, the Series B Preferred Stock.

(d) For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock: increase or decrease the total number of authorized or issued shares of Series B Preferred Stock, other than with respect to an increase in authorized shares of Series B Preferred Stock for the purpose of paying dividends on the outstanding shares of Series B Preferred Stock.

(e) In any case where the Holders are entitled to vote as a class with holders of all series of the preferred stock of the Corporation having similar voting rights, each holder shall be entitled to one vote for each share of such preferred stock (including the Series B Preferred Stock) held by such holder. In any case where the Holders are entitled to vote as a class, each Holder shall be entitled to one vote for each share of the Series B Preferred Stock held by such Holder.

(f) Notwithstanding anything in this Section 4 to the contrary, the Board of Directors may, without the consent of the Holders of Series B Preferred Stock, designate a series of Parity Stock or Junior Stock, and the designation of any such series will not be deemed to adversely affect the rights of the Holders of Series B Preferred Stock and no approval of the holders of the Series B Preferred Stock shall be required to so designate or issue any such Parity Stock or Junior Stock.

5. Forced Conversion.

(a) Subject to the terms of Section 7, the Corporation shall have the right, at its option, but until the Authorized Share Increase is obtained, subject to a sufficient number of shares of Common Stock being available for issuance upon conversion, to cause the Series B Preferred Stock in whole but not in part to be automatically converted into a number of whole shares of Common Stock at the Series B Conversion Rate then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 10 hereof (a “Forced Conversion”). The Corporation may exercise its right to cause a Forced Conversion on a Forced Conversion Date (as defined below) pursuant to this Section 5:

(i) on or prior to the three-year anniversary of the Series B Issue Date only if the Closing Sale Price of the Common Stock exceeds 150% of the then prevailing Series B Conversion Price for at least 20 Trading Days in any consecutive 30 Trading Day period, including the last Trading Day of such 30 Trading Day period, ending on the Trading Day prior to the Corporation’s issuance of a press release, as described in Section 5(b) hereof announcing the Corporation’s exercise of its right to cause a Forced Conversion; or

(ii) after the three-year anniversary of the Series B Issue Date only if the Closing Sale Price of the Common Stock exceeds 130% of the then prevailing Series B Conversion Price for at least 20 Trading Days in any consecutive 30 Trading Day period, including the last Trading Day of such 30

Trading Day period, ending on the Trading Day prior to the Corporation’s issuance of a press release, as described in Section 5(b) hereof, announcing the Corporation’s exercise of its right to cause a Forced Conversion.

(b) To exercise its right to cause a Forced Conversion described in Section 5(a) hereof, the Corporation must issue a press release, in compliance with Section 15(a) hereof, prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 5(a) hereof are met, announcing such a Forced Conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail), in either case in accordance with Section 15(b) hereof, to the Holders (not more than four Business Days after the date of the press release) of the election to call a Forced Conversion. The conversion date will be a date selected by the Corporation (the “Forced Conversion Date”) and will be no more than 10 days after the date on which the Corporation issues the press release described in this Section 5(a). The Corporation may not set a Forced Conversion Date on a date that is between a Record Date and the corresponding Dividend Payment Date.

(c) In addition to any information required by applicable law or regulation, the press release and notice of a Forced Conversion described in Section 5(b) shall state, as appropriate: (i) the Forced Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; (iii) the number of shares of Series B Preferred Stock to be converted; (iv) that dividends on the Series B Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date and (v) the amount of any payment for accumulated and unpaid dividends and the amount of any redemption premium (as referred to in Section 5(d)).

(d) On and after the Forced Conversion Date, dividends will cease to accumulate on the Series B Preferred Stock called for a Forced Conversion and all rights of Holders will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof at the Series B Conversion Rate then in effect and cash in lieu of any fractional shares of Common Stock, settled in accordance with Section 10 hereof (or, in lieu thereof, cash or a combination of cash and shares of Common Stock in accordance with Section 7), and with no right to any interim dividends declared on the Common Stock. Notwithstanding the foregoing, if the Forced Conversion Date occurs on or prior to the three-year anniversary of the Series B Issue Date, the Corporation shall pay to each Holder of Series B Preferred Stock the following payments: (i) a payment equal to the aggregate amount of any accumulated and unpaid dividends on the Series B Preferred Stock held by such Holder with respect to any dividend periods terminating on or prior to the Forced Conversion Date and (ii) a redemption premium equal to the amount of any dividends on the Series B Preferred Stock held by such Holder that such Holder would have been entitled to, with respect to any dividend periods terminating after the Forced Conversion Date but on or prior to the three-year anniversary of the Series B Issue Date, if such shares of Series B Preferred Stock had not otherwise been converted. Such payments described in the preceding sentence shall be paid by the Corporation, at its sole option, in the form of (x) cash, (y) shares of Common Stock, or (z) a combination of cash and shares of Common Stock distributed among the holders of Series B Preferred Stock on a pro rata basis; provided, however, that shares of Common Stock issued in payment or partial payment of such payments shall be valued for such purpose at 97% of the average of the Volume-Weighted Average Price per share of Common Stock on the Trading Day immediately preceding the Forced Conversion Date.

6. Optional Conversion.

(a) Subject to the terms of Section 7, each Holder shall have the right, at its option, upon the circumstances set forth below, from the Series B Issue Date to convert any or all of such Holder’s shares of Series B Preferred Stock into 5.7703 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment as set forth in Section 8 hereof (such rate, the “Series B Conversion Rate” and such conversion, an “Optional Conversion”), with any resulting fractional shares of Common Stock to be settled in accordance with Section 10 hereof but until the Authorized Share Increase is obtained, the Corporation’s ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Common stock being available for issuance upon conversion. A Holder may exercise such right only:

(i) During any calendar quarter beginning with the second calendar quarter after the Series B Issue Date, the Closing Sale Price of the Common Stock for each of 20 or more Trading Days within any period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter exceeds 130% of the Series B Conversion Price in effect on the last Trading Day of the immediately preceding calendar quarter.

(ii) During the 5 consecutive business days immediately after any 5 consecutive Trading Day period (such 5 consecutive Trading Day period, “Preferred Measurement Period”) in which the average daily Volume-Weighted Average Price per share of Series B Preferred Stock during the Preferred Measurement Period was equal to or less than 97% of the average daily Conversion Value during the Preferred Measurement Period.

(iii) Upon the occurrence of a Fundamental Change.

(iv) If the Corporation is party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which the Common Stock would be converted into or exchanged for, or would constitute, solely the right to receive, cash, securities or other property.

Upon the occurrence of any event described in Section 6(a)(iii) or Section 6(a)(iv) above, a Holder may convert its Series B Preferred Stock at any time during the period that begins on, and includes, the 30th calendar day before the date the Corporation originally publicly announces as the anticipated effective date of the transaction and ends on, and includes, the 40th calendar day after the actual effective date of the transaction.

(b) Shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment in cash equal to the dividend payable on the Series B Preferred Stock on that Dividend Payment Date (excluding any dividends in arrears). A Holder on a Dividend Record Date who (or whose transferee) tenders any share for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on the Series B Preferred Stock on that date, and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion. Except as provided in this Section 6(b), upon a conversion at the option of the Holder pursuant to this Section 6, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, upon conversion of Series B Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a Holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such Holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the Transfer Agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such Holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or such Holder’s attorney duly authorized in writing. The date of receipt of such certificates and notice by the Transfer Agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such Holder of Series B Preferred Stock, or to such Holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled, if any, together with cash in lieu of any fraction of a share.

(ii) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared or accrued but unpaid dividends on the Common Stock delivered upon conversion.

(iii) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon and/or cash as provided for in Section 7. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

7. Optional Settlement of Conversion.  Pursuant to a Forced Conversion described in Section 5, an Optional Conversion described in Section 6 or a conversion upon a Fundamental Change described in Section 9, the Corporation shall have the right, at its option and in its sole discretion, subject to applicable law and to the extent permitted by any credit facility to which the Corporation is then a party, to satisfy such entire conversion obligation in cash or through a combination of cash and shares of Common Stock, although the Corporation is not obligated to satisfy any such conversion with cash. If the Corporation elects to exercise such right, it shall deliver to the applicable Holder or Holders, for each share of Series B Preferred Stock to be converted, and in lieu of any other conversion rights in respect thereof:

(a) cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 Trading Days in the applicable Conversion Measurement Period; or

(b) a combination of cash and shares of Common Stock in the following amounts: with respect to each of the 20 Trading Days in the applicable Conversion Measurement Period, (A) the Daily Partial Cash Amount plus (B) that number of shares of Common Stock equal to (1) the Daily Conversion Value minus the Daily Partial Cash Amount divided by (2) the Volume-Weighted Average Price per share of Common Stock.

8. Anti-dilution Adjustments.

(a) The Series B Conversion Rate shall be subject to the following adjustments from time to time:

(i) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Series B Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series B Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series B Conversion Rate then in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by dividing the Series B Conversion Rate then in effect by a fraction (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; such increase to become effective immediately after the opening of business on the day following such record date.

(iii) Cash Distributions. In case the Corporation shall, by dividend or otherwise, make distributions to all holders of its Common Stock exclusively in cash (excluding any distribution consisting of cash in part which is provided for in Section 8(a)(v) hereof) immediately after the close of business on such date for determination, the Series B Conversion Rate shall be increased by multiplying the Series B Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Corporation entitled to receive such distribution by a fraction, (A) the numerator of which shall be equal to the Market Value as of the date fixed for such determination and (B) the denominator of which shall be equal to the Market Value as of the date fixed for such determination less the per share amount of the distribution. Notwithstanding the foregoing, in no event will the Series B Conversion Rate be adjusted to an amount that is more than 7.5014 in connection with this Section 8(a)(iii) (subject to adjustments from time to time in accordance with the other provisions of this Section 8).

(iv) Stock Purchase Rights. In case the Corporation shall issue to all holders of its Common Stock rights, options or warrants, entitling them to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock for a period expiring within 60 days from the date of issuance of such rights, options or warrants at a price per share of Common Stock less than the Market Value as of the date fixed for the determination of stockholders of the Corporation entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Series B Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Series B Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Corporation upon the exercise, conversion or exchange of such rights, options or warrants (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustment of Series B Conversion Rate shall be made if the Holders would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Series B Preferred Stock into Common Stock; provided further, however, that if any of the foregoing rights, options or warrants is only exercisable upon the occurrence of a specified event, then the Series B Conversion Rate will not be adjusted until such specified event occurs.

(v) Debt, Asset or Security Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distributions referred to in Section 8(a)(ii), 8(a)(iii) or 8(a)(iv)), the Series B Conversion Rate shall be increased by multiplying the Series B Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Corporation entitled to receive such distribution by a fraction, (A) the numerator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination and (B) the denominator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination less the then Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Corporation entitled to receive such distribution.

(vi) Adjustment for Merger or Reorganization, Etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction (assuming the Corporation elects to satisfy the conversion obligation solely in shares of Common Stock); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 8 set forth with respect to the rights and interest thereafter of the Holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Series B Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. However, at and after the effective time of the transaction, the Corporation or the surviving entity will continue to be able to elect to settle conversions entirely or partially in cash as provided in Section 7 hereof. In the event of such an election following the effective time, the Daily Conversion Value will be calculated based on the fair value of the cash, securities or other property into which the Common Stock is converted. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 8(a)(vi), the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. The determination: (i) will be made by Holders representing a plurality of shares of Series B Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

(vii) Tender and Exchange Offers. In the case that a tender or exchange offer made by the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Corporation (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)) of an aggregate consideration having a Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the

Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the last day (such day, the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Series B Conversion Rate shall be increased by dividing the Series B Conversion Rate immediately prior to the close of business on the Expiration Time by a fraction (1) the numerator of which shall be equal to (x) the product of (A) the Market Value as of the date of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less (y) the Fair Market Value (determined as aforesaid) of all cash and any other consideration payable to stockholders of the Corporation pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)), and (2) the denominator of which shall be equal to the product of (x) the Market Value as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(b) Exceptions to Adjustment. The applicable Series B Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of the Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Series B Issue Date;

(iv) for a change in the par value or no par value of the Common Stock;

(v) for accumulated and unpaid dividends; or

(vi) upon the issuance or triggering of any stockholder rights pursuant to any stockholder rights plan adopted by the Corporation and/or its stockholders.

(c) If the Corporation distributes rights or warrants (other than those referred to above in Section 8(a)(iv) hereof) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation, the Holder of any shares of Series B Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (assuming the Corporation elects to satisfy the conversion obligation solely in shares of Common Stock) (the “Conversion Shares”), a number of rights or warrants to be determined as follows:

(i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

(ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series B Preferred Stock was convertible (assuming the Corporation elects to satisfy the conversion obligation solely in shares of Common Stock) immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series B Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

The Series B Conversion Rate shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(d) De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 8 need be made to the Series B Conversion Rate unless such adjustment would require an increase or decrease of at least one percent (1.0%) of the Series B Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1.0%) of such Series B Conversion Rate; provided, however, that with respect to adjustments to be made to the Series B Conversion Rate in connection with cash dividends paid by the Corporation, the Corporation shall make such adjustments, regardless of whether such aggregate adjustments amount to one percent (1.0%) or more of the Series B Conversion Rate, no later than October 15 of each calendar year. All adjustments to the Series B Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

(e) No Downward Adjustment. Other than pursuant to Section 8(a)(i), no adjustment to the Series B Conversion Rate will be made if such conversion will result in a decrease in the Series B Conversion Rate.

(f) Tax-Related Adjustments. The Corporation may make such increases in the Series B Conversion Rate, in addition to those required by this Section 8, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event the Corporation elects to make such an increase in the Series B Conversion Rate, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the increase of the Series B Conversion Rate.

(g) Certificate of Adjustments. Subject to subsection (c) above, upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 8, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Subject to subsection (c) above, the Corporation shall, upon the written request at any time of a Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(h) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for a purchase any shares of stock of any class or any other securities, or to receive any other right, or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation, or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then,

and in each such case, the Corporation will mail or cause to be mailed to the Holders of the Series B Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or anticipated effective date for the event specified in such notice.

(i) Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

9. Fundamental Change; Make-Whole Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, in the event that the Market Value as of the Effective Date of any Fundamental Change multiplied by the Series B Conversion Rate then in effect is less than the Liquidation Preference, each Holder shall have the option (the “Fundamental Change Option”) to convert all of such Holder’s outstanding shares of Series B Preferred Stock into validly issued, fully paid and nonassessable shares of Common Stock at an adjusted Series B Conversion Rate equal to (subject Section 9(d) below) the lesser of (x) the Liquidation Preference, divided by the Market Value as of the Effective Date and (y) 11.5406 (subject to adjustment for stock dividends, splits and combinations and similar transactions). The Fundamental Change Option must be exercised, if at all, during the period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date (as defined below) and the Series B Preferred Stock shall be deemed to be convertible during such period to the extent the Series B Preferred Stock is not otherwise convertible as provided in Section 6 hereof. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Fundamental Change, the Corporation may make a cash payment to converting Holders equal to (with respect to each applicable share of Series B Preferred Stock) the Liquidation Preference, plus accrued but unpaid dividends. The Corporation’s ability to deliver shares of its common stock to satisfy its obligations upon conversion will be subject to a sufficient number of shares of Common Stock being available for issuance.

(b) In the event of a Fundamental Change, within ten (10) Trading Days after the Effective Date, the Corporation shall give notice of such Fundamental Change, in accordance with Section 15(b) hereof, to each record holder (such date of notice, the “Fundamental Change Notice Date”). Each such notice shall state: (i) that a Fundamental Change has occurred; (ii) the last day on which the Fundamental Change Option may be exercised (such date, an “Expiration Date”) pursuant to the terms hereof; (iii) the procedures that Holders must follow to exercise the Fundamental Change Option; (iv) the name and address of the Transfer Agent; (v) the number of shares and amount of cash, securities and other consideration receivable by the holder per share upon conversion; and (vi) any additional information as may reasonably be required to be included in such notice. If a Fundamental Change is a Make-Whole Fundamental Change, then the Corporation shall have also used its best efforts to, at least thirty (30) calendar days before the anticipated Effective Date of such Make-Whole Fundamental Change, mail to each Holder written notice of, and publicly announce, in accordance with Section 15 hereof, the anticipated Effective Date of such proposed Make-Whole Fundamental Change, which notice, announcement and publication shall also have stated the proposed increase in the Series B Conversion Rate (as calculated in accordance with Section 9(d) below).

(c) Subject to Section 17(a) hereof, on or before the applicable Expiration Date, each Holder wishing to exercise its conversion right pursuant to Section 9(a) shall surrender the certificate or certificates representing the shares of Series B Preferred Stock to be converted, in the manner and at the place designated in the notice described in Section 9(b), and the cash or shares of Common Stock due to such Holder shall be delivered promptly to the Person whose name appears on such certificate or certificates as the owner thereof and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 9(b) hereof) of the certificate or certificates representing any shares of Series B Preferred Stock to be so converted (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be converted by the Corporation at the adjusted Series B Conversion Rate, if applicable, as described in Section 9(b) hereof. Each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.

(d) Make-Whole Fundamental Change.

(i) Notwithstanding anything in this Section 9 to the contrary, if a Fundamental Change is a Make-Whole Fundamental Change, the Series B Conversion Rate applicable to each share of Series B Preferred Stock that is surrendered for conversion, in accordance with this Section 9, at any time during the period that begins on, and includes, the date that is thirty (30) calendar days prior to the date the Corporation publicly announces as the anticipated effective date of such Make-Whole Fundamental Change and ends on, and includes, the date that is forty (40) calendar days after the Effective Date of such Make-Whole Fundamental Change, shall (but until the Authorized Share Increase is obtained, the Corporation’s ability to issue shares of its common stock to satisfy its obligations upon conversion shall be subject to a sufficient number of shares being available for issuance upon conversion) be increased to an amount equal to the Series B Conversion Rate that would, but for this Section 9(d) otherwise apply to such shares of Series B Preferred Stock pursuant to this Section 9, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Series B Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Corporation but is not consummated.

(ii) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, an amount equal to:

(A) the excess, if any, of (1) the average daily Volume-Weighted Average Price per share of Series B Preferred Stock for the five consecutive Trading Days immediately preceding the public announcement of the Make-Whole Fundamental Change over (2) the product of (x) the Market Value per share of Common Stock for the five consecutive Trading Days immediately preceding the public announcement of the Make-Whole Fundamental Change and (y) the then prevailing Series B Conversion Rate; divided by

(B) the Applicable Price (as defined below).

(iii) As used herein, “Applicable Price “ shall have the following meaning with respect to a Make-Whole Fundamental Change: (a) if such Make-Whole Fundamental Change constitutes a Common Stock Make-Whole Fundamental Change and the consideration for the Common Stock in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change; (b) if such Make-Whole Fundamental Change constitutes an Asset Sale Make-Whole Fundamental Change and the consideration paid for the property and assets of the Corporation or the Subsidiaries consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid for the property and assets of the Corporation, expressed as an amount per share of Common Stock outstanding on the Effective Date of such Make-Whole Fundamental Change; and (c) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the average of the Closing Sale Prices per share of Common Stock for the five (5) consecutive Trading Days immediately preceding the public announcement of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a Board Resolution), to account for any adjustment, pursuant hereto, to the Series B Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Series B Conversion Rate where the Ex Date of such event occurs, at any time during such five (5) consecutive Trading Days.

(iv) In no event shall the Series B Conversion Rate applicable to any security be increased pursuant to a Make-Whole Fundamental Change to the extent, but only to the extent, such increase shall cause the Series B Conversion Rate applicable to such security to exceed 7.5014 (subject to adjustment for stock dividends, splits and combinations and similar transactions).

(v) The consideration due upon a conversion of shares of Series B Preferred Stock by a Holder shall be paid as soon as practicable after the Conversion Date of such conversion, but in no event later than the third Business Day after the later of: (1) the date such Holder surrenders such shares of Series B Preferred Stock for such conversion and (2) the Effective Date of the applicable Make-Whole Fundamental Change.

(e) The rights of Holders pursuant to this Section 9 are in addition to, and not in lieu of, the rights of Holders provided for in Section 6 hereof.

10. Fractional Shares.  No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Series B Preferred Stock surrendered by a Holder upon a conversion or issuable to a Holder in respect of a stock dividend made in shares of Common Stock, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of any payment of a stock dividend, the Closing Sale Price on the Trading Day next preceding the issuance of such Common Stock or (b) in the case of Common Stock issuable upon conversion, the Closing Sale Price on the Trading Day next preceding the date of conversion.

11. Consolidation, Merger and Sale of Assets.

(a) The Corporation, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Series B Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series B Preferred Stock had immediately prior to such transaction; and (iii) the Corporation delivers to the Transfer Agent an certificate signed by two officers of the Corporation and a written opinion of legal counsel, acceptable to the Transfer Agent, stating that such transaction complies with this Certificate of Designations.

(b) Upon any consolidation by the Corporation with, or merger by the Corporation into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 11(a) above, the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Corporation under the shares of Series B Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B Preferred Stock.

12. SEC Reports.  Whether or not the Corporation is required to file reports with the SEC, if any shares of Series B Preferred Stock are outstanding, the Corporation will file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act. The Corporation will supply each Holder of Series B Preferred Stock, upon the request of such Holder, and without cost to such Holder, copies of such reports or other information.

13. Definitions.

(a) “AMEX” means the American Stock Exchange.

(b) “Applicable Price” shall have the meaning ascribed thereto in Section 9(d) hereof.

(c) “Asset Sale Make-Whole Fundamental Change” shall have the meaning ascribed to it in the definition of “Make-Whole Fundamental Change” in this Section 13.

(d) “Authorized Share Increase” shall have the meaning ascribed thereto in Section 16(b) hereof.

(e) “Board of Directors” shall have the meaning ascribed thereto in the preamble hereof.

(f) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required bylaw or executive order to close.

(g) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(h) The “Closing Sale Price” of Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on AMEX or such other United States securities exchange on which the Common Stock is traded (or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the principal market on which the Common Stock is traded). In the absence of such a quotation, the Closing Sale Price of the Common Stock will be an amount determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose.

(i) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

(j) “Common Stock Make-Whole Fundamental Change” shall have the meaning ascribed to it in the definition of “Make-Whole Fundamental Change” in this Section 13.

(k) “Conversion Date” shall have the meaning ascribed thereto in Section 6(c) hereof.

(l) “Conversion Measurement Period” means the 20 consecutive Trading Days beginning on, and including, the third Trading Day following the Forced Conversion Date pursuant to Section 5 or the Conversion Date pursuant to Section 6, as applicable.

(m) “Conversion Shares” shall have the meaning ascribed thereto in Section 8(c) hereof.

(n) “Conversion Value” per share of Series B Preferred Stock on a Trading Day means the product of (1) the Closing Sale Price per share of Common Stock and (2) the Series B Conversion Rate for a share of Series B Preferred Stock in effect on that Trading Day.

(o) “Corporation” shall have the meaning ascribed thereto in the preamble hereof.

(p) “Daily Conversion Value,” means, with respect to a Trading Day, one-twentieth (1/20) of the product of (1) the then applicable Series B Conversion Rate in effect on such Trading Day and (2) the daily Volume-Weighted Average Price per share of Common Stock on that Trading Day.

(q) “Daily Partial Cash Amount” means, as to the Series B Preferred Stock per share on a Trading Day, the amount of cash equal to (1) if expressed as a total dollar amount per share of Series B Preferred Stock (which amount shall be no greater than the amount set forth in Section 7(a)), such total dollar amount divided by twenty or (2) if expressed as a percentage of the Daily Conversion Value, such percentage multiplied by the Daily Conversion Value.

(r) “Delayed Dividends” shall have the meaning ascribed thereto in Section 2(g) hereof.

(s) “Depositary” shall mean Depository Trust Company (“DTC”) or its successor depositary.

(t) “Distribution Date” shall have the meaning ascribed thereto in Section 8(c)(i) hereof.

(u) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year (or the next succeeding Business Day if such date is not a Business Day), commencing after the first full calendar following the Series B Issue Date.

(v) “Dividend Rate” shall have the meaning ascribed thereto in Section 2(a) hereof.

(w) “Dividend Record Date” shall mean (i) with respect to a dividend payment other than Delayed Dividends, the first calendar day (or the next succeeding Business Day if such day is not a Business Day) of the calendar month in which such Dividend Payment Date falls and (ii) with respect to Delayed Dividends, the record date selected pursuant to Section 1(g) hereof.

(x) “Dividended Stock” shall have the meaning ascribed thereto in Section 2A(b) hereof.

(y) “DTC” shall have the meaning ascribed to it in the definition of “Depositary” in this Section 13.

(z) “Effective Date” shall mean the date on which a Fundamental Change or Make-Whole Fundamental Change event occurs.

(aa) “Ex Date” shall mean, with respect to any issuance or distribution, the first date on which the Common Stock trades, regular way, on AMEX or other principal U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time, without the right to receive the issuance or distribution.

(bb) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(cc) “Excluded Transaction” shall have the meaning ascribed to it in the definition of “Fundamental Change” in this Section 13.

(dd) “Expiration Time” shall have the meaning ascribed thereto in Section 8(a)(i) hereof.

(ee) “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

(ff) “Forced Conversion” shall have the meaning ascribed thereto in Section 5(a) hereof.

(gg) “Forced Conversion Date” shall have the meaning ascribed thereto in Section 5(b) hereof.

(hh) “Fundamental Change” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Corporation;

(iii) the acquisition, directly or indirectly, by any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the voting Capital Stock of the Corporation;

(iv) the consummation of any share exchange, consolidation or merger of the Corporation (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) pursuant to which the Common Stock will be converted into cash, securities or other property, to or with any Person other than a Subsidiary of the Corporation; provided that any such transaction where the holders of more than 50% of all classes of the Capital Stock of the Corporation immediately prior to such transaction continue to own, directly or indirectly, more than 50% of all classes of the Capital Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a Fundamental Change;

(v) during any period of two consecutive years, individuals who at the beginning of such period comprised members of the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the members of the Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(vi) the Common Stock ceases to be listed on AMEX or another national securities exchange or ceases to be quoted on an over-the-counter market in the United States;

provided, however, that a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (1) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on AMEX or another national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) and (2) as a result of such transaction or transactions the shares of Series B Preferred Stock become convertible solely into such common stock (an “Excluded Transaction”).

(ii) “Fundamental Change Notice Date” shall have the meaning ascribed thereto in Section 9 hereof.

(jj) “Fundamental Change Option” shall have the meaning ascribed thereto in Section 9 hereof.

(kk) “Holders” shall have the meaning ascribed thereto in Section 2(a) hereof.

(ll) “Initial Six-Quarter Period” shall have the meaning ascribed thereto in Section 2(b) hereof.

(mm) “Junior Stock” shall mean all classes of Common Stock of the Corporation and each other class of Capital Stock or series of preferred stock established after the Series B Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(nn) “Liquidation Preference” shall have the meaning ascribed thereto in Section 2(a) hereof.

(oo) “Make-Whole Applicable Increase” shall have the meaning ascribed thereto in Section 9(d) hereof.

(pp) “Make-Whole Fundamental Change” means the occurrence of any of the following:

(i) the sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Corporations assets (determined on a consolidated basis) to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) (an “Asset Sale Make-Whole Fundamental Change”); or

(ii) a transaction or series of related transactions in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (a “Common Stock Change Make-Whole Change”);

provided, however, that a Make-Whole Fundamental Change will not be deemed to have occurred in the case of an Excluded Transaction.

(qq) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period on the American Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the Fair Market Value of the Common Stock) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the Ex Date with respect to the issuance or distribution requiring such computation.

(rr) “Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated January 27, 2008, by and among the Corporation, Matria Healthcare, Inc., Milano MH Acquisition Corp. and Milano MH Acquisition LLC.

(ss) “Optional Conversion” shall have the meaning ascribed thereto in Section 6(a) hereof.

(tt) “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Series B Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(uu) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(vv) “Purchased Shares” shall have the meaning ascribed thereto in Section 8(a)(i) hereof.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(yy) “Senior Stock” shall mean each class or series of Capital Stock or established after the Series B Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(zz) “Series B Conversion Price” shall mean the Liquidation Preference, divided by the Series B Conversion Rate. The initial Series B Conversion Price per share of Series B Preferred Stock shall be $69.32.

(aaa) “Series B Conversion Rate” shall have the meaning ascribed thereto in Section 6(a) hereof.

(bbb) “Series B Issue Date” shall mean          , the original date of issuance of the Series B Preferred Stock.

(ccc) “Series B Preferred Stock” shall have the meaning ascribed thereto in the preamble hereof.

(ddd) “Share Issuance Approval” shall have the meaning ascribed thereto in Section 16(c) hereof.

(eee) “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

(fff) “Trading Day” means a day during which trading in securities generally occurs on AMEX or, if the Common Stock is not listed on AMEX, on the principal other national or regional securities exchange on which the Common Stock is then listed or traded.

(ggg) “Transfer Agent” means Computershare Shareholder Services, Inc. unless and until a successor is selected by the Corporation, and then such successor.

(hhh) “Volume-Weighted Average Price” per share of Common Stock or Series B Preferred Stock, as the case may be, on a Trading Day means the volume-weighted average price per share of Common Stock or Series B Preferred Stock, as the case may be, on AMEX (or such other national securities exchange or automated quotation system on which the Common Stock or Series B Preferred Stock, as the case may be, is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose) from 9:30 a.m. to 4:30 p.m., New York City time, on that Trading Day, as displayed by Bloomberg Business News or such other comparable service determined in good faith by the Corporation that has replaced Bloomberg Business News.

14. Waiver.  Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived by the affirmative vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

15. Notices.

(a) When the Corporation is required, pursuant to this Certificate of Designations, to give notice to Holders by issuing a press release, rather than directly to holders, the Corporation shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

(b) When the Corporation is required, pursuant to this Certificate of Designations, to give notice to Holders without specifying the method of giving such notice, the Corporation shall do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date or by publication, as provided in Section 15(c) hereof.

(c) When the Corporation is required, pursuant to this Certificate of Designations, to give notice by publication, the Corporation shall do so by publishing a notice in the national edition of The Wall Street Journal, The New York Times or a newspaper of national circulation chosen in good faith by the Corporation.

(d) When the Corporation is required to give notice herein to any Holder within a specified number of Trading Days prior to a specified event, the Corporation will identify such Trading Days in good faith based on its reasonable expectations for the application of the definition of “Trading Days” set forth herein. Any notice issued in reliance on such identification will satisfy the Corporation’s obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

16. Share Reservation; Stockholder Approval; Share Issuance Limit.

(a) The Corporation covenants that, subject to the Authorized Share Increase and, as applicable, the Share Issuance Approval being obtained, it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted.

(b) The Corporation shall use its best efforts to obtain the approval of its stockholders at its 2008 annual meeting of stockholders to increase the number of shares of authorized Common Stock in order to provide sufficient shares of Common Stock to satisfy the conversion of all Series B Preferred Stock into Common Stock (the “Authorized Share Increase”).

(c) The Corporation shall also use its best efforts to obtain the approval of its stockholders at its 2008 annual meeting of stockholders to issue shares of Common Stock in connection with the Merger in an amount that may equal or exceed 20% of the Corporation’s Common Stock outstanding on the date the Merger is consummated, including shares of Common Stock issuable upon conversion of, and as dividend payments on, the Series B Preferred Stock and upon exercise of stock options assumed by the Corporation in connection with the Merger.

(d) In the event the Corporation does not receive such Share Issuance Approval prior to a Fundamental Change that will result in a Conversion Rate increase to an amount that would cause the Common Stock issuable in the Merger to equal or exceed 20% of the Corporation’s issued and outstanding Common Stock immediately prior to the effective time of the Merger, the Corporation shall use its best efforts to obtain such Share Issuance Approval in connection with such Fundamental Change. In the event the Corporation does not receive the Share Issuance Approval, the Corporation may not issue shares of its Common Stock under the Series B Preferred Stock, whether upon conversion thereof or as dividends thereon, in an amount that, when combined with shares previously issued under the Series B Preferred Stock, whether upon conversion thereof or as dividends thereon, and shares previously issued or issuable under stock options assumed by the Corporation in the Merger, is equal to or exceeds 20% of the Corporation’s outstanding common stock immediately prior to the effective time of the Merger.

17. Miscellaneous.

(a) Notwithstanding any provision herein to the contrary, in accordance with Sections 5, 6, 7, 8 or 9, the procedures for conversion of shares of Series B Preferred Stock not held in certificated form will be governed by arrangements among the Depositary of the shares of Series B Preferred Stock, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the Depositary from time to time.

(b) The Liquidation Preference and the annual Dividend Rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.

(c) For the purposes of Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(d) If the Corporation shall take any action affecting the Common Stock, other than any action described in Section 8, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Series B Conversion Rate for the Series B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(e) For purposes of this Section 17 the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(f) The Corporation covenants that any shares of Common Stock issued upon conversion of the Series B Preferred Stock or issued in respect of a stock dividend payment shall be validly issued, fully paid and non-assessable.

(g) The Series B Preferred Stock is not redeemable.

(h) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(i) Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series B Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Corporation from time to time.

(j) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(k) If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(l) The certificates for the Series B Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, in a form reasonably determined by the Corporation to be necessary to comply with applicable requirements.

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IN WITNESS WHEREOF, Inverness Medical Innovations, Inc. has caused this Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock to be executed on its behalf this           day of          , 2008.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	Name: Title:

Annex C

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is made and entered into as of January 27, 2008, by and between Inverness Medical Innovations, Inc., a Delaware corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Matria Healthcare, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Milano MH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Milano MH Acquisition LLC, a single member Delaware limited liability company and a wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

B. As of the date hereof, Shareholder is the direct, indirect and/or beneficial owner of certain outstanding shares and restricted shares of Company Common Stock as is indicated on the signature pages to this Agreement.

C. As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined in Section 1.1 below), and such other shares of capital stock of the Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.  Voting of Shares.

1.1  Shares.  The term “Shares” shall mean all issued and outstanding shares of Company Common Stock owned of record and beneficially owned (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended ( “Rule 13d-3”)) by Shareholder or over which Shareholder exercises sole voting power, in each case, as of the date of this Agreement. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises sole voting power after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 5 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

1.2  Agreement to Vote Shares.  Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 5 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares: (i) in favor of the approval of the Merger and adoption of the Merger Agreement; (ii) against any Acquisition Proposal or Superior Offer; and (iii) against any proposal or transaction which could prevent or delay the consummation of the Merger or the Merger Agreement. Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to limit or restrict Shareholder from acting in Shareholder’s capacity as a director of the Company or voting in Shareholder’s sole discretion on any matter other than those matters referred to in the first sentence of this Section 1.2.

1.3  Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit I (the “Proxy”), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

1.4  Adjustments Upon Changes in Capitalization.  In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2.  Transfer and Other Restrictions.  Shareholder represents, covenants and agrees that, except for the proxy granted in Section 1.3 hereof and as contemplated by this Agreement: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 5 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Encumbrance of any nature whatsoever with respect to, any or all of the Shares or any interest therein; (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except as provided by this Agreement; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked. Notwithstanding the foregoing, Shareholder may transfer any Shares as a bona fide gift or gifts, provided that it shall be a condition to such transfer that each donee thereof executes and delivers to Parent (A) an agreement with Parent in the form of this Agreement and (B) an irrevocable proxy in the form attached hereto as Exhibit I, in each case with respect to any and all Shares so transferred.

3.  Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent that:

3.1  Authority; Validity.  Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder. If this Agreement is being executed in a representative or fiduciary capacity with respect to Shareholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2  Non-Contravention.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the properties or assets of Shareholder under, any provision of (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (ii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets, other than any such conflicts, violations, defaults, rights, or Encumbrances that, individually or in the aggregate, would not impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Entity, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.

3.3  Litigation.  There is no action pending, or to the knowledge of Shareholder, threatened with respect to his ownership of the Shares, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding which would prevent the carrying out by Shareholder of his obligations under this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

3.4  Title.  Shareholder is the beneficial owner (as defined in Rule 13d-3) of the shares of Company Common Stock indicated on the signature pages hereto, which, on and as of the date hereof, are free and clear of any Encumbrances that, individually or in the aggregate, would impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. The number of Shares set forth on the signature pages hereto are the only Shares owned of record or beneficially owned (as defined in Rule 13d-3) by Shareholder or over which Shareholder exercises sole voting power and, except as set forth on such signature pages, Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

3.5  Power.  Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

4.  Representations and Warranties of Parent.  Parent represents and warrants to Shareholder that:

4.1  Authority; Validity.  Parent has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent. If this Agreement is being executed in a representative or fiduciary capacity with respect to Parent, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

4.2  Non-Contravention.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (a) require Parent to obtain the consent or approval or, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or law, rule regulation, order, judgment or decree applicable to Parent or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other material agreement to which Parent or any of its subsidiaries is a party.

5.  Effectiveness; Termination; No Survival.  This Agreement shall become effective upon its execution by Shareholder and Parent and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Shareholder and Parent. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 7 thereof.

6.  Further Assurances.  Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.  Miscellaneous.

7.1  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.2  Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided that the consent of Shareholder shall not be required for an assignment by Parent of any or all of its rights (but not obligations) hereunder to any one or more of its lenders. Any purported assignment in violation of this Section 7.2 shall be void.

7.3  Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

7.4  Specific Performance; Injunctive Relief; Attorneys Fees.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

7.5  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

if to Parent, to:

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Facsimile: (781) 647-3939
Attention: Chairman, Chief Executive Officer and President and General Counsel

with copies to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile: (617) 523-1231
Attention: Scott F. Duggan

if to Shareholder, at its address set forth on the signature pages hereto, with a copy (which shall not constitute notice) to each of:

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
Facsimile:
Attention: Parker H. Petit

And

Troutman Sanders LLP 600 Peachtree Street, N.E. Atlanta, Georgia 30308 Facsimile: 404-962-6599 Attention:	James L. Smith III David W. Ghegan

7.6  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the United States of America located in the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.7  Entire Agreement.  The Merger Agreement, this Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

7.8  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9  Captions.  The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

7.10  Shareholder Capacity.  Notwithstanding anything herein to the contrary, Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or any subsidiary of the Company, and the agreements set forth herein shall in no way restrict Shareholder in the exercise of his fiduciary duties as a director or officer of the Company or any subsidiary of the Company or limit or affect any actions taken by Shareholder solely in his capacity as an officer or director of the Company or any subsidiary of the Company. Shareholder has executed this Agreement solely in his capacity as the record and/or beneficial holder of Shares.

7.11  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Shareholder or his affiliates, and Parent and Merger Sub shall have no authority to direct Shareholder in the voting or disposition of any Shares, except as otherwise provided herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

Inverness Medical Innovations, Inc.

By:	/s/ David Teitel
Name:     David Teitel

Title:	Chief Financial Officer

SHAREHOLDER:

Parker H. Petit

Shareholder’s Address for Notice:

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
Attention: Parker H. Petit

/s/  Parker H. Petit
Parker H. Petit

EXHIBIT I

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Matria Healthcare, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of Inverness Medical Innovations, Inc., a Delaware corporation (“Parent”), and each such Board member (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company which are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company’s shareholders, and in every written consent in lieu of any such meeting, or otherwise, (i) in favor of the approval of the merger of Milano MH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company pursuant to that certain Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Merger Agreement”), and in favor of adoption of the Merger Agreement; (ii) against any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement); and (iii) against any proposal or transaction which could prevent or delay the consummation of the Merger or the Merger Agreement.

The Proxyholders may not exercise this proxy on any other matter. Shareholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of Shareholder set forth in Section 1.2 of that certain voting agreement entered into concurrently with the Merger Agreement (the “Voting Agreement”), and is irrevocable in accordance with subdivision (e) of Section 212 of the Delaware General Corporation Law.

This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

* * * * *

This proxy is irrevocable and shall survive the insolvency, incapacity, death, liquidation or dissolution of the undersigned.

[Stockholder]

Signature

Name (and Title)

Number of Shares:

Dated:

FIRST AMENDMENT AND JOINDER
OF VOTING AGREEMENT

This First Amendment and Joinder of Voting Agreement (this “Agreement”) is entered into as of this 6th day of February, 2008 by and among Inverness Medical Innovations, Inc. (“Inverness”), Parker H. Petit (“Shareholder”), and those certain shareholders listed on Schedule A attached hereto (the “Joinder Parties”).

WHEREAS, Inverness and Shareholder entered into a Voting Agreement, dated as of January 27, 2008, pursuant to which Shareholder agreed to vote all of the Shares, with respect to certain matters (the “Voting Agreement”); and

WHEREAS, the parties hereto now desire to amend the Voting Agreement in order to reflect the fact that Shareholder shares voting power of a certain number of the Shares with the Joinder Parties.

NOW THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The following words shall be deleted from the end of Recital B:

“as is indicated on the signature pages to this Agreement.”

2. The following parenthetical shall be added at the end of the first sentence of Section 1.1 of the Voting Agreement:

“(as more particularly set forth in Schedule A attached hereto).”

3. The page appearing after the signature page to the original agreement shall be deleted in its entirety and replaced with Schedule A attached hereto.

4. “Joinder Shares” shall mean for the purposes of this Agreement, those Shares over which the Joinder Parties share voting power with Shareholder.

5. Effective as of the date hereof, the Joinder Parties shall become a party to the Voting Agreement, as amended, and, with respect to the Joinder Shares, shall be entitled to the rights and benefits, and shall be bound by the restrictions and obligations, of the Voting Agreement, as amended, in the same capacity as Shareholder is with respect to the Shares.

6. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Voting Agreement.

7. Except as herein amended, the Voting Agreement is hereby ratified, confirmed, and reaffirmed for all purposes and in all respects.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Inverness Medical Innovations, Inc.

By:	/s/ David Teitel
Name:     David Teitel

Title:	Chief Financial Officer

SHAREHOLDER:

Parker H. Petit

/s/ Parker H. Petit
Parker H. Petit

JOINDER PARTIES:

Petit Investments Limited Partnership

/s/ Parker H. Petit
By: Parker H. Petit

Cox Road Partners LLLP

/s/ Parker H. Petit
By: Parker H. Petit

Petit Grantor Trust

/s/ Parker H. Petit
By: Parker H. Petit

Janet L. Petit

/s/ Janet L. Petit

Address for Notice for Joinder Parties:

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
Attention: Parker H. Petit

[Signature Page to First Amendment and Joinder of Voting Agreement]

Schedule A

			Options,
			Warrants or
			Rights to
			purchase
			Company
		Shares Over Which	Common Stock
	Shares Over Which	Shareholder Has	Beneficially	Total # Shares
	Shareholder Has	Shared Voting	Owned by	Beneficially
Shareholder	Sole Voting Power	Power	Shareholder	Owned

Mr. Parker H. Petit	1,586,908	174,302	726,727	1,761,210
Petit Investments Limited Partnership	—	73,832	—	73,832
Cox Road Partners LLLP	—	90,000	—	90,000
Petit Grantor Trust	—	3,750	—	3,750
Janet L. Petit	—	6,720	—	6,720

Annex D

January 27, 2008

Board of Directors
Matria Healthcare, Inc.
1850 Parkway Place
12th Floor
Marietta, GA 30067

Ladies and Gentlemen:

We understand that Matria Healthcare, Inc. (the “Company”) intends to enter into a proposed merger (the “Merger”) whereby the Company merges with a merger subsidiary of Inverness Medical Innovations, Inc. (“Inverness”), with the Company to be the surviving corporation (the “Surviving Corporation”) of the Merger, which Merger will be followed by a merger of the Surviving Corporation with and into Merger LLC, a wholly owned subsidiary of Inverness (the “Proposed Transaction”) pursuant and subject to the terms as stated in the draft Agreement and Plan of Merger dated January 25, 2008 (the “Agreement”). This opinion is being obtained by the Board of Directors of Matria Healthcare, Inc. with regard to the Proposed Transaction.

Pursuant to the Proposed Transaction, the stockholders will receive consideration in the form of cash consideration ($6.50) and Series B Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) with the following terms:

•	Liquidation value of $32.50 per Company share;

•	3.0% dividend;

•	30.0% conversion premium; and

•	Perpetual maturity.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) the summary of Terms of Series B Preferred Stock; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a trading history of the Company’s common stock since the IPO of the Company and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded healthcare companies from 1998 to the present; (7) analysis of Inverness common stock trading performance; (8) conversations with Inverness management and its advisors regarding its business and the terms of the proposed security for use in the transaction; and (9) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and

D-1

judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the future performance or long-term viability of the Company, Inverness, or the price at which securities of Inverness including the Series B Preferred Stock issued in connection with the Proposed Transaction will trade in the market after the Proposed Transaction. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including the acquisition of MarketRing.com and the sale of its Pharmacy and Supplies Division to KRG Capital Partners) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered in the Proposed Transaction is fair to the stockholders of the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction.

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ M. Duncan Dashiff
M. Duncan Dashiff
Managing Director
Co-head of Healthcare Corporate and Investment Banking

D-2

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Part II

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of January 27, 2007, by and among Inverness Medical Innovations, Inc., Milano MH Acquisition Corp., Milano MH Acquisition LLC and Matria Healthcare, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1	Amended and Restated Certificate of Incorporation of Inverness.
3.2	Amended and Restated By-laws of Inverness.
3.3	First Amendment to the Amended and Restated Certificate of Incorporation of Inverness (incorporated by reference to Exhibit 3.4 to Inverness’ Annual Report on Form 10-K for the year ended December 31, 2007).
3.4	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness (incorporated by reference to Exhibit 3.5 to Inverness’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).
3.5	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness.
4.1	Form of Certificate of Designations, Preferences, and Rights of Series B Convertible Perpetual Preferred Stock of Inverness Medical Innovations, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).
5.1	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc., regarding the legality of the securities being issued.
8.1	Opinion of Goodwin Procter LLP relating to tax matters.
8.2	Opinion of Troutman Sanders LLP relating to tax matters.
12	Statement relating to computation of ratios of earning to fixed charges.*
23.1	Consent of BDO Seidman, LLP (related to Inverness’ financial statements).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (related to Matria’s financial statements).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (related to Cholestech’s financial statements).
23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (related to Biosite’s financial statements).
23.5	Consent of Colby & Company, PLC (related to Instant’s financial statements).
23.6	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1).
23.7	Consent of Goodwin Procter LLP (included in Exhibit 8.1).
23.8	Consent of Troutman Sanders LLP (included in Exhibit 8.2).
24.1	Power of Attorney.*
99.1	Form of Voting Agreement, dated as of January 27, 2008, as amended, by and among Inverness Medical Innovations, Inc. and Parker H. Petit (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).
99.3	Consent of SunTrust Robinson Humphrey.
99.4	Form of Proxy of Matria Healthcare, Inc.

* Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Inverness has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts on the 3rd day of April, 2008.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
Ron Zwanziger
Chairman, Chief Executive Officer
and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Ron Zwanziger Ron Zwanziger		Chief Executive Officer, President and Director (Principal Executive Officer)	April 3, 2008

/s/ David Teitel David Teitel		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 3, 2008

* Carol R. Goldberg		Director	April 3, 2008

* Robert Khederian		Director	April 3, 2008

* John F. Levy		Director	April 3, 2008

* Jerry McAleer, Ph.D.		Director	April 3, 2008

* John A. Quelch		Director	April 3, 2008

* David Scott, Ph.D.		Director	April 3, 2008

* Peter Townsend		Director	April 3, 2008

*By:	/s/ Ron Zwanziger Ron Zwanziger as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of January 27, 2007, by and among Inverness Medical Innovations, Inc., Milano MH Acquisition Corp., Milano MH Acquisition LLC and Matria Healthcare, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1	Amended and Restated Certificate of Incorporation of Inverness.
3.2	Amended and Restated By-laws of Inverness.
3.3	First Amendment to the Amended and Restated Certificate of Incorporation of Inverness (incorporated by reference to Exhibit 3.4 to Inverness’ Annual Report on Form 10-K for the year ended December 31, 2007).
3.4	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness (incorporated by reference to Exhibit 3.5 to Inverness’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).
3.5	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness.
4.1	Form of Certificate of Designations, Preferences, and Rights of Series B Convertible Perpetual Preferred Stock of Inverness Medical Innovations, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).
5.1	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc., regarding the legality of the securities being issued.
8.1	Opinion of Goodwin Procter LLP relating to tax matters.
8.2	Opinion of Troutman Sanders LLP relating to tax matters.
12	Statement relating to computation of ratios of earning to fixed charges.*
23.1	Consent of BDO Seidman, LLP (related to Inverness’ financial statements).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (related to Matria’s financial statements).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (related to Cholestech’s financial statements).
23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (related to Biosite’s financial statements).
23.5	Consent of Colby & Company, PLC (related to Instant’s financial statements).
23.6	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1).
23.7	Consent of Goodwin Procter LLP (included in Exhibit 8.1).
23.8	Consent of Troutman Sanders LLP (included in Exhibit 8.2).
24.1	Power of Attorney.*
99.1	Form of Voting Agreement, dated as of January 27, 2008, as amended, by and among Inverness Medical Innovations, Inc. and Parker H. Petit (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).
99.3	Consent of SunTrust Robinson Humphrey.
99.4	Form of Proxy of Matria Healthcare, Inc.

* Previously filed